Exhibit (a)-(1)

PROXY STATEMENT OF THE COMPANY

October 13, 2015

Shareholders of Shanda Games Limited
Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of Shanda Games Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), to be held on November 18, 2015 at 10:00 a.m. (Hong Kong time). The meeting will be held at the offices of Davis Polk & Wardwell, The Hong Kong Club Building, 3A Chater Road, Central, Hong Kong. The accompanying notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be acted on at the extraordinary general meeting, including at any adjournment thereof.

The Company entered into an agreement and plan of merger, dated as of April 3, 2015, with Capitalhold Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and Capitalcorp Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”). On September 23, 2015, Parent, Merger Sub and the Company amended and restated the merger agreement entered into on April 3, 2015 to (i) extend the date after which either Parent or the Company may terminate the merger agreement without payment of a termination fee from October 3, 2015 to December 31, 2015 and (ii) make certain technical amendments. Such agreement and plan of merger, as amended and restated from time to time, is referred to herein as the “Merger Agreement.” Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly owned subsidiary of Parent.

The purpose of the extraordinary general meeting is for you and the other shareholders of the Company to consider and vote upon a proposal to authorize and approve the Merger Agreement and the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) in connection with the Merger (the “Plan of Merger”), and the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including the Merger. Copies of the Merger Agreement and the Plan of Merger are attached as Annex A and Annex B, respectively, to the accompanying proxy statement.

Merger Sub and Parent were formed solely for the purpose of the Merger. At the effective time of the Merger (the “Effective Time”), Parent will be beneficially owned by (a) Ningxia Yilida Capital Investment Limited Partnership (“Ningxia Yilida”), a limited partnership formed under the laws of the People’s Republic of China and an affiliate of the Company’s acting chief executive officer, Mr. Yingfeng Zhang, (b) Ningxia Zhongyincashmere International Group Co., Ltd. (“Ningxia”), a company formed under the laws of the People’s Republic of China, (c) Orient Hongtai (Hong Kong) Limited (“Orient Hongtai”), a company incorporated and existing under the laws of Hong Kong and an affiliate of Mr. Miaotong Wang, Mr. Heng Shao and Mr. Ji Wang (Mr. Miaotong Wang, Mr. Heng Shao and Mr. Ji Wang collectively, the “Li-Funds Persons”), (d) Orient Hongzhi (Hong Kong) Limited (“Orient Hongzhi”), a company incorporated and existing under the laws of Hong Kong and an affiliate of the Li-Funds Persons, (e) Hao Ding International Limited (“Hao Ding”), a business company established under the laws of the British Virgin Islands and an affiliate of the Li-Funds Persons, (f) Ningxia Zhengjun Equity Investment Partnership Enterprise (Limited Partnership) (“Zhengjun Investment”), a limited partnership organized and existing under the laws of the People’s Republic of China and an affiliate of Mr. Yingfeng Zhang, (g) Ningxia Silkroad Equity Investment Partnership Enterprise (Limited Partnership) (“Ningxia Silkroad”), a limited partnership organized and existing under the laws of the People’s Republic of China and an affiliate of Ningxia, and (h) Ningxia Zhongrong Legend Equity Investment Partnership Enterprise (Limited Partnership) (“Zhongrong Legend”), a limited partnership organized and existing under the laws of the People’s Republic of China and an affiliate of Ningxia. Unless the context otherwise requires, Ningxia Yilida, Ningxia, Orient Hongtai, Orient Hongzhi, Hao Ding, Zhengjun Investment, Ningxia Silkroad and Zhongrong Legend are collectively referred to herein as the “Buyer Group.”

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Under our amended and restated memorandum and articles of association, our ordinary shares, par value US$0.01 per share (each, a “Share”) are divided into Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares are entitled to one vote per share, and holders of Class B ordinary shares are entitled to 10 votes per share. Holders of our Class A ordinary shares and Class B ordinary shares will vote as a single class on all matters described in the accompanying proxy statement. As of the date of the accompanying proxy statement, the Buyer Group collectively beneficially owns 311,568,626 Class A ordinary shares (including Class A ordinary shares represented by the Company’s American depositary shares (“ADSs”), each representing two Class A ordinary shares) and 97,518,374 Class B ordinary shares, representing approximately 75.6% of the Company’s issued and outstanding Shares and 1,286,752,366 votes, or approximately 90.7% of the total number of votes represented by the Company’s issued and outstanding Shares, which is more than the two-thirds majority necessary to approve a special resolution of the shareholders of the Company as required under Cayman Islands law to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. If the Merger is completed, the Company will continue its operations as a privately held company and will be beneficially owned by the Buyer Group and the Company’s ADSs will no longer be listed on the NASDAQ Global Select Market (“NASDAQ”), and the ADS program for the Company’s Class A ordinary shares will terminate.

If the Merger is completed, each Share issued and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to receive US$3.55 and each issued and outstanding ADS will be cancelled in exchange for the right to receive US$7.10 (less US$0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement, dated as of September 24, 2009, among the Company, JPMorgan Chase Bank, N.A. (the “ADS Depositary”) and the holders of ADSs issued thereunder (the “Deposit Agreement”)), in each case, in cash, without interest and net of any applicable withholding taxes, other than (a) the Rollover Shares (as defined below) and (b) the Shares held by Parent, the Company or any of their subsidiaries immediately prior to the Effective Time (collectively, the “Excluded Shares”), which will be cancelled without payment of any consideration or distribution therefor.

In addition to the foregoing, at the Effective Time, (a) each option to purchase Shares, whether vested or unvested (“Company Options”) and whether or not granted under the Company’s amended and restated 2008 Equity Compensation Plan (the “Share Incentive Plan”), that is issued and outstanding immediately prior to the Effective Time, will be cancelled and converted into the right to receive, as soon as practicable after the Effective Time, an amount equal to the product of the total number of Shares issuable under such Company Option immediately prior to the Effective Time multiplied by the excess of US$3.55 over the exercise price payable per Share under such Company Option, in cash, without interest and net of any applicable withholding taxes, and (b) each restricted Share with respect to which the restrictions have not lapsed and each restricted stock unit, whether or not the restrictions with respect thereto have lapsed, in each case, whether or not awarded under the Share Incentive Plan, that is issued and outstanding immediately prior to the Effective Time, will be cancelled and converted into the right to receive, as soon as practicable after the Effective Time, an amount equal to US$3.55, in cash, without interest and net of any applicable withholding taxes.

A special committee (the “Special Committee”) of the board of directors of the Company (the “Board”), composed solely of directors who are unaffiliated with any member of the Buyer Group or any member of the management of the Company, reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. At a meeting on April 3, 2015, the Special Committee, after due consideration, unanimously (a) determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, were fair to, and in the best interests of, the Company and its shareholders and ADS holders, other than the members of the Buyer Group and their respective affiliates (such shareholders and ADS holders, the “Unaffiliated Holders”); (b) declared advisable the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and (c) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

At a meeting on April 3, 2015, the Board, acting upon the unanimous recommendation of the Special Committee, unanimously (a) determined that it was fair to, advisable and in the best interests of the Company and the Unaffiliated Holders to consummate the Transactions, including the Merger, (b) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement, the Plan of Merger and the limited guarantees by Zhengjun Investment, Ningxia Silkroad and Zhongrong Legend in favor of the Company (the “Limited Guarantees”) pursuant to which such guarantors have collectively guaranteed in favor of the Company the entire portion of the payment obligations of Parent and Merger Sub under the Merger Agreement, and (c) resolved to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

Subsequent to the foregoing determination, declaration and recommendation, 230,990,798 Class A ordinary shares were indirectly purchased for RMB6,374,000,000 (approximately US$1,026,218,970 or US$4.44 per Class A ordinary share) in privately negotiated transactions that closed on June 30, 2015. See “Transactions in Shares and ADSs—Transactions within the Buyer Group” beginning on page 110 for additional information regarding these transactions. At a meeting on August 25, 2015, the Special Committee, after due consideration, unanimously (a) determined that the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the shareholders and ADS holders of the Company who are unaffiliated with the Company and whose securities are to be purchased pursuant to the terms of the Merger Agreement, (b) affirmed its April 3, 2015 resolutions (i) determining that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, would be fair to, and in the best interests of, the Company and the Unaffiliated Holders; (ii) declaring that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are advisable; and (iii) recommending that the Board authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, (c) authorized each member of the Special Committee to take, or cause to be taken, any actions to give effect to the resolutions described in (a) or (b) above and (d) ratified all previous actions taken by the Special Committee in connection with the matters described in the resolutions set forth in (a) or (b) above. Following the meeting of the Special Committee, the Board met via video conference on August 26, 2015, with representatives of Davis Polk, Sullivan & Cromwell and Conyers. Sullivan & Cromwell, on behalf of the Special Committee, briefed the Board on the work undertaken by the Special Committee and its advisors to date in connection with the Merger, including its consideration of the Li-Funds Purchase (as defined below), and reported to the Board the resolutions adopted by the Special Committee on August 25, 2015. Representatives of Davis Polk provided the Board with an update of the overall status of the Merger since the execution of the Merger Agreement on April 3, 2015. Representatives of Conyers advised the Board members of their fiduciary duties under Cayman Islands law. Members of the Board then discussed the fairness of the Merger in light of the Li-Funds Purchase. Following this discussion, the Board, acting upon the unanimous affirmation of the Special Committee, unanimously (a) determined that the Merger and other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and the Unaffiliated Holders and (b) affirmed its April 3, 2015 resolutions (i) determining it was fair to, advisable and in the best interests of the Company and the Unaffiliated Holders to consummate the Merger; (ii) authorizing and approving the execution, delivery and performance by the Company of the Merger Agreement; and (iii) resolving to recommend in favor of the authorization and approval of the Merger Agreement, and the consummation of the Merger, to the shareholders of the Company for authorization and approval.

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The Board unanimously recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, FOR the proposal to authorize the directors to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting.

In considering the recommendation of the Special Committee made on April 3, 2015, which was subsequently affirmed by the Special Committee on August 25, 2015, and the recommendation of the Board made on April 3, 2015, which was subsequently affirmed by the Board on August 26, 2015, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the shareholders of the Company generally. As of the date of the accompanying proxy statement, Mr. Yingfeng Zhang, the chairman of the Board and acting chief executive officer of the Company, is the sole shareholder of Shanghai Yingfeng Investment Management Company Limited (“Shanghai Yingfeng”), a limited liability company organized under the laws of the People’s Republic of China and, the general partner of Ningxia Yilida and Zhengjun Investment. Both Ningxia Yilida and Zhengjun Investment are members of the Buyer Group and therefore, Mr. Yingfeng Zhang has interests that are different from, or in addition to, the interests of the shareholders of the Company generally. Mr. Shaolin Liang, a director of the Company, serves as a vice general manager of Ningxia, which is a member of the Buyer Group. Mr. Lijun Lin, a director of the Company, served as the chief executive officer of China Universal Asset Management Co., Ltd., which was an affiliate of Orient Hongtai and Orient Hongzhi prior to June 30, 2015, each of which is a member of the Buyer Group, from April 2004 to April 16, 2015. Therefore, both Mr. Shaolin Liang and Mr. Lijun Lin may have interests that are different from, or in addition to, the interests of the shareholders of the Company generally. Yili Shengda, Zhongrong Shengda, Orient Hongtai, Orient Hongzhi, Zhongrong Investment and Hao Ding (collectively, the “Rollover Shareholders”) have executed with Parent a support agreement, dated as of April 3, 2015 (as may be amended from time to time, the “Support Agreement”), providing that, among other things, (a) the Rollover Shareholders will vote all of the Shares (including Shares represented by ADSs) owned directly or indirectly by them in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (b) the Rollover Shareholders agree that 48,759,187 Class B ordinary shares held by Yili Shengda, 48,759,187 Class B ordinary shares held by Zhongrong Shengda, 61,776,334 Class A ordinary shares held by Orient Hongtai, 61,776,335 Class A ordinary shares held by Orient Hongzhi, 80,577,828 Class A ordinary shares held by Zhongrong Investment and 107,438,129 Class A ordinary shares held by Hao Ding (collectively, the “Rollover Shares”) will, at the Effective Time, be cancelled for no consideration in the Merger. As of the date of the accompanying proxy statement, the Rollover Shareholders beneficially own an aggregate of 311,568,626 Class A ordinary shares (including Class A ordinary shares represented by ADSs) and 97,518,374 Class B ordinary shares, representing approximately 75.6% of the Company’s issued and outstanding Shares and 1,286,752,366 votes, or approximately 90.7% of the total number of votes represented by the Company’s issued and outstanding Shares, which is more than the two-thirds majority necessary to approve a special resolution of the shareholders of the Company as required under Cayman Islands law to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. You should also be aware that subsequent to the recommendation of the Special Committee and the Board made on April 3, 2015, but prior to the Special Committee’s affirmation of its April 3, 2015 recommendation on August 25, 2015 and the Board’s affirmation of its April 3, 2015 recommendation on August 26, 2015, 230,990,798 Class A ordinary shares were indirectly purchased for RMB6,374,000,000 (approximately US$1,026,218,970 or US$4.44 per Class A ordinary share) in privately negotiated transactions that closed on June 30, 2015. See “Transactions in Shares and ADSs—Transactions within the Buyer Group” beginning on page 110 for additional information regarding these transactions.

The accompanying proxy statement provides detailed information about the Merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the United States Securities and Exchange Commission (the “SEC”), which are available for free at the SEC’s website at www.sec.gov.

Regardless of the number of Shares that you own, your vote is very important. The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are authorized, approved and adopted by a special resolution representing an affirmative vote of shareholders holding two-thirds or more of the voting power represented by the Shares (including Shares represented by ADSs) present and voting in person or by proxy as a single class at the extraordinary general meeting.

Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the Board has undertaken to demand poll voting at the meeting. Whether or not you plan to attend the extraordinary general meeting, please complete the accompanying proxy card, in accordance with the instructions set forth on the proxy card, as promptly as possible. The deadline to lodge your proxy card is November 13, 2015 at 10:00 a.m. (Hong Kong time).

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Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are held of record by a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name. If you submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, FOR the proposal to authorize the directors to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting.

As the record holder of the Shares represented by ADSs, the ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs at the close of business in New York City on October 14, 2015 (the “ADS Record Date”). The ADS Depositary must receive such instructions no later than 12:00 p.m. (New York City time) on November 12, 2015. If any holder of ADSs does not timely deliver specific voting instructions to the ADS Depositary, or if the ADS Depositary timely receives voting instructions from an ADS that fail to specify the manner in which the ADS Depositary is to vote the Shares represented by the holder’s ADSs, the ADS Depositary has advised the Company that it will not vote or attempt to exercise the right to vote any Shares underlying such holder’s ADSs. If you hold your ADSs in a brokerage, bank or other nominee account, you must follow the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become holders of Shares prior to the close of business in the Cayman Islands on October 26, 2015 (the “Share Record Date”). An ADS holder who wishes to cancel its ADSs needs to make arrangements to deliver the ADSs (or to the extent ADSs are certificated, the certificates evidencing such ADSs) to the ADS Depositary for cancellation before 12:00 p.m. (New York City time) on October 26, 2015 together with (a) delivery instructions for the corresponding Shares (including the name and address of the person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement) and any applicable taxes and (c) a certification that the ADS holder either (i) held the ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or has given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will arrange for JPMorgan Chase Bank, N.A., Hong Kong branch, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to make a request to the Company’s Registered Office at Codan Trust Company (Cayman), c/o Conyers Dill & Pearman, 2901 One Exchange Square, 8 Connaught Place, Central, Hong Kong, to issue and mail a certificate to your attention. If the Merger is not completed, the Company would continue to be a public company in the United States and the ADSs would continue to be listed on NASDAQ. Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the Merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Shareholders who elect to dissent from the Merger will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote for the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the “Cayman Islands Company Law”) for the exercise of dissenters’ rights, which is attached as Annex D to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.

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ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE CORRESPONDING SHARES) BEFORE 12:00 P.M. (NEW YORK CITY TIME) ON OCTOBER 26, 2015 AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON THE SHARE RECORD DATE. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND THE ADSs WOULD CONTINUE TO BE LISTED ON NASDAQ. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance voting your Shares, please call Georgeson Inc., the proxy solicitor, toll-free at +1 800 509 0983 (or +1 781 575 2137 outside of North America) or by email at ShandaGames@georgeson.com.

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Thank you for your cooperation and continued support.

Sincerely,
/s/ Yingfeng Zhang
Yingfeng Zhang
Chairman of the Board

The accompanying proxy statement is dated October 13, 2015, and is first being mailed to the Company’s shareholders and ADS holders on or about October 26, 2015 and October 23, 2015, respectively.

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SHANDA GAMES LIMITED

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 18, 2015

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of the shareholders of Shanda Games Limited (referred to herein alternately as “the Company,” “us,” “we” or other terms correlative thereto), will be held on November 18, 2015 at 10:00 a.m. (Hong Kong time) at the offices of Davis Polk & Wardwell, The Hong Kong Club Building, 3A Chater Road, Central, Hong Kong.

Only registered holders of ordinary shares of the Company, par value US$0.01 per share (each, a “Share”), at the close of business in the Cayman Islands on October 26, 2015 (the “Share Record Date”) or their proxy holders are entitled to vote at this extraordinary general meeting or any adjournment thereof. At the extraordinary general meeting, you will be asked to consider and vote upon the following resolutions:

•	as a special resolution:

THAT the Agreement and Plan of Merger, dated as of April 3, 2015 (as amended and restated from time to time, the “Merger Agreement”), among Capitalhold Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Capitalcorp Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company (the Merger Agreement being in the form attached as Annex A to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “Plan of Merger”) required to be registered with the Registrar of Companies in the Cayman Islands (the Plan of Merger being in the form attached as Annex B to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly owned subsidiary of Parent (the “Merger”), and any and all transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including without limitation (i) the Merger, (ii) the amendment of the authorized share capital of the Company from US$200,000,000 divided into 16,000,000,000 Class A ordinary shares of a par value of US$0.01 each and 4,000,000,000 Class B ordinary shares of a par value of US$0.01 each to US$1,000 divided into 100,000 ordinary shares of a par value of US$0.01 each, and (iii) the replacing of the existing memorandum and articles of association in their entirety with a new memorandum and articles of association, a copy of which is attached as Appendix II to the Plan of Merger, be authorized, approved and adopted; and

•	as an ordinary resolution:

THAT the directors of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

•	if necessary, as an ordinary resolution:

THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting.

Please refer to the accompanying proxy statement, which is attached to and made a part of this notice. A list of the Company’s shareholders will be available at its principal executive offices at No. 1 Office Building, No. 690 Bibo Road, Pudong New Area, Shanghai 201203, the People’s Republic of China (the “PRC”), during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

Certain existing shareholders of the Company, namely (a) Yili Shengda Investment Holdings (Hong Kong) Company Limited (“Yili Shengda”), a company incorporated and existing under the laws of Hong Kong and an affiliate of the Company’s acting chief executive officer, Mr. Yingfeng Zhang, (b) Zhongrong Shengda Investment Holdings (Hong Kong) Company Limited (“Zhongrong Shengda”), a company incorporated and existing under the laws of Hong Kong and an affiliate of Ningxia Zhongyincashmere International Group Co., Ltd. (“Ningxia”), a company formed under the laws of the PRC, (c) Orient Hongtai (Hong Kong) Limited (“Orient Hongtai”), a company incorporated and existing under the laws of Hong Kong and an affiliate of Mr. Miaotong Wang, Mr. Heng Shao and Mr. Ji Wang (Mr. Miaotong Wang, Mr. Heng Shao and Mr. Ji Wang, collectively, the “Li-Funds Persons”), (d) Orient Hongzhi (Hong Kong) Limited (“Orient Hongzhi”), a company incorporated and existing under the laws of Hong Kong and an affiliate of the Li-Funds Persons, (e) Zhongrong Investment Holdings (Hong Kong) Co., Ltd. (“Zhongrong Investment”), a company incorporated and existing under the laws of Hong Kong and an affiliate of Ningxia, and (f) Hao Ding International Limited (“Hao Ding”), a business company established under the laws of the British Virgin Islands and an affiliate of the Li-Funds Persons (collectively, the “Rollover Shareholders”), entered into a support agreement, dated as of April 3, 2015 (as may be amended from time to time, the “Support Agreement”) with Parent, pursuant to which they agreed, among other things, that (i) the Rollover Shareholders will vote all of the Shares (including Shares represented by the Company’s American depositary shares (“ADSs”), each representing two Class A ordinary shares) owned directly or indirectly by them in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (ii) 48,759,187 Class B ordinary shares held by Yili Shengda, 48,759,187 Class B ordinary shares held by Zhongrong Shengda, 61,776,334 Class A ordinary shares held by Orient Hongtai, 61,776,335 Class A ordinary shares held by Orient Hongzhi, 80,577,828 Class A ordinary shares held by Zhongrong Investment and 107,438,129 Class A ordinary shares held by Hao Ding (collectively, the “Rollover Shares”) will, at the Effective Time, be cancelled for no consideration in the Merger. As of the date of the accompanying proxy statement, the Rollover Shareholders beneficially own an aggregate of 311,568,626 Class A ordinary shares (including Class A ordinary shares represented by ADSs) and 97,518,374 Class B ordinary shares, representing approximately 75.6% of the Company’s issued and outstanding Shares and 1,286,752,366 votes, or approximately 90.7% of the total number of votes represented by the Company’s issued and outstanding Shares, which is more than the two-thirds majority necessary to approve a special resolution of the shareholders of the Company as required under Cayman Islands law to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. Immediately following the consummation of the Merger, Parent and the Company will be beneficially owned by (a) Ningxia Yilida Capital Investment Limited Partnership (“Ningxia Yilida”), a limited partnership formed under the laws of the PRC and an affiliate of Mr. Yingfeng Zhang, (b) Ningxia, (c) Orient Hongtai, (d) Orient Hongzhi, (e) Hao Ding, (f) Ningxia Zhengjun Equity Investment Partnership Enterprise (Limited Partnership) (“Zhengjun Investment”), a limited partnership organized and existing under the laws of the PRC and an affiliate of Mr. Yingfeng Zhang, (g) Ningxia Silkroad Equity Investment Partnership Enterprise (Limited Partnership) (“Ningxia Silkroad”), a limited partnership organized and existing under the laws of the PRC and an affiliate of Ningxia, and (h) Ningxia Zhongrong Legend Equity Investment Partnership Enterprise (Limited Partnership) (“Zhongrong Legend”), a limited partnership organized and existing under the laws of the PRC and an affiliate of Ningxia. Unless the context otherwise requires, Ningxia Yilida, Ningxia, Orient Hongtai, Orient Hongzhi, Hao Ding, Zhengjun Investment, Ningxia Silkroad and Zhongrong Legend are collectively referred to herein as the “Buyer Group.”

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After careful consideration and acting upon the unanimous recommendation made on April 3, 2015 of a special committee (the "Special Committee") of the board of directors of the Company (the "Board"), composed solely of directors who are unaffiliated with any member of the Buyer Group or any member of the management of the Company, the Board on April 3, 2015 unanimously (a) determined that it was fair to, advisable and in the best interests of the Company, its shareholders and ADS holders, other than the members of the Buyer Group and their respective affiliates (such shareholders and ADS holders the "Unaffiliated Holders"), to consummate the Transactions, including the Merger, (b) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement, the Plan of Merger and the limited guarantees by Zhengjun Investment, Ningxia Silkroad and Zhongrong Legend in favor of the Company (the "Limited Guarantees") pursuant to which such guarantors have collectively guaranteed in favor of the Company the entire portion of the payment obligations of Parent and Merger Sub under the Merger Agreement, and (c) resolved to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval. After careful consideration and acting upon the Special Committee's unanimous affirmation made on August 25, 2015 of the Special Committee's April 3, 2015 recommendation, the Board on August 26, 2015 unanimously (a) determined that the Merger and other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and the Unaffiliated Holders and (b) affirmed its April 3, 2015 resolutions (i) determining it was fair to, advisable and in the best interests of the Company and the Unaffiliated Holders to consummate the Merger; (ii) authorizing and approving the execution, delivery and performance by the Company of the Merger Agreement; and (iii) resolving to recommend in favor of the authorization and approval of the Merger Agreement, and the consummation of the Merger, to the shareholders of the Company for authorization and approval. The Board unanimously recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, FOR the proposal to authorize the directors to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting.

Regardless of the number of Shares that you own, your vote is very important. The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are authorized, approved and adopted by a special resolution representing an affirmative vote of shareholders holding two-thirds or more of the voting power represented by the Shares (including Shares represented by ADSs) present and voting in person or by proxy as a single class at the extraordinary general meeting.

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Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. To be valid, your proxy card must be completed, signed and returned to the Company’s offices at No. 1 Office Building, No. 690 Bibo Road, Pudong New Area, Shanghai 201203, the PRC, Attention: Investor Relations Department, no later than November 13, 2015 at 10:00 a.m. (Hong Kong time). The proxy card is the “instrument of proxy” as referred to in the Company’s articles of association. Voting at the extraordinary general meeting will take place by poll voting as the chairman of the Board has undertaken to demand poll voting at the meeting. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted.

When proxies are properly dated, executed and returned by holders of Shares, the Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of the shareholders. If no specific instructions are given by such shareholders, such Shares will be voted “FOR” the proposals as described above, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If you own ADSs as of the close of business in New York City on October 14, 2015 (the “ADS Record Date”) (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct JPMorgan Chase Bank, N.A., in its capacity as the ADS depositary (the “ADS Depositary”) and the holder of the Shares underlying your ADSs how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 12:00 p.m. (New York City time) on November 12, 2015 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, you must follow the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote. Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you cancel your ADSs and become a registered holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on October 26, 2015, the Share Record Date. If you wish to cancel your ADSs for the purpose of voting Shares directly, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before 12:00 p.m. (New York City time) on October 26, 2015 together with (a) delivery instructions for the corresponding Shares (including the name and address of the person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement, dated as of September 24, 2009, among the Company, the ADS Depositary and the holders of ADSs issued thereunder (the “Deposit Agreement”)) and any applicable taxes and (c) a certification that you either (i) held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertake not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf.

Shareholders who dissent from the Merger will have the right to seek payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, which is attached as Annex D to the accompanying proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

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ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE CORRESPONDING SHARES) BEFORE 12:00 P.M. (NEW YORK CITY TIME) ON OCTOBER 26, 2015 AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON THE SHARE RECORD DATE. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND THE ADSs WOULD CONTINUE TO BE LISTED ON NASDAQ. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

PLEASE DO NOT SEND YOUR SHARE CERTIFICATES OR CERTIFICATES EVIDENCING ADSs AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES OR ADRs.

If you have any questions or need assistance voting your Shares, please call Georgeson Inc., the proxy solicitor, toll-free at +1 800 509 0983 (or +1 781 575 2137 outside of North America) or by email at ShandaGames@georgeson.com.

The Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are described in the accompanying proxy statement. Copies of the Merger Agreement and the Plan of Merger are included as Annex A and Annex B, respectively, to the accompanying proxy statement. We urge you to read the entire accompanying proxy statement carefully.

Notes:

1.	In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the joint holders. For this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company.

2.	The instrument appointing a proxy must be in writing under the hand of the appointer or of his or her attorney duly authorized in writing or, if the appointer is a corporation, either under seal or under the hand of an officer or attorney duly authorized.

3.	A proxy need not be a member (registered shareholder) of the Company.

4.	The chairman of the extraordinary general meeting may at his or her discretion direct that a proxy card will be deemed to have been duly deposited where sent by email or telefax upon receipt of email or telefax confirmation that the signed original thereof has been sent. A proxy card that is not deposited in the manner permitted will be invalid.

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5.	Votes given in accordance with the terms of a proxy card will be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share or Shares in respect of which the proxy is given, provided that no intimation in writing of such death, insanity, revocation or transfer was received by the Company at the principal executive offices of the Company at No. 1 Office Building, No. 690 Bibo Road, Pudong New Area, Shanghai 201203, the PRC at least two hours before the commencement of the extraordinary general meeting, or adjourned meeting at which such proxy is used.

BY ORDER OF THE BOARD OF DIRECTORS,

Chairman of the Board

October 13, 2015

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PROXY STATEMENT

Dated October 13, 2015

SUMMARY VOTING INSTRUCTIONS

Ensure that your shares of Shanda Games Limited can be voted at the extraordinary general meeting by submitting your proxy or contacting your broker, bank or other nominee.

If your shares are registered in the name of a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares are voted at the extraordinary general meeting.

If your shares are registered in your name: submit your proxy as soon as possible by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope, so that your shares can be voted at the extraordinary general meeting unless you appoint a person other than the chairman of the meeting as proxy, in which case the shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If you submit your proxy card without indicating how you wish to vote, the shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting.

If your ADSs are registered in the name of a broker, bank or other nominee: check the ADS voting instructions card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that the shares represented by your ADSs are voted at the extraordinary general meeting.

If your ADSs are registered in your name: submit your ADS voting instructions card as soon as possible by signing, dating and returning the enclosed ADS voting instructions card in the enclosed postage-paid envelope, so that the shares represented by your ADSs can be voted at the extraordinary general meeting by the ADS Depositary, as the registered holder of the shares represented by your ADSs.

If you submit your ADS voting instructions card without indicating how you wish to vote, the shares represented by your ADSs will be voted in favor of the resolutions to be proposed at the extraordinary general meeting.

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please contact Georgeson Inc., the proxy solicitor, at 480 Washington Boulevard, 26th Floor, Jersey City, NJ 07310 or toll-free at +1 800 509 0983 (or +1 781 575 2137 outside of North America) or by email at ShandaGames@georgeson.com.

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TABLE OF CONTENTS

Page

Summary Term Sheet	3
Questions and Answers about the Extraordinary General Meeting and the Merger	15
Special Factors	22
Market Price of the Company’s ADSs, Dividends and Other Matters	77
The Extraordinary General Meeting	79
The Merger Agreement	85
Provisions for Unaffiliated Security Holders	104
Dissenters’ Rights	105
Financial Information	107
Transactions in Shares and ADSs	110
Security Ownership of Certain Beneficial Owners and Management of the Company	112
Future Shareholder Proposals	114
Cautionary Note Regarding Forward-Looking Statements	115
Where You Can Find More Information	116

PROXY CARD

ADS VOTING INSTRUCTIONS CARD

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Summary Term Sheet

This “Summary Term Sheet” and the “Questions and Answers About the Extraordinary General Meeting and the Merger” highlight selected information contained in this proxy statement regarding the Merger (as defined below) and may not contain all of the information that may be important to your consideration of the Merger (as defined below) and other transactions contemplated by the Merger Agreement (as defined below). You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 116. In this proxy statement, the terms “the Company,” “us,” “we” or other terms correlative thereto refer to Shanda Games Limited. All references to “dollars” and “US$” in this proxy statement are to U.S. dollars, and all references to “RMB” in this proxy statement are to Renminbi, the lawful currency of the People’s Republic of China (the “PRC”).

The Parties Involved in the Merger

The Company

We are one of the PRC’s leading online game companies in terms of the size and diversity of our game portfolio, our game revenues and our game player base. Through our extensive experience in the online game industry in the PRC and in certain overseas markets, we have created a scalable approach to develop, source and operate online games as well as to license our games to third parties. We use multiple channels to assemble a large and diversified game portfolio of various genres. We operate a nationwide, secure network to host hundreds of thousands of users playing simultaneously, and monitor and adjust the environment of our games to optimize our game players’ experience. As of the date of this proxy statement, we operate 34 massively multi-player online games (“MMO games”), and 32 mobile games and our in-house development capabilities consist of approximately 1,390 game development personnel.

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands. Our principal executive offices are located at No. 1 Office Building, No. 690 Bibo Road, Pudong New Area, Shanghai 201203, the PRC. Our telephone number at this address is +86 21 5050 4740 and our fax number is +86 21 5050 4740 ext. 897286.

For a description of our history, development, business and organizational structure, see our Annual Report on Form 20-F for the year ended December 31, 2014, filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 17, 2015, which is incorporated herein by reference. See “Where You Can Find More Information” beginning on page 116 for a description of how to obtain a copy of our Annual Report.

Parent

Capitalhold Limited (“Parent”), a Cayman Islands exempted company with limited liability, is a holding company formed solely for the purpose of holding the equity interest in Merger Sub and completing the Transactions (as defined below), including the Merger (as defined below). Each of Yili Shengda and Zhongrong Shengda holds 50% of the outstanding shares of Parent. The business address of Parent is c/o Mr. Yingfeng Zhang, No. 1 Office Building, No. 690 Bibo Road, Pudong New Area, Shanghai 201203, the PRC, and its business telephone number is +86 21 5050 4740.

Merger Sub

Capitalcorp Limited (“Merger Sub”), a Cayman Islands exempted company with limited liability wholly owned by Parent, was formed by Parent solely for the purpose of effecting the Merger. The business address of Merger Sub is c/o Mr. Yingfeng Zhang, No. 1 Office Building, No. 690 Bibo Road, Pudong New Area, Shanghai 201203, the PRC, and its business telephone number is +86 21 5050 4740.

Mr. Yingfeng Zhang

Mr. Yingfeng Zhang (“Mr. Zhang”) is the chairman of the board of directors of the Company (the “Board”) and acting chief executive officer of the Company. He has served as the acting chief executive officer and a director of the Company since October 28, 2014 and as the chairman of the Board since November 26, 2014. Mr. Zhang served as the general counsel of Shanda Interactive Entertainment Limited (“Shanda Interactive”) from April 4, 2008 to September 14, 2011 and as the co-general counsel from September 15, 2011 to December 16, 2014. Mr. Zhang also served as a vice president of Shanda Interactive from August 10, 2011 to December 16, 2014. Shanda Interactive is a company organized under the laws of the Cayman Islands with its principal business address at 8 Stevens Road 257819 Singapore. The principal business of Shanda Interactive is investment holding. Shanda Interactive was previously a member of the Buyer Group and our indirect controlling shareholder prior to November 25, 2014, when it ceased to own any equity securities of the Company. Mr. Zhang is a PRC citizen.

Ningxia Yilida

Ningxia Yilida Capital Investment Limited Partnership (“Ningxia Yilida”) is a limited partnership organized under the laws of the PRC and an affiliate of Mr. Zhang, with its principal business address at Ecological Textile Park, Lingwu, Ningxia 750400, the PRC and its business telephone number is +86 21 5050 4740. The general partner of Ningxia Yilida is Shanghai Yingfeng.

Yili Shengda

Yili Shengda Investment Holdings (Hong Kong) Company Limited (“Yili Shengda”) is a company organized under the laws of Hong Kong and an affiliate of Mr. Zhang, with its principal business address at Room 2803-05, AXA Tower, Landmark East, 100 How Ming Street, Kwun Tong, Kowloon, Hong Kong, and its business telephone number is +852 8208 5118. Yili Shengda is directly and wholly owned by Ningxia Yilida.

Zhengjun Investment

Ningxia Zhengjun Equity Investment Partnership Enterprise (Limited Partnership) (“Zhengjun Investment”) is a limited partnership organized under the laws of the PRC and an affiliate of Mr. Zhang, with its principal business address at Ecological Textile Park, Lingwu, Ningxia 750400, the PRC and its business telephone number is +86 21 5050 4740. The general partner of Zhengjun Investment is Shanghai Yingfeng.

Shanghai Yingfeng

Shanghai Yingfeng Investment Management Company Limited (“Shanghai Yingfeng”) is a company organized under the laws of the PRC with its principal business address at Room 2055, No. 5358 Huyi Road, Jiading District, Shanghai 201806, the PRC and its business telephone number is +86 21 5050 4740. Shanghai Yingfeng is wholly and directly owned by Mr. Zhang.

Ningxia

Ningxia Zhongyincashmere International Group Co., Ltd. (“Ningxia”) is a company organized under the laws of the PRC with its principal business address at Ecological Textile Park, Lingwu, Ningxia 750400, the PRC and its business telephone number is +86 951 4038 950, extension 8969. Mr. Shengguo Ma, Mr. Shengming Ma and Mr. Wei Ma collectively own 100% of the equity interests in Ningxia.

Zhongrong Investment

Zhongrong Investment Holdings (Hong Kong) Co., Ltd. (“Zhongrong Investment”) is a company organized under the laws of Hong Kong and an affiliate of Ningxia, with its principal business address at Room 2803-05, AXA Tower, Landmark East, 100 How Ming Street, Kwun Tong, Kowloon, Hong Kong and its business telephone number is +852 8208 5118. Zhongrong Investment is directly and wholly owned by Ningxia Zhongrong Culture Industry Equity Investment Enterprise (Limited Partnership) (“Zhongrong Culture”), the general partner of which is Ningxia.

Zhongrong Shengda

Zhongrong Shengda Investment Holdings (Hong Kong) Company Limited (“Zhongrong Shengda”) is a company organized under the laws of Hong Kong and an affiliate of Ningxia, with its principal business address at Room 2803-05, AXA Tower, Landmark East, 100 How Ming Street, Kwun Tong, Kowloon, Hong Kong and its business telephone number is +852 8208 5118. Zhongrong Shengda is directly and wholly owned by Ningxia Zhongrong Shengda Equity Investment Partnership Enterprise (Limited Partnership) (“Zhongrong Equity”), the general partner of which is Ningxia.

Zhongrong Legend

Ningxia Zhongrong Legend Equity Investment Partnership Enterprise (Limited Partnership) (“Zhongrong Legend”) is a limited partnership organized under the laws of the PRC and an affiliate of Ningxia, with its principal business address at Ecological Textile Park, Lingwu, Ningxia 750400, the PRC and its business telephone number is +86 951 4038 950, extension 8969. Zhongrong Legend’s general partner is Ningxia.

Ningxia Silkroad

Ningxia Silkroad Equity Investment Partnership Enterprise (Limited Partnership) (“Ningxia Silkroad”) is a limited partnership organized under the laws of the PRC and an affiliate of Ningxia, with its principal business address at Ecological Textile Park, Lingwu, Ningxia 750400, the PRC and its business telephone number is +86 951 4038 950, extension 8969. Ningxia Silkroad’s general partner is Ningxia.

Mr. Shaolin Liang

Mr. Shaolin Liang (“Mr. Liang”) is a director of the Company. He has served as a director of the Company since February 2015. Mr. Liang has also served as a vice general manager of Ningxia since February 2015. From December 2007 to February 2015, Mr. Liang served at Ningxia Zhongyin Cashmere Co., Ltd. (“Zhongyin Cashmere,” formerly known as Ningxia Lingwu Zhongyin Cashmere Co., Ltd.), an affiliate of Ningxia and a company listed on the Shenzhen Stock Exchange, as a vice general manager and he served as a member of the board of directors of Zhongyin Cashmere from December 2007 to December 2014. From 1999 to December 2007, Mr. Liang served as a vice president of Zhongyin Cashmere. The business address of Mr. Liang is Sixth Floor, Heping Mansion, No. 6 Laiguangying East Road, Chaoyang District, Beijing 100102, the PRC and his business telephone number is +86 10 8517 1831, extension 849. Mr. Liang is a PRC citizen.

Orient Hongtai

Orient Hongtai (Hong Kong) Limited (“Orient Hongtai”) is a company organized under the laws of Hong Kong, with its principal business address at Flat 2, 19/F, Henan Building, 90-92 Jaffe Road, Wanchai, Hong Kong and its business telephone number is +86 575 8220 5036. Orient Hongtai was formed for the purpose of holding interests in the Company and in Parent and completing the Transactions, including the Merger. Orient Hongtai is directly and wholly owned by TonSung Holdings Limited, a British Virgin Islands business company.

Orient Hongzhi

Orient Hongzhi (Hong Kong) Limited (“Orient Hongzhi”) is a company organized under the laws of Hong Kong, with its principal business address at Flat 2, 19/F, Henan Building, 90-92 Jaffe Road, Wanchai, Hong Kong and its business telephone number is +86 575 8220 5036. Orient Hongzhi was formed for the purpose of holding interests in the Company and in Parent and completing the Transactions, including the Merger. Orient Hongzhi is directly and wholly owned by HuaSung Holdings Limited, a British Virgin Islands business company.

Hao Ding

Hao Ding International Limited (“Hao Ding”) is a British Virgin Islands business company, with its principal business address at 2810, No. 689 Guangdong Road, Huangpu District, Shanghai 200001, the PRC, and its business telephone number is +86 575 8220 5036. Hao Ding was formed for the purpose of holding interests in the Company and in Parent and completing the Transactions, including the Merger. Hao Ding is a direct wholly owned subsidiary of Shanghai Hai Sheng Tong Investment Co., Ltd., a company organized under the laws of the PRC.

HuaSung

HuaSung Holdings Limited, a British Virgin Islands business company (“HuaSung”), with its principal business address at Geneva Place, Waterfront Drive, P.O. Box 3469, Road Town, Tortola, British Virgin Islands, and its business telephone number is +86 575 8220 5036. HuaSung is directly wholly owned by Litian Investment Center (Shanghai) L.P., a limited partnership organized under the laws of the PRC.

TonSung

TonSung Holdings Limited, a British Virgin Islands business company (“TonSung”), with its principal business address at Geneva Place, Waterfront Drive, P.O. Box 3469, Road Town, Tortola, British Virgin Islands, and its business telephone number is +86 575 8220 5036. TonSung’s principal business is making equity investments in private and public companies. TonSung is directly wholly owned by Lihua Investment Center (Shanghai) L.P. is a limited partnership organized under the laws of the PRC.

Hai Sheng Tong

Shanghai Hai Sheng Tong Investment Co., Ltd., a company organized under the laws of the PRC (“Hai Sheng Tong”) with its principal business address at 2810, No. 689 Guangdong Road, Huangpu District, Shanghai 200001, the PRC, and its business telephone number is +86 575 8220 5036. Hai Sheng Tong is directly wholly owned by Lihai Investment Center (Shanghai) L.P., a limited partnership organized under the laws of the PRC.

Lihua

Lihua Investment Center (Shanghai) L.P. is a limited partnership organized under the laws of the PRC (“Lihua”), with its principal business address at 55 Xili Road, Room 1545A, 15th Floor, Shanghai Free Trade Zone, Shanghai, the PRC, and its business telephone number is +86 575 8220 5036. The general partners controlling Lihua are Liyou (as defined below) and Huatong (as defined below), both companies organized under the laws of the PRC.

Orient Securities Capital Company Limited (“Orient Capital”), a company organized under the laws of the PRC, serves as the administrative general partner of Lihua. Pursuant to the terms of the partnership agreement with respect to Lihua, Orient Capital has no authority or power to vote or dispose of, or to direct the voting or disposition of the securities acquired by Lihua. Accordingly, Orient Capital has no beneficial ownership interest in any securities owned by Lihua.

Litian

Litian Investment Center (Shanghai) L.P. is a limited partnership organized under the laws of the PRC (“Litian”), with its principal business address at 55 Xili Road, Room 1513B, 15th Floor, Shanghai Free Trade Zone, Shanghai, the PRC, and its business telephone number is +86 575 8220 5036. The general partners of Litian are Liyou (as defined below) and Huatong (as defined below), both companies organized under the laws of the PRC.

Orient Capital serves as the administrative general partner of Litian. Pursuant to the terms of the partnership agreement with respect to Litian, Orient Capital has no authority or power to vote or dispose of, or to direct the voting or disposition of the securities acquired by Litian. Accordingly, Orient Capital has no beneficial ownership interest in any securities owned by Litian.

Lihai

Lihai Investment Center (Shanghai) L.P. is a limited partnership organized under the laws of the PRC (“Lihai”), with its principal business address at 55 Xili Road, Room 1545A, 15th Floor, Shanghai Free Trade Zone, Shanghai, the PRC, and its business telephone number is +86 575 8220 5036. The ordinary general partners of Lihai are Liyou Investment Management (Shanghai) Company Limited and Zhejiang Huatong Holding Group Company Limited, both companies organized under the laws of the PRC.

Orient Capital serves as the administrative general partner of Lihai. Pursuant to the terms of the partnership agreement with respect to Lihai, Orient Capital has no authority or power to vote or dispose of, or to direct the voting or disposition of the securities acquired by Lihai. Accordingly, Orient Capital has no beneficial ownership interest in any securities owned by Lihai.

Liyou

Liyou Investment Management (Shanghai) Company Limited, a company organized under the laws of the PRC (“Liyou”), with its principal business address at 55 Xili Road, Room 1547B, 15th Floor, Shanghai Free Trade Zone, Shanghai, the PRC, and its business telephone number is +86 575 8220 5036. 50% of the equity interests of Liyou is directly owned by Mr. Ji Wang and the other 50% is directly owned by Mr. Heng Shao.

Huatong

Zhejiang Huatong Holding Group Company Limited, a company organized under the laws of the PRC (“Huatong”), with its principal business address at 439 Renmin Xi Road, Shangyu District, Shaoxing, Zhejiang, the PRC, and its business telephone number is +86 575 8214 8872. Mr. Miaotong Wang owns 90% of the equity interests in, and is the contolling person of, Huatong.

Mr. Heng Shao

Mr. Heng Shao is a director of Zhejiang Century Huatong Group Company Limited (“Century Huatong”), a public company organized under the laws of the PRC and listed on the Shenzhen Stock Exchange that engages in the development and operation of online games and mobile games as well as the manufacture of automotive accessories. Mr. Shao’s business address and telephone number are 391 Guiping Road, New International Commercial Center, Building A, 19th Floor, Xuhui District, Shanghai 200233, the PRC and +86 21 5427 8388. Mr. Shao is a PRC citizen.

Mr. Ji Wang

Mr. Ji Wang is a director of Century Huatong. His business address and telephone numbers are 391 Guiping Road, New International Commercial Center, Building A, 19th Floor, Xuhui District, Shanghai 200233, the PRC and +86 21 5427 8388. Mr. Ji Wang is a PRC citizen.

Mr. Miaotong Wang

Mr. Miaotong Wang is the chairman of the board of directors and the manager of Huatong. He also serves as the chairman of the board of directors of Century Huatong. His business address and telephone number are 439 Renmin Xi Road, Shangyu District, Shaoxing, Zhejiang, the PRC and +86 575 8214 8872. Mr. Miaotong Wang is a PRC citizen.

Additional information regarding the parties to the Merger is set forth in Annex F, which is attached hereto and incorporated herein by reference.

Throughout this proxy statement, unless the context otherwise requires, (i) Ningxia Yilida, Ningxia, Orient Hongtai, Orient Hongzhi, Hao Ding, Zhengjun Investment, Ningxia Silkroad and Zhongrong Legend are collectively referred to herein as the “Buyer Group” and (ii) Mr. Miaotong Wang, Mr. Heng Shao and Mr. Ji Wang are collectively referred to herein as the “Li-Funds Persons.”

The Merger Agreement (Page 85)

The Company, Parent and Merger Sub entered into an agreement and plan of merger on April 3, 2015 (as amended and restated from time to time, the “Merger Agreement”). Pursuant to the Merger Agreement, once the Merger Agreement is approved by the requisite vote of the shareholders of the Company and the other conditions to the completion of the transactions contemplated by the Merger Agreement and the plan of merger (the “Plan of Merger”) required to be registered with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) (the “Transactions”) are satisfied or waived in accordance with the terms thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation (the “Surviving Corporation”). You are being asked to vote upon a proposal to authorize and approve the Transactions, including the Merger.

Following completion, and as a result of, the Merger, the Company, as the Surviving Corporation, will continue to do business under the name “Shanda Games Limited” and will be a wholly owned subsidiary of Parent. If the Merger is completed, the Company will cease to be a publicly traded company.

Copies of the Merger Agreement and the Plan of Merger are attached as Annex A and Annex B, respectively, to this proxy statement. You should read the Merger Agreement and the Plan of Merger in their entirety because they, and not this proxy statement, are the legal documents that govern the Merger.

Merger Consideration (Page 85)

Under the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each issued and outstanding Class A ordinary share (other than (a) the Rollover Shares (as defined below) and (b) the ordinary shares of the Company, par value US$0.01 per share (each, a “Share”), held by Parent, the Company or any of their subsidiaries immediately prior to the Effective Time (collectively, the “Excluded Shares”), the Shares held by shareholders who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger in accordance with Section 238 of the Cayman Islands Companies Law (the “Dissenting Shares”) and Class A ordinary shares represented by American depositary shares (“ADSs”)) will be cancelled in exchange for the right to receive consideration of US$3.55 in cash per Class A ordinary share, without interest (the “Per Share Merger Consideration”), net of any applicable withholding taxes; each outstanding ADS (other than any ADS that represents Excluded Shares), and the Class A ordinary shares represented by such ADS, will be cancelled in exchange for the right to receive consideration of US$7.10 in cash per ADS, without interest (the “Per ADS Merger Consideration”) (less US$0.05 per ADS for cancellation fees pursuant to the terms of the Deposit Agreement, dated as of September 24, 2009, among the Company, JPMorgan Chase Bank, N.A. (the “ADS Depositary”), and the holders of ADSs issued thereunder (the “Deposit Agreement”)), net of any applicable withholding taxes; and each Dissenting Share will be entitled to receive only the payment resulting from the procedures set forth in Section 238 of the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the “Cayman Islands Company Law”). See “Dissenters’ Rights” beginning on page 105 for additional information. At the Effective Time, each issued and outstanding Excluded Share will be cancelled without payment of any consideration or any distribution therefor.

At the Effective Time, each ordinary share, par value US$0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable ordinary share, par value US$0.01 per share, of the Surviving Corporation, and such shares will constitute the only issued and outstanding share capital of the Surviving Corporation. As a result, current shareholders and ADS holders of the Company, other than the members of the Buyer Group, will no longer have any equity interest in, or be shareholders or ADS holders of, the Company upon completion of the Merger.

Treatment of Company Options (Page 86)

At the Effective Time, each option to purchase Shares, whether vested or unvested (“Company Option”), that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested or exercisable, will be cancelled. In exchange for a cancelled Company Option, the former holder (or his or her designee) of such Company Option will be paid in cash, without interest and net of any applicable withholding taxes, by the Surviving Corporation or one of its subsidiaries, as soon as practicable after the Effective Time, an amount equal to the product of (a) the total number of ordinary shares of the Company underlying such Company Option immediately prior to the Effective Time multiplied by (b) the excess of US$3.55 over the exercise price payable per Share under such Company Option. If the exercise price per Share of any such Company Option is equal to or greater than US$3.55, such Company Option will be cancelled without any payment therefor.

Treatment of Company Restricted Shares and Company RSUs (Page 86)

At the Effective Time, each restricted Share with respect to which the restrictions have not lapsed (“Company Restricted Share”) and each restricted stock unit, whether or not the restrictions with respect thereto have lapsed (“Company RSU”) that is outstanding immediately prior to the Effective Time will be cancelled. In exchange for a cancelled Company Restricted Share or Company RSU, each former holder (or his or her designee) of such Company Restricted Share or Company RSU will be paid in cash, without interest and net of any applicable withholding taxes, by the Surviving Corporation or one of its subsidiaries, as soon as practicable after the Effective Time, an amount equal to US$3.55 for each such cancelled Company Restricted Share or Company RSU. Each Company RSU granted by the Company represents the right to receive one Class A ordinary share of the Company. Upon vesting of any Company RSU, the Company’s practice is to promptly allocate the underlying Class A ordinary shares to the holder of such Company RSU after which such Company RSU is no longer outstanding.  As a result of this practice, unless otherwise specifically noted, numbers of Company RSUs in this proxy statement do not include any vested Company RSUs.

Support Agreement (Annex E)

Concurrently with the execution and delivery of the Merger Agreement on April 3, 2015, Yili Shengda, Zhongrong Shengda, Orient Hongtai, Orient Hongzhi, Zhongrong Investment and Hao Ding (collectively, the “Rollover Shareholders”) entered into a support agreement, dated as of April 3, 2015 (as may be amended from time to time, the “Support Agreement”) with Parent, pursuant to which they agreed, among other things, that:

•	they will vote the Shares held directly or indirectly by them in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and

•	the (a) 48,759,187 Class B ordinary shares held by Yili Shengda, (b) 48,759,187 Class B ordinary shares held by Zhongrong Shengda, (c) 61,776,334 Class A ordinary shares held by Orient Hongtai, (d) 61,776,335 Class A ordinary shares held by Orient Hongzhi, (e) 80,577,828 Class A ordinary shares held by Zhongrong Investment and (f) 107,438,129 Class A ordinary shares held by Hao Ding, including, in each case, such ordinary shares represented by ADSs (collectively, the “Rollover Shares”) will, at the Effective Time, be cancelled for no consideration in the Merger. A copy of the Support Agreement is attached as Annex E to this proxy statement and is incorporated herein by reference.

Purposes and Effects of the Merger (Page 58)

The purpose of the Merger is to enable Parent to acquire 100% control of the Company in a transaction in which the holders of the Class A ordinary shares of the Company and ADSs (other than Excluded Shares, ADSs representing Excluded Shares and Dissenting Shares) will be cashed out in exchange for the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable. See “Special Factors—Purposes of and Reasons for the Merger” beginning on page 58 for additional information.

ADSs representing Shares are currently listed on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “GAME.” It is expected that, following the consummation of the Merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by the Buyer Group. See “Special Factors—Effects of the Merger on the Company” beginning on page 59 for additional information.

Plans for the Company after the Merger (Page 62)

Following the completion of the Merger, Parent will indirectly own 100% of the equity interest in the Surviving Corporation. The Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a publicly traded company and will instead be an indirect wholly owned subsidiary of Parent.

Following the completion of the Merger and the anticipated deregistration of the Class A ordinary shares of the Company and the ADSs, the Company will no longer be subject to the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) and NASDAQ compliance and reporting requirements and the related direct and indirect costs and expenses.

Recommendations of the Special Committee and the Board (Page 37)

The special committee of the Board (the “Special Committee”), composed solely of directors who are unaffiliated with any member of the Buyer Group or any member of the management of the Company, reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. On April 3, 2015, the Special Committee, after due consideration, unanimously:

•	determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, were fair to and in the best interests of the Company and its shareholders and ADS holders, other than the members of the Buyer Group and their respective affiliates (such shareholders and ADS holders, the “Unaffiliated Holders”),

•	declared advisable the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and

•	recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Such determination, declaration and recommendation were unanimously affirmed by the Special Committee on August 25, 2015.

ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE AND APPROVE THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS, INCLUDING THE MERGER, FOR THE PROPOSAL TO AUTHORIZE THE DIRECTORS TO DO ALL THINGS NECESSARY TO GIVE EFFECT TO THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS, INCLUDING THE MERGER, AND FOR THE PROPOSAL TO ADJOURN THE EXTRAORDINARY GENERAL MEETING IN ORDER TO ALLOW THE COMPANY TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE INSUFFICIENT PROXIES RECEIVED AT THE TIME OF THE EXTRAORDINARY GENERAL MEETING TO PASS THE RESOLUTIONS TO BE PROPOSED AT THE EXTRAORDINARY GENERAL MEETING.

For a detailed discussion of the material factors considered by the Special Committee and the Board in determining to recommend the approval of the Merger Agreement and the Plan of Merger and the approval of the Transactions, including the Merger, and in determining that the Merger is fair to, advisable and in the best interests of the Company and the Unaffiliated Holders, see “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 37 and “Special Factors—Effects of the Merger on the Company—Primary Benefits and Detriments of the Merger” beginning on page 60 for additional information. The foregoing summary is qualified in its entirety by reference to these sections.

Position of the Buyer Group as to Fairness (Page 44)

Each member of the Buyer Group believes that the Merger is fair to the Company’s unaffiliated security holders, as defined in Rule 13e-3 of the Exchange Act. This belief is based upon the factors discussed under the section entitled “Special Factors—Position of the Buyer Group as to the Fairness of the Merger” beginning on page 44.

Financing of the Merger (Page 64)

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the Transactions, including the Merger, will be approximately US$486 million, assuming no exercise of dissenters’ rights by shareholders of the Company.

The Buyer Group expects this amount will be provided through a combination of (a) the equity commitments contemplated by the equity commitment letters (the “Equity Commitment Letters”), dated as of April 3, 2015, by and between Parent and each of Zhengjun Investment, Ningxia Silkroad and Zhongrong Legend (the “Sponsors”) and (b) cash from the Company and its subsidiaries. See “Special Factors—Financing of the Merger” beginning on page 64 for additional information.

Opinion of Merrill Lynch, the Special Committee’s Financial Advisor (Page 50)

The Special Committee retained Merrill Lynch (Asia Pacific) Limited (“Merrill Lynch”) to act as its independent financial advisor in connection with the Merger. At the meeting of the Special Committee on April 3, 2015, Merrill Lynch rendered its oral opinion, which was subsequently confirmed in writing, that, as of such date, based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Merrill Lynch set forth in its opinion, the Per Share Merger Consideration or Per ADS Merger Consideration, as applicable, to be received in the Merger by holders of Class A ordinary shares of the Company or ADSs (other than holders of Excluded Shares) is fair, from a financial point of view, to such holders.

On June 30, 2015, the Li-Funds Persons completed the Li-Funds Purchase, which is the purchase of 230,990,798 Class A ordinary shares of the Company. The consideration of the Li-Funds Purchase was approximately US$4.44 per Class A ordinary share, which is higher than the US$3.55 Per Share Merger Consideration. Following the Li-Funds Purchase, the Special Committee did not request an updated fairness opinion from Merrill Lynch, and does not intend to do so, for the reasons set forth in the paragraph below.

After the Li-Funds Purchase, the Special Committee undertook a comprehensive due diligence investigation, as described in detail under “Special Factors—Background of the Merger,” in order to ascertain and analyze the circumstances and motivations behind the Li-Funds Purchase and to determine whether the price paid in the Li-Funds Purchase presents a meaningful comparison for the Per Share Merger Consideration. Based on the results of such due diligence investigation, and for the reasons set forth under “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board,” the Special Committee formed the view that the Li-Funds Purchase reflected a unique set of circumstances particular to the goals and strategies pursued by the Li-Funds Persons and, absent such a unique set of circumstances, other persons are unlikely to be willing to pay the premium paid by the Li-Funds Persons. Accordingly, the Special Committee believes that the purchase price paid in connection with the Li-Funds Purchase is not a meaningful benchmark for evaluating whether the merger consideration is fair to the Unaffiliated Holders. In addition, as also discussed under “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board,” the Special Committee examined the Company’s recent business performance, financial condition, results of operations and competitive position, which had not improved in any material respect since the Company entered into the Merger Agreement on April 3, 2015. Accordingly, the Special Committee continued to believe that the Merger would be financially more favorable to the Unaffiliated Holders than any alternative reasonably available to the Company and the Unaffiliated Holders. In its consideration of the Li-Funds Purchase and its affirmation on August 25, 2015 of its original fairness determination, the Special Committee did not believe that an updated fairness opinion would yield any material insights not already achieved through the comprehensive due diligence investigation of the Li-Funds Purchase and the consideration of the Company’s recent performance and prospects. Accordingly, the Special Committee did not request an updated fairness opinion from Merrill Lynch, and does not intend to do so.

See “Special Factors—Opinion of Merrill Lynch, the Special Committee’s Financial Advisor” beginning on page 50 for additional information.

Interests of the Company’s Executive Officers and Directors in the Merger (Page 66)

In considering the recommendations of the Board, the Company’s shareholders should be aware that certain of the Company’s directors, executive officers and employees have interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders and ADS holders generally. These interests include, among others:

•	the beneficial ownership of Mr. Zhang, the chairman of the Board and acting chief executive officer of the Company, in Shanghai Yingfeng, a limited liability company organized under the laws of the PRC and the general partner of Ningxia Yilida and Zhengjun Investment, each of which is a member of the Buyer Group;

•	the fact that Mr. Shaolin Liang, a director of the Company, is a vice general manager of Ningxia, which is a member of the Buyer Group;

•	the fact that Mr. Zhang, the chairman of the Board and acting chief executive officer of the Company, is a director of Merger Sub, and if he remains in such position until immediately before the Effective Time, he will become a director of the Surviving Corporation after completion of the Merger.

•	the fact that Mr. Lijun Lin (“Mr. Lin”), a director of the Company, served as the chief executive officer of China Universal Asset Management Co., Ltd., which was an affiliate of Orient Hongtai and Orient Hongzhi prior to June 30, 2015, each of which is a member of the Buyer Group, from April 2004 to April 16, 2015;

•	the potential enhancement or decline of share value for Parent, of which the members of the Buyer Group will be beneficial owners upon the completion of the Merger, as a result of the Merger, and the future performance of the Surviving Corporation;

•	the cash-out of in-the-money Company Options and cash-out of Company Restricted Shares and Company RSUs held by the Company’s directors and executive officers, including members of the Special Committee;

•	the continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the Surviving Corporation to current and former directors and officers of the Company;

•	the compensation of the members of the Special Committee in exchange for their services in such capacity at a rate of US$10,000 per month for the chairman of the Special Committee and US$6,800 per month for each other member of the Special Committee (in each case, the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger);

•	the potential continuation of service of the executive officers of the Company with the Surviving Corporation in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements, including equity compensation, with the Surviving Corporation; and

•	the contingent equity awards to be granted to certain game producers of the Company following the completion of the Merger pursuant to the commitment letters entered into between the Company and such game producers on September 18, 2014, which awards are subject to compliance with applicable laws, rules and regulations, the completion of the Merger and the other terms and conditions set forth in the commitment letters.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 66 for additional information.

No Solicitation of Competing Transactions (Page 93)

The Merger Agreement restricts the ability of the Company and its subsidiaries until the Effective Time or, if earlier, the termination of the Merger Agreement, to solicit or engage in discussions or negotiations with third parties regarding Competing Transactions (as defined in the section entitled “The Merger Agreement—No Solicitation of Competing Transactions”). Subject to specified conditions and prior to obtaining the required shareholder authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Company may, however, provide information to a third party in response to an unsolicited proposal or offer regarding a Competing Transaction from a third party if the Board (acting only upon recommendation of the Special Committee) or the Special Committee determines in good faith (after consulting with its financial advisor and outside legal counsel) that the proposal or offer constitutes, or could reasonably be expected to result in, a Superior Proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Competing Transactions”), and, in light of such Superior Proposal, that failure to do so would be inconsistent with its fiduciary duties under applicable law. See and read carefully “The Merger Agreement—No Solicitation of Competing Transactions” and “The Merger Agreement—No Change of Recommendation” beginning on page 93 and page 94, respectively.

Conditions to the Merger (Page 99)

The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following mutual conditions:

•	the Merger Agreement, the Plan of Merger and the Transactions being authorized and approved by the holders of ordinary shares of the Company constituting the Requisite Company Vote (as defined in “The Merger Agreement—No Solicitation of Competing Transactions” beginning on page 93) at the extraordinary general meeting; and

•	no governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order, whether temporary, preliminary or permanent, that is in effect and has or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions, and the consummation of the Transactions not being subject to any requirement to obtain any regulatory approval under the Anti-monopoly Law of the PRC.

The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction, or waiver, of the following conditions:

•	(a) representations and warranties of the Company in the Merger Agreement regarding the Company’s power and authority to enter into the Merger Agreement and consummate the Transactions, the Board’s determination and recommendation with respect to the Merger, and the vote required in connection with the Merger being true and correct in all material respects, (b) representations and warranties of the Company in the Merger Agreement regarding the Company’s capitalization being true and correct in all but de minimis respects, and (c) each of the other representations and warranties of the Company set forth in the Merger Agreement being true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the Merger, as if made on such date and time, in each case without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect,” except in the case of (c) above, where the failure of such representations and warranties to be true and correct would not constitute a Company Material Adverse Effect;

•	the Company having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the closing date of the Merger;

•	since the date of the Merger Agreement, there not having occurred a Company Material Adverse Effect (as defined below);

•	the Company having delivered to Parent a certificate, dated the closing date of the Merger, signed by a senior executive officer of the Company, certifying as to the satisfaction of the above conditions; and

•	the holders of no more than 10% of the ordinary shares of the Company having validly exercised dissenters’ rights under the Cayman Islands Companies Law.

The obligations of the Company to consummate the Merger are also subject to the satisfaction, or waiver by the Company, of the following conditions:

•	the representations and warranties of Parent and Merger Sub in the Merger Agreement (without giving effect to qualification by “materiality”) being true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the Merger, as if made on and at date and time (other than representations and warranties that by their terms address matters only as of such a specified other time, which must be true and correct as of such time), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, have not, and would not reasonably be expected to, prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate any of the Transactions;

•	each of Parent and Merger Sub having performed or complied in all material respects with all covenants and agreements required to be performed or complied with by it under the Merger Agreement prior to or on the closing date of the Merger; and

•	Parent having delivered to the Company a certificate, dated the closing date of the Merger, signed by an executive officer of Parent, certifying as to the fulfillment of the above conditions.

Termination of the Merger Agreement (Page 100)

The Merger Agreement may be terminated at any time prior to the Effective Time:

•	by mutual written consent of the Company and Parent with the approval of their respective boards of directors (or in the case of the Company, acting upon the recommendation of the Special Committee);

•	by either the Company (acting only upon the recommendation of the Special Committee) or Parent (provided that this termination right is not available to the party whose failure to fulfill any of its obligations under the Merger Agreement has been a material cause of, or resulted in, the failure of any applicable condition to the Merger being satisfied), upon (each as defined in the section entitled “The Merger Agreement—Termination of the Merger Agreement”):

○	a Termination Date Termination Event;

○	a Permanent Order Termination Event; or

○	a No-Vote Termination Event;

•	by the Company (acting only upon the recommendation of the Special Committee) at any time prior to the Effective Time, upon (each as defined in the section entitled “The Merger Agreement—Termination of the Merger Agreement”):

○	a Parent and Merger Sub Breach Termination Event;

○	a Parent and Merger Sub Failure to Close Termination Event; or

○	a Superior Proposal Termination Event; or

•	by Parent, at any time prior to the Effective Time, upon (each as defined in the section entitled “The Merger Agreement—Termination of the Merger Agreement”):

○	a Company Breach Termination Event; or

○	a Change in the Company Recommendation Termination Event.

Termination Fees and Reimbursement of Expenses (Page 102)

The Company is required to pay Parent a termination fee of US$57,250,000 in the event the Merger Agreement is terminated:

•	by either the Company or Parent if:

○	a bona fide proposal or offer with respect to a Competing Transaction has been publicly made, proposed or communicated and not publicly withdrawn after the date of the Merger Agreement and prior to the extraordinary general meeting (or prior to the termination of the Merger Agreement if there has been no extraordinary general meeting);

○	following the occurrence of an event described in the preceding clause, the Company or Parent terminates the Merger Agreement due to a Termination Date Termination Event or No-Vote Termination Event; and

○	within 12 months after the termination of the Merger Agreement, the Company consummates or enters into a definitive agreement in connection with any of the following transactions with a third party: (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 50% or more of the consolidated assets of the Company or to which 50% or more of the total revenue or net income of the Company are attributable, (ii) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 50% or more of the total revenue, net income or assets of the Company and its subsidiaries, taken as a whole, (iii) any sale, exchange, transfer or other disposition of 50% or more of any class of equity securities of the Company, or securities convertible into or exchangeable for 50% or more of any class of equity securities of the Company, (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 50% or more of any class of equity securities of the Company or (v) any combination of the foregoing;

•	by Parent pursuant to a Company Breach Termination Event or Change in the Company Recommendation Termination Event; or

•	by the Company pursuant to a Superior Proposal Termination Event.

Parent is required to pay the Company a termination fee of US$114,500,000 in the event the Merger Agreement is terminated:

•	by the Company pursuant to a Parent and Merger Sub Breach Termination Event; or

•	by the Company pursuant to a Parent and Merger Sub Failure to Close Termination Event.

Additionally, (a) in the event the Merger Agreement is terminated by the Company pursuant to a Parent and Merger Sub Breach Termination Event or a Parent and Merger Sub Failure to Close Termination Event, then Parent must pay to the Company, as promptly as possible (but in any event within three business days) following the delivery by the Company of an invoice therefor, all expenses incurred by the Company and its affiliates in connection with the Transactions, up to a maximum amount equal to US$3,000,000, and (b) in the event the Merger Agreement is terminated by Parent pursuant to a Company Breach Termination Event or Change in the Company Recommendation Termination Event, then the Company must pay to Parent, as promptly as possible (but in any event within three business days) following the delivery by Parent of an invoice therefor, all expenses incurred by Parent, Merger Sub and their respective affiliates in connection with the Transactions, including the equity financing, up to a maximum amount equal to US$3,000,000.

In the event that the Company or Parent fails to pay the applicable termination fee or any expenses when due and in accordance with the requirements of the Merger Agreement, the Company or Parent, as the case may be, is required to reimburse the other party for reasonable costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with collection of such unpaid termination fee or any expenses, together with accrued interest on such unpaid termination fee or any expenses.

Except as described above or as otherwise provided in the Merger Agreement, whether or not the Merger or any other Transaction is consummated, all costs and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such costs and expenses.

Regulatory Matters (Page 72)

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the Merger other than the approvals, filings or notices required under the federal securities laws and the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Registrar and, in the event the Merger becomes effective, a copy of the Certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of Merger published in the Cayman Islands Gazette.

Litigation Related to the Merger (Page 72)

On October 10, 2014, Kilometre Capital Management Cayman (“Kilometre”) issued a writ of summons endorsed with a statement of claim against the Company from the Court of First Instance of the High Court of the Hong Kong Special Administrative Region in connection with the proposed “going private” transaction. Kilometre seeks outstanding consulting fees in an aggregate sum of US$25.6 million (or alternatively, damages), certain declaratory relief, interest, costs and further and/or other relief as the court deems fit. On February 10, 2015, Kilometre amended its statement of claim to seek outstanding consulting fees in an aggregate sum of US$44.9 million (or alternatively, damages), certain declaratory relief, interest, costs and further and/or other relief as the court deems fit. On February 17, 2015, Kilometre applied for a summary judgment for consulting fees of US$39,229,944.32, interest and/or other relief as the court deems fit. In April 2015, Kilometre issued an invoice to the Company asserting an increased entitlement to US$45.8 million; however, this amount is yet to be reflected in any further amendment to the statement of claim. On July 8, 2015, a Hong Kong High Court Judge dismissed Kilometre’s summary judgment application and granted the Company unconditional leave to defend Kilometre’s claim. The effect of the dismissal of the summary judgment application, subject to any appeal, is that Kilometre's claim will now follow the usual litigation procedure. It can typically take 18-24 months to proceed to trial in Hong Kong. There is, at present, no scheduled hearing or further judgment expected from the Hong Kong Courts.

In addition, Kilometre served a statutory demand on the Company in the Cayman Islands on May 21, 2015 requesting the Company to pay a purported debt of US$39,229,944.32 within 21 days. On June 9, 2015, the Grand Court of the Cayman Islands (the “Grand Court”) granted an injunction restraining Kilometre from representing a winding-up petition against the Company based upon the statutory demand or any other statutory demand in relation to the same claim. On the same day, the Company issued an originating summons from the Grand Court seeking to set aside the statutory demand. On July 22, 2015, following the dismissal of the Hong Kong summary judgment application, Kilometre gave an undertaking to the Grand Court not to present a winding-up petition against the Company on the basis of the statutory demand pending the resolution of the Hong Kong proceedings.

The Company intends to vigorously defend itself against all legal actions taken by Kilometre on the merits. If the Merger is completed prior to the resolutions of the disputes between the Company and Kilometre, then pursuant to the Merger Agreement and the effects of the Merger, the Surviving Corporation will become party to such unresolved disputes and succeed to and assume all of the Company’s rights and obligations with respect thereto.

Other than as set forth above, the Company is not aware of any lawsuit that challenges the Merger Agreement, the Plan of Merger or any of the Transactions, including the Merger.

Accounting Treatment of the Merger (Page 72)

The Merger is expected to be accounted for, at carryover basis, as a Merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Market Price of the ADSs (Page 77)

The closing price of the Company’s ADSs as quoted by NASDAQ on January 24, 2014, the last trading day immediately prior to the Company’s announcement on January 27, 2014 that it had received the Proposal (as defined in the section entitled “Special Factors—Background of the Merger” beginning on page 22), was US$5.65 per ADS. The consideration of US$7.10 per ADS to be paid in the Merger represents a premium of approximately 25.7% over that closing price.

Fees and Expenses (Page 71)

Whether or not the Merger is completed, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses except as otherwise provided in the Merger Agreement and the consortium agreement among Ningxia Yilida, Ningxia, Orient Hongtai, Orient Hongzhi, Hao Ding, dated as of March 16, 2015 (the “Third Consortium Agreement,” to which each of Zhongrong Legend, Ningxia Silkroad and Zhengjun Investment became a party by entering into an adherence agreement on April 3, 2015).

Remedies (Page 103)

The parties to the Merger Agreement may be entitled to the payment of a termination fee or the grant of specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or equity, subject to certain limitations as described under the section entitled “The Merger Agreement—Remedies” beginning on page 103.

While the parties to the Merger Agreement may pursue both a grant of specific performance and monetary damages, upon payment of the applicable termination fee and certain expenses, the remedy of specific performance will not be available against the party paying such amount.

Questions and Answers about the Extraordinary General
Meeting and the Merger

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will take place on November 18, 2015, at 10:00 a.m. (Hong Kong time) at the offices of Davis Polk & Wardwell, The Hong Kong Club Building, 3A Chater Road, Central, Hong Kong.

Q:	What vote of the Company’s shareholders is required to authorize and approve the Merger Agreement and the Plan of Merger?

A:	In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, must be authorized, approved and adopted by a special resolution of the Company’s shareholders, which requires an affirmative vote of shareholders holding two-thirds or more of the voting power represented by the Shares (including Shares represented by ADSs) present and voting in person or by proxy as a single class at the extraordinary general meeting. Under the Company’s amended and restated memorandum and articles of association, the Shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares are entitled to one vote per share, and holders of Class B ordinary shares are entitled to 10 votes per share. Holders of the Company’s Class A ordinary shares and Class B ordinary shares will vote as a single class on all matters described in the accompanying proxy statement.

At the close of business in the Cayman Islands on October 26, 2015 (the “Share Record Date”), the record date for voting Shares at the extraordinary general meeting, 443,701,684 Class A ordinary shares and 97,518,374 Class B ordinary shares are expected to be issued and outstanding and entitled to vote at the extraordinary general meeting.

Pursuant to the Support Agreement, each of the Rollover Shareholders has agreed to vote all of the Shares (including Shares represented by ADSs) owned directly or indirectly by it in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. As of the date of this proxy statement, the Rollover Shareholders collectively own an aggregate of 311,568,626 Class A ordinary shares and 97,518,374 Class B ordinary shares, representing approximately 75.6% of the Company’s issued and outstanding Shares and 1,286,752,366 votes, or approximately 90.7% of the total number of votes represented by the Company’s issued and outstanding Shares, which is more than the two-thirds majority necessary to approve a special resolution of the shareholders of the Company as required under Cayman Islands law to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Q:	What vote of the Company’s shareholders is required to approve the proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies?

A:	The proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies must be authorized and approved by an affirmative vote of shareholders holding at least 25% of the total voting power of all shareholders of the Company having the right to vote at the extraordinary general meeting. Under the Company’s amended and restated memorandum and articles of association, the Shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares are entitled to one vote per share, and holders of Class B ordinary shares are entitled to 10 votes per share. Based on the number of Class A ordinary shares and Class B ordinary shares we expect to be issued and outstanding and entitled to vote on the Share Record Date and assuming all issued and outstanding Shares are present in person or by proxy and voting at the meeting, Shares representing 354,721,356 votes must be cast in favor of the proposal to adjourn the extraordinary general meeting to allow us, if necessary, to solicit additional proxies.

Q:	How does the Board recommend that I vote on the proposals?

A:

After careful consideration and acting upon the unanimous recommendation of the Special Committee, made on April 3, 2015 and affirmed on August 25, 2015, the Board unanimously recommends that you vote:

•	FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•	FOR the proposal to authorize the directors to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

•	FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting.

You should read “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 37 for a discussion of the factors that the Special Committee and the Board considered in deciding to recommend the approval of the Merger Agreement. In addition, in considering the recommendation of the Special Committee and the Board made on April 3, 2015 with respect to the Merger Agreement, you should be aware that some of the Company’s directors, executive officers and employees have interests in the Merger that are different from, or in addition to, the interests of the Company’s shareholders generally. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 66 for additional information.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:	The Share Record Date is October 26, 2015. Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof.

The record date with respect to ADSs is October 14, 2015 (the “ADS Record Date”). Only ADS holders of the Company at the close of business in New York City on the ADS Record Date are entitled to instruct the ADS Depositary to vote at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs before 12:00 p.m. (New York City time) on October 26, 2015 and become a holder of Shares by the close of business in the Cayman Islands on the Share Record Date.

Q:	What constitutes a quorum for the extraordinary general meeting?

A:	The presence of one or more shareholders entitled to vote and present in person or by proxy representing not less than 50% of the voting rights represented by the issued and voting Shares will constitute a quorum for the extraordinary general meeting.

Q:	When do you expect the Merger to be completed?

A:	We are working toward completing the Merger as quickly as possible and currently expect the Merger to close during the second half of 2015, after all conditions to the Merger have been satisfied or waived. In order to complete the Merger, we must obtain shareholder approval of the Merger at the extraordinary general meeting and the other closing conditions under the Merger Agreement must be satisfied or waived in accordance with the Merger Agreement.

Q:	What happens if the Merger is not completed?

A:	If the Company’s shareholders do not authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, or if the Merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their Shares or ADSs pursuant to the Merger Agreement, nor will the holders of any Company Options, Company Restricted Shares or Company RSUs receive payment pursuant to the Merger Agreement. In addition, the Company will remain a publicly traded company. The ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ’s listing requirements. In addition, the Company will remain subject to the reporting obligations of the SEC. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of Shares and ADSs.

Under specified circumstances, the Company may be required to pay Parent or its designees a termination fee and/or reimburse Parent and its affiliates for their expenses in connection with the Transactions, or Parent may be required to pay the Company a termination fee and/or reimburse the Company and its affiliates for certain expenses in connection with the Transactions, in each case as described in “The Merger Agreement—Termination Fee and Reimbursement of Expenses” beginning on page 102.

Q:	How will the Company’s directors and executive officers vote on the proposal to authorize and approve the Merger Agreement?

A:	Pursuant to the Support Agreement, each of the Rollover Shareholders has agreed to vote all of the Shares and ADSs that they directly or indirectly hold in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

In addition, each of the Company’s directors who beneficially owns Shares (including Shares represented by ADSs) has informed the Company that, as of the date of this proxy statement, he or she intends to vote all of his or her Shares in favor of approval and authorization of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

You should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the shareholders of the Company generally. As of the date of this proxy statement, Mr. Zhang, the chairman of the Board and acting chief executive officer of the Company, is the sole shareholder of Shanghai Yingfeng, a limited liability company organized under the laws of the PRC and the general partner of Ningxia Yilida and Zhengjun Investment. Both Ningxia Yilida and Zhengjun Investment are members of the Buyer Group and therefore, Mr. Zhang has interests that are different from, or in addition to, the interests of the shareholders of the Company generally. Mr. Shaolin Liang, a director of the Company, serves as a vice general manager of Ningxia, which is a member of the Buyer Group. Mr. Lin, a director of the Company, served as the chief executive officer of China Universal Asset Management Co., Ltd., which was an affiliate of Orient Hongtai and Orient Hongzhi prior to June 30, 2015, each of which is a member of the Buyer Group, from April 2004 to April 16, 2015. Therefore, both Mr. Shaolin Liang and Mr. Lin may have interests that are different from, or in addition to, the interests of the shareholders of the Company generally. As of the date of this proxy statement, the Company’s directors and executive officers beneficially own, in the aggregate, 52,200,382 Shares, which consist of (a) 49,616,759 issued and outstanding ordinary shares, (b) issued and unexercised Company Options to purchase 2,418,623 Class A ordinary shares issued pursuant to the Company’s amended and restated 2008 Equity Compensation Plan (the “Share Incentive Plan”) and exercisable within 60 days following the date of this proxy statement, (c) zero (0) Company Restricted Shares the restrictions over which will lapse within 60 days following the date of this proxy statement, and (d) 165,000 Company RSUs the restrictions over which will lapse within 60 days following the date of this proxy statement, which in the aggregate represent approximately 9.6% of the total issued and outstanding Shares. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 66 and “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 112 for additional information.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the Merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:	How do I vote if my Shares are registered in my name (that is, I do not hold ADSs)?

A:	If Shares are registered in your name (that is, you do not hold ADSs) as of the Share Record Date for shareholder voting, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the accompanying return envelope as soon as possible. The deadline to lodge your proxy card so that your Shares may be represented and voted at the extraordinary general meeting is November 13, 2015 at 10:00 a.m. (Hong Kong time).

Alternatively, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, Shares represented by your proxy will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, FOR the proposal to authorize the directors to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:	How do I vote if I own ADSs?

A:	If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not cancel such ADSs and become a registered holder of the Shares underlying your ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary (as the holder of Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible. The ADS Depositary must receive such instructions no later than 12:00 p.m. (New York City time) on November 12, 2015 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. The ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs. If any holder of ADSs does not timely deliver specific voting instructions to the ADS Depositary, or if the ADS Depositary timely receives voting instructions from an ADS holder that fail to specify the manner in which the ADS Depositary is to vote the Shares represented by the holder’s ADS, the ADS Depositary has advised the Company that it will not vote or attempt to exercise the right to vote any Shares underlying such holder’s ADSs. If you hold your ADSs in a brokerage, bank or other nominee account, you must follow the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you cancel your ADSs and become a holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on the Share Record Date. If you wish to cancel your ADSs for the purpose of voting Shares, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before 12:00 p.m. (New York City time) on October 26, 2015 together with (a) delivery instructions for the corresponding Shares (including the name and address of the person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement) and any applicable taxes and (c) a certification that you either (i) held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertake not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will arrange for JPMorgan Chase Bank, N.A., Hong Kong branch, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to make a request to the Company’s registered office at Codan Trust Company (Cayman), c/o Conyers Dill & Pearman, 2901 One Exchange Square, 8 Connaught Place, Central, Hong Kong, to issue and mail a certificate to your attention. If the Merger is not completed, the Company would continue to be a public company in the United States and the ADSs would continue to be listed on NASDAQ. Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the Merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Q:	If my Shares or ADSs are held in a brokerage, bank or other nominee account, will my broker, bank or other nominee vote my Shares or ADSs on my behalf?

A:	Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or other nominee regarding how to instruct it to vote your Shares or ADSs. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares or ADSs may not be voted.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the Merger Agreement?

A:	If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to the ADS Depositary, your broker, bank or other nominee, your vote will not be counted.

Q:	May I change my vote?

A:	Yes. If you are a holder of Shares, you may change your vote in one of the following three ways:

•	First, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least two hours before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to Shanda Games Limited, No. 1 Office Building, No. 690 Bibo Road, Pudong New Area, Shanghai 201203, the PRC, Attention: Investor Relations Department;

•	Second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no later than 10:00 a.m. (Hong Kong time) on November 13, 2015, which is the deadline to lodge your proxy card; or

•	Third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Holders of ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 12:00 p.m. (New York City time) on November 12, 2015. A holder of ADSs can do this by completing, dating and submitting a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card that the ADS holder is seeking to revoke.

If you hold ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage, bank or other nominee account, you will receive a separate voting instruction card for each brokerage, bank or other nominee account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy or voting instruction card. Please submit each proxy card that you receive.

Q:	Should I send in my Share certificates or my American Depositary Receipts representing ADSs (“ADRs”) now?

A:	No. After the Merger is completed, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your Share certificates for the merger consideration. Please do not send in your certificates now. Similarly, you should not send in the ADRs that represent your ADSs at this time. Promptly after the Merger is completed, the ADS Depositary will call for the surrender of all ADRs for delivery of the merger consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS Depositary relating to the foregoing.

All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their merger consideration shortly after the Merger is completed without any further action required on the part of such holders.

If your Shares or your ADSs are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your Share certificates or ADRs in exchange for the merger consideration.

Q:	What happens if I sell my Shares or ADSs before the extraordinary general meeting?

A:	The Share Record Date for voting at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the Merger is expected to be completed. If you transfer your Shares after the Share Record Date for voting but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a proxy to the person to whom you transfer your Shares, but will transfer the right to receive the Per Share Merger Consideration in cash without interest to such person, so long as such person is registered as the owner of such Shares when the Merger is completed. In such case, your vote is still very important and you are encouraged to vote.

The ADS Record Date is the close of business in New York City on October 14, 2015. If you transfer your ADSs after the ADS Record Date but before the extraordinary general meeting, you will retain your right to instruct the ADS Depositary to vote at the extraordinary general meeting, but will transfer the right to receive the Per ADS Merger Consideration in cash and net of any applicable withholding taxes to the person to whom you transfer your ADSs, so long as such person owns such ADSs when the Merger is completed. In such case, your vote is still very important and you are encouraged to vote.

Q:	Am I entitled to dissenters’ rights?

A:	Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, which is attached as Annex D to this proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

ADS holders will not have the right to exercise dissenters’ rights and receive payment of the fair value of the Shares underlying their ADSs. The ADS Depositary will not attempt to exercise any dissenters’ rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS Depositary to do so. ADS holders wishing to exercise dissenters’ rights must surrender their ADSs to the ADS Depositary, pay the ADS Depositary’s fees required for the cancellation of their ADSs, provide instructions for the registration of the corresponding Shares in the Company’s register of members, and certify that they have not given, and will not give, voting instructions as to their ADSs (or, alternatively, that they will not vote the corresponding Shares) before 12:00 p.m. (New York City time) on October 26, 2015, and become registered holders of Shares by the close of business in the Cayman Islands on the Share Record Date. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters’ rights with respect to the Shares under Section 238 of the Cayman Islands Companies Law. If the Merger is not completed, the Company would continue to be a public company in the United States and ADSs would continue to be listed on NASDAQ. Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if a former ADS holder has cancelled his, her or its ADSs to exercise dissenters’ rights and the Merger is not completed and such former ADS holder wishes to be able to sell his, her or its Shares on a stock exchange, such former ADS holder would need to deposit his, her or its Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs and applicable Share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” beginning on page 105 as well as “Annex D—Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised)—Section 238” to this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

Q:	If I own ADSs and seek to exercise dissenters’ rights, how do I convert my ADSs to Shares, and when is the deadline for completing the conversion of ADSs to Shares?

A:	If you own ADSs and wish to exercise dissenters’ rights, you must deliver the ADSs (or to the extent ADSs are certificated, the ADRs) to the ADS Depositary for cancellation before 12:00 p.m. (New York City time) on October 26, 2015 together with (a) delivery instructions for the corresponding Shares (including the name and address of the person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement) and any applicable taxes and (c) a certification that you either (i) held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertake not to vote the corresponding Shares at the extraordinary general meeting.

You must become a registered holder of the Shares underlying your ADSs and deliver to the Company, before the vote is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law, which is attached as Annex D to this proxy statement, for the exercise of dissenters’ rights.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” beginning on page 105, as well as “Annex D—Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised)—Section 238” to this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

Q:	Will any proxy solicitors or information agents be used in connection with the extraordinary general meeting?

A:	Yes. To assist in the solicitation of proxies, the Company has engaged Georgeson Inc. as its proxy solicitor.

Q:	Who can help answer my questions?

A:	If you have any questions about the Merger or if you need additional copies of this proxy statement or the accompanying proxy card, you should contact Georgeson Inc., the Company’s proxy solicitor, toll-free at +1 800 509 0983 (or +1 781 575 2137 outside of North America) or by email at ShandaGames@georgeson.com.

In order for you to receive timely delivery of any additional copy of this proxy statement or the accompanying proxy card in advance of the extraordinary general meeting, you must make your request no later than five business days prior to the date of the extraordinary general meeting.

Special Factors

Background of the Merger

All dates and times referenced in this Background of the Merger refer to China Standard Time.

The Board and senior management of the Company periodically review the Company’s long-term strategic plans with the goal of enhancing shareholder value. As part of this ongoing process, the Board and senior management of the Company have, from time to time, considered strategic alternatives that may be available to the Company, including potential commercial and strategic business partnerships, acquisitions, dispositions and new business lines.

In particular, during the course of 2012 and 2013, the Company recognized that the revenues of certain of its games and businesses were growing faster than others at the time. With the aim of enabling the market to more accurately value the faster growing segments and facilitate the effective allocation of management resources, certain members of the Company’s management considered splitting the Company into two entities under three different scenarios, in accordance with which the Company would separate its businesses such that (a) one entity would own and operate the Company’s PRC business, and the other would own and operate its overseas businesses; (b) one entity would own and operate the Company’s two leading mature legacy games businesses, and the other would own and operate its other faster-growing games businesses; or (c) one entity would own and operate the Company’s overseas and mobile games businesses, and the other would own and operate the remainder of its games businesses. Although Mr. Tianqiao Chen (“Mr. Chen”), chairman of the Board at the time, Mr. Richard Wei (“Mr. Wei”), chief financial officer of the Company at the time, and other representatives of the Company discussed and evaluated these potential transactions, they ultimately decided not to pursue these transactions due to concerns regarding whether these transactions would ultimately increase the valuation of the Company as a whole. In mid-2012, Mr. Chen and Mr. Wei also engaged in preliminary discussions with a U.S. game developer with respect to a potential merger between the Company and the game developer; however, the Company ultimately declined to pursue this transaction due to concerns regarding the financial condition of the game developer and the value that would be assigned to the game developer relative to the Company in the transaction.

Despite these efforts, the Company had not been able to consummate any successful strategic alternatives. Therefore, to further pursue strategic alternatives for enhancing shareholder value, Mr. Wei met with representatives of Kilometre on December 4 and December 6, 2013 and Mr. Chen and Mr. Wei together met with representatives of Kilometre on December 9, 2013, in each case to discuss general industry conditions and recent trends in strategic transactions by publicly listed PRC-based companies, as well as Kilometre’s credentials with respect to potentially advising the Company on exploring strategic alternatives.

The Company subsequently retained Kilometre as strategic execution consultant to the Company with respect to advising on and executing possible strategic transactions, including potential minority, majority or change-of-control transactions that could enhance shareholder value.

Between December 18, 2013 and January 18, 2014, Kilometre contacted and introduced to the Company four private equity investors that might have been interested in a potential transaction with the Company, including Primavera Capital Limited (“Primavera”). In connection with these introductions, Kilometre also advised the Company with respect to the background and potential level of interest and financial resources of such private equity investors. Kilometre also coordinated the sequence and timing of meetings between the Company and such private equity investors. Between December 21, 2013 and January 26, 2014, the Company entered into confidentiality agreements with these private equity investors and made due diligence materials available to them, and members of the Company’s senior management held several meetings with representatives of each of these private equity investors to discuss the Company’s business and operations in order to facilitate their evaluation of a potential “going private” transaction involving the Company.

On January 27, 2014, Shanda Interactive, the then controlling shareholder of the Company and an affiliate of Mr. Chen, and an affiliate of Primavera entered into a consortium agreement (the “First Consortium Agreement”) pursuant to which they agreed, among other things, to form a consortium (such consortium, as it exists from time to time, the “Buyer Group”) to jointly make a proposal to the Company for a “going private” transaction, deal exclusively with each other in pursuing such transaction for a period of nine months or until the termination of the First Consortium Agreement by all parties thereto, if earlier, and cooperate with respect to such transaction.

On the same date, Shanda SDG Investment Limited (“Shanda SDG”), a wholly owned subsidiary of Shanda Interactive, entered into a share purchase agreement with Primavera to sell 28,959,276 Class A ordinary shares to Primavera for US$2.7625 per share (the “Primavera SPA”), which sale was completed on February 17, 2014. Pursuant to the Primavera SPA, Primavera agreed that if a “going private” transaction occurred within one year of the completion of such sale, where Primavera was a member of the buyer group with respect to such “going private” transaction (or was not a member of the buyer group due to its own decision or election without Shanda SDG’s written consent), and the price per share in the “going private” transaction was higher than the price per share paid by Primavera, Primavera would pay to Shanda SDG, with respect to each share purchased by Primavera from Shanda SDG, a “make-whole” payment equal to the difference between the price per share paid by Primavera and the price per share paid in the “going private” transaction, the effect of which would be that Shanda SDG would receive the same price per share for the shares sold to Primavera as would be paid in the “going private” transaction.

Also on January 27, 2014, the Buyer Group submitted a preliminary non-binding letter (the “Proposal”) to the Board proposing to acquire all of the shares of the Company not already owned by members of the Buyer Group for a cash consideration of US$3.45 per Share and US$6.90 per ADS (the “Proposed Transaction”). In the Proposal, the Buyer Group noted that the per ADS price to be paid in the Proposed Transaction represented a premium of approximately 44.4% to the volume-weighted average price of the ADSs over the preceding 30 trading days. Moreover, the Buyer Group stated, among other things, that its members had entered into the First Consortium Agreement pursuant to which they had agreed to work with each other exclusively in pursuing the Proposed Transaction, and that it expected that the Proposed Transaction would be financed with a combination of debt and equity capital and that the equity portion would be provided by members of the Buyer Group. The Proposal also stated that the members of the Buyer Group did not intend to sell their Shares to any third party.

On January 28, 2014, the Board met via conference call to discuss, among other things, the Proposal. During the meeting, representatives of Davis Polk & Wardwell (“Davis Polk”), the Company’s U.S. legal advisor, provided the Board with an overview of the substantive requirements, processes and duties of directors under applicable law in connection with the Proposed Transaction, including various approaches taken by boards of directors when considering similar transactions, and the desirability of establishing a committee of independent directors to evaluate the Proposed Transaction given the conflicts of interest that may arise from the involvement of Shanda Interactive in the Proposed Transaction.

At the meeting, the Board determined it was in the best interests of the Company and the Unaffiliated Holders to form the Special Committee. After discussing the various qualifications of the members of the Board to serve on the Special Committee, including whether certain directors were sufficiently independent for purposes of serving on the Special Committee, the Board adopted resolutions to form the Special Committee, comprised of the following three directors, whom the Board determined were sufficiently independent for purposes of serving on the Special Committee: Mr. Lin (to serve as chairman of the Special Committee), Mr. Heng Wing Chan (“Mr. Chan”) and Mr. Yong Gui (“Mr. Gui”).

At the same meeting, the Board also adopted resolutions delegating to the Special Committee the appropriate power and authority of the Board to, among other things, consider and evaluate the Proposed Transaction and determine whether it was in the best interests of the shareholders of the Company, and make recommendations to the Board on the Proposed Transaction; negotiate on behalf of the Board the terms of the Proposed Transaction, including the terms of the Merger Agreement and any other document to be entered into with the Buyer Group in connection with the Proposed Transaction; consider competing proposals or offers and other strategic alternatives and make recommendations to the Board with respect thereto (including the recommendation that the Company not enter into any transaction and, instead, remain independent); request information and assistance from officers of the Company in connection with its consideration of the Proposed Transaction and any other alternative proposals; retain its own independent legal and financial advisors and other agents relating to the Proposed Transaction and enter into contracts providing for the retention and compensation of such advisors or other agents; submit its recommendation to the Board, together with the terms of any negotiated definitive agreement pursuant to which the “going private” transaction or any alternative transaction would be completed that would be required to be approved by the Board; and receive any information, assistance or documents from officers, advisors and employees of the Company that would be helpful in discharging the duties of the Special Committee. In addition, the Board resolved that each member of the Special Committee be indemnified by the Company to the fullest extent permitted by applicable law or the Company’s memorandum and articles of association for any loss and damage suffered because of his role on the Special Committee. On January 29, 2014, the Company issued a press release announcing the formation of the Special Committee to evaluate the Proposed Transaction.

The Board subsequently adopted resolutions providing that each member of the Special Committee be compensated for his service. Such compensation was not and is not contingent upon the completion of the Merger or on the Special Committee’s or the Board’s recommendation of the Merger.

Between January 28, 2014 and February 16, 2014, the Special Committee interviewed a number of prospective legal advisors, including Sullivan & Cromwell, with respect to U.S. law; Walkers, with respect to Cayman Islands law; and Haiwen & Partners (“Haiwen”), with respect to PRC law. Following these interviews, the Special Committee evaluated the credentials and independence of the law firms interviewed.

On February 17, 2014, Messrs. Lin and Gui of the Special Committee met via conference call with representatives of Sullivan & Cromwell to confirm Sullivan & Cromwell’s engagement as the independent legal counsel to the Special Committee with respect to U.S. law and discussed the U.S. legal requirements applicable to the Proposed Transaction as well as the process that the Special Committee should follow in evaluating the Proposed Transaction. Later on that date, representatives of Sullivan & Cromwell called Mr. Chan to brief him on the discussion. On February 18, 2014, the Company issued a press release regarding the Special Committee’s appointment of Sullivan & Cromwell as its U.S. legal counsel.

Following the Company’s announcement of its receipt of the Proposal on January 27, 2014, the Special Committee received solicited and unsolicited proposals from, and evaluated the qualifications of, six financial advisory firms to act as independent financial advisor to the Special Committee. On February 18, 2014, after deliberation on the experience, qualification and reputation of each of the six financial advisory firms, the Special Committee selected Merrill Lynch as its independent financial advisor, subject to confirmation of its independence in connection with the Proposed Transaction. The Special Committee noted that Merrill Lynch was familiar with the Company and its industry, had substantial experience with “going private” transactions involving U.S.-listed PRC-based companies, and had the ability to interact in both English and Chinese. Merrill Lynch confirmed its independence on March 5, 2014, and the Special Committee executed an engagement letter with Merrill Lynch on March 6, 2014. On the same day, the Company issued a press release regarding the Special Committee’s appointment of Merrill Lynch as its independent financial advisor.

On February 21 and March 4, 2014, respectively, the Special Committee retained Walkers as its independent Cayman Islands legal advisor and Haiwen as its independent PRC legal advisor with respect to the Proposed Transaction, which engagements were confirmed in engagement letters on March 11, 2014.

On February 25, 2014, the Special Committee held a meeting in Shanghai to consider the Proposed Transaction. Each of Messrs. Lin and Gui attended in person, and Mr. Chan attended via telephone. Representatives of Sullivan & Cromwell and Merrill Lynch attended in person, and representatives of Walkers attended via telephone. At the meeting, representatives of Merrill Lynch and Sullivan & Cromwell discussed the Proposed Transaction with the Special Committee, including the composition of the Buyer Group; the structure of the Proposed Transaction; certain considerations for the Special Committee with respect to its analysis of the value, fairness and certainty of the transaction; the purchase price offered in the Proposed Transaction; safeguards for securing a fair deal for Unaffiliated Holders; whether a “market check” would be likely to find competing bidders; and alternative strategic options.

Representatives of Sullivan & Cromwell then discussed key legal considerations for the Special Committee, including the scope of authority under the Board’s resolutions; fiduciary duty considerations for members of the Special Committee; disclosure requirements under U.S. law; and deal execution considerations and other typical features of “going private” transactions. In particular, representatives of Sullivan & Cromwell summarized the importance of the independence and disinterestedness of the members of the Special Committee, the role of the Special Committee in representing the interests of Unaffiliated Holders, the importance of the Special Committee in assuring that a fair process is undertaken with respect to the Proposed Transaction and a fair price is reached, and the importance of considering strategic alternatives to the Proposed Transaction. Walkers also advised on the fiduciary duty considerations for members of the Special Committee under Cayman Islands law. Over the course of the three days following the meeting, Sullivan & Cromwell met via conference call with each member of the Special Committee to inquire as to the independence of such member, on which conference calls each member of the Special Committee confirmed his independence for purposes of serving on the Special Committee.

Pursuant to the Special Committee’s instructions, on March 4, 2014, Merrill Lynch presented a questionnaire to members of the Buyer Group as part of the Special Committee’s evaluation of the Proposed Transaction, which questionnaire covered, among other things, the financing of the Proposed Transaction, the proposed composition of the Buyer Group, the post-closing capital structure of the Company, and potential meetings between advisors of the Special Committee and those of potential financing sources. The Buyer Group responded to Merrill Lynch on March 7, 2014.

Between March 4, 2014 and September 30, 2014, the Special Committee regularly met via conference call with representatives of Sullivan & Cromwell and Merrill Lynch to discuss, among other things, the status of the Proposed Transaction; Merrill Lynch’s due diligence on the financial resources and other aspects of members of the Buyer Group; the communications and discussions between Sullivan & Cromwell and Merrill Lynch, on the one hand, and members of the Buyer Group and their advisors, on the other; the expected timetable of the Proposed Transaction; the due diligence process by, and negotiations of the Merger Agreement, the Equity Commitment Letters and the Limited Guarantees (collectively, the “Transaction Documents”) with, the Buyer Group; the status of the Company’s disclosure schedules to the Merger Agreement; updates on the financial due diligence conducted with the management of the Company and, on September 23, 2014, a presentation on the valuation of the Company and the fairness of the consideration to be paid by the Buyer Group to the Unaffiliated Holders in the Proposed Transaction; and additional potential investors in the Proposed Transaction. Sullivan & Cromwell assisted the Special Committee in negotiating and concluding a confidentiality agreement with each of the potential investors that had indicated its intention to assess the possibility of joining the Buyer Group between February 28, 2014 and August 8, 2014.

On March 17, 2014, the Company made available to Merrill Lynch and the Buyer Group certain financial projections, which Merrill Lynch discussed with the Special Committee on March 25, 2014.

Also on March 17, 2014, Wilson Sonsini Goodrich & Rosati, P.C. (“WSGR”), the Buyer Group’s U.S. legal advisor, presented to Sullivan & Cromwell an initial draft of the Merger Agreement.

On March 25, 2014, the Special Committee and representatives of Sullivan & Cromwell and Merrill Lynch met via conference call. Representatives of Sullivan & Cromwell summarized the Merger Agreement received from WSGR, and discussed with the Special Committee key issues in the draft and terms to be negotiated with the Buyer Group and its counsel.

Between March 17, 2014 and April 22, 2014, Sullivan & Cromwell also held several conference calls with Latham & Watkins, counsel to Primavera, and WSGR with respect to the Proposed Transaction. During this period, the parties discussed the specific terms of the Merger Agreement and the Special Committee’s position with respect thereto, and exchanged drafts of the Merger Agreement.

During this period, negotiations with respect to the Merger Agreement included discussions of, and the drafts exchanged between the parties reflected changes to, the following terms, among others:

•	the circumstances under which the Board could effect a change of recommendation to the Company’s shareholders in respect of the Proposed Transaction;

•	the shareholder vote required to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•	the scope of debt and equity financing relating to the Proposed Transaction;

•	the circumstances under which each party would be able to terminate the Merger Agreement;

•	the circumstances under which each party would be obligated to pay the other a termination fee, and the amount and form of such termination fee;

•	the level of efforts required to be undertaken by the parties to secure requisite regulatory approvals in connection with the Proposed Transaction;

•	the representations and warranties made by the Company; and

•	the restrictions on the Company’s conduct of its business prior to the closing of the Proposed Transaction.

During the course of these negotiations with WSGR and the Buyer Group, Sullivan & Cromwell, after consulting with the Special Committee, obtained certain terms of the Merger Agreement that were more favorable to the Unaffiliated Holders than those contained in the initial draft of the Merger Agreement, including, in particular, by (a) expanding the circumstances under which the Board would be able to effect a change of recommendation to the Company’s shareholders in respect of the Proposed Transaction, and under which the Company would be able to terminate the Merger Agreement in order to enter into an agreement with respect to an alternative transaction that could be more favorable to the Company and the Unaffiliated Holders; (b) limiting the circumstances under which Parent would be able to terminate the Merger Agreement, and requiring that members of the Buyer Group vote in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and therefore, in each case, increasing the likelihood of the Merger being completed; and (c) providing that the termination fee payable by Parent would be twice that of the termination fee payable by the Company.

On April 1, 2014, the Special Committee and representatives of Merrill Lynch met via conference call to discuss, among other things, requesting an increase to the merger consideration from the Buyer Group. Shortly thereafter, representatives of Merrill Lynch proposed to representatives of the Buyer Group that the Buyer Group increase the then-current merger consideration. In the subsequent three-week period, representatives of Merrill Lynch and representatives of the Buyer Group engaged in various discussions concerning an increase to the merger consideration; however, representatives of the Buyer Group ultimately informed representatives of Merrill Lynch that the Buyer Group was not prepared to increase the merger consideration.

Between January and July 2014, Primavera led the Buyer Group’s discussions with potential additional equity investors that were considering joining the Buyer Group. Between February 2014 and August 2014, several of these potential equity investors signed confidentiality agreements with the Company and assessed the possibility of joining the Buyer Group.

In April and May 2014, (a) Perfect World Co., Ltd. (“Perfect World”), (b) an affiliate of FountainVest Partners (“FountainVest”), and (c) an affiliate of Carlyle Asia Partners IV, L.P. (“Carlyle”) each became a party to the First Consortium Agreement and joined the Buyer Group. On April 18, 2014, Perfect World and Shanda SDG entered into a share purchase agreement, pursuant to which Shanda SDG sold to Perfect World 30,326,005 Class A ordinary shares of the Company at US$3.2975 per share. Such 30,326,005 Shares were sold by Shanda SDG in the form of Class A ordinary shares converted from the same number of Class B ordinary shares because Shanda SDG wanted to retain control of the Company after the transaction. Perfect World also agreed to pay a “make-whole” payment to Shanda SDG on terms substantially the same as those in the Primavera SPA. The Company issued a press release in connection with each of Perfect World, FountainVest and Carlyle joining the Buyer Group. Although Mr. Xiangdong Zhang, chief executive officer of the Company at the time; Mr. Tunghai Chien, president of the Company; Mr. Wei; members of the Company’s investors relations team; and certain of the Company’s game producers met separately with two other private equity investors, one of which the Company had previously held discussions with in January 2014, on several occasions in March and April 2014 to discuss the Company’s business and operations in order to facilitate the evaluation by these investors of joining the Buyer Group, these investors ultimately did not join the Buyer Group.

Between May 9, 2014 and August 31, 2014, with the objective of assessing market interest for alternative transactions, representatives of Merrill Lynch also began conducting a “market check” by initiating discussions with other potential buyers and regularly updated the Special Committee on the status of those discussions. In all, Merrill Lynch contacted seven potential financial sponsors and nine potential strategic investors to assess their interest in an acquisition of the Company as an alternative to the Proposed Transaction, but each of these parties ultimately declined to make a proposal to acquire the Company.

On July 9, 2014 and July 11, 2014, representatives of Shanda Interactive and a Chinese bank that Shanda Interactive approached had meetings and discussions with Mr. Xiangdong Zhang, Mr. Tunghai Chien, members of the Company’s investors relations team, and certain of the Company’s game producers to discuss the Company’s business and operations in order to facilitate the evaluation by the Chinese bank of joining the Buyer Group; however, after these meetings and further evaluation, the Chinese bank ultimately did not join the Buyer Group.

In July 2014 and August 2014, representatives of Primavera, on behalf of itself, Perfect World, FountainVest and Carlyle, discussed with representatives of Shanda Interactive the progress of securing equity financing and the possibility of allowing members of the Buyer Group to separately solicit interest from various other potential equity investors to join the Buyer Group and facilitate the Proposed Transaction.

In August 2014, representatives of Primavera approached representatives of Shanghai Buyout Fund L.P., a limited partnership organized under the laws of the PRC (“Haitong”), an affiliate of Haitong Securities Co., Ltd., a PRC company listed on the Shanghai Stock Exchange (“Haitong Securities”), to solicit Haitong to join the Buyer Group. Between August 17 and September 1, 2014, representatives of Haitong discussed with representatives of Primavera, Perfect World and Shanda Interactive the terms, requirements and process for Haitong to purchase Class A ordinary shares from Shanda SDG, Primavera and Perfect World and join the Buyer Group. On September 1, 2014, Haitong agreed to purchase a total of 107,438,129 Class A ordinary shares from Shanda SDG, Primavera and Perfect World for US$3.45 per share, and Hao Ding, a then affiliate of Haitong Securities, completed such purchase on behalf of Haitong on September 23, 2014. Among the 107,438,129 Class A ordinary shares sold to Haitong, 48,152,848 shares were sold by Shanda Interactive in the form of Class A ordinary shares converted from the same number of Class B ordinary shares because Shanda Interactive wanted to retain control of the Company after the transaction. Haitong also agreed to pay a “make-whole” payment to each of Shanda SDG, Primavera and Perfect World on terms substantially the same as those in the Primavera SPA.

Between August 19 and August 26, 2014, representatives of Ningxia approached and discussed with representatives of Shanda Interactive the terms, requirements and process for Ningxia to purchase Company shares from Shanda SDG and join the Buyer Group. On September 1, 2014, Shanda Interactive agreed to sell to Ningxia 80,577,828 Class A ordinary shares converted from the same number of Class B ordinary shares for US$3.45 per share and Ningxia agreed to purchase such shares at the same price. Such shares were sold by Shanda Interactive in the form of Class A ordinary shares converted from the same number of Class B ordinary shares because Shanda Interactive wanted to retain control of the Company after the transaction. Zhongrong Investment, an affiliate of Ningxia, completed such purchase on behalf of Ningxia on September 23, 2014. Ningxia and Zhongrong Investment also agreed to pay a “make-whole” payment to Shanda SDG on terms substantially the same as those in the Primavera SPA.

Between August 27 and August 31, 2014, representatives of Orient Finance Holdings (Hong Kong) Limited (“Orient Finance”), which is a direct and wholly owned subsidiary of Orient Securities Company Limited (“Orient Securities”), a company organized under the Laws of the PRC, and a then affiliate of Orient Hongtai and Orient Hongzhi, approached and discussed with representatives of Shanda Interactive the terms, requirements and process for Orient Finance to purchase Class A ordinary shares from Shanda SDG and join the Buyer Group. On August 31, 2014, Shanda Interactive agreed to sell to Orient Finance 123,552,669 Class A ordinary shares converted from the same number of Class B ordinary shares for US$3.45 per share and Orient Finance agreed to purchase such shares at the same price. Such shares were sold by Shanda Interactive in the form of Class A ordinary shares converted from the same number of Class B ordinary shares because Shanda Interactive wanted to retain control of the Company after the transaction. After the transaction was completed on September 23, 2014, such 123,552,669 Class A ordinary shares were subsequently transferred by Orient Finance to Orient Hongtai and Orient Hongzhi, each of which is a then affiliate of Orient Finance, on November 24, 2014. Orient Finance also agreed to pay a “make-whole” payment to Shanda SDG on terms substantially the same as those in the Primavera SPA.

On August 30, 2014 and August 31, 2014, representatives of Primavera, as the lead member of the Buyer Group at the time, and representatives of Shanda Interactive discussed the withdrawal of Primavera, Perfect World, FountainVest and Carlyle from the Buyer Group. On September 1, 2014, Perfect World, FountainVest, Carlyle and Primavera withdrew from the Buyer Group, and Haitong, Ningxia and Orient Finance joined the Buyer Group, after which the Buyer Group was comprised of Shanda Interactive, Haitong, Ningxia and Orient Finance. On September 2, 2014, the Company issued a press release announcing the changes to the Buyer Group.

After joining the Buyer Group, Ningxia engaged King & Wood Mallesons (“KWM”) as its PRC legal counsel and Southwest Securities as its financial advisor for the Proposed Transaction. KWM has provided legal services to a major subsidiary of Ningxia in the past and Ningxia selected KWM as its PRC legal counsel for the Proposed Transaction based on KWM’s extensive experience in merger and acquisition transactions, including going-private transactions, its familiarity with Ningxia and its ability to communicate effectively in both English and Mandarin. Southwest Securities is an investment bank in the PRC. Although Ningxia did not have any business relationship with Southwest Securities in the past, Ningxia selected Southwest Securities as its financial advisor for the Proposed Transaction based on its expertise in advising outbound investments of China-based companies.

In light of his role as the chief executive officer of China Universal Asset Management, an affiliate of Orient Finance, it was determined that Mr. Lin was no longer sufficiently independent for purposes of serving on the Special Committee, and he promptly resigned from the Special Committee. Mr. Chan was then elected by the Special Committee to serve as the chairman of the Special Committee. On September 4, 2014, the Special Committee reconfirmed Sullivan & Cromwell’s appointment as its U.S. legal counsel, Merrill Lynch’s appointment as its financial advisor (after Merrill Lynch reconfirmed its independence), Walkers’ appointment as its Cayman Islands legal counsel and Haiwen’s appointment as its PRC legal counsel, and issued a press release announcing that the Board had reconstituted the Special Committee formed by the Board to evaluate the Proposed Transaction.

On September 9, 2014, the Special Committee and representatives of Sullivan & Cromwell and Merrill Lynch met via conference call to review the status of the Proposed Transaction, particularly with respect to the change in the composition of the Buyer Group. At this meeting, the parties discussed the status of the negotiations with respect to the Merger Agreement and the other Transaction Documents, and the changes to the financing proposed by the Buyer Group (specifically that debt financing was no longer necessary).

On September 11, 2014, WSGR presented to Sullivan & Cromwell a revised draft of the Merger Agreement. During the period between September 11 and September 22, 2014, Sullivan & Cromwell held several conference calls and corresponded with WSGR with respect to the Proposed Transaction. On these calls and during this correspondence, Sullivan & Cromwell and WSGR discussed the outstanding terms of the Merger Agreement and the Special Committee’s position with respect to such terms and the other Transaction Documents, and exchanged various drafts of the Merger Agreement and the other Transaction Documents. The negotiations with respect to the Merger Agreement and the other Transaction Documents included discussions of, and the drafts exchanged between the parties reflected changes to, the following terms, among others: (a) the circumstances under which the Board could effect a change of recommendation to the Company’s shareholders in respect of the Proposed Transaction, (b) the scope and terms of the equity financing relating to the Proposed Transaction, (c) the amount of termination fees and (d) the representations and warranties to be made by the Company.

On September 16, 2014, the Special Committee and representatives of Sullivan & Cromwell and Merrill Lynch held several conference calls to discuss the terms of the Merger Agreement in light of the changes to the Buyer Group and the Special Committee’s position with respect to the terms thereof and the other Transaction Documents. During the conference calls, the Special Committee consulted Merrill Lynch on its preliminary view on the then-proposed merger consideration and market practice. After discussions regarding negotiation tactics among the Special Committee, Sullivan & Cromwell and Merrill Lynch, the Special Committee directed Merrill Lynch to seek to negotiate an increase in the merger consideration.

On September 17, 2014, representatives of WSGR and Sullivan & Cromwell held a conference call to discuss certain issues with respect to the Anti-monopoly Law of the PRC and the proposed equity financing of the Proposed Transaction.

Between September 17 and September 22, 2014, representatives of Merrill Lynch held several conference calls with representatives of the Buyer Group, on which representatives of Merrill Lynch conveyed the Special Committee’s position with respect to an increase in the merger consideration. On September 22, 2014, representatives of the Buyer Group indicated to representatives of Merrill Lynch that the Buyer Group was prepared to increase the merger consideration to US$7.10 per ADS, and Merrill Lynch informed the Special Committee of the revised proposal.

On September 23, 2014, the Special Committee met in Shanghai with representatives of Sullivan & Cromwell, Merrill Lynch, Walkers and Haiwen attending either in person or via conference call. Representatives of Sullivan & Cromwell reviewed the history of the transaction, after which representatives of Walkers reviewed the fiduciary duty considerations for members of the Special Committee under Cayman Islands law. Sullivan & Cromwell then summarized for the Special Committee the key terms and proposed resolution of all open items in the Merger Agreement and the other Transaction Documents, as well as disclosure requirements under U.S. law, deal execution considerations and other typical features of “going private” transactions. Representatives of Haiwen then provided an update on certain considerations with respect to the Anti-monopoly Law of the PRC. Representatives of Merrill Lynch then gave a presentation on the valuation of the Company and the fairness of the consideration to be paid to the Unaffiliated Holders in the transaction. After the presentations by its advisors, the Special Committee asked questions about Merrill Lynch’s methodology and analysis with respect to the merger consideration, and discussed the other terms of the transaction with Sullivan & Cromwell, after which it deliberated on such terms and the negotiation strategy with respect thereto. The Special Committee then determined that it was prepared to proceed to negotiate the Proposed Transaction with the Buyer Group on the basis of a merger consideration of US$3.55 per Share and US$7.10 per ADS.

On September 24, 2014, the Special Committee held a conference call with representatives of Merrill Lynch, who discussed their financial analysis.

Between September 27 and October 19, 2014, WSGR and Sullivan & Cromwell exchanged revised drafts of the Merger Agreement and the other Transaction Documents in consideration of the Company and the Buyer Group’s desire to potentially sign the Merger Agreement on October 20, 2014, or shortly thereafter; however, on October 19, 2014, WSGR informed Sullivan & Cromwell that the Buyer Group would not be in a position to sign the Merger Agreement on October 20, 2014. Between October 19 and October 22, 2014, WSGR conveyed to Sullivan & Cromwell that members of the Buyer Group were continuing to discuss the Proposed Transaction among themselves, after which discussions between representatives of the Buyer Group and representatives of the Special Committee ceased for several weeks.

On October 27, 2014, the exclusivity period under the First Consortium Agreement expired and members of the Buyer Group were no longer obligated to deal exclusively with each other with respect to the Proposed Transaction. On October 28, 2014, Shanda Interactive and Ningxia entered into a letter agreement, pursuant to which Shanda Interactive and Ningxia agreed to continue to work with each other exclusively in pursuing the Proposed Transaction until November 25, 2014. Coincidentally on the same day, Mr. Xiangdong Zhang stepped down as chief executive officer of the Company and Mr. Yingfeng Zhang was appointed by the Board as acting chief executive officer of the Company. Such appointment was not related to the execution of the letter agreement by and between Shanda Interactive and Ningxia.

On October 29, 2014, Shanda Interactive indicated to Ningxia that it would also consider quitting the Proposed Transaction if all of the Class B ordinary shares that it indirectly held through Shanda SDG (the “SDG Shares”) could be sold at a premium for the super voting power carried by the SDG Shares. Ningxia then proposed to acquire all the SDG Shares.

On November 3, 2014, Shanda Interactive rejected Ningxia’s proposal, because if all the SDG Shares were sold to a single party, the transaction would result in a change of control of the Company, which could trigger an anti-monopoly review by the PRC government. Thereafter, Ningxia contacted Mr. Zhang to explore the possibility of Mr. Zhang joining the acquisition of the SDG Shares in a manner such that neither Ningxia nor Mr. Zhang would control the Company after the acquisition. As Mr. Zhang was interested in Ningxia’s proposal, he immediately established Yili Shengda and Ningxia Yilida in contemplation of the possibility of pursuing the purchase of half of the SDG Shares. Yili Shengda is directly and wholly owned by Ningxia Yilida, a PRC limited partnership, of which the general partner is Shanghai Yingfeng, a PRC company directly and wholly owned by Mr. Zhang.

On November 7, 2014, Mr. Zhang confirmed with representatives of Ningxia his intention to purchase half of the SDG Shares and jointly undertake the Proposed Transaction with Ningxia. Subsequently, Mr. Zhang and representatives of Ningxia and Shanda Interactive discussed the potential sales of the SDG Shares to affiliates of Mr. Zhang and Ningxia, respectively.

On November 19, 2014, WSGR informed Sullivan & Cromwell that Shanda SDG intended to sell all of its Shares to affiliates of Mr. Zhang and Ningxia. On November 21, 2014, the Special Committee and representatives of Sullivan & Cromwell and Merrill Lynch met via conference call to discuss the status of the Proposed Transaction in light of Shanda SDG’s proposed sale and the new composition of the Buyer Group.

On November 22, 2014, representatives of Sullivan & Cromwell, Haiwen and WSGR held a conference call to discuss Shanda SDG’s proposed sale, and the potential implications under the Anti-monopoly Law of the PRC with respect to the Proposed Transaction in light of the composition of the Buyer Group that would result from Shanda SDG’s proposed sale.

On November 22, 2014, Shanda Interactive sent to Yili Shengda and Ningxia a draft share purchase agreement in respect of the sale of the SDG Shares. On November 25, 2014, Zhongrong Shengda, an affiliate of Ningxia, and Yili Shengda, an affiliate of Mr. Zhang, each agreed to purchase 48,759,187 Class B ordinary shares from Shanda SDG for US$5.13 per share, which purchase was completed on the same day (the “Shanda SDG Sale”). Unlike the prior occasions when Shanda SDG converted Class B ordinary shares held by it into Class A ordinary shares and sold such Class A ordinary shares to Primavera, Perfect World, Haitong, Ningxia and Orient Finance, or their respective affiliates, this time Zhongrong Shengda and Yili Shengda negotiated to purchase Class B ordinary shares, which entitled their holders to 10 votes per share and, in exchange, Shanda SDG demanded a higher price than for the Class A ordinary shares. By acquiring an aggregate of 97,518,374 Class B ordinary shares, Zhongrong Shengda and Yili Shengda together held approximately 69% of the total voting power of the outstanding ordinary shares, which is more than the two-thirds majority necessary to approve a special resolution of the shareholders of the Company as required under Cayman Islands law. On November 26, 2014, WSGR was engaged as U.S. legal counsel to Ningxia and Yili Shengda with respect to the Proposed Transaction.

Upon the completion of Shanda SDG Sale, each of Mr. Chen, Shanda Interactive and Shanda SDG ceased to own, directly or indirectly, any equity securities of the Company and was no longer an affiliate of the Company. None of Mr. Chen, Shanda Interactive and Shanda SDG had engaged, directly or indirectly, in any discussion on the Proposed Transaction since November 26, 2014. Also on November 26, 2014, Mr. Chen was replaced by Mr. Zhang as the chairman of the Board and the Company issued a press release announcing that it had been informed by Shanda Interactive that Shanda Interactive did not intend to remain a member of the Buyer Group following the completion of the Shanda SDG Sale, after which Shanda Interactive would no longer beneficially own any Shares, but that it had been informed by Mr. Zhang and Ningxia that they intended to continue pursuing the Proposed Transaction, after which discussions between representatives of the Buyer Group and representatives of the Special Committee ceased for several weeks. Although Mr. Zhang’s employment contract with Shanda Interactive was not officially terminated until December 16, 2014 (which was his monthly payroll cutoff date at Shanda Interactive), he had ceased to work for Shanda Interactive on November 25, 2014, the date on which the Shanda SDG Sale was agreed and completed. Since November 25, 2014, Mr. Zhang has worked exclusively and solely for the Company.

On November 26, 2014, representatives of Sullivan & Cromwell, WSGR and Davis Polk held a conference call to discuss the status of the Proposed Transaction in light of the Shanda SDG Sale.

On December 5, 2014, Ningxia Yilida, an affiliate of Mr. Zhang, and Ningxia entered into a consortium agreement (the “Second Consortium Agreement”), pursuant to which they agreed, among other things, to form a consortium to jointly make a proposal to the Company for a “going private” transaction, deal exclusively with each other in pursuing such transaction until February 6, 2015 or the termination of the Second Consortium Agreement, if earlier, and cooperate with respect to such transaction. All references to “Buyer Group” or “Buyer Group members” between December 8, 2014 and March 16, 2015 refer only to Ningxia Yilida and Ningxia.

On December 18 and December 22, 2014, representatives of WSGR and Sullivan & Cromwell held conference calls to discuss the timing and status of the Proposed Transaction, the scope of the equity financing relating to the Proposed Transaction and the status of the Buyer Group’s review of the Merger Agreement and the other Transaction Documents, and WSGR conveyed that the Buyer Group intended to continue pursuing the Proposed Transaction on the terms reflected in the Transaction Documents and previously negotiated with the Special Committee earlier in 2014. On December 23, 2014, the Special Committee and representatives of Sullivan & Cromwell and Merrill Lynch met via conference call to discuss the same.

Between December 24 and December 26, 2014, Sullivan & Cromwell assisted the Special Committee in negotiating a confidentiality agreement to be entered into with potential equity investors that had contacted the Buyer Group and expressed interest in assessing the possibility of joining the Buyer Group. Although two potential investors entered into such confidentiality agreements on January 2 and January 27, 2015, respectively, neither ultimately joined the Buyer Group.

On January 14, 2015, Ningxia retained Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) as its legal advisor in connection with the Proposed Transaction.

On February 17, 2015, the Special Committee and representatives of Sullivan & Cromwell and Merrill Lynch met via conference call to discuss the status of the Proposed Transaction in light of the two new potential equity investors and a new potential debt financing source, as well as recent news coverage relating to the China Securities Regulatory Commission’s investigation of Zhongyin Cashmere (which investigation was not related to the Proposed Transaction), a public company listed on the Shenzhen Stock Exchange that is an affiliate of Ningxia, after which discussions between representatives of the Buyer Group and representatives of the Special Committee ceased for several weeks.

On March 12, 2015, representatives of Merrill Lynch held a conference call with Mr. Zhang to discuss the composition of the Buyer Group and the scope of the equity financing relating to the Proposed Transaction. On March 16, 2015, representatives of WSGR informed representatives of Merrill Lynch that a new consortium agreement would be signed within the next 24 hours.

Subsequently on March 16, 2015, Ningxia Yilida, Ningxia, Orient Hongtai, Orient Hongzhi and Hao Ding entered into the Third Consortium Agreement, pursuant to which they agreed to form a consortium to jointly make a proposal to the Company for a “going private” transaction, deal exclusively with each other in pursuing such transaction for a period of approximately six weeks or until the termination of the Third Consortium Agreement by all parties thereto, if earlier, and cooperate with respect to such transaction. On April 3, 2015, each of Zhongrong Legend, Ningxia Silkroad, and Zhengjun Investment entered into an adherence agreement, pursuant to which each of them became a party to the Third Consortium Agreement as a Sponsor. All references to “Buyer Group” or “Buyer Group members” after March 16, 2015 refer only to those entities that were a party to the Third Consortium Agreement as of the relevant time. The Third Consortium Agreement also obligated the parties thereto to vote for such transaction and against any competing proposal, and restricted transfers of shares, warrants and options of the Company and any other securities that were convertible into or exercisable for Shares or other equity securities of the Company, including Shares and ADSs.

On March 19, 2015, representatives of Sullivan & Cromwell and WSGR held a conference call to discuss the status and timing of the Proposed Transaction, on which call WSGR conveyed to Sullivan & Cromwell that the Buyer Group proposed a purchase price of US$3.45 per Share and US$6.90 per ADS, but otherwise wished to preserve the terms previously negotiated with the Special Committee during the course of 2014. Representatives of WSGR indicated that the members of the Buyer Group had carefully considered the purchase price that they would be prepared to pay in the Proposed Transaction. However, since such purchase price was lower than the US$3.55 per Class A ordinary share and US$7.10 per ADS that the Buyer Group had previously expressed a willingness to entertain in September 2014, the Special Committee determined that such lowered purchase price was not acceptable and considered requiring that the Merger Agreement and Plan of Merger be subject to approval by the Unaffiliated Holders (in addition to the approval by all shareholders at the extraordinary general meeting of the Company).

On March 23, 2015, the Special Committee and representatives of Sullivan & Cromwell, Merrill Lynch and Haiwen met via conference call to discuss the offer from the Buyer Group. The Special Committee determined that it would postpone its response to the Buyer Group until it had the opportunity to review the Company’s estimated balance sheet, income statement and statement of cash flows for the fiscal year ended December 31, 2014. On March 24, 2015, the Company made this financial information available to the Special Committee, which Merrill Lynch subsequently discussed with the Special Committee.

Between March 25 and April 2, 2015, Sullivan & Cromwell and WSGR continued to negotiate the Merger Agreement and the other Transaction Documents and to exchange drafts thereof. During this period, negotiations with respect to the Transaction Documents included discussions of, and the drafts exchanged between the parties reflected changes to, the merger consideration, the shareholder vote required to authorize and approve the Merger Agreement and Plan of Merger, the scope of equity financing relating to the Proposed Transaction, the amount of the termination fees, and certain considerations with respect to the Anti-monopoly Law of the PRC.

On March 27, 2015, the Company made available to the Special Committee certain financial projections, which Merrill Lynch subsequently discussed with the Special Committee.

On March 31, 2015, the Special Committee and representatives of Sullivan & Cromwell, Merrill Lynch and Haiwen met via conference call to discuss the Special Committee’s response to the current proposal from the Buyer Group and Merrill Lynch’s opinion regarding the fairness of the consideration to be paid to the Unaffiliated Holders in the transaction in light of the additional financial information received from the Company. Merrill Lynch noted that, compared to financial projections previously made available by the Company, the estimated revenue and net income of the Company for 2014 and the financial projections for subsequent years were lower, and therefore, it would be unlikely for the revised financial projections to materially affect Merrill Lynch’s analysis of the fairness of the proposed merger consideration presented on September 23, 2014 from a financial point of view. During the discussion, the Special Committee also noted that the price of US$5.13 per share paid by Yili Shengda and Zhongrong Shengda for the Class B ordinary shares in the Shanda SDG Sale exceeded the proposed merger consideration of US$7.10 per ADS and discussed with Merrill Lynch whether the price per share paid in the Shanda SDG Sale reflected a control premium and, if so, whether it would affect the valuation of the Company or the fairness of the consideration to be paid by the Buyer Group to the Unaffiliated Holders in the Proposed Transaction. After discussing with Merrill Lynch, the Special Committee acknowledged that the Class B ordinary shares underlying the Shanda SDG Sale represented the voting rights of the Company that would enable the two buyers to collectively control the Company and individually block any potential competing transaction to the Merger, and therefore the price of US$5.13 per share is not comparable to the merger consideration for Class A ordinary shares. After discussion among the Special Committee, Sullivan & Cromwell and Merrill Lynch of the history of the negotiations, the Special Committee instructed Sullivan & Cromwell and Merrill Lynch to propose that the merger consideration should be increased to US$3.55 per Class A ordinary share and US$7.10 per ADS. Subsequently on March 31, 2015, representatives of Sullivan & Cromwell and Merrill Lynch communicated to representatives of WSGR and Mr. Zhang the Special Committee’s position that the merger consideration should be increased to US$3.55 per Class A ordinary share and US$7.10 per ADS in view of the negotiations that had occurred in September 2014 and the purchase price paid to Shanda SDG in the Shanda SDG Sale for Class B ordinary shares, and that approval of the Merger Agreement and Plan of Merger would need to be subject to a separate approval by the Unaffiliated Holders if the merger consideration were any lower.

On April 1, 2015, representatives of Sullivan & Cromwell, Merrill Lynch and WSGR held a conference call, on which WSGR conveyed that the Buyer Group, considering the protracted nature of negotiations to that point, desired to maintain the then-current momentum of discussions between the parties and reach a definitive agreement with respect to the Proposed Transaction, and therefore, had revised its proposal to reflect a merger consideration of US$3.50 per Share and US$7.00 per ADS, on the conditions that the Merger Agreement be signed by April 3, 2015 and that approval of the Merger Agreement and Plan of Merger not be subject to a separate approval by the Unaffiliated Holders. On the conference call, representatives of WSGR indicated that the members of the Buyer Group had deliberated extensively on the purchase price that they would be prepared to pay in the Proposed Transaction, and that the proposal of US$3.50 per Share and US$7.00 per ADS was the highest price that the Buyer Group would agree to pay.

On April 2, 2015, the Special Committee and representatives of Sullivan & Cromwell, Merrill Lynch and Haiwen met via conference call to discuss the proposal from the Buyer Group. The Special Committee considered the revised proposal, and concluded that it was not prepared to recommend the Proposed Transaction without a separate approval by the Unaffiliated Holders, unless the merger consideration was increased to US$3.55 per Class A ordinary share and US$7.10 per ADS. After the conference call, representatives of Sullivan & Cromwell and Merrill Lynch communicated the Special Committee’s position to representatives of WSGR.

On April 3, 2015, representatives of WSGR informed representatives of Sullivan & Cromwell and Merrill Lynch that the Buyer Group was prepared to agree to pay US$3.55 per Class A ordinary share and US$7.10 per ADS, provided that the Merger Agreement and Plan of Merger would not be subject to a separate approval by the Unaffiliated Holders.

On April 3, 2015, the Special Committee and representatives of Sullivan & Cromwell, Merrill Lynch and Haiwen met via conference call. Following an update from Sullivan & Cromwell on the status of negotiations with the Buyer Group, Sullivan & Cromwell summarized for the Special Committee the key terms and proposed resolution of all open items on the Merger Agreement and the other Transaction Documents and reviewed the fiduciary duty considerations for members of the Special Committee. Merrill Lynch then presented the Special Committee with its financial analyses of the transaction and, following such presentation, orally rendered its opinion, which was subsequently confirmed by it in writing and is attached hereto as Annex C, to the Special Committee to the effect that the consideration to be paid to holders of the Class A ordinary shares and ADSs (other than (a) the holders of the Rollover Shares and (b) Parent, the Company or any of their subsidiaries) in the Merger, as of April 3, 2015, based upon, and subject to, the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Merrill Lynch in preparing its opinion, was fair, from a financial point of view, to such holders. Haiwen then indicated that the consummation of the Transactions should not be subject to any requirement to obtain any regulatory approval under the Anti-monopoly Law of the PRC.

After considering the proposed terms of the Merger Agreement and the other Transaction Documents, which were amended as a result of the negotiations as described above, and the various presentations of Sullivan & Cromwell, Merrill Lynch, Walkers and Haiwen over the course of the transaction to date, including the receipt of Merrill Lynch’s opinion, and taking into account the other factors described below under the heading titled “—Reasons for the Merger and Recommendation of the Special Committee and the Board,” the Special Committee unanimously determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, were fair to, and in the best interests of, the Company and the Unaffiliated Holders, and recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Following the meeting of the Special Committee, the Board met via conference call on April 3, 2015, with representatives of Merrill Lynch, Davis Polk and Sullivan & Cromwell. The Board, acting upon the unanimous recommendation of the Special Committee, unanimously (a) determined that it was fair to, advisable and in the best interests of the Company and the Unaffiliated Holders to consummate the Transactions, including the Merger; (b) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement, the Plan of Merger and the Limited Guarantees and the consummation of the Transactions, including the Merger; and (c) resolved to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

Later in the evening on April 3, 2015, the Company, Parent and Merger Sub executed the Merger Agreement and the other Transaction Documents, and the Company issued a press release announcing the execution thereof.

In May 2015, representatives of Messrs. Miaotong Wang, Heng Shao and Ji Wang (collectively known herein as the “Li-Funds Persons”) approached representatives of Haitong Securities and Orient Securities to discuss the possibility for certain affiliates of the Li-Funds Persons, namely Litian, Lihua and Lihai, to purchase the 107,438,129 Class A ordinary shares beneficially owned by Haitong Securities and the 123,552,669 Class A ordinary shares beneficially owned by Orient Securities (such purchase from Haitong Securities and Orient Securities, the “Li-Funds Purchase”).

The Li-Funds Persons control Century Huatong, a company organized under the laws of the PRC and listed on the Shenzhen Stock Exchange. Huatong (of which Mr. Miaotong Wang owns 90% of the equity interests) and Messrs. Heng Shao and Ji Wang are the three largest shareholders of Century Huatong, holding in aggregate approximately 54% of Century Huatong’s issued and outstanding shares.

Historically, Century Huatong had been primarily engaged in manufacturing automotive parts. In light of the potentially higher profit margins to be achieved in the technology, media and telecommunications (“TMT”) sectors, as well as the higher price-to-earnings ratios of TMT companies trading in the PRC equity markets as compared to traditional industrial companies, Century Huatong began evaluating strategic options for diversifying its business in 2013. In particular, Century Huatong took note of the rapid development of the web and mobile games business in the PRC and, in 2014, Century Huatong entered the web and mobile games business by completing the acquisitions of two PRC games companies (the “Century Huatong Games Companies”) that occupied, and continue to occupy, leading positions in the web and mobile games business in the PRC.

Beginning in March 2014, the Century Huatong Games Companies entered into licensing and cooperation arrangements with the Company. Under these arrangements, the Company licensed certain intellectual property in its MMO games to the Century Huatong Games Companies, which developed web and mobile games jointly with the Company. The Century Huatong Games Companies then marketed and operated such newly developed web games and mobile games, and shared with the Company a percentage of the revenue generated from players of these games. These arrangements allowed the Century Huatong Games Companies to take advantage of the market-proven story lines, characters and gaming concepts as well as the firmly-established fan base in the Company’s PC-based MMO games, and to leverage them onto web and mobile platforms.

As a result of Century Huatong’s acquisition of the Century Huatong Games Companies, the games segment became a significant driver of Century Huatong’s overall business, contributing approximately 57% of Century Huatong’s net earnings for 2014. This achievement encouraged the Li-Funds Persons to further explore opportunities to grow Century Huatong’s games business.

The Li-Funds Persons believed that cooperation with the Company presented an attractive and reliable foundation for further developing Century Huatong’s games business. Accordingly, they began considering ways to strengthen and safeguard that foundation within the context of Century Huatong’s strategic transformation from a traditional industrial company to a company engaged in not only its historical core of automotive parts manufacturing, but also in the higher-growth and higher-margin sector of web and mobile games. The Li-Funds Persons analyzed relevant market trends and possible steps to implement a strategy for building Century Huatong’s games business that involved further collaboration with the Company. In particular, in April 2015, the Li-Funds Persons reached a consensus around the points below:

•	The web and mobile games market had the potential for rapid growth in the PRC and offered significant opportunities for Century Huatong as it further transitioned away from its traditional industrial roots, especially if Century Huatong could capitalize on the popularity of the intellectual property that the Company had developed in MMO games.

•	The PRC games sector was entering a new phase, as technologies and user preferences shifted from PC platforms to web and mobile platforms. As a result, the dynamics in the sector were remarkably fluid, and commercial relationships among game developers, license holders and other participants in the sector faced a period of change and uncertainty.

•	In light of Century Huatong’s own strategic transformation as well as the potentially disruptive shifts in the PRC games sector, a commitment to building Century Huatong’s relationship with the Company, as could be demonstrated through acquiring a significant equity stake in the Company, would be critical for realizing opportunities in the sector, for the following reasons:

o	There was no guarantee that the Company would seek to continue and expand its cooperation and licensing arrangements with Century Huatong in the long term, particularly since not only Century Huatong’s competitors, but also the Company itself, were developing capabilities in web and mobile games in response to rapidly evolving user preferences away from PC-based MMO games to web- and mobile-based games in the PRC market; and

o	Holding a significant equity stake in the Company could provide a basis for influencing the direction of the Company in order to sustain and strengthen the collaboration between the Company and Century Huatong and to minimize the likelihood of developments at the Company that would be detrimental to Century Huatong and the Li-Funds Persons.

In considering acquiring a significant equity stake in the Company, the Li-Funds Persons sought a transaction that could be completed expeditiously and, importantly, without damaging Century Huatong’s relationship with the Company. Any transaction that could cause the Company’s management or controlling shareholders, namely Mr. Zhang and Ningxia, to view Century Huatong as anything other than a reliable, long-term business partner would have been highly counterproductive. Accordingly, the Li-Funds Persons avoided pursuing any transaction that could have been viewed as a Competing Transaction. From this perspective, the only sizable blocks of Shares that were potentially available for purchase were the Shares owned by Haitong Securities and Orient Securities. The Li-Funds Persons had prior dealings with Haitong Securities and Orient Securities, as Haitong Securities had advised Century Huatong on mergers and acquisitions and Orient Securities had served as the lead underwriter for Century Huatong’s initial public offering and the sponsor for Century Huatong’s listing on the Shenzhen Stock Exchange in July 2011. Haitong Securities and Orient Securities, as financial investors in the Company, were amenable to selling their Shares if a sufficiently attractive offer was made substantially earlier than any exit after the Merger, such as with the possibility of a relisting on a PRC stock exchange (whose timing would be uncertain, if it occurred at all).

In early May 2015, Mr. Ji Wang, on behalf of the Li-Funds Persons, held an initial in-person meeting with representatives of Haitong Securities and separately had an initial conference call with representatives of Orient Securities. Haitong Securities proposed a purchase price equivalent to approximately US$4.80 per Class A ordinary share for its block of 107,438,129 Class A ordinary shares, and Orient Securities proposed a purchase price equivalent to approximately US$5.00 per Class A ordinary share for its block of 123,552,669 Class A ordinary shares. The Li-Funds Persons rejected these proposals as being grossly over-priced.

From early May 2015 to mid-June 2015, the Li-Funds Persons engaged in extensive negotiations with Haitong Securities and Orient Securities with respect to the purchase price, culminating in an agreement in principle on a purchase price equivalent to approximately US$4.44 per Class A ordinary share. The Li-Funds Persons agreed to this purchase price while taking into account a variety of factors that they had considered during six weeks of negotiations, including the risk that any failure or delay in reaching an agreement with Haitong Securities and Orient Securities could result in a competitor of Century Huatong acquiring a substantial stake in the Company from either Haitong Securities or Orient Securities, or both. The significant volatility in the PRC equities markets in June 2015 further motivated the Li-Funds Persons to reach an agreement quickly.

In mid-June 2015, when agreement with Haitong Securities and Orient Securities appeared likely, representatives of the Li-Funds Persons contacted Mr. Zhang (in his capacity as the acting chief executive officer and major beneficial owner of the Company) and representatives of Ningxia (in its capacity as major beneficial owner of the Company) to inform them of the Li-Funds Persons’ proposed purchase of Shares and to express their hope that the cooperative and productive relationship between the Company and Century Huatong would be strengthened as a result.

On June 25, 2015, share purchase agreements were signed in connection with the transactions known collectively as the “Li-Funds Purchase”. The details of the transactions constituting the Li-Funds Purchase are summarized below.

•	Litian agreed to acquire 100% of the equity interest of HuaSung from Orient Zhihui Investment Center (Shanghai) L.P. (“Orient Zhihui”), which directly owned 100% of the equity interest of HuaSung, which in turn directly owns 100% of the equity interest of Orient Hongzhi, which is the sole asset of HuaSung. Orient Hongzhi directly owns 61,776,335 Class A ordinary shares of the Company, which are the sole assets of Orient Hongzhi. The aggregate purchase price paid by Litian for the transaction was RMB1,705,000,000 (approximately US$274,506,329), or approximately US$4.44 per Class A ordinary share.

•	Lihua agreed to acquire 100% of the equity interest of TonSung from Orient Zhisheng Investment Center (Shanghai) L.P. (“Orient Zhisheng”), which directly owned 100% of the equity interest of TonSung, which in turn directly owns 100% of the equity interest of Orient Hongtai, which is the sole asset of TonSung. Orient Hongtai directly owns 61,776,334 Class A ordinary shares of the Company, which are the sole assets of Orient Hongtai. The aggregate purchase price paid by Lihua for the transaction was RMB1,705,000,000 (approximately US$274,506,329), or approximately US$4.44 per Class A ordinary share.

•	Lihai agreed to acquire 100% of the equity interest of Hai Sheng Tong from Haitong and Xizang Runda Resource Ltd., a PRC company (“Xizang Runda”), both of which collectively and directly owned 100% of the equity interest of Hai Sheng Tong, which in turn directly owns 100% of the equity interest of Hao Ding, which is the sole asset of Hai Sheng Tong. Hao Ding directly owns 107,438,129 Class A ordinary shares of the Company, which are the sole assets of Hao Ding. The aggregate purchase price paid by Lihai for the transaction was RMB2,964,000,000 (approximately US$477,206,312), or approximately US$4.44 per Class A ordinary share.

The Li-Funds Purchase was completed on June 30, 2015, as a result of which the Li-Funds Persons became the controlling persons of Orient Hongzhi, Orient Hongtai and Hao Ding, which collectively hold 230,990,798 Class A ordinary shares of the Company. According to the Support Agreement, (i) each of Orient Hongzhi, Orient Hongtai and Hao Ding, as a Rollover Shareholder, must appear at any shareholders’ meeting of the Company or otherwise cause the Shares held by such Rollover Shareholder to be counted as present for the purposes of establishing a quorum and vote or cause to be voted such Shares (a) in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and (b) against any Competing Transaction; and (ii) the Rollover Shares (including Rollover Shares represented by ADSs) will, at the Effective Time, be cancelled for no consideration in the Merger. None of the obligations of Orient Hongzhi, Orient Hongtai or Hao Ding under the Support Agreement are changed as a consequence of the Li-Funds Purchase. Accordingly, in considering the implications of the Li-Funds Purchase under the terms of the Merger Agreement, the Buyer Group has concluded as follows: (i) the Rollover Shareholders’ obligations under the Support Agreement have not changed, (ii) Parent’s obligations under the Merger Agreement to vote, and cause the Rollover Shareholders and their respective affiliates to vote, all Rollover Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions have not changed, and (iii) the Buyer Group does not regard the Li-Funds Purchase to constitute an Intervening Event that requires a Change in the Company Recommendation. (See "The Merger Agreement—No Change of Recommendation").

The Buyer Group’s position that the US$3.55 Per Share Merger Consideration is fair to the Unaffiliated Holders is unchanged by the Li-Funds Purchase. Specifically, the Buyer Group considered, among others, the factors discussed below:

•	The purchase price paid in connection with the Li-Funds Purchase is not a meaningful benchmark for evaluating whether the merger consideration is fair to the Unaffiliated Holders.

o

The purchase price paid in connection with the Li-Funds Purchase reflects the fundamentally unique strategic value placed by the Li-Funds Persons on acquiring a significant equity stake in the Company within the particular circumstances, as discussed above, including (i) Century Huatong’s ongoing business transformation from a traditional industrial company to a company with a significant games business, (ii) trends in the PRC games sector and the PRC equities market, as they impacted Century Huatong and the Li-Funds Persons, (iii) the importance, in Century Huatong’s perspective, of developing a strong, sustainable relationship with the Company as a way of mitigating risks in a highly dynamic market environment, (iv) the significance of equity ownership in the Company in laying a foundation for that relationship, and (v) the lack of availability of any sizable block of Shares other than those held by Haitong Securities and Orient Securities, which conferred upon Haitong Securities and Orient Securities substantial bargaining leverage – a set of circumstances that is unlikely to materialize in a comparable manner for any other person considering an investment in the Company.

o	In fact, after the completion of the Li-Funds Purchase, Century Huatong and the Company entered into another cooperation and license agreement on July 5, 2015, which was deemed by the Li-Funds Persons to be, in part, a realization of that strategic value, signaling strengthened cooperation between the Company and Century Huatong.

•	There have been no material changes to the circumstances underlying the fairness analysis of the Buyer Group discussed in the section entitled “Special Factors—Position of the Buyer Group as to the Fairness of the Merger” beginning on page 44. In particular:

o	the US$3.55 Per Share Merger Consideration was determined by the parties at that time based on both the actual results of operations and financial condition as well as on the Company’s business plan;

o	the Buyer Group’s understanding from management is that the business, the financial conditions and the prospects of the Company have not improved in any material respect since April 3, 2015, when the Merger Agreement was signed; and

o	the Buyer Group’s understanding from management is that the Li-Funds Purchase has not affected in any material respect the business, financial conditions or prospects of the Company.

On June 29, 2015, representatives of Sullivan & Cromwell and WSGR held a conference call during which WSGR informed Sullivan & Cromwell that Haitong Securities and Orient Securities had transferred or were in the process of transferring their respective interests in the Company to a third party. WSGR indicated that it would provide Sullivan & Cromwell with a further update on the following day. On June 30, 2015, representatives of Sullivan & Cromwell and WSGR held another conference call on which WSGR briefed Sullivan & Cromwell on the structure of the transfer and that the consideration for the transfer was approximately US$4.44 per Class A ordinary share. Sullivan & Cromwell indicated on the conference call that the Special Committee would need additional information on the transfer, including the parties involved, the timing of the transaction and the reason for the premium paid in connection with the transfer compared to the merger consideration. Sullivan & Cromwell then updated the members of the Special Committee and Merrill Lynch on this new development via e-mails.

On June 30, 2015, Century Huatong, which is controlled by the Li-Funds Persons, announced that it may acquire all of the equity interests and assets of TonSung, HuaSung, Hai Sheng Tong from Litian, Lihua and Lihai at their overall cost within one year after the closing of the Merger; however, no agreement has been entered into with respect to this potential transaction.

Between July 2, 2015 and July 3, 2015, each of Liyou, Orient Finance and Haitong made Schedule 13D filings with respect to the Company’s securities stating that the Li-Funds Purchase had occurred. On July 6, 2015, the Company issued a press release regarding the Li-Funds Purchase as reported in the Schedule 13D filings made on July 2, 2015 and July 3, 2015.

On July 2, 2015, the Special Committee met via conference call. Sullivan & Cromwell and Merrill Lynch discussed the Li-Funds Purchase and provided an update on the overall status of the Transactions. The members of the Special Committee noted the premium paid in the Li-Funds Purchase compared to the merger consideration. Representatives of Sullivan & Cromwell briefed the Special Committee on the terms of the Merger Agreement and other Transaction Documents that might be relevant to this development. Representatives of Merrill Lynch provided an update on general market conditions since the signing of the Merger Agreement. The Special Committee decided to request further information about the Li-Funds Purchase, including the reason for the premium paid in the Li-Funds Purchase compared to the merger consideration, in order to obtain sufficient information to evaluate the impact of the Li-Funds Purchase on the closing of the Merger, if any, and to urge WSGR to provide such information as soon as possible in order for the Special Committee to consider the fairness of the merger consideration.

On July 4, 2015, representatives of Sullivan & Cromwell and WSGR held a conference call. Sullivan & Cromwell requested that the Buyer Group provide further information with respect to why the Li-Funds Persons were willing to enter into the Li-Funds Purchase at a consideration of approximately US$4.44 per Class A ordinary share and also requested that the Buyer Group consider increasing the merger consideration.

On July 6, 2015, WSGR provided Sullivan & Cromwell with background information from the Buyer Group with respect to why the Li-Funds Persons were willing to enter into the Li-Funds Purchase at a consideration of approximately US$4.44 per Class A ordinary share. On the same day, representatives of Sullivan & Cromwell and Davis Polk held a conference call to further discuss the possible implications of the Li-Funds Purchase. Also on the same day, representatives of Sullivan & Cromwell, Davis Polk, WSGR and Skadden held a conference call to discuss the status of the Transactions. On that call, representatives of WSGR and Skadden expressed the Buyer Group’s view that the merger consideration continues to be fair, and that the premium paid in the Li-Funds Purchase compared to the merger consideration reflects, among other things, the strategic value which the Li-Funds Persons believe Century Huatong would achieve through the Transactions, which is a value that is specific to the Li-Funds Persons and not to the Unaffiliated Shareholders. Sullivan & Cromwell expressed the view that the information disclosed by related parties in their Schedule 13D filings and provided by the Buyer Group did not contain sufficiently specific information for the Special Committee’s evaluation and consideration, and requested that the Buyer Group consider increasing the merger consideration. Sullivan & Cromwell provided further comments on the information regarding the Li-Funds Purchase provided by the Buyer Group after the conference call on the same day.

On July 7, 2015, WSGR provided Sullivan & Cromwell with further information from the Buyer Group on the Li-Funds Purchase in response to Sullivan & Cromwell’s comments of July 6, 2015. Also on July 7, 2015, representatives of Sullivan & Cromwell and Merrill Lynch held a conference call to discuss Merrill Lynch’s views on the price paid in connection with the Li-Funds Purchase compared to the merger consideration. Merrill Lynch noted that it was still reviewing the facts and circumstances surrounding the Li-Funds Purchase and had not reached a view with respect to the Li-Funds Purchase. Merrill Lynch also noted that it would need further information from the Buyer Group in order to consider this question. On the same day, representatives of Sullivan & Cromwell, WSGR, Skadden and Davis Polk also held a conference call. WSGR noted that the Buyer Group would not agree to an increase in the merger consideration. Sullivan & Cromwell noted that the Special Committee would require time to conduct due diligence on the Li-Funds Purchase and to consider whether the premium paid in the Li-Funds Purchase compared to the merger consideration would affect the fairness of the Merger. Sullivan & Cromwell, WSGR, Skadden and Davis Polk also discussed the inclusion of disclosure reflecting the status of the Special Committee’s deliberations in an amendment to the Schedule 13E-3 regarding the Transactions and various considerations related to the obligations of the various parties under the Merger Agreement and other Transaction Documents.

On July 7, 2015 and July 8, 2015, the Special Committee met via conference call with representatives of Sullivan & Cromwell. The Special Committee and Sullivan & Cromwell discussed advice received from Walkers regarding the fiduciary duties of the members of the Special Committee under Cayman Islands law, the foregoing discussions among counsel for the parties to the Merger regarding merger consideration and matters related to the filing of an amendment to the Schedule 13E-3. The Special Committee determined to request that the Buyer Group further clarify the information regarding, and the reasons for, the premium paid in the Li-Funds Purchase compared to the merger consideration, and to instruct Merrill Lynch to assist in the due diligence of such information and reasons.

On July 9, 2015, Sullivan & Cromwell provided WSGR with a detailed set of due diligence questions with respect to the Li-Funds Purchase. These questions inquired about: (a) the background and timing of the negotiations that led to the Li-Funds Purchase; (b) the views of the Li-Funds Persons with respect to the web games and mobile games industry in China and how such views relate to their valuation of the Company; and (c) the reasons for which the Li-Funds Persons pursued an investment in the equity interests of the Company, including (i) why the Li-Funds Persons pursued the acquisition at the time they did, (ii) why the Li-Funds Persons pursued an investment in the Company specifically, (iii) why the Li-Funds Persons carried out their investment in the Company through purchases from Orient Securities and Haitong Securities and (iv) the factors considered by the Li-Funds Persons in reaching a decision to pay a significant premium, as reflected in the consideration of approximately US$4.44 per Class A ordinary share.

On July 10, 2015, representatives of Sullivan & Cromwell, Davis Polk and WSGR held a conference call to discuss the status of the due diligence with respect to the Li-Funds Purchase and the filing of an amendment to the Schedule 13E-3. Also on July 10, 2015, representatives of Sullivan & Cromwell, Merrill Lynch and WSGR and Mr. Ji Wang, who is one of the Li-Funds Persons and is also the general manager of Shanghai T2 Entertainment Company Limited, one of the Century Huatong Games Companies, held a conference call, during which Mr. Ji Wang provided background information with respect to the Li-Funds Purchase as well as the business cooperation between Century Huatong and the Company.

On July 13, 2015, representatives of Sullivan & Cromwell, Merrill Lynch, Davis Polk, WSGR and DaCheng Law Offices (“DaCheng”), counsel to Orient Hongzhi, Orient Hongtai and Hao Ding conducted a conference call with Mr. Ji Wang, as a representative of the Li-Funds Persons. During the conference call, Mr. Ji Wang, as a representative of the Li-Funds Persons, provided additional information with respect to the Li-Funds Purchase, including the reasons for which the Li-Funds Persons were willing to pay a consideration of approximately US$4.44 per Class A ordinary share, as well as the history and status of the business relationship between Century Huatong and the Company. In particular, Mr. Ji Wang noted that the established position of Shanda Games in the PRC gaming industry and its portfolio of well-known games in the traditional PC-based platform were highly complementary to Century Huatong’s plans for developing a games business focused on web- and mobile-based games. Moreover, Mr. Ji Wang underscored that the initial licensing arrangements between the Company and Century Huatong had yielded promising results for Century Huatong. However, Mr. Ji Wang also noted that there was no guarantee that Century Huatong would be able to maintain its existing business relationship with the Company, since the Company had entered into similar licensing arrangements with other developers, and that Century Huatong and the Li-Funds Persons were concerned that a competitor of Century Huatong might acquire a significant stake in the Company. Mr. Ji Wang further noted that, in light of the existing business relationship between Century Huatong and the Company and the importance of this relationship to Century Huatong, the Li-Funds Persons were willing to acquire beneficial ownership of the Company’s equity interests at a consideration of approximately US$4.44 per Class A ordinary share in order to sustain and strengthen the cooperative relationship between Century Huatong and the Company and with the hope of exercising greater influence over the management of the Company in the future as a significant shareholder. Mr. Ji Wang also noted that, while the Li-Funds Persons were considering the acquisition of a significant equity stake in the Company, they sought a transaction with a high degree of certainty that could be completed quickly and without disrupting Century Huatong’s relationship with the Company and its existing major shareholders and management, and therefore were not interested in making a proposal for a Competing Transaction, which would have involved a high degree of uncertainty and required a lengthy process to completion.

On July 21, 2015, the Special Committee and representatives of Sullivan & Cromwell, Merrill Lynch and Walkers met via conference call. During the meeting, Sullivan & Cromwell summarized the information that it had received from the Buyer Group and its counsel, including information with respect to the Li-Funds Purchase and the discussions that Sullivan & Cromwell had conducted with the Buyer Group with respect to a potential increase in the merger consideration. Walkers summarized the Special Committee’s fiduciary duties and the requirements and procedure for exercising dissenters’ rights under Cayman Islands law. Merrill Lynch summarized the results of due diligence with respect to the Li-Funds Purchase, including a description of the primary business operations of Century Huatong, as well as the market reaction to the Li-Funds Purchase, including changes in the stock price of the Company since the Li-Funds Purchase and the feedback that Merrill Lynch had received from certain of the Unaffiliated Holders with respect to the Li-Funds Purchase. Following discussions of these topics among the Special Committee, Sullivan & Cromwell, Merrill Lynch and Walkers, the Special Committee instructed Merrill Lynch to confirm with the Buyer Group whether the Buyer Group was prepared to consider an increase of the merger consideration from US$7.10 per ADS and instructed Sullivan & Cromwell to continue the diligence effort, including following up on any outstanding questions. Later on the same day, following a call with Mr. Yingfeng Zhang, Merrill Lynch informed the Special Committee, Sullivan & Cromwell and Walkers that the Buyer Group, as conveyed by Mr. Yingfeng Zhang, was not prepared to increase the merger consideration.

On August 6, 2015, the Special Committee met via conference call with representatives of Merrill Lynch, Sullivan & Cromwell and Walkers. During this meeting, the Special Committee considered the information that it had received regarding the Li-Funds Purchase and whether such information was sufficient to evaluate the fairness of the merger consideration. The Special Committee instructed Sullivan & Cromwell and Merrill Lynch to continue to engage in diligence on the Li-Funds Purchase.

On August 7, 2015, representatives of Sullivan & Cromwell, Davis Polk, WSGR, Skadden and DaCheng held a conference call. During the call, Sullivan & Cromwell requested that the Buyer Group provide further information related to the Li-Funds Purchase. Later that day, Sullivan & Cromwell forwarded to DaCheng a number of due diligence questions regarding the Li-Funds Purchase, including with respect to how the Li-Funds Persons initiated discussions with Haitong Securities and Orient Securities regarding the Li-Funds Purchase, and how the Li-Funds Purchase (including the price paid) was negotiated.

On August 12, 2015, the Special Committee met via conference call with representatives of Sullivan & Cromwell. During this conference call, the Special Committee decided to meet with Mr. Zhang, in his capacity as acting chief executive officer of the Company and chairman of the Board, to brief him on the status of the Transactions and diligence related to the Li-Funds Purchase.

On August 15, 2015, Messrs. Chan and Gui met with Mr. Zhang in Shanghai and briefed him on the status of the Transactions and the Special Committee’s diligence related to the Li-Funds Purchase.

On August 17, 2015, a conference call was held among Messrs. Chan, Gui and Zhang, the other members of the Board and representatives of the Buyer Group, WSGR, Skadden, DaCheng, Davis Polk, Merrill Lynch and Sullivan & Cromwell to address outstanding questions regarding the Li-Funds Purchase. During this call, Mr. Ji Wang explained the commercial rationale for the Li-Funds Purchase, which was to strengthen and protect Century Huatong’s games business in light of Century Huatong’s strategic transformation from a traditional industrial company to a company engaged in both automotive parts manufacturing and web and mobile games development.

On August 25, 2015, the Special Committee met via conference call with representatives of Haiwen, Merrill Lynch, Sullivan & Cromwell and Walkers. Sullivan & Cromwell provided the Special Committee with an update on the overall status of the Merger and other transactions contemplated by the Merger Agreement. Following this briefing, Walkers advised the Special Committee on the fiduciary duty considerations for members of the Special Committee under Cayman Islands law.

Following these discussions and taking into consideration the factors described below under the heading titled “—Reasons for the Merger and Recommendation of the Special Committee and the Board”, the Special Committee (a) determined that the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the shareholders and ADS holders of the Company who are unaffiliated with the Company and whose securities are to be purchased pursuant to the terms of the Merger Agreement, (b) affirmed its April 3, 2015 resolutions (i) determining that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Holders; (ii) determining that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are advisable; and (iii) recommending that the Board authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, (c) authorized each member of the Special Committee to take, or cause to be taken, any actions to give effect to the resolutions described in (a) or (b) above and (d) ratified all previous actions taken by the Special Committee in connection with the matters described in the resolutions set forth in (a) or (b) above.

Following the meeting of the Special Committee, the Board met via video conference on August 26, 2015, with representatives of Davis Polk, Sullivan & Cromwell and Conyers. Sullivan & Cromwell, on behalf of the Special Committee, briefed the Board on the work undertaken by the Special Committee and its advisors to date in connection with the Merger, including its consideration of the Li-Funds Purchase, and reported to the Board the resolutions adopted by the Special Committee on August 25, 2015. Representatives of Davis Polk provided the Board with an update of the overall status of the Merger since the execution of the Merger Agreement on April 3, 2015. Representatives of Conyers advised the Board members of their fiduciary duties under Cayman Islands law. Members of the Board then discussed the fairness of the Merger in light of the Li-Funds purchase. Following this discussion, the Board, acting upon the unanimous affirmation of the Special Committee, unanimously (a) determined that the Merger and other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and the Unaffiliated Holders and (b) affirmed its April 3, 2015 resolutions (i) determining it was fair to, advisable and in the best interests of the Company and the Unaffiliated Holders to consummate the Merger; (ii) authorizing and approving the execution, delivery and performance by the Company of the Merger Agreement; and (iii) resolving to recommend in favor of the authorization and approval of the Merger Agreement, and the consummation of the Merger, to the shareholders of the Company for authorization and approval.

On September 18, 2015, Sullivan & Cromwell presented WSGR with a draft amendment and restatement of the Merger Agreement. Under the terms of the Merger Agreement, either the Company or Parent may terminate the Merger Agreement without payment of a termination fee if the Merger is not consummated by a defined termination date (the “Termination Date”). The only material amendment to the Merger Agreement reflected in the draft amendment and restatement presented by Sullivan & Cromwell was the extension of the Termination Date from October 3, 2015 to December 31, 2015. Between September 19, 2015 and September 23, 2015, representatives of Sullivan & Cromwell and WSGR held several calls and corresponded with respect to the draft amendment and restatement of the Merger Agreement.

At a meeting held via conference call on September 21, 2015, the Special Committee, after due consideration, unanimously (a) determined that the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the shareholders and ADS holders of the Company who are unaffiliated with the Company and whose securities are to be purchased pursuant to the terms of the Merger Agreement, as amended and restated by the proposed amendment and restatement, (b) recommended that the Board enter into the proposed amended and restated Merger Agreement. Following the meeting of the Special Committee, the Board, acting upon the unanimous recommendation of the Special Committee, through unanimous written consent, (a) determined that the Transactions, including the Merger, are fair to, and in the best interest of, the Company and the Shareholders and ADS holders of the Company who are unaffiliated with the Company and whose securities are to be purchased pursuant to the terms of the proposed amended and restated Merger Agreement, and (b) approved the proposed amended and restated Merger Agreement. On September 23, 2015, Parent, Merger Sub and the Company entered into the amended and restated Merger Agreement.

Reasons for the Merger and Recommendation of the Special Committee and the Board

The Board, acting upon the unanimous recommendation of the Special Committee made on April 3, 2015 and affirmed on August 25, 2015, which Special Committee acted with the advice and assistance of the Company’s management and its independent financial and outside legal advisors, evaluated the Merger Agreement, the Plan of Merger and the Transactions.

In general, the Board believes that, as a privately held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long-term financial performance without the pressures created by the public equity market’s emphasis on short-term period-to-period financial performance.

In addition, as an SEC-reporting company, the Company’s management and accounting staff, which comprises a relatively small number of individuals, must devote significant time to SEC reporting and compliance. The Company is also required to disclose a considerable amount of business information to the public, some of which is commercially sensitive and would not be disclosed by a non-reporting company. As a result, the Company’s actual or potential competitors, customers, lenders, intellectual property licensors and other vendors all have ready access to this information, which may help them compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be.

The Special Committee met regularly with its advisors between January 2014 and April 2015 to consider and review, among other things, any possible strategic alternatives to the Proposed Transaction and the terms of the Proposed Transaction, and to review, consider, discuss with its advisors regarding and give its advisors instructions on the status and tactics of negotiations with the Buyer Group on the proposed merger consideration and other terms of the Proposed Transaction. These efforts are described in greater detail under the section entitled “—Background of the Merger.” At a meeting on April 3, 2015, the Special Committee reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Special Committee, after due consideration, unanimously (a) determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, were fair to, and in the best interests of, the Company and the Unaffiliated Holders; (b) declared advisable the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and (c) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

At a meeting on April 3, 2015, the Board, acting upon the unanimous recommendation of the Special Committee, unanimously (a) determined that it was fair to, advisable and in the best interests of the Company and the Unaffiliated Holders to consummate the Transactions, including the Merger; (b) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement, the Plan of Merger and the Limited Guarantees and the consummation of the Transactions, including the Merger; and (c) resolved to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

In the course of reaching their determinations on April 3, 2015, each of the Special Committee and the Board considered the following substantive factors and potential benefits of the Merger, which are not listed in any relative order of importance, each of which the Special Committee and the Board believed supported their decisions:

•	the Special Committee and the Board had knowledge of the Company’s business, financial condition, results of operations, prospects and competitive position and believed that the Merger would be financially more favorable to the Unaffiliated Holders than any alternative reasonably available to the Company and the Unaffiliated Holders;

•	the consideration of US$7.10 per ADS offered to the Unaffiliated Holders in the Merger represents a premium of approximately 25.7% over the Company’s closing price as quoted by NASDAQ on January 24, 2014, the last trading day immediately prior to the Company’s announcement on January 27, 2014 that it had received the Proposal, and a premium of approximately 46.5% and 53.8%, respectively, over the Company’s 30- and 60-trading day volume-weighted average price as quoted by NASDAQ prior to, and including, January 24, 2014;

•	it could take a considerable period of time, if ever, before the trading price of the ADSs would reach and sustain a level equal to or greater than the merger consideration of US$7.10 per ADS, as adjusted for present value;

•	the Special Committee determined that, following extensive negotiations with the Buyer Group, US$3.55 per Share and US$7.10 per ADS were the highest price per Share and per ADS that the Buyer Group would agree to pay, with the Special Committee basing its belief on a number of factors, including the duration and tenor of negotiations and the experience of the Special Committee and its advisors;

•	the all-cash merger consideration allows the Unaffiliated Holders to immediately realize liquidity for their investment and provides them with a specific amount of cash consideration for, and corresponding certainty of the value of, their Shares and/or ADSs;

•	following its formation, the Special Committee had independent control of the sale process with the advice and assistance of Merrill Lynch as its independent financial advisor and Sullivan & Cromwell, Walkers and Haiwen as its independent legal advisors, which, in each case, reported solely to the Special Committee;

•	the Special Committee reviewed and discussed with Merrill Lynch its financial analysis, and Merrill Lynch rendered an opinion to the Special Committee on April 3, 2015 that the consideration to be paid to holders of the Class A ordinary shares and ADSs (other than (a) the Excluded Shares and (b) ADSs representing Excluded Shares) in the Merger, as of April 3, 2015, based upon, and subject to, the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Merrill Lynch in preparing its opinion, was fair, from a financial point of view (see “—Opinion of Merrill Lynch, the Special Committee’s Financial Advisor” beginning on page 50 for additional information);

•	the forecasts of the Company’s future financial performance prepared by the Company’s management, together with the Company’s management’s view of the Company’s financial condition, results of operations, business, prospects and competitive position, were made available to the Special Committee;

•	the Company’s revenues are highly concentrated in a small number of mobile games and MMO games (which include massively multi-player online role-playing games (“MMORPGs”) and advanced casual games), and there can be no certainty that MMO games and/or MMORPGs will remain popular or that the Company will be able to introduce new games that are comparably successful due to the risks faced by the Company, including, in particular, that:

○	the Company is currently dependent on three MMORPGs for approximately 53.3% of its net revenues, the popularity of which is unpredictable and may not remain for the duration anticipated by the Company;

○	the Company may not be able to develop commercially successful games or expansion packs for existing games according to its timetable or at all;

○	the Company may not be able to continue to create successful mobile games, which have a lower operating margin than MMO games; and

○	the Company’s item-based revenue model, which allows players to play the basic features of each game for free and relies on players purchasing virtual items to generate revenues, may not be successful;

•	members of the Buyer Group together hold approximately 90.7% of the total voting power of the outstanding ordinary shares, more than the two-thirds majority necessary to approve a special resolution of the shareholders of the Company, and have agreed not to sell their respective Shares and/or ADSs to any third party;

•	the Special Committee considered factors of the transaction that could impact deal certainty, including:

○	the fact that Parent and Merger Sub have obtained committed equity financing necessary to complete the Merger, and Merrill Lynch has performed due diligence on the financial resources of the equity investors; and

○	the Merger Agreement contains a limited scope of conditions to closing;

•	the Merger Agreement provides that, in the event of the failure of the Merger to be completed under certain circumstances, Parent will pay the Company a termination fee of US$114,500,000 (see “The Merger Agreement—Termination Fee and Reimbursement of Expenses” beginning on page 102 for additional information);

•	Merrill Lynch, under the direction of the Special Committee, conducted a “market check” of parties deemed to be potentially interested in and capable of acquiring the Company, and all such parties ultimately declined to engage in discussions with the Special Committee regarding such acquisition or any alternative transaction;

•	since the announcement of the Proposal on January 27, 2014, no party other than the Buyer Group, as it existed from time to time, had made any proposal to the Company or the Special Committee with respect to any alternative transaction with the Company; and

•	the Special Committee believed that it was unlikely that any transaction with a third party could be completed given that the Third Consortium Agreement (as further discussed under the section entitled “—Background of the Merger”) provides that, subject to the terms and conditions set forth therein, the Buyer Group members that are a party thereto, which beneficially own an aggregate of 311,568,626 Class A ordinary shares (including Class A ordinary shares represented by ADSs) and 97,518,374 Class B ordinary shares, representing approximately 75.6% of the Company’s issued and outstanding Shares and approximately 90.7% of the total number of votes represented by the Company’s issued and outstanding Shares, will only vote in favor of the Merger and will vote against any transaction involving a third party, in each case in their capacities as shareholders of the Company.

In addition, the Special Committee and the Board believed that sufficient procedural safeguards were and are present to ensure that the Merger is procedurally fair to the Unaffiliated Holders and to permit each of the Special Committee and the Board to represent effectively the interests of such Unaffiliated Holders. The procedural safeguards, which are not listed in any relative order of importance, include the following:

•	in considering the transaction with the Buyer Group, the Special Committee acted solely to represent the interests of the Unaffiliated Holders, and the Special Committee had independent control of its legal and financial advisors;

•	the consideration and negotiation of the Merger Agreement were conducted under the control and supervision of the Special Committee, and all of the members of the Special Committee that recommended authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, during the entire process were and are independent directors and free from any affiliation with the Buyer Group; none of the members of the Special Committee that recommended approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such members has any financial interest in the Merger that is different from that of the Unaffiliated Holders other than the cash-out of Company Restricted Shares and Company RSUs held by such members, such members’ receipt of Board and Special Committee compensation (which was not and is not contingent upon the completion of the Merger, or the Special Committee’s or the Board’s recommendation of the Merger) and their indemnification and liability insurance rights under the Merger Agreement and the Company’s memorandum and articles of association; during all dealings as a member of the Special Committee prior to his resignation on September 4, 2014, Mr. Lin was also an independent director and free from any affiliation with the Buyer Group as it was composed prior to the addition of Orient Finance to the Buyer Group on September 1, 2014; and, finally, Mr. Lin resigned as a member of the Special Committee following the addition of Orient Finance to the Buyer Group on September 1, 2014 (see “—Background of the Merger” beginning on page 22 for additional information);

•	the Special Committee was assisted in negotiations with the Buyer Group and in its evaluation of the Merger by Merrill Lynch as its independent financial advisor and Sullivan & Cromwell, Walkers and Haiwen as its independent legal advisors;

•	the Special Committee was broadly empowered to consider, attend to and take any and all actions in connection with the Proposal from the Buyer Group in relation to the Merger Agreement, the Plan of Merger and the Transactions from the date the Special Committee was established, and no evaluation, negotiation or response regarding the Merger Agreement, the Plan of Merger and the Transactions in connection therewith from that date forward was considered by the Board for approval until the Special Committee had recommended such action to the Board;

•	the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the Buyer Group and its advisors, on the other hand;

•	the Special Committee was broadly empowered to exercise the full power and authority of the Board in relation to the negotiation of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and related process;

•	the Special Committee met regularly to consider and review the terms of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•	the Special Committee and the Board recognized that the Special Committee had no obligation to recommend the Merger or any other transaction;

•	the Special Committee and the Board recognized that, under the terms of the Merger Agreement, prior to the approval and adoption of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, by the shareholders of the Company, the Special Committee has the ability to consider any acquisition proposal reasonably likely to lead to a Superior Proposal;

•	the Company has the ability, subject to compliance with the terms and conditions of the Merger Agreement and prior to the approval and adoption of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, by the shareholders of the Company, to terminate the Merger Agreement in order to enter into an agreement with respect to a Superior Proposal;

•	the Board and the Special Committee have the ability, under certain circumstances, to change, withhold, withdraw, qualify or modify the Company Recommendation (as defined in the section entitled “Merger Agreement—No Solicitation of Competing Transactions” beginning on page 93) that the Company’s shareholders vote to approve and adopt the Merger Agreement, Plan of Merger and the Transactions, including the Merger; and

•	dissenters’ rights are available to the shareholders who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenters’ rights, which allow such shareholders to receive payment of the fair value of their Shares.

Each of the Special Committee and the Board also considered a variety of potentially negative factors concerning the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, including the following, which are not listed in any relative order of importance:

•	the Unaffiliated Holders will have no on-going equity participation in the Company following the Merger, and they will cease to participate in the Company’s future earnings or growth, if any, and to benefit from increases, if any, in the value of the Company’s equity, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company, which could include a dividend to shareholders;

•	approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, is not subject to a separate approval by the Unaffiliated Holders and, given that the Buyer Group has, in the aggregate, approximately 90.7% of the voting power of the outstanding Shares, the Buyer Group has the ability to determine the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting;

•	the restrictions on the conduct of the Company’s business prior to the completion of the Merger may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending completion of the Merger;

•	since the Company became publicly listed on NASDAQ on September 25, 2009, the highest historical closing price of ADSs (US$13.00 per ADS in September 2009) exceeds the consideration of US$7.10 per ADS to be paid in the Merger, although the ADSs have not had a closing price above US$7.10 per ADS since June 2, 2011;

•	there are risks and costs to the Company if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on the Company’s business and customer relationships;

•	the Company may be required, under certain circumstances, to pay Parent a termination fee of US$57,250,000 in connection with the termination of the Merger Agreement;

•	the Company’s remedy in the event of breach of the Merger Agreement by Parent or Merger Sub is limited, under certain circumstances, to the receipt of a reverse termination fee of US$114,500,000, and under certain circumstances the Company may not be entitled to a reverse termination fee or expenses at all;

•	the Buyer Group has interests in the Merger that are different from, or in addition to, those of the Unaffiliated Holders (see “—Interests of Certain Persons in the Merger” beginning on page 66 for additional information), particularly in light of the terms of the Buyer Group’s participation in the Merger;

•	it is possible that the Merger might not be completed and the negative impact of such a public announcement on the Company’s sales and operating results, and the Company’s ability to attract and retain key management, marketing and technical personnel; and

•	an all-cash transaction is taxable to the Unaffiliated Holders who are U.S. Holders (as defined under “—Material U.S. Federal Income Tax Consequences”) for U.S. federal income tax purposes, and is likely taxable to the Unaffiliated Holders in other jurisdictions.

Following the Li-Funds Purchase in June 2015, the Special Committee and its advisors engaged with the Buyer Group and its advisors to evaluate the circumstances surrounding the Li-Funds Purchase in order to evaluate the fairness of the Merger in light of developments subsequent to the execution of the Merger Agreement. These efforts are described in greater detail under the section entitled “—Background of the Merger.” At a meeting on August 25, 2015, the Special Committee, after due consideration, unanimously (a) determined that the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the shareholders and ADS holders of the Company who are unaffiliated with the Company and whose securities are to be purchased pursuant to the terms of the Merger Agreement, (b) affirmed its April 3, 2015 resolutions (i) determining that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, would be fair to, and in the best interests of, the Company and the Unaffiliated Holders; (ii) declaring that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are advisable; and (iii) recommending that the Board authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, (c) authorized each member of the Special Committee to take, or cause to be taken, any actions to give effect to the resolutions described in (a) or (b) above and (d) ratified all previous actions taken by the Special Committee in connection with the matters described in the resolutions set forth in (a) or (b) above.

At a meeting on August 26, 2015, the Board, acting upon the unanimous affirmation of the Special Committee, unanimously (a) determined that the Merger and other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and the Unaffiliated Holders, (b) affirmed its April 3, 2015 resolutions (i) determining it was fair to, advisable and in the best interests of the Company and the Company’s Unaffiliated Holders to consummate the Merger; (ii) authorizing and approving the execution, delivery and performance by the Company of the Merger Agreement; and (iii) resolving to recommend in favor of the authorization and approval of the Merger Agreement, and the consummation of the Merger, to the shareholders of the Company for authorization and approval.

In the course of reaching their respective determinations on August 25, 2015 and August 26, 2015, the Special Committee and the Board considered the following factors, which are not listed in any relative order of importance:

•	Based on a series of detailed discussions among representatives of the Special Committee and representatives of the Li-Funds Persons, the Company and the Buyer Group (which are discussed in “Special Factors—Background of the Merger”), as well as public materials concerning Century Huatong and its business history and plans, the Special Committee and the Board believed that the Li-Funds Persons were strategic investors who, in pursuing a long-term plan of corporate transformation of Century Huatong through diversification into the PRC games sector, sought to secure and strengthen Century Huatong’s existing relationship with the Company as a foundation of that transformation by purchasing the only significant blocks of Shares that were available in the immediate term, while taking into account possible actions by competitors of Century Huatong – in particular:

o	The Special Committee and the Board noted the fact that the PRC web and mobile games business has grown rapidly. According to research data released by the China Games Publishing Committee, which is subordinate to the China Audiovisual and Digital Publishing Association, the web games and mobile games segments of the PRC market expanded by 58.8% and 144.6%, respectively, in 2014, and by 57.4% and 246.9%, respectively, in 2013, in terms of total sales. Representatives of the Li-Funds Persons indicated that, following a strategic review of its business in 2013 that evaluated the PRC games business as a possible focus of diversification, Century Huatong entered the web and mobile games business in 2014 by completing the acquisitions of what are now the Century Huatong Games Companies. According to the 2014 Annual Report of Century Huatong, as a result of Century Huatong’s acquisition of the Century Huatong Games Companies, the games segment became a significant driver of Century Huatong’s overall business, contributing approximately 57% of Century Huatong’s net earnings for 2014.

o	According to information provided by the Company’s management, between March and August 2014, before the completion of the Li-Funds Purchase, the Century Huatong Games Companies had already entered into three agreements with the Company to license certain intellectual property from the Company as the basis for developing a new generation of web- and mobile-based games that could leverage off the story lines and characters that the Company had made popular as well as the customer base that the Company had cultivated. During a conference call among representatives of Sullivan & Cromwell, Merrill Lynch, Davis Polk, WSGR, DaCheng and the Li-Funds Persons on July 13, 2015, representatives of the Li-Funds Persons indicated that the leading position of Shanda Games in the PRC gaming industry and the specialization of Century Huatong in the web and mobile games business were highly complementary and formed the basis for a productive business relationship between Century Huatong and the Company, and that the early success of that relationship convinced the Li-Funds Persons and Century Huatong that it would be critical to sustain and expand the relationship with the Company. Thus, the Special Committee and the Board believed that Century Huatong and the Li-Fund Persons, as the controlling shareholders of Century Huatong, had a distinct reason to be strategically focused on not just the PRC games sector, but specifically the Company.

o	During the July 13, 2015 conference call, representatives of the Li-Funds Persons indicated that the Li-Funds Persons viewed the acquisition of a significant equity stake in the Company as an important strategic step in securing the relationship between Century Huatong and the Company. Representatives of the Li-Funds Persons also indicated that the Li-Funds Persons were only prepared to make such an investment if they could do so expeditiously and without disrupting Century Huatong’s existing relationship with the Company and its existing major shareholders and management. After analyzing the shareholdings in the Company, the Li-Funds Persons concluded that the Shares held by Haitong Securities and Orient Securities were the only blocks of Shares available for purchase that met such requirements.

o	During the July 13, 2015 conference call, representatives of the Li-Funds Persons indicated that there was no guarantee that Century Huatong would be able to continue to maintain its existing business relationship with the Company, since the Company has entered into similar licensing arrangements with other developers, and that the Li-Funds Persons were concerned that a competitor of Century Huatong could acquire a significant stake in the Company. Based on the information provided by representatives of the Li-Funds Persons, the Special Committee and the Board believed that, from the perspective of the Li-Funds Persons, failure to acquire the Shares held by Haitong Securities and Orient Securities would have put Century Huatong in a precarious competitive position, potentially setting back the Li-Funds Persons’ transformation plan for Century Huatong for years.

o	The Special Committee and the Board believed that the Li-Funds Purchase reflected a unique set of circumstances particular to the Li-Funds Persons, and absent such unique set of circumstances, other persons are unlikely to be willing to pay the premium paid by the Li-Funds Persons. Accordingly, the Special Committee and the Board believed that the purchase price paid in connection with the Li-Funds Purchase is not a meaningful benchmark for evaluating whether the merger consideration is fair to the Unaffiliated Holders.

•	The Special Committee and the Board were advised of and considered the Company’s latest business performance, financial condition, results of operations and competitive position, which have not improved in any material respect since the Company entered into the Merger Agreement on April 3, 2015, and continued to believe that the Merger would be financially more favorable to the Unaffiliated Holders than any alternative reasonably available to the Company and the Unaffiliated Holders.

•	Since the Company first received a “going private” proposal on January 27, 2014, the composition of the Buyer Group has changed completely, and no Superior Proposal has emerged.

•	The outlook for U.S.-listed PRC-based companies (including technology companies) is highly competitive in light of recent volatility and declines in the U.S. and PRC equity markets (the Dow Jones BRIC 50 China Subindex has fallen from 737.55 on April 3, 2015, to 588.69 as of August 24, 2015, and the Dow Jones Global Technology Index has fallen from 677.50 on April 3, 2015 to 591.96 as of August 24, 2015).

•	The Special Committee and the Board have considered the possible implications of the Li-Funds Purchase under the terms of the Merger Agreement, and do not regard it to constitute an Intervening Event that requires, for reasons of fiduciary duty, a Change in the Company Recommendation (See "The Merger Agreement—No Change of Recommendation").

•	The Merger Agreement provides that either party may terminate the Merger if it is not consummated by October 3, 2015 (which date was extended to December 31, 2015 by the amendment and restatement of the Merger Agreement entered into on September 23, 2015), and any further delay will present significant risks that the Merger may not be consummated at all.

•	Given the Buyer Group controls approximately 90.7% of the total number of votes represented by the Company's issued and outstanding Shares, any alternative transaction would require the support of the Buyer Group, and if the Merger is not consummated, in light of current market conditions, it is possible that the Unaffiliated Shareholders would not have another opportunity to be cashed out through a strategic transaction in the near future or ever.

The foregoing discussion of information and factors considered by the Special Committee and the Board is not intended to be exhaustive, but includes a number of the factors considered by the Special Committee and the Board. In view of the wide variety of factors considered by the Special Committee and the Board, neither the Special Committee nor the Board found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee recommended that the Board authorize and approve, and the Board authorized and approved, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, based upon the totality of the information presented to and considered by it.

In reaching its conclusion regarding the fairness of the Merger to the Unaffiliated Holders and its decision to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Special Committee considered financial analyses presented by Merrill Lynch as an indication of the going-concern value of the Company. These analyses included, among others, a historical trading range analysis, broker target price analysis, selected comparable public companies analysis, discounted cash flow analysis and premiums paid analysis. All of the material analyses as presented to the Special Committee on April 3, 2015 are summarized below under the section entitled “—Opinion of Merrill Lynch, the Special Committee’s Financial Advisor” beginning on page 50. The Special Committee expressly adopted these analyses and the opinion of Merrill Lynch, among other factors considered, in reaching its determination as to the fairness of the Transactions, including the Merger.

On June 30, 2015, the Li-Funds Persons completed the Li-Funds Purchase, which is the purchase of 230,990,798 Class A ordinary shares of the Company. The consideration of the Li-Funds Purchase was approximately US$4.44 per Class A ordinary share, which is higher than the US$3.55 Per Share Merger Consideration. Following the Li-Funds Purchase, the Special Committee did not request an updated fairness opinion from Merrill Lynch, and does not intend to do so, for the reasons set forth in the paragraph below.

After the Li-Funds Purchase, the Special Committee undertook a comprehensive due diligence investigation, as described in detail under “—Background of the Merger,” in order to ascertain and analyze the circumstances and motivations behind the Li-Funds Purchase and to determine whether the price paid in the Li-Funds Purchase presents a meaningful comparison for the Per Share Merger Consideration. Based on the results of such due diligence investigation, and for the reasons set forth in this section, the Special Committee formed the view that the Li-Funds Purchase reflected a unique set of circumstances particular to the goals and strategies pursued by the Li-Funds Persons and, absent such a unique set of circumstances, other persons are unlikely to be willing to pay the premium paid by the Li-Funds Persons. Accordingly, the Special Committee believes that the purchase price paid in connection with the Li-Funds Purchase is not a meaningful benchmark for evaluating whether the merger consideration is fair to the Unaffiliated Holders. In addition, as also discussed in this section, the Special Committee examined the Company’s recent business performance, financial condition, results of operations and competitive position, which had not improved in any material respect since the Company entered into the Merger Agreement on April 3, 2015. Accordingly, the Special Committee continued to believe that the Merger would be financially more favorable to the Unaffiliated Holders than any alternative reasonably available to the Company and the Unaffiliated Holders. In its consideration of the Li-Funds Purchase and its affirmation on August 25, 2015 of its original fairness determination, the Special Committee did not believe that an updated fairness opinion would yield any material insights not already achieved through the comprehensive due diligence investigation of the Li-Funds Purchase and the consideration of the Company’s recent performance and prospects. Accordingly, the Special Committee did not request an updated fairness opinion from Merrill Lynch, and does not intend to do so.

Neither the Special Committee nor the Board considered the liquidation value of the Company’s assets because each considers the Company to be a viable going-concern business where value is derived from cash flows generated from its continuing operations. In addition, each of the Special Committee and the Board believes that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going-concern value. Each of the Special Committee and the Board believes the analyses and additional factors it reviewed provided an indication of the Company’s going-concern value. Each of the Special Committee and the Board also considered the historical market prices of the ADSs as described under the section entitled “Market Price of the Company’s ADSs, Dividends and Other Matters—Market Price of the ADSs” beginning on page 77. Each of the Special Committee and the Board considered the purchase prices paid in previous purchases as described under “Transactions in Shares and ADSs.” Neither the Special Committee nor the Board, however, considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the Company’s shareholders, as a factor. Each of the Special Committee and the Board believes that net book value is not a material indicator of the value of the Company as a going concern as it does not take into account the future prospects of the Company, market conditions, trends in the industry related to the development and marketing of MMO games and mobile games or the business risks inherent in competing with other companies in that industry. The Board and the Special Committee note, however, that the merger consideration of US$3.55 per Share and US$7.10 per ADS is in each case substantially higher than the Company’s net book value per Share of US$0.57 as of December 31, 2014 (based on the weighted average number of issued and outstanding Shares during 2014).

In reaching its determination on April 3, 2015, which it affirmed on August 26, 2015, that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Holders, and its decision to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and its recommendation to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, by the Company’s shareholders, the Board, on behalf of the Company, considered the analysis and recommendation of the Special Committee and the factors examined by the Special Committee as described above under this section and under “—Background of the Merger,” and adopted such recommendations and analysis.

In addition, the Special Committee and the Board considered that it is appropriate for the Company to undertake the Transactions at this time and not to remain independent after considering (a) the incremental uncertainties in the Company’s future financial performance and the risks that such uncertainties pose to the Unaffiliated Holders, based on the Company’s past financial performance and projections and, in particular, (i) that the estimated revenue and net income of the Company for 2014 and the financial projections for subsequent years were lower than previously estimated and, based on the Company’s projections, the Company’s revenue and net income will not be higher than those for 2012 until 2018; (ii) the prospect that it could take a considerable period of time, if ever, before the trading price of the ADSs would reach and sustain a level equal to or greater than the merger consideration of US$7.10 per ADS, as adjusted for present value; and (iii) the Company’s ongoing dependence on mobile games and MMO games and the risks associated with such dependence and, in particular, the Company’s dependence on three MMORPGs for 53.3% of its net revenue in 2014, two of which were released over ten years ago, together with the fact that all games have finite commercial lifespans notwithstanding the Company’s efforts to extend these commercial lifespans; (b) the consideration and evaluation of alternative strategic options by the Company’s senior management in 2012 and 2013, and the failure of such efforts to produce any successful strategic alternatives due to concerns relating to valuation; and (c) the fact that the merger consideration proposal of the Buyer Group on April 3, 2015 was the highest proposal by the Buyer Group (as it existed with various members from time to time) since the Buyer Group was first formed on January 27, 2014 and not to be subsequently aborted by the Buyer Group (the earlier proposal by the Buyer Group on September 22, 2014, though it had the same merger consideration, was aborted by the Buyer Group on October 19, 2014).

During its consideration of the Merger Agreement and the Transactions, including the Merger, the Board was also aware that some of the Company’s directors and shareholders, including Mr. Zhang, the chairman of the Board and acting chief executive officer of the Company, Mr. Chen, the former chairman of the Board, and other employees of the Company, have, or had at times during the negotiation of the Merger Agreement, interests with respect to the Merger that are or may be, or were or may have been, different from or in addition to those of the Unaffiliated Holders generally, as described under the section entitled “—Interests of Certain Persons in the Merger” beginning on page 66.

For the foregoing reasons, the Company believes that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and its unaffiliated security holders.

Position of the Buyer Group as to the Fairness of the Merger

Under SEC rules governing “going private” transactions, each member of the Buyer Group is deemed to be an affiliate of the Company and is required to express its beliefs as to the fairness of the Merger to the Company’s unaffiliated security holders, as defined in Rule 13e-3 of the Exchange Act. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The Buyer Group does not rely on or adopt the analysis of the Special Committee or Merrill Lynch in considering the fairness of the Merger to the Unaffiliated Holders. The views of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company or holder of ADSs as to how to vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Buyer Group has interests in the Merger that are different from, and/or in addition to, those of the Unaffiliated Holders of the Company by virtue of its continuing interests in the Surviving Corporation after the consummation of the Merger. These interests are described under the caption “—Interests of Certain Persons in the Merger—Interests of the Buyer Group” beginning on page 66.

The Buyer Group believes the interests of the Unaffiliated Holders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal counsel and independent financial advisor. The Buyer Group attempted to negotiate a transaction that would be most favorable to it, and not to the Unaffiliated Holders and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were substantively or procedurally fair to such Unaffiliated Holders. The Buyer Group did not participate in the deliberations of the Special Committee regarding, and did not receive any advice from the Special Committee’s independent legal counsel or financial advisors as to, the fairness of the Merger to the Unaffiliated Holders. Furthermore, the members of the Buyer Group did not themselves undertake a formal evaluation of the fairness of the Merger and did not receive any independent reports, opinions or appraisals from any third party related to the Merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the Merger to the Unaffiliated Holders.

Based on its knowledge and analysis of available information regarding the Company, as well as discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the Special Committee and the Board discussed under the caption “—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 37 (which considerations and findings are adopted by the Buyer Group solely for the purposes of making the statements in this section), the Buyer Group believes that the Merger is both substantively and procedurally fair to the Unaffiliated Holders based on the following factors, which are not listed in any relative order of importance:

•	none of the members of the Special Committee that recommended the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such members has any financial interest in the Merger that is different from that of the Unaffiliated Holders other than the cash-out of Company Restricted Shares and Company RSUs held by such members, such members’ receipt of Board and Special Committee compensation (which was not and is not contingent upon the completion of the Merger, or the Special Committee’s or the Board’s recommendation of the Merger) and their indemnification and liability insurance rights under the Merger Agreement and the Company’s memorandum and articles of association;

•	the Special Committee and the Board had no obligation to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•	the Special Committee retained Merrill Lynch as its independent financial advisor and Sullivan & Cromwell, Walkers and Haiwen as its independent legal advisors, each of whom is experienced in advising committees such as the Special Committee in similar transactions; with the advice and assistance of such advisors, the Special Committee had independent control of the sale process;

•	the Buyer Group did not participate in or have any influence over the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

•	the consideration of US$7.10 per ADS offered to the Unaffiliated Holders in the Merger represents a 25.7% premium over the Company’s closing price as quoted by NASDAQ on January 24, 2014, the last trading day immediately prior to the Company’s announcement on January 27, 2014 that it had received the Proposal, and a premium of approximately 46.5% and 53.8%, respectively, over the Company’s 30- and 60-trading day volume-weighted average price as quoted by NASDAQ prior to, and including, January 24, 2014;

•	the lowest closing price of the Company’s ADSs was US$2.74 per ADS during the 52-week period prior to the announcement of the Company’s receipt of the Proposal;

•	notwithstanding that the Buyer Group may not rely upon the opinion provided by Merrill Lynch to the Special Committee on April 3, 2015, the Special Committee received an opinion from Merrill Lynch stating that, as of the date of the Merger Agreement, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Merrill Lynch in preparing its opinion, the Per Share Merger Consideration and Per ADS Merger Consideration to be received by holders of the Class A ordinary shares and ADSs (other than the Excluded Shares and ADSs representing Excluded Shares) in the Merger were fair, from a financial point of view, to such holders;

•	the Special Committee on April 3, 2015 unanimously (a) determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, were fair to, and in the best interests of, the Company and the Unaffiliated Holders; (b) declared advisable the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and (c) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and such determination, declaration and recommendation were unanimously affirmed by the Special Committee on August 25, 2015;

•

the Board, acting upon the unanimous recommendation of the Special Committee, on April 3, 2015 unanimously (a) determined that it was fair to, advisable and in the best interests of the Company and the Unaffiliated Holders to consummate the Transactions, including the Merger; (b) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement, the Plan of Merger and the Limited Guarantees and the consummation of the Transactions, including the Merger; and (c) resolved to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company; and such determination, authorization, approval and resolution were unanimously affirmed by the Board on August 26, 2015;

•	the Company has the ability, under certain circumstances, to specifically enforce the terms of the Merger Agreement;

•	under the terms of the Merger Agreement, in certain circumstances prior to obtaining shareholder approval of the Merger, the Company is permitted to furnish information to and participate in discussions or negotiations with persons making acquisition proposals and the Board and the Special Committee have the ability to change, withhold, withdraw, qualify or modify their recommendations to approve the Merger Agreement;

•	the Company may terminate the Merger Agreement under the terms of the Merger Agreement upon acceptance of a Superior Proposal, subject to compliance with the terms and conditions of the Merger Agreement;

•	the Merger is not conditioned on any financing being obtained by Parent or Merger Sub, thus increasing the likelihood that the Merger will be consummated and the Per Share Merger Consideration and Per ADS Merger Consideration will be paid to the Unaffiliated Holders;

•	the consideration to be paid to the Unaffiliated Holders in the Merger is all cash, allowing the Unaffiliated Holders to immediately realize a certain and fair value for all of their Shares and ADSs, without incurring brokerage and other costs typically associated with market sales; and

•	dissenters’ rights are available to the shareholders who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenters’ rights, which allow such shareholders to receive payment of the fair value of their Shares.

The Buyer Group did not consider the Company’s liquidation value to be a relevant valuation method because it considers the Company to be a viable going concern and because the Company will continue to operate its business following the Merger. The Buyer Group views the trading history of the ADSs as an indication of the Company’s going concern value, and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the Merger.

The Buyer Group did not consider the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the Company’s shareholders, as a factor. The Buyer Group believes that net book value, as an accounting concept based on historical costs, is not a material indicator of the value of the Company as a going concern because it does not take into account quality of earnings, cash generation capability, the future prospects of the Company, market conditions, trends in the industry in which the Company conducts its business or the business risks inherent in competing with other companies in the same industry but rather is indicative of historical costs. Therefore, the Buyer Group does not believe that net book value is a relevant measure in the determination as to the fairness of the Merger. The Buyer Group notes, however, that the merger consideration of US$3.55 per Class A ordinary share and US$7.10 per ADS are substantially higher than the Company’s net book value per Share of US$0.57 as of December 31, 2014 (based on the weighted average number of issued and outstanding Shares during 2014).

The Buyer Group did not establish, and did not consider, a going concern value for the Company as a public company to determine the fairness of the merger consideration to the Unaffiliated Holders because, following the Merger, the Company will have a significantly different capital structure. However, to the extent the pre-Merger going concern value was reflected in the pre-announcement price of the Company’s ADSs, the merger consideration of US$7.10 per ADS represents a premium to the going concern value of the Company.

Other than the transactions among the current and former members of the Buyer Group as described under the caption “Transactions in Shares and ADSs—Transactions within the Buyer Group” beginning on page 110, no member of the Buyer Group purchased any Share or ADS during the past two years. Because each Class A ordinary share is entitled to one vote and is not convertible into a Class B ordinary share while each Class B ordinary share is entitled to 10 votes and is convertible at any time into one Class A ordinary share at the election of its holder, the Buyer Group did not consider these intra-group transfers (except for the Li-Funds Purchase) in considering the fairness of the Merger primarily because of the following reason. The Buyer Group considers that the higher price of US$5.13 per share paid by Yili Shengda and Zhongrong Shengda for the Class B ordinary shares in the Shanda SDG Sale reflected a control premium as such Class B ordinary shares, unlike Class A ordinary shares and ADSs held by the Unaffiliated Holders, collectively represented approximately 69% of the total voting power represented by the Company’s outstanding ordinary shares, more than the two-thirds majority necessary to approve a special resolution of the shareholders of the Company as required under Cayman Islands law. As such, the price paid in the Shanda SDG Sale was not directly comparable to the US$3.55 Per Share Merger Consideration. The Buyer Group notes that the price per share for the Class A ordinary shares in the transfers among the current and former members of the Buyer Group (except for the price per share in the Li-Funds Purchase) will equal the Per Share Merger Consideration after “make-whole” payments pursuant to the terms of the relevant share purchase agreements. The price of $5.127 per Class B ordinary share in the Shanda SDG Sale was the result of arm’s length negotiation between Shanda Interactive, on the one hand, and Ningxia and Mr. Zhang, on the other hand. The price of $3.55 Per Share Merger Consideration was the result of arm’s length negotiation between the Special Committee, on the one hand, and the Buyer Group, on the other hand.

The Buyer Group’s position that the Merger is fair to the Unaffiliated Holders is unchanged by the Li-Funds Purchase for an aggregate price of RMB6,374,000,000 (approximately US$1,026,218,970 or US$4.44 per Class A ordinary share). The Buyer Group bases its position upon the fact that there have been no material changes to the circumstances underlying the fairness analysis of the Buyer Group discussed above beginning on page 44 that would suggest that the Merger was unfair to the Unaffiliated Holders. In particular:

•	the US$3.55 Per Share Merger Consideration was determined by the parties at that time based on both the actual results of operations and financial condition as well as on the Company’s business plan;

•	the Buyer Group’s understanding from management is that the business, the financial conditions and the prospects of the Company have not improved in any material respect since April 3, 2015, when the Merger Agreement was signed; and

•	the Buyer Group’s understanding from management is that the Li-Funds Purchase has not affected in any material respect the business, financial conditions or prospects of the Company.

The purchase price paid in connection with the Li-Funds Purchase is not viewed by the Buyer Group as a meaningful benchmark for evaluating whether the merger consideration is fair to the Unaffiliated Holders. Such price reflects the fundamentally unique strategic value placed by the Li-Funds Persons on acquiring a significant equity stake in the Company within the particular circumstances, as described under the caption “—Background of the Merger” beginning on page 22, including (i) Century Huatong’s ongoing business transformation from a traditional industrial company to a company with a significant games business and an attendant higher valuation in the PRC equities market, (ii) trends in the PRC games sector, as they impacted Century Huatong and the Li-Funds Persons, (iii) the importance, in Century Huatong’s perspective, of developing a strong, sustainable relationship with the Company as a way of mitigating risks in a highly dynamic market environment, (iv) the significance of equity ownership in the Company in laying a lasting foundation for that relationship, and (v) the lack of availability of any sizable block of Shares other than those held by Haitong Securities and Orient Securities, which conferred upon Haitong Securities and Orient Securities substantial bargaining leverage – a set of circumstances that is unlikely to materialize in a comparable manner for any other person considering an investment in the Company.

Although Cayman Islands law does not require, and the Merger Agreement is not subject to, approval by a majority of the unaffiliated shareholders of the Company, as a result of the procedural safeguards described above, the Buyer Group concluded that the Merger is procedurally fair to the Unaffiliated Holders.

The foregoing is a summary of the information and factors considered and given weight by the Buyer Group in connection with its evaluation of the fairness of the Merger to the Unaffiliated Holders, which is not intended to be exhaustive, but is believed by the Buyer Group to include all material factors considered by it. The Buyer Group did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching their conclusion as to the fairness of the Merger to the Unaffiliated Holders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.

The Buyer Group believes these factors provide a reasonable basis for its belief that the Merger is both substantively and procedurally fair to the unaffiliated security holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any shareholder of the Company as to how such shareholder should vote with respect to the approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Certain Financial Projections

Other than guidance on the coming quarter provided in earnings releases and on earnings conference calls for quarterly periods prior to the third quarter of 2013, the Company’s management does not, as a matter of course, make available to the public future financial projections. However, in connection with the Buyer Group’s due diligence review of the Company, the Company’s management provided financial projections for the fiscal year ended December 31, 2013 through the fiscal year ending December 31, 2018 and for the fiscal year ended December 31, 2014 through the fiscal year ending December 31, 2019 to the Buyer Group in March 2014 and March 2015, respectively, and in connection with Merrill Lynch’s financial analysis of the consideration to be paid in the Merger, the Company’s management provided financial projections for the fiscal year ended December 31, 2013 through the fiscal year ending December 31, 2018 and for the fiscal year ended December 31, 2014 through the fiscal year ending December 31, 2019 to Merrill Lynch, as the financial advisor to the Special Committee, on March 17, 2014 and March 27, 2015, respectively. See “—Background of the Merger” beginning on page 22 for additional information. These financial projections, which were based on management’s projection of the Company’s future financial performance as of the date provided, were prepared by the Company’s management for internal use and for use by Merrill Lynch in its financial analyses, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. generally accepted accounting principles (“U.S. GAAP”).

The financial projections are not a guarantee of performance. In compiling the projections, the Company’s management took into account historical performance of legacy games, projected launch dates of new games in the Company’s pipeline, and projected revenues for each new game, combined with estimates regarding gross margin, operating expenses, tax rates, capital expenditure, EBITDA and net income. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by management that management believed were reasonable at the time the projections were prepared. This information is not, however, fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for the Company’s existing and new games, gamers’ behavior and preferences, the competitive environment, expectations regarding future acquisitions or any other transaction and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of management, may cause actual future results to differ materially from the results forecasted in these financial projections. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to the Merger or any changes to the Company’s operations or strategy that may be implemented after the time the projections were prepared. We cannot assure you that the projections will be realized or that actual results will not be significantly different from those contained in the projections.

Neither the Company’s independent registered public accounting firm, PricewaterhouseCoopers Zhong Tian LLP (“PwC”), nor any other independent accountants have examined, compiled or performed any procedures with respect to the financial projections or any amounts derived therefrom or built thereupon and, accordingly, they have not expressed any opinion or given any form of assurance on the financial projections or their achievability. The PwC report accompanying the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2014 incorporated by reference in this proxy statement refers exclusively to the Company’s historical information and does not cover any other information in this proxy statement and should not be read to do so. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the financial advisor and are not included for the purpose of influencing any shareholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal for his, her or its Shares.

The following table summarizes the financial projections provided by management to the Buyer Group and Merrill Lynch in March 2014:

	Management Projections
	Fiscal Year Ending December 31,
	2013E(1)	2014E	2015E	2016E	2017E	2018E
	(RMB in millions)(2)
Total Net Revenues	4,346	4,210	5,222	6,228	6,976	7,589
Growth	-7.9%	-3.1%	24.0%	19.3%	12.0%	8.8%
Gross Profit	3,210	3,146	3,852	4,555	5,098	5,461
Gross Margin	73.9%	74.7%	73.8%	73.1%	73.1%	72.0%
Total Operating Expenses	1,481	1,561	1,895	2,213	2,427	2,615
Income from Operations	1,729	1,585	1,957	2,342	2,671	2,847
Operating Margin	39.8%	37.6%	37.5%	37.6%	38.3%	37.5%
Net Income attributable to Shanda Games Limited	1,589	1,326	1,648	1,972	2,206	2,385

(1)	These projections were prepared by the Company’s management during the first quarter of 2014. At the time these projections were prepared, the audit for the fiscal year ended December 31, 2013 had not been completed. Accordingly, management estimates for fiscal year 2013 may vary materially from the Company’s audited financial statements.

(2)	Financial projections were prepared and provided in RMB.

The following table summarizes the financial projections provided by management to the Buyer Group and the Merrill Lynch in March 2015:

	Management Projections
	Fiscal Year Ending December 31,
	2014E(1)	2015E	2016E	2017E	2018E	2019E
	(RMB in millions)(2)
Total Net Revenues	3,717	3,591	4,700	5,662	6,465	7,661
Growth	-14.5%	-3.4%	30.9%	20.5%	14.2%	18.5%
Gross Profit	2,777	2,723	3,463	4,066	4,548	5,491
Gross Margin	74.7%	75.8%	73.7%	71.8%	70.3%	71.7%
Total Operating Expenses	1,594	1,386	1,799	2,105	2,323	2,826
Income from Operations	1,183	1,337	1,663	1,961	2,225	2,665
Operating Margin	31.8%	37.2%	35.4%	34.6%	34.4%	34.8%
Net Income attributable to Shanda Games Limited	1,040	1,234	1,462	1,602	1,848	1,902

(1)	These projections were prepared by the Company’s management during the first quarter of 2015. At the time these projections were prepared, the audit for the fiscal year ended December 31, 2014 had not been completed. Accordingly, management estimates for fiscal year 2014 may vary materially from the Company’s audited financial statements.

(2)	Financial projections were prepared and provided in RMB.

In preparing these projections, the Company’s management necessarily made certain assumptions about future financial factors affecting the Company’s business, including, primarily, that (a) material costs and expenses would increase in line with the Company’s revenue increase, (b) the growth of personal computer and smartphone markets in the PRC and elsewhere would continue in line with management’s expectation, (c) the Company would be able to successfully develop or license new MMORPGs that attract and retain new and existing players and result in online game revenues consistent with management’s expectations, (d) the popularity of MMORPGs would remain stable in the geographic markets in which the Company operates, and (e) the Company would be able to further expand its small but growing mobile game business by developing and licensing more successful mobile games. The Company’s management also assumed that the overall economy in the PRC will remain stable, and that there will be no material change in competition affecting the Company.

For the reasons discussed in this proxy statement, including the bases and assumptions on which the financial projections and forecasts were compiled, the inclusion of specific portions of the financial projections and forecasts in this proxy statement should not be regarded as an indication that the Company, the Special Committee or the Board considers such financial projections or forecasts to be an accurate prediction of future events, and the projections and forecasts should not be relied on as such an indication. No one has made any representation to any shareholders of the Company or anyone else regarding the information included in the financial projections and forecasts discussed above.

The financial projections and forecasts included in this proxy statement should not be considered in isolation or in lieu of the Company’s operating and other financial information prepared in accordance with U.S. GAAP (see “Financial Information—Selected Historical Financial Information” beginning on page 107 for additional information).

The financial projections are forward-looking statements. For information on factors that may cause the Company’s future financial results to materially vary, see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 115 and “Item 3. Key Information—D. Risk Factors” included in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2014, incorporated by reference into this proxy statement.

Merrill Lynch reviewed certain financial analyses that were based, in part, on the financial projections above. For additional information regarding the Merrill Lynch’s analysis, see “Presentation/discussion materials prepared by Merrill Lynch for discussion with the Special Committee and the Board, dated April 3, 2015” and “Presentation/discussion materials prepared by Merrill Lynch for discussion with the Special Committee, dated September 23, 2014,” filed as Exhibit (c)-(2) and Exhibit (c)-(3), respectively, to the Company’s transaction statement on Schedule 13E-3 and “—Opinions of Merrill Lynch, the Special Committee’s Financial Advisor” beginning on page 50.

NONE OF THE COMPANY OR ITS AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

Opinion of Merrill Lynch, the Special Committee’s Financial Advisor

Merrill Lynch was retained by the Special Committee to act as its financial advisor in connection with the Proposed Transaction. At the meeting of the Special Committee on April 3, 2015, Merrill Lynch orally rendered its opinion, which was subsequently confirmed by it in writing, that, as of such date, based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Merrill Lynch set forth in the opinion, the Per Share Merger Consideration or Per ADS Merger Consideration, as applicable, to be received in the Merger by holders of the Class A ordinary shares of the Company or ADSs (other than holders of Excluded Shares) is fair, from a financial point of view, to such holders.

The full text of Merrill Lynch’s written opinion, dated April 3, 2015, is attached to this proxy statement as Annex C. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications to and limitations on the review undertaken by Merrill Lynch in rendering the opinion. The following summary is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to the Company that Merrill Lynch deemed to be relevant, including certain public research analyst estimates with respect to the future financial performance of the Company;

•	reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with Merrill Lynch by the management of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company (such forecasts, the “Management Forecasts”);

•	discussed the past and current business, operations, financial condition and prospects of the Company with members of senior management of the Company;

•	reviewed the trading history for the ADSs and compared that trading history with the trading histories of certain other publicly traded companies Merrill Lynch deemed relevant;

•	compared certain financial and stock market information of the Company with similar information of certain other publicly traded companies Merrill Lynch deemed relevant;

•	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions Merrill Lynch deemed relevant;

•	reviewed drafts dated April 3, 2015 of the Merger Agreement, Equity Commitment Letters, Limited Guarantees and Support Agreement; and

•	performed such other analyses and studies and considered such other information and factors as Merrill Lynch deemed appropriate, including its assessment of general economic, market and monetary conditions.

In arriving at its opinion, Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Merrill Lynch and relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Management Forecasts, Merrill Lynch was advised by the Company, and assumed, that such forecasts were reasonably prepared on bases reflecting the best available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor did it make any physical inspection of the properties or assets of the Company. Merrill Lynch did not evaluate the solvency or fair value of the Company under any U.S. state, U.S. federal or other laws relating to bankruptcy, insolvency or other similar matters. Merrill Lynch assumed, at the direction of the Company, that the Merger Agreement did not differ in any material respect from the draft dated April 3, 2015 reviewed by Merrill Lynch. Merrill Lynch also assumed, at the direction of the Company, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term or condition and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on the Company or the contemplated benefits of the Merger.

Merrill Lynch did not express any view or opinion as to any terms or other aspects of the Merger other than the Per Share Merger Consideration and the Per ADS Merger Consideration, including, without limitation, the form or structure of the Merger. Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the Per Share Merger Consideration and the Per ADS Merger Consideration, as applicable, to the holders of the Shares or ADSs (other than holders of Excluded Shares). No opinion or view was expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Per Share Merger Consideration or the Per ADS Merger Consideration. Furthermore, no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the Merger. In addition, Merrill Lynch expressed no opinion or recommendation as to how any security holder should vote or act in connection with the Merger or any related matter.

Merrill Lynch’s opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to Merrill Lynch as of April 3, 2015, the date of its opinion. Merrill Lynch does not have any obligation to update, revise, or reaffirm its opinion.

The following is a summary of the material analyses performed by Merrill Lynch in connection with its opinion rendered to the Special Committee. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses and the order of the analyses does not represent relative importance or weight given to those analyses by Merrill Lynch. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors discussed, without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of the process underlying Merrill Lynch’s analyses.

Historical Trading Range Analysis

Merrill Lynch reviewed the trading performance of the ADSs on NASDAQ in the 52-week period prior to January 24, 2014, the last trading day before the Company announced it received the Proposal. Merrill Lynch observed that the low and high closing prices quoted by NASDAQ for the ADSs in the 52-week period prior to January 24, 2014 were US$2.74 per ADS and US$6.25 per ADS, respectively. Merrill Lynch further observed that the merger consideration of US$7.10 per ADS was above the range of such 52-week low and high closing prices.

Broker Target Price Analysis

Merrill Lynch reviewed the price targets for the ADSs prepared and published by brokers before the Company announced on January 27, 2014 that it had received the Proposal. These targets reflected each broker’s estimate of the future public market trading price of the ADSs and were not discounted to reflect present value. The range of undiscounted price targets for the ADSs as of January 24, 2014, the last trading day prior to the announcement of the Proposal, was US$3.50 to US$6.50 per ADS.

The public market trading price targets published by brokers do not necessarily reflect current market trading prices for the ADSs and these estimates are subject to uncertainties, including the future financial performance of the Company and future financial market conditions.

Selected Comparable Public Companies Analysis

Using publicly available financial and stock market information, Merrill Lynch compared selected financial data of the Company with financial and trading data of selected publicly traded comparable companies, producing valuation multiples of selected financial metrics that Merrill Lynch utilized to estimate the implied value for the Company. The companies included in the selected comparable public company analysis were chosen based upon the experience and judgment of Merrill Lynch and did not include all publicly traded online gaming companies. Merrill Lynch selected companies that are currently (or were at the time they were taken private) U.S.-listed publicly traded PRC-based gaming companies that focused on client- or web-based games similar to the business focus of the Company. Merrill Lynch excluded gaming companies that focus on mobile games, rather than client-based or PC games, and that had a short track record as publicly traded companies. For the purposes of its analysis, Merrill Lynch reviewed and compared certain financial information, ratios and available public market multiples relating to the Company, some of which were publicly available and others of which were based on internal information, including the Management Forecasts, to corresponding financial data for selected publicly traded companies. The companies selected for the analysis were:

•	NetEase, Inc.;

•	Changyou.com Limited;

•	Perfect World Co. Limited; and

•	Giant Interactive Group Inc.

Merrill Lynch analyzed the following statistics for comparative purposes:

•	the ratio of price to estimated earnings per ADS for calendar year 2015, referred to as P/E;

•	the ratio of price to estimated earnings per ADS for calendar year 2016 (“2016 price-to-earnings multiple”), referred to as P/E;

•	the ratio of adjusted price, defined as price per ADS plus total debt per ADS and minority interests per ADS less cash and cash equivalents per ADS (“Adjusted Price”), to estimated earnings per ADS for calendar year 2015, referred to as Adjusted P/E; and

•	the ratio of Adjusted Price to estimated earnings per ADS for calendar year 2016, referred to as Adjusted P/E.

Merrill Lynch used the following metrics for each comparable company for the purpose of its analyses:

	P/E						Adjusted P/E						EV/EBITDA(1)						PEG(1)
Company	2014E(1)		2015E		2016E		2014E(1)		2015E		2016E		2014E		2015E		2016E		2014E		2015E		2016E
Giant Interactive Going-Private Proposal
Broker Consensus
Giant Interactive (Pre-Offer)	9.7	x	9.0	x	9.8	x	7.7	x	7.2	x	7.8	x	7.0	x	6.0	x	7.1	x	0.8	x	0.7	x	0.9	x
Giant Interactive (First Offer)	11.3		10.5		11.4		8.5		7.9		8.6		7.7		6.6		8.7	x	0.9		0.8		1.0
Giant Interactive (Final Offer)	11.5		10.7		11.6		8.7		8.1		8.8		7.9		6.8		8.9	x	0.9		0.9		1.0

Management Projections
Giant Interactive (Pre-Offer)	9.8	x	8.3	x	7.6	x	7.8	x	6.6	x	6.1	x	7.1	x	5.5	x	4.7	x	0.8	x	0.7	x	0.6	x
Giant Interactive (First Offer)	11.4		9.6		8.8		8.6		7.3		6.7		7.8		6.0		5.1		0.9		0.8		0.7
Giant Interactive (Final Offer)	11.6		9.8		9.0		8.8		7.5		6.9		8.0		6.2		5.3		0.9		0.8		0.7

Perfect World Going-Private Proposal
Broker Consensus
Perfect World (Pre-Offer)(2)	8.1	x	7.1	x	6.0	x	3.5	x	3.1	x	2.5	x	3.1	x	2.5	x	2.1	x	0.5	x	0.5	x	0.4	x
Perfect World (At Offer)(2)	10.3		9.0		7.6		6.1		5.4		4.4		5.4		4.4		3.6		0.7		0.6		0.5

Public Comparables
Broker Consensus
Netease(3)	17.9	x	15.5	x	13.1	x	13.0	x	11.4	x	9.7	x	12.6	x	10.5	x	8.8	x	1.2	x	1.0	x	0.9	x
Changyou(4)	nm		9.9		9.4		nm		8.2		7.9		nm		7.3		6.7		nm		nm		1.6

(1)	The following statistics, which are provided in the table above, are provided for informational purposes only and were not used for comparative purposes: (a) the ratio of price to estimated earnings per ADS for calendar year 2014 (“2014 price-to-earnings multiple”); (b) the ratio of Adjusted Price to estimated earnings per ADS for calendar year 2014; (c) the ratios of enterprise value, defined as fully diluted market value plus total debt and minority interests less cash and cash equivalents (“EV”), as of March 27, 2015, to estimated calendar years 2014, 2015 and 2016 EBITDA; and (d) the ratios of 2014, 2015 and 2016 price-to-earnings multiple to estimated long-term earnings per ADS growth rate (“PEG”).

(2)	Perfect World’s cash balance adjusted for US$3.6 million paid to acquire Digital Extremes.

(3)	Netease’s cash balance adjusted for dividend declared and unpaid of US$0.39/ADS for the fourth quarter of 2014, to be paid on March 6, 2015, assuming that dividends accrue to unvested restricted share units. Netease’s net debt excludes (US$5.7 million) deficit minority interest, which is a result of retrospective presentation and disclosure requirements on the noncontrolling interest which became effective for fiscal years beginning on or after December 31, 2008. The noncontrolling interest will continue to be attributed its share of losses even if that attribution results in a deficit noncontrolling interest balance.

(4)	nm = not meaningful

Based on the analysis of the relevant metrics for each of the comparable public companies, Merrill Lynch selected a representative range of financial multiples of the comparable public companies and applied this range of multiples to the relevant Company financial statistic.

The value of the range of multiples selected by Merrill Lynch was in some cases lower than the value of the P/E multiples and Adjusted P/E multiples of individual comparable public companies set forth above. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable public company data. No company utilized in the comparable-company analysis is identical to the Company. In evaluating comparable public companies and determining the implied multiple range, Merrill Lynch made complex considerations, judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which could affect the public trading or other values of the companies to which the Company was compared.

The following table reflects the results of the analysis and the corresponding representative multiples for the comparable companies:

Calendar Year Financial	Representative Range	Implied Per ADS Value
Price to Estimated 2015 Earnings per ADS	8.5x – 9.5x	US$6.29 – US$7.03
Price to Estimated 2016 Earnings per ADS	8.0x – 9.0x	US$7.04 – US$7.92
Adjusted Price to Estimated 2015 Earnings per ADS	7.5x – 8.5x	US$5.83 – US$6.57
Adjusted Price to Estimated 2016 Earnings per ADS	7.0x – 8.0x	US$6.42 – US$7.30

Discounted Cash Flow Analysis

Merrill Lynch conducted a discounted cash flow analysis for the purpose of determining an illustrative range of implied equity value per ADS. A discounted cash flow analysis is a method of evaluating an asset using estimates of the unlevered, after-tax free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” “Present value” refers to the current value of one or more future cash payments from the asset, which is referred to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period. For purposes of its discounted cash flow analysis, Merrill Lynch utilized the Management Forecasts, which can be found under the caption “—Certain Financial Projections” beginning on page 48.

Merrill Lynch calculated ranges of the estimated net present values of the Company’s unlevered, after-tax free cash flows that the Company was forecasted to generate from 2015 to 2019 based on Management’s Forecasts. Merrill Lynch calculated the estimated net present value of unlevered, after-tax cash flows that the Company was forecasted to generate after fiscal year 2019 (the “Terminal Value”) using a perpetual growth rate range of 1.0% to 2.0%. Merrill Lynch selected this perpetual growth rate range based on its experience and judgment.

The projected unlevered, after-tax free cash flows the Company forecasted to generate from 2015 to 2019 and the Terminal Value were discounted at a rate ranging from 16.0% to 18.0%. In selecting this discount range, Merrill Lynch took into account, among other things: (a) a weighted average cost of capital calculation based on factors commonly considered for purposes of calculating an estimated weighted average cost of capital, including a market risk premium based on Bloomberg; (b) the risk-free rate (based on the spot rate for 10-year PRC treasury as of March 27, 2015); (c) an estimated beta for the ADSs (based on peer companies’ average trading volatility of ADSs relative to the overall market, adjusted for the Company’s capital structure); and (d) a size premium based on market capitalization of the Company.

Merrill Lynch then, based upon certain assumptions described by and discussions held with the management of the Company, adjusted the ranges of the estimated net present values of the Company’s unlevered free cash flows and the Terminal Value by:

•	subtracting (i) the Company’s cash and cash equivalents as at December 31, 2014 of US$130.8 million and (ii) the Company’s available short-term investments at December 31, 2014 of US$47.5 million;

•	adding (i) the Company’s short-term borrowings and long-term borrowings (excluding the amounts which were secured by the Company’s short-term investments) as at December 31, 2014, each of which was nil and (ii) the Company’s dividends payable of US$0.3 million as at December 31, 2014; and

•	adding the Company’s non-controlling interests of US$46.7 million as at December 31, 2014. These analyses resulted in a range of implied enterprise values for the Company of US$1,638 million to US$1,963 million and a range of implied prices of US$6.50 to US$7.69 per ADS of the Company, in each case as of March 27, 2015.

Premiums Paid Analysis

Merrill Lynch compared the premiums paid in the going-private transactions of 12 U.S.-listed PRC-based companies and 17 U.S.-listed non-PRC-based companies that were announced since 2009, where the acquiror owned over 50% of the target prior to the transaction with a transaction value inclusive of the acquiror’s stake that was between US$100 million and US$3 billion based on final offer price. Merrill Lynch selected transactions that, based on its experience and judgment, were similar to the Merger. Merrill Lynch excluded transactions involving minority strategic investments, as well as announced transactions that were terminated. For each of these transactions, Merrill Lynch reviewed the premium paid to the target company’s closing stock price for the one day, one week and one month prior to the announcement date of each transaction. The relevant metrics for each of the selected going-private transactions are set out below.

	Final Offer Over Trading Price Premium Prior to Announcement
Target Company	1 Day (%)	1 Week (%)	1 Month (%)
U.S.-Listed PRC-based Companies
Perfect World	26.9%	26.3%	22.9%
Noah Education Holdings	24.4%	22.3%	16.2%
Charm Communications	17.2%	7.3%	17.2%
ShangPharma Corp	30.8%	32.2%	48.5%
China Nuokang Bio-Pharmaceutical	56.8%	57.6%	59.8%
Winner Medical Group	32.3%	42.9%	21.6%
China Real Estate Information Corp	25.3%	35.9%	37.0%
Shanda Interactive Entertainment	23.5%	27.7%	16.7%
Tiens Biotech Group (USA)	67.0%	63.8%	30.2%
Funtalk China Holdings	17.1%	25.7%	43.1%
Chemspec International	28.2%	22.2%	30.6%
Tongjitang Chinese Medicines	19.0%	20.3%	17.8%

U.S.-Listed Non-PRC-based Companies
Brookfield Residential Properties	27.5%	33.5%	23.6%
PAA Natural Gas Storage	9.1%	10.8%	3.9%
Pioneer Southwest Energy Partners	19.4%	18.5%	24.5%
Cornerstone Therapeutics	72.7%	76.6%	70.3%
BBX Capital Corp	(8.8%)	(3.4%)	40.6%
Bluegreen Corp	73.6%	71.8%	58.7%
Stream Global Services	1.6%	(0.9%)	(1.8%)
Venoco	39.2%	45.5%	(1.7%)
C&D Technologies	18.3%	17.5%	22.3%
Duncan Energy Partners	(32.2%)	(32.2%)	(31.3%)
XO Holdings	84.2%	93.1%	102.9%
Caraco Pharmaceutical Laboratories	16.4%	18.2%	19.3%
CNA Surety Corp	37.9%	37.7%	46.9%
Cascal NV	(11.3%)	(7.0%)	0.2%
Landry’s Restaurants	127.7%	116.0%	138.3%
OSG America	41.4%	56.5%	54.1%
Cox Radio	45.5%	47.7%	(6.3%)

The precedent going-private transactions premiums analysis indicated the following minimums, maximums, means and medians:

	Final Offer Over Trading Price Premium Prior to Announcement
	1 Day (%)	1 Week (%)	1 Month (%)
U.S.-Listed PRC-based Companies
Minimum	17.1%	7.3%	16.2%
Maximum	67.0%	63.8%	59.8%
Mean	30.7%	32.0%	30.1%
Median	26.1%	27.0%	26.6%

U.S.-Listed Non-PRC-based Companies
Minimum	(32.2%)	(32.2%)	(31.3%)
Maximum	127.7%	116.0%	138.3%
Mean	33.1%	35.3%	33.2%
Median	27.5%	33.5%	23.6%

All Companies
Minimum	(32.2%)	(32.2%)	(31.3%)
Maximum	127.7%	116.0%	138.3%
Mean	32.1%	33.9%	31.9%
Median	26.9%	27.7%	23.6%

Merrill Lynch observed that the merger consideration of US$7.10 per ADS represented a one-day, one-week and one-month premium of approximately 25.7%, 48.8% and 57.6%, respectively, over the applicable closing prices of the ADSs as quoted by NASDAQ measured from January 24, 2014, the last trading day before the Company announced it had received the Proposal.

The precedent going-private transactions premiums analysis indicated the following implied price per ADS for the Company, in each case, using a premium range of 20% to 40%:

Price per ADS
	Closing Price	Implied Price
1-Day	US$5.65	US$6.78 – US$7.91
1-Week	US$4.77	US$5.72 – US$6.68
1-Month	US$4.48	US$5.38 – US$6.27

None of the selected precedent transactions analyzed by Merrill Lynch is identical to the Merger. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of the results and involves complex qualitative considerations and judgments.

General

In preparing its opinion to the Special Committee, Merrill Lynch performed a variety of analyses, including those described above. The summary of Merrill Lynch’s analyses above does not purport to be a complete description of the analyses performed by Merrill Lynch. The preparation of a fairness opinion is a complex analytic process involving various quantitative and qualitative judgments and determinations as to the most appropriate and relevant financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither the opinion nor its underlying analyses is readily susceptible to partial analysis or summary description. Merrill Lynch arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The analyses performed by Merrill Lynch include analyses based upon forecasts of future results, which results may be significantly more or less favorable than the actual results or any results suggested by Merrill Lynch’s analyses.

In performing its analyses, Merrill Lynch considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the opinion. The analyses were prepared solely for the purposes of Merrill Lynch rendering its opinion to the Special Committee. Merrill Lynch’s analyses involved judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company and on the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or in the markets generally. No company, transaction or business used in Merrill Lynch’s analyses for comparative purposes is identical to the Company or the Merger, as applicable, and an evaluation of the results of those analyses is not entirely mathematical. Merrill Lynch believes that mathematical derivations (such as determining average and median) of financial data are not by themselves meaningful and should be considered together with qualitative factors, judgments and informed assumptions. The estimates contained in the Company’s analyses and the implied reference range values indicated by Merrill Lynch’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, companies, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company. Much of the information used in, and accordingly the results of, Merrill Lynch’s analyses are inherently subject to substantial uncertainty.

Merrill Lynch’s opinion was provided to the Special Committee in connection with its consideration of the Proposed Transaction and was only one of many factors considered by the Special Committee in evaluating the Merger and the fairness of the merger consideration. Neither Merrill Lynch’s opinion nor its analyses were determinative of the merger consideration or of the views of the Special Committee or management with respect to the Merger Agreement, the Plan of Merger and the Transactions, including the merger consideration. The type and amount of consideration payable in the Merger were determined through negotiation between the Special Committee and the Buyer Group, and the recommendation that the Board authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, was solely that of the Special Committee and was made on April 3, 2015.

Merrill Lynch has acted as financial advisor to the Special Committee in connection with the Proposed Transaction and provided financial advisory services, including an opinion to the Special Committee regarding the fairness, from the financial point of view, of the Per Share Merger Consideration and the Per ADS Merger Consideration, as applicable, to the holders of the Shares or ADSs (other than holders of Excluded Shares), based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Merrill Lynch in preparing its opinion. Under the terms of its engagement, the Company has agreed to pay Merrill Lynch a fee of US$1,400,000 due upon delivery of Merrill Lynch’s opinion, regardless of the conclusions reached therein. In addition, the Company may, at its sole discretion, pay an additional US$600,000 to Merrill Lynch immediately prior to or upon consummation of the Merger. In addition, the Company has agreed to reimburse Merrill Lynch’s expenses and indemnify Merrill Lynch, its affiliates and certain related parties against certain liabilities arising out of the engagement.

Merrill Lynch and its affiliates comprise a full-service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of its businesses, Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company and certain of its affiliates.

Merrill Lynch and its affiliates in the past have provided, and in the future may provide, investment banking, commercial banking and other financial services to the Company and certain of its current, former or future affiliates, including acting as financial advisor to the special committee of the board of directors of Shanda Interactive in a “going-private” proposal until the completion of that role on February 14, 2012 and acting as Joint Bookrunner in connection with the proposed Initial Public Offering of Cloudary Corporation until the termination of that role prior to July 12, 2011. Merrill Lynch has, and in the future may, receive compensation for rendering investment banking, commercial banking or other financial services to the Company and its affiliates.

For additional information on Merrill Lynch’s analysis, please see “Presentation/discussion materials prepared by Merrill Lynch for discussion with the Special Committee and the Board, dated April 3, 2015” and “Presentation/discussion materials prepared by Merrill Lynch for discussion with the Special Committee, dated September 23, 2014,” filed as Exhibit (c)-(2) and Exhibit (c)-(3), respectively, to the Company’s transaction statement on Schedule 13E-3.

Copies of Merrill Lynch’s opinion dated April 3, 2015 and written presentations to the Special Committee on September 23, 2014 and April 3, 2015, are available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested stockholder of the Company or representative who has been so designated in writing.

Purposes of and Reasons for the Merger

The Buyer Group

Under a possible interpretation of the SEC rules governing “going private” transactions, each member of the Buyer Group may be deemed to be engaged in a “going private” transaction and, therefore, required to express its reasons for the Merger to the Company’s unaffiliated security holders, as defined in Rule 13e-3 of the Exchange Act. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Buyer Group, the purpose of the Merger is to enable Parent to acquire 100% control of the Company, in a transaction in which the holders of the Class A ordinary shares of the Company and the ADSs (other than the Excluded Shares, the Dissenting Shares and ADSs representing the Excluded Shares) will be cashed out in exchange for US$3.55 per Class A ordinary share or US$7.10 per ADS (less US$0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement), respectively, without interest and net of any applicable withholding taxes, so Parent will bear the rewards and risks of the sole ownership of the Company after the ADSs and Shares are cancelled, including any increases in value of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses.

The Buyer Group believes the operating environment has changed in a significant manner since the Company’s initial public offering. There is greater domestic competition in many of the segments in which the Company operates. These changes have increased the uncertainty and volatility inherent in the business models of companies similar to the Company. As a result, the Buyer Group is of the view that there is potential for considerably greater short- and medium-term volatility in the Company’s earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business decisions focused on improving the Company’s long-term profitability. The Buyer Group believes that these strategies would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company’s management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market’s valuation of the Company and its emphasis on short-term period-to-period performance.

Further, as a privately held company, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002.

The Buyer Group decided to undertake the “going private” transaction at this time because it wants to take advantage of the benefits of the Company being a privately held company as described above and because Merger Sub was able to obtain equity financing in connection with the Merger. In the course of considering the “going private” transaction, the Buyer Group did not consider alternative transaction structures because the Buyer Group believed the Merger was the most direct and effective way to enable the Buyer Group to acquire ownership and control of the Company.

The Company

The Company’s purpose for engaging in the Merger is to enable its shareholders and ADS holders to receive US$3.55 per Share and US$7.10 per ADS in cash, without interest and net of any applicable withholding taxes, which represents (a) approximately a 25.7% premium over the closing price of the ADSs as quoted by NASDAQ on January 24, 2014, the last trading day immediately prior to the Company’s announcement on January 27, 2014 that it had received the Proposal and (b) approximately a 46.5% premium over the volume-weighted average trading price of the ADSs during the 30 trading days prior to, and including, January 24, 2014. The Company believes its long-term objectives can best be pursued as a private company.

The Company has determined to undertake the Merger at this time based on the analyses, determinations and conclusions of the Special Committee and the Board described in detail above under “—Reasons for the Merger and Recommendation of the Special Committee and the Board.”

Effects of the Merger on the Company

Private Ownership

The Company’s ADSs are currently listed on NASDAQ under the symbol “GAME.” It is expected that, immediately following the completion of the Merger, the Company will cease to be a publicly traded company and will instead become a privately held company owned directly by Parent and indirectly by the Buyer Group. Following the completion of the Merger, the ADSs will cease to be listed on NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the Company’s ADSs and the underlying Class A ordinary shares under the Exchange Act may be terminated upon the Company’s application to the SEC if such shares are not listed on a national securities exchange and there are fewer than 300 record holders of such shares. Ninety days after the filing of Form 15 in connection with the completion of the Merger or such shorter period as may be determined by the SEC, registration of the ADSs and the underlying Class A ordinary shares under the Exchange Act will be terminated. At such time, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. After the completion of the Merger, the Company’s shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide. Furthermore, the ADS program for Class A ordinary shares of the Company will terminate.

Upon completion of the Merger, each issued and outstanding Class A ordinary share and ADS, other than the Excluded Shares, ADSs representing the Excluded Shares and the Dissenting Shares (please see “—Dissenters’ Rights” below), will be cancelled in exchange for the right to receive US$3.55 per Class A ordinary share and US$7.10 per ADS (less US$0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement), respectively, in cash, without interest and net of any applicable withholding taxes. At the Effective Time, the Excluded Shares will be cancelled for no consideration. At the Effective Time, each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and non-assessable ordinary share of the Surviving Corporation. As a result, current shareholders and ADS holders of the Company, other than the members of the Buyer Group, will no longer have any equity interest in, or be shareholders or ADS holders of, the Company upon completion of the Merger. Consequently, the Company’s shareholders and ADS holders, other than the members of the Buyer Group, will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters. Similarly, the Company’s current shareholders and ADS holders, other than the members of the Buyer Group, will not be exposed to the risk of loss in relation to their investment in the Company.

At the Effective Time, each Company Option that is then outstanding and unexercised, whether or not vested or exercisable, will be cancelled and converted into the right to receive a cash amount equal to (a) the total number of Shares issuable under such Company Option immediately prior to the Effective Time multiplied by (b) the excess of US$3.55 over the exercise price payable per Share under such Company Option, without interest and net of any applicable withholding taxes. If the exercise price per Share of a Company Option is equal to or greater than US$3.55, such Company Option will be cancelled without any payment.

At the Effective Time, each Company Restricted Share that is then outstanding will be cancelled and converted into the right to receive a cash amount equal to US$3.55, without interest and net of any applicable withholding taxes.

At the Effective Time, each Company RSU that is then outstanding will be cancelled and converted into the right to receive a cash amount equal to US$3.55, without interest and net of any applicable withholding taxes.

We have attached the Merger Agreement to this proxy statement as Annex A. We encourage you to read the entire Merger Agreement carefully, because it is the legal document that governs the Merger.

Directors and Management of the Surviving Corporation

If the Merger is completed, the current memorandum of association and articles of association of the Company will be replaced in their entirety by the memorandum of association and articles of association of Merger Sub, as in effect immediately prior to the Effective Time (except that, at the Effective Time, Article I of the articles of association of the Surviving Corporation will be amended to read as follows: “The name of the corporation is “Shanda Games Limited”.”). In addition, the directors of Merger Sub immediately prior to the Effective Time (identified below in “Annex F—Directors and Executive Officers of Each Filing Person”) will become the directors of the Surviving Corporation and the officers of the Company will remain the officers of the Surviving Corporation, in each case unless otherwise determined by Parent prior to the Effective Time.

Primary Benefits and Detriments of the Merger

The primary benefits of the Merger to the Unaffiliated Holders include the following:

•	the receipt by Unaffiliated Holders of a merger consideration of US$3.55 per Class A ordinary share or US$7.10 per ADS represents a premium of approximately 46.5% and 53.8%, respectively, over the volume-weighted average trading prices of the Company’s ADSs as quoted by NASDAQ during the 30 and 60 trading days prior to January 24, 2014, the last trading day prior to the Company’s announcement on January 27, 2014 that it had received the Proposal and an approximately 9.2% premium over the Company’s closing price as quoted by NASDAQ on January 27, 2014; and

•	risks to Unaffiliated Holders in connection with any possible decrease in the Company’s future revenues, free cash flow, growth or value following the Merger will be avoided.

The primary detriments of the Merger to the Unaffiliated Holders include the following:

•	Unaffiliated Holders will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends, if any; and

•	in general, the receipt of cash pursuant to the Merger or through the exercise of dissenters’ rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. See “—Material U.S. Federal Income Tax Consequences” beginning on page 73 and “—Material PRC Income Tax Consequences” beginning on page 75 for additional information.

The primary benefits of the Merger to the Buyer Group include the following:

•	if the Company is managed and executes its business strategies successfully, the value of the Buyer Group’s equity interests in the Company could increase due to possible increases in future revenues, free cash flow and the underlying value of the Company or the payment of dividends, if any, that will accrue to Parent;

•	the Company will be relieved from pressure exerted by the public market’s valuation and the emphasis on short-term period-to-period performance, which may not maximize the long-term equity value of the Company, and as a result the Company’s management will have greater flexibility to focus on long-term strategic planning in a highly competitive business and on improving long-term profitability;

•	the Company’s management will have more freedom to change the capital spending strategies without public market scrutiny or analysts’ quarterly expectations;

•	the Company will be able to develop and introduce new products and services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet short-term forecasts; and

•	the costs and administrative burden resulting from operating the Company as a publicly traded company will be reduced, including the costs in connection with regulatory filings and compliance requirements.

The primary detriments of the Merger to the Buyer Group include the following:

•	all of the risks associated with any possible decrease in the Company’s revenues, free cash flow or value following the Merger will be borne by Parent;

•	the business risks facing the Company such as increased competition will be borne by Parent; and

•	following the Merger, there will be no trading market for the Surviving Corporation’s equity securities and Parent’s equity investment in the Surviving Corporation following the Merger will bear material risks resulting from such limited liquidity.

In connection with the Merger, some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the shareholders of the Company generally, as described in more detail under “—Interests of Certain Persons in the Merger” beginning on page 66.

The Company’s Net Book Value and Net Earnings

After the closing of the Merger, each member of the Buyer Group will have an indirect interest in the Company’s net book value and net earnings in proportion to such member’s ownership interest in Parent, which will wholly own the Surviving Corporation. The Company’s net income attributable to its shareholders for the fiscal year ended December 31, 2014 was approximately US$167.7 million and its net book value as of December 31, 2014 was approximately US$306.0 million.

The table below sets forth the indirect beneficial interest in the Company’s net book value and net earnings for each member of the Buyer Group before and after the Merger, based on the historical net book value and net earnings of the Company as of and for the year ended December 31, 2014.

	Ownership Prior to the Merger(1)				Ownership After the Merger(2)
	Net Book Value		Earnings		Net Book Value		Earnings
Name	US$’000%		US$’000%		US$’000%		US$’000%
Ningxia Yilida	27,595	9.0	15,122	9.0	27,595	9.0	15,122	9.0
Ningxia	73,198	23.9	40,113	23.9	73,198	23.9	40,113	23.9
Hao Ding	60,804	19.9	33,321	19.9	60,804	19.9	33,321	19.9
Orient Hongtai	34,962	11.4	19,160	11.4	34,962	11.4	19,160	11.4
Orient Hongzhi	34,962	11.4	19,160	11.4	34,962	11.4	19,160	11.4
Ningxia Silkroad	—	—	—	—	37,925	12.2	20,783	12.2
Zhengjun Investment	—	—	—	—	18,963	6.1	10,392	6.1
Zhongrong Legend	—	—	—	—	17,597	6.0	9,643	6.0

(1)	Ownership percentages are based on Shares outstanding as of April 3, 2015, the date of the Merger Agreement.

(2)	Ownership percentages after the Merger are based on all Excluded Shares being cancelled without payment of any consideration and all other ordinary shares (including Class A ordinary shares represented by ADSs) and Company Options, Company Restricted Shares and Company RSUs being cancelled in exchange for the Per Share Merger Consideration and Per ADS Merger Consideration and other amounts due pursuant to the terms of the Merger Agreement, as applicable. Further, such percentages are subject to adjustment pursuant to the terms and conditions of the Merger Agreement, the Equity Commitment Letters and the Support Agreement.

Plans for the Company after the Merger

Following the completion of the Merger, Parent will own 100% of the equity interest in the Surviving Corporation. The Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent.

Except as set forth in this proxy statement and transactions already under consideration by the Company, the Buyer Group does not have any current plans, proposals or negotiations that relate to or would result in any of the following:

•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

•	any other material changes in the Company, including with respect to the Company’s corporate structure or business.

However, Parent has been evaluating and will continue to evaluate, from time to time, the Company’s entire business and operations in order to determine what action is in the best interests of the Surviving Corporation and its shareholders, which may include a disposition or acquisition of material assets or other such extraordinary transactions. Subject to market conditions and the ability of the Buyer Group and the Surviving Corporation to obtain requisite regulatory approvals, the Buyer Group may also consider potentially relisting the Surviving Corporation or a substantial part of its business on an internationally recognized stock exchange in mainland China (the “Relisting”). For the purpose of evaluating the Relisting options (as outlined below), Ningxia, a member of the Buyer Group, has conducted and will continue to conduct research on similar going private transactions of China-based companies (such as Focus Media Holding Limited) and their subsequent relistings or relisting plans, and has had preliminary consultations through phone calls and in-person meetings with KWM, the PRC counsel of Ningxia, as well as Southwest Securities, the financial advisor of Ningxia, with respect to the regulatory requirements, procedures and obstacles, possible timing and economic costs and risks due to the recent volatility of the A-share market in the PRC, as to each Relisting option. However, given the recent volatility of the A-share market in the PRC and, more importantly, the complexity and uncertainty of the A-share listing approval process, the Buyer Group has not formulated any definitive plan with respect to any Relisting and its evaluation may take significant time and may not, in the end, lead to any concrete transaction involving the Surviving Corporation. While Ningxia has had preliminary consultations with its professional advisors as disclosed above, no comprehensive analysis or any written or oral report, opinion or appraisal was provided by such advisors.

The following is a summary of the advice provided by KWM and Southwest Securities during the consultations mentioned above:

There are two typical Relisting options for companies with histories similar to the Company’s. The options are an initial public offering (the “IPO”) and a “backdoor listing” (i.e., listing through the restructuring of a company already listed on a Chinese stock exchange (the “Listco”)). The typical steps of these two options and the indicative timing for these options are as follows:

•	The IPO Option

To proceed with the IPO option, the Surviving Corporation will be required under PRC law to (i) restructure its cross-border corporate structure such that all of the equity interests or substantial assets of all of its subsidiaries are held by an entity incorporated in the PRC (the “Holdco”); (ii) unwind the Company’s arrangements with its variable interest entities (the “VIEs”); (iii) re-incorporate the Holdco as a joint-stock company under PRC law; (iv) submit an IPO application to the China Securities Regulatory Commission (“CSRC”) for approval; (v) if the CSRC approves the application, submit a listing application to a Chinese stock exchange for approval; and (vi) if the stock exchange approves the application, issue public shares and list its shares on the stock exchange.

In addition to the governmental approvals required in steps (iv) and (v) above, a number of governmental procedures in connection with and approvals by PRC authorities, such as the Ministry of Commerce (or its local counterparts) and the National Development and Reform Commission (or its local counterparts) are also required to carry out steps (i) through (iii). The requisite procedures and governmental approvals in the IPO process are subject to uncertainties in both timing and outcome. In particular, the CSRC’s approval of an IPO application is highly unpredictable and step (iv) alone is usually very time-consuming. Typically, an IPO may require 2 to 3 years to complete after the completion of the corporate restructuring in step (i), and it is not possible at this time to provide an estimate of the timing of the Surviving Corporation’s potential Relisting through the IPO option.

•	The “Backdoor Listing” Option

To proceed with the “backdoor listing” option, (a) the Surviving Corporation will be required under PRC law to restructure such that all of the equity interests or substantial assets of all of its VIEs are held by the Holdco and all of its arrangements with the VIEs are unwound; (b) the Surviving Corporation will then negotiate and agree upon the terms and conditions for a “backdoor listing” transaction with the potential Listco; (c) after the definitive agreement for the “backdoor listing” transaction is signed, it will be submitted to the Listco’s board of directors and shareholders for approval; (d) if these approvals are received, the Listco is required under PRC law to submit applications to the CSRC and (if applicable) other governmental authorities such as the Anti-Monopoly Bureau of the Ministry of Commerce for approval; and (e) the “backdoor listing” transaction can only be completed after the CSRC’s approval and all other applicable governmental approvals are obtained.

Other than the abovementioned governmental approvals by the CSRC and other authorities in step (d), a number of procedures and governmental approvals are also required to carry out step (a) above, such as approval by the Ministry of Commerce (or its local counterparts) and the National Development and Reform Commission (or its local counterparts). In addition, as discussed in step (c), a “backdoor listing” transaction requires corporate authorization by the Listco’s board of directors and shareholders. All of the above approvals and procedures, as well as the negotiation process in step (b), are usually time-consuming and complex. Typically, it takes 1 to 2 years to complete a “backdoor listing” after the completion of step (b), and it is not possible to provide a timing estimate for the Surviving Corporation’s potential Relisting through the “backdoor listing” option.

In the event the Buyer Group definitively elects to proceed with a Relisting, the Buyer Group and the Surviving Corporation will face a number of uncertainties and potential hurdles. For example:

•	to effect an A-share listing in China, prior approval of the CSRC is required; such approval is subject to a high degree of uncertainty, particularly given the indication by the CSRC in a press release on July 3, 2015, that, the total number of listings through initial public offering to be approved by the CSRC will be reduced in response to the recent tumble of the A-share market (the period for the reduction was not specified in the press release);

•	the CSRC and the relevant stock exchanges would likely require the Surviving Corporation to engage in extensive restructuring prior to any Relisting, and the cost imposed by such restructuring could be substantial, rendering it economically unviable for the Surviving Corporation to continue to seek a public listing on such an exchange; and

•	the negotiations involved in a public listing and related restructuring are highly time consuming and complicated, involving multiple parties, such as other investors and shareholders, whose interests are not always aligned.

The above factors, together with the volatility of the A-share market in the PRC, make it premature for the Buyer Group to state with any degree of certainty whether the Surviving Corporation will in fact pursue Relisting after the closing of the Transaction.

Subsequent to the completion of the Merger and the anticipated deregistration of the Company’s Class A ordinary shares and ADSs, the Company will no longer be subject to the Exchange Act and NASDAQ compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

Alternatives to the Merger

The Special Committee was formed following a Board meeting on January 28, 2014 in response to the receipt of the Proposal from the Buyer Group (which at the time was comprised of Primavera and Shanda Interactive) on January 27, 2014. The Special Committee was reconstituted on September 4, 2014 as further discussed in “—Background of the Merger” beginning on page 22.

In light of the following factors, the Special Committee determined that there was no viable alternative to the proposed sale of the Company to the Buyer Group:

(i)	the express intention of the members of the Buyer Group (which as of the date of this proxy statement is comprised of Ningxia Yilida, Ningxia, Orient Hongtai, Orient Hongzhi, Hao Ding, Zhengjun Investment, Ningxia Silkroad and Zhongrong Legend) not to sell their Shares and/or ADSs to any third party, and the Buyer Group’s aggregate beneficial ownership of approximately 75.6% of the Company’s issued and outstanding Shares and control of approximately 90.7% of the total number of votes represented by the Company’s issued and outstanding Shares (as of the date of this proxy statement);

(ii)	the fact that, in the “market check” Merrill Lynch conducted under the direction of the Special Committee, all the parties deemed to be potentially interested in and capable of acquiring the Company and contacted by Merrill Lynch declined to engage in discussions with the Special Committee regarding any such acquisition; and

(iii)	the fact that, since the announcement of the Proposal on January 27, 2014, no party other than the members of the Buyer Group has made any proposal to the Company or the Special Committee with respect to any alternative transaction with the Company.

In addition, the Special Committee and the Board considered, as an alternative to the Merger, that the Company remain as a public company. However, based on the considerations set forth in the section entitled “—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 37, the Special Committee and the Board have concluded that it is more beneficial to the Unaffiliated Holders for the Company to enter into the Merger Agreement and pursue the consummation of the Transactions, including the Merger, rather than to remain a public company. The Special Committee also took into account that, prior to the receipt of shareholder approval, the Company, subject to compliance with the terms and conditions of the Merger Agreement, can terminate the Merger Agreement in order to accept an alternative transaction proposed by a third party that is a Superior Proposal, subject to the payment of a termination fee of US$57,250,000, as provided in the Merger Agreement. In this regard, the Special Committee recognized that it has flexibility under the Merger Agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a Superior Proposal, including the ability to provide information to, and engage in discussions and negotiations with, such party (and, if such proposal is a Superior Proposal, recommend such proposal to the Company’s shareholders).

Effects on the Company if the Merger Is Not Completed

If the Merger Agreement is not authorized, approved and adopted by the shareholders or if the Merger is not completed for any other reason, the shareholders will not receive any payment for their Shares and/or ADSs in connection with the Merger nor will the holders of any options, Company Restricted Shares or Company RSUs receive payment pursuant to the Merger Agreement. Instead, the Company will remain a publicly traded company, the ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ’s listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Shares and/or ADSs. Accordingly, if the Merger is not completed, we cannot assure you as to the effect of these risks and opportunities on the future value of the Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the Merger will be completed.

Under specified circumstances, the Company may be required to pay Parent or its designees a termination fee of US$57,250,000 and reimburse Parent for its expenses in connection with the Merger up to US$3,000,000, or Parent may be required to pay the Company a termination fee of US$114,500,000 and reimburse the Company for certain expenses in connection with the Merger up to US$3,000,000, in each case as described in the section entitled “The Merger Agreement—Termination Fee and Reimbursement of Expenses” beginning on page 102. If the Merger is not completed, the Board will, from time to time, evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate, and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not approved by the shareholders or if the Merger is not completed for any other reason, we cannot assure you that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing of the Merger

The Buyer Group estimates that the total amount of funds necessary to complete the Transactions, including the Merger, will be approximately US$486 million, assuming no exercise of dissenters’ rights by shareholders of the Company. This amount includes the cash to be paid to the Unaffiliated Holders and holders of Company Options, Company Restricted Shares and Company RSUs, as well as the related costs and expenses, in connection with the Merger and the other Transactions. It does not consider the value of the Excluded Shares, which will be cancelled for no consideration in the Merger. For additional information regarding such cancellation, please see “The Merger Agreement—Merger Consideration” beginning on page 85.

The total amount of funds necessary to complete the Merger and the other Transactions is expected to be provided through a combination of (a) aggregate equity commitments of US$467,217,590.95, which are discussed below, and (b) cash from the Company and its subsidiaries. As of the date of this proxy statement, there are no alternative financing arrangements or plans in place to acquire the funds necessary for the Merger and the other Transactions.

The Merger and the other Transactions are expected to be funded primarily through cash contributions contemplated by the Equity Commitment Letters, by and between Parent and each of Ningxia Silkroad, Zhengjun Investment and Zhongrong Legend. Under the terms and subject to the conditions of the Equity Commitment Letters, Ningxia Silkroad, Zhengjun Investment and Zhongrong Legend will provide equity financing in an aggregate amount of US$467,217,590.95 to Parent to complete the Merger. The remaining funds necessary to complete the Merger and the other Transactions are expected to be provided by cash from the Company and its subsidiaries.

Pursuant to these Equity Commitment Letters, each of Ningxia Silkroad, Zhengjun Investment and Zhongrong Legend has committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions therein, equity securities of Parent, immediately prior to the Effective Time, in an amount of US$234,542,965.55 by Ningxia Silkroad, in an amount of US$117,271,481.00 by Zhengjun Investment and in an amount of US$115,403,144.40 by Zhongrong Legend. Such funds are to be used solely for the purpose of completing the Merger and the other Transactions in accordance with the Merger Agreement. Parent may, upon subsequent agreement with the applicable Sponsor, amend or modify the Equity Commitment Letters so long as (a) the aggregate proceeds of the Equity Commitment Letters (as amended or modified) will be sufficient for Parent and the Surviving Corporation to pay (i) the Merger Consideration and (ii) any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated in the Merger Agreement; and (b) such amendment or modification would not prevent, materially delay or materially impede or impair (i) the ability of Parent and Merger Sub to consummate the Transactions or (ii) the rights and benefits of the Company under the Equity Commitment Letters.

Each Sponsor’s commitment under its Equity Commitment Letter is conditioned upon (a) the satisfaction or waiver of the conditions to Parent and Merger Sub’s obligations to complete the Merger under the Merger Agreement; and (b) the substantially contemporaneous consummation of the closing of the Merger.

The obligation of each of the Sponsors to fund the equity commitment under its Equity Commitment Letter will terminate automatically and immediately upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms; (b) the closing of the Merger, at which time such obligation will be discharged, but subject to the performance of such obligation; and (c) the Company or any of its affiliates asserting a claim that would make the relevant Limited Guarantee terminable in accordance with the terms thereof.

The Company is an express third-party beneficiary of each of the Equity Commitment Letters to the extent of its right to seek specific performance of each of the equity commitments under the circumstances in which the Company would be permitted by the Merger Agreement to obtain specific performance requiring Parent and Merger Sub to enforce the equity commitments. Each of the Sponsors may assign or delegate all or a portion of its obligations to fund its equity commitment to any of its affiliates or any other investment fund advised or managed by such affiliate so long as such Sponsor remains liable for the obligations under its Equity Commitment Letter.

Pursuant to the Merger Agreement, each of Parent and Merger Sub is required to use its reasonable best efforts to (a) obtain financing on the terms and conditions described in the Equity Commitment Letters; (b) maintain in effect the Equity Commitment Letters until the Merger is consummated; (c) satisfy, or cause to be satisfied, on a timely basis all conditions to the closing of and funding under the Equity Commitment Letters applicable to Parent and/or Merger Sub that are within its control; (d) consummate the financing at or prior to the Effective Time; and (e) enforce the relevant parties’ funding obligations and the rights of Parent and Merger Sub under the Equity Commitment Letters to the extent necessary to fund the Merger Consideration.

Consortium Agreement

On March 16, 2015, Ningxia Yilida, Ningxia, Orient Hongtai, Orient Hongzhi and Hao Ding entered into the Third Consortium Agreement. Under the Third Consortium Agreement, the consortium members agreed, among other things, (a) to form a consortium to jointly make a proposal to acquire the Company in a “going private” transaction; (b) to deal exclusively with each other with respect to such “going private” transaction until the earlier of (i) April 30, 2015 and (ii) termination of the Third Consortium Agreement; and (c) to cooperate and proceed in good faith to negotiate and consummate the “going private” transaction. On April 3, 2015, each of Zhongrong Legend, Ningxia Silkroad and Zhengjun Investment entered into an adherence agreement, pursuant to which each of Zhongrong Legend, Ningxia Silkroad and Zhengjun Investment became a party to the Third Consortium Agreement as a sponsor.

The Third Consortium Agreement provides that, concurrently with the execution of the Merger Agreement, Ningxia Yilida, Ningxia, Orient Hongtai, Orient Hongzhi and Hao Ding would enter into or cause its affiliates to enter into, as applicable, a support agreement with Parent, pursuant to which they or their affiliates, as applicable, would contribute all of their Shares of the Company (including Shares represented by ADSs), in exchange for the same number and class of shares of the Parent, at the closing of the “going private” transaction. In addition, the Third Consortium Agreement obligates the parties thereto to vote against any competing proposal and restrict transfers of Shares of the Company.

Certain consortium members and/or their affiliated entities had previously entered into the First Consortium Agreement and the Second Consortium Agreement. These previous consortium agreements had terms and conditions, including obligations to deal with each other exclusively, similar to those of the Third Consortium Agreement; however, the exclusivity periods under these two previous consortium agreements had both expired at the time that the Third Consortium Agreement was entered into. See “—Background of the Merger” beginning on page 22 for additional information.

Limited Guarantees

Concurrently with the execution and delivery of the Merger Agreement on April 3, 2015, each of the Guarantors, namely Zhongrong Legend, Ningxia Silkroad and Zhengjun Investment executed and delivered the Limited Guarantees. Under the Limited Guarantees, the Guarantors have collectively guaranteed in favor of the Company the entire portion of the payment obligations of Parent and Merger Sub under the Merger Agreement.

Support Agreement

Concurrently with the execution and delivery of the Merger Agreement on April 3, 2015, the Rollover Shareholders entered into the Support Agreement with Parent, pursuant to which they agreed, among other things, that, from the date of the Support Agreement until the termination of the Support Agreement in accordance with its terms (a) each Rollover Shareholder would appear at any shareholders’ meeting of the Company or otherwise cause the Shares held by such Rollover Shareholder to be counted as present for the purposes of establishing a quorum and vote or cause to be voted such Shares (i) in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and (ii) against any Competing Transaction; and (b) the Rollover Shares (including Rollover Shares represented by ADSs) will, at the Effective Time, be cancelled for no consideration in the Merger. A copy of the Support Agreement is attached as Annex E to this proxy statement and is incorporated herein by reference.

Remedies

The parties to the Merger Agreement may be entitled to the payment of a termination fee or the grant of specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or equity, subject to certain limitations as described under the section entitled “The Merger Agreement—Remedies” beginning on page 103.

Interests of Certain Persons in the Merger

In considering the recommendation of the Special Committee and the Board with respect to the Merger, you should be aware that each member of the Buyer Group has interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. The Board and Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommend that the Company’s shareholders vote in favor of authorizing and approving the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. Except as set forth under “—Background of the Merger,” no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Transactions and/or preparing a report concerning the fairness of the Transactions.

Interests of the Buyer Group

In considering the recommendation of the Special Committee and the Board with respect to the Merger, you should be aware that each member of the Buyer Group has interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. The Special Committee and the Board were aware of such interests and considered them, among other matters, in reaching their decisions to approve the Merger Agreement.

As a result of the Merger, Parent will own 100% of the equity interest in the Surviving Corporation immediately following the completion of the Merger. Ningxia, Hao Ding, Ningxia Silkroad, Orient Hongtai, Orient Hongzhi, Ningxia Yilida, Zhengjun Investment and Zhongrong Legend will beneficially hold 23.9%, 19.9%, 12.2%, 11.4%, 11.4%, 9.0%, 6.1% and 6.0%, respectively, of the entire equity interests in Parent immediately following the completion of the Merger. Because of Parent’s equity interest in the Surviving Corporation, each member of the Buyer Group will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the Merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company. Parent will also directly bear, and each member of the Buyer Group will indirectly bear, the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. Parent’s investment in the Surviving Corporation will be illiquid, with no public trading market for the Surviving Corporation’s shares and no certainty that an opportunity will develop to sell its shares in the Surviving Corporation at an attractive price, or that dividends paid by the Surviving Corporation will be sufficient to recover its investment.

The Merger may also provide additional means to enhance shareholder value for the Buyer Group, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance requirements; increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons; and additional means for making liquidity available to the Buyer Group, such as through dividends or other distributions.

Relationship Between the Buyer Group and Certain Directors

As of the date of this proxy statement, Mr. Zhang, the chairman of the Board and acting chief executive officer of the Company, is the sole shareholder of Shanghai Yingfeng, which is the general partner of Ningxia Yilida and Zhengjun Investment. Both Ningxia Yilida and Zhengjun Investment are members of the Buyer Group. In addition, Mr. Zhang is a director of Merger Sub, and the Buyer Group expects that he will become a director of the Surviving Corporation. Therefore, Mr. Zhang has interests that are different from, or in addition to, the interests of the shareholders of the Company generally. Mr. Shaolin Liang, a director of the Company, serves as a vice general manager of Ningxia, which is a member of the Buyer Group. Mr. Lin, a director of the Company, served as the chief executive officer of China Universal Asset Management Co., Ltd., an affiliate of Orient Hongtai and Orient Hongzhi, each of which is a member of the Buyer Group, from April 2004 to April 16, 2015. Therefore, both Mr. Shaolin Liang and Mr. Lin may have interests that are different from, or in addition to, the interests of the shareholders of the Company generally.

Treatment of Shares, Options, Company Restricted Shares and Company RSUs Held by Directors and Executive Officers

If the Merger is completed, at the Effective Time, each Company Option issued and outstanding immediately prior to the Effective Time, will be cancelled and converted into the right to receive, as soon as practicable after the Effective Time, an amount equal to the product of (a) the total number of Shares issuable under such Company Option immediately prior to the Effective Time multiplied by (b) the excess of US$3.55 over the exercise price payable per Share under such Company Option, in cash, without interest and net of any applicable withholding taxes, and each Company Restricted Share and Company RSU that is outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive, as soon as practicable after the Effective Time, an amount equal to US$3.55, in cash, without interest and net of any applicable withholding taxes.

As of the date of this proxy statement, the Company’s directors and executive officers (as set forth in “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 112), as a group, beneficially own an aggregate of 52,200,382 Shares. These consist of (a) 49,616,759 issued and outstanding ordinary shares, (b) issued and unexercised Company Options to purchase 2,418,623 Class A ordinary shares issued pursuant to the Share Incentive Plan and exercisable within 60 days from the date of this proxy statement, (c) zero (0) Company Restricted Shares the restrictions over which will lapse within 60 days from the date of this proxy statement, and (d) 165,000 Company RSUs* the restrictions over which will lapse within 60 days from the date of this proxy statement. The Company Options issued pursuant to the Share Incentive Plan and held by the Company’s directors and executive officers have a weighted average exercise price of US$2.012 per Share.

The following table shows, as of the date of this proxy statement, for each director and executive officer of the Company, (a) the number and classes of Shares owned, (b) the cash payment that will be made in respect of the Shares at the Effective Time, (c) the number of Shares underlying Company Options to purchase Shares granted under the Share Incentive Plan, (d) the average exercise price payable per Share for the outstanding and unexercised Company Options held by such person, (e) the cash payment that will be made in respect of the Company Options to purchase Shares at the Effective Time, (f) the number of Company Restricted Shares held, (g) the cash payment that will be made in respect of the Company Restricted Shares at the Effective Time, (h) the number of Company RSUs held, (i) the cash payment that will be made in respect of the Company RSUs at the Effective Time and (j) the total cash payment such person may receive in respect of all payments described in this table if the Merger is consummated (in all cases before applicable withholding taxes).

	Shares		Options to Purchase Shares			Company Restricted Shares		Company RSUs		Total Cash Payments (including Company Restricted
Name of Directors and Executive Officers	Shares Beneficially Owned	Cash Payment Thereof (US$)	Shares Underlying	Average Exercise Price	Cash Payment Therefor (US$)	Shares Underlying	Cash Payment Therefor (US$)	Shares Underlying	Cash Payment Therefor (US$)	Share Payments that may be subject to Deferred Payment Arrangements) (US$)
Yingfeng Zhang	48,803,359	156,810.60	—	—	—	—	—	37,500	133,125.00	289,935.60
Shaolin Liang	—	—	—	—	—	—	—	—	—	—
Danian Chen	500,000	1,775,000.00	—	—	—	—	—	—	—	1,775,000.00
Li Yao	72,300	256,665.00	—	—	—	—	—	97,500	346,125.00	602,790.00
Lijun Lin	25,000	88,750.00	—	—	—	—	—	—	—	88,750.00
Heng Wing Chan	25,000	88,750.00	—	—	—	—	—	—	—	88,750.00
Yong Gui	6,250	22,187.50	—	—	—	—	—	18,750	66,562.50	88,750.00
Tunghai Chien	230	816.50	2,354,987	1.676	4,412,135.50	—	—	—	—	4,412,952.00
Jisheng Zhu	111,268	395,001.40	1,359,469	2.206	1,827,126.34	—	—	37,500	133,125.00	2,355,252.74
Jin Zhang	73,352	260,399.60	—	—	—	—	—	112,500	399,375.00	659,774.60
Total for All Directors and Executive Officers	49,616,759	3,044,380.60	3,714,456	1.86	6,239,261.84	—	—	303,750	1,078,312.50	10,361,954.94

* The RSUs will vest upon the consummation of the Merger.

After the completion of the Merger, the maximum amount of cash payments the Company’s directors and executive officers may receive in respect of their Shares, Company Options, Company Restricted Shares and Company RSUs is approximately US$10,361,954.94, which includes (a) US$3,044,380.60 in respect of 857,572 issued and outstanding Shares held by them as of the date of this proxy statement, (b) US$6,239,261.84 in respect of Company Options to purchase 3,714,456 Shares granted under the Share Incentive Plan which are issued but unexercised as of the date of this proxy statement, (c) US$0 in respect of zero (0) Company Restricted Shares held by them as of the date of this proxy statement, and (d) US$1,078,312.50 in respect of 303,750 Company RSUs held by them as of the date of this proxy statement.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the terms of the Merger Agreement, the Company’s directors and officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from the Company. See the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 97 for a description of such ongoing indemnification and coverage obligations.

The Special Committee

On January 28, 2014, the Board established the Special Committee to, among other things, consider and evaluate the Proposed Transaction, determine whether the Proposed Transaction was in the best interests of the Unaffiliated Holders, make recommendations to the Board on the Proposed Transaction and negotiate the terms of the “going private” transaction on behalf of the Board, including the terms of the Merger Agreement and any other document to be entered into with the Buyer Group in connection with the Proposed Transaction. The Special Committee was originally composed of the following independent directors: Mr. Chan, Mr. Gui and Mr. Lin.

On August 31, 2014, Orient Finance, which is a direct and wholly owned subsidiary of Orient Securities and an affiliate of Orient Hongtai and Orient Hongzhi, entered into an agreement with Shanda SDG to purchase 123,552,669 Class A ordinary shares from Shanda SDG and acceded to the Buyer Group on September 1, 2014. In light of his role as the chief executive officer of China Universal Asset Management, an affiliate of Orient Finance, Mr. Lin resigned from the Special Committee. See “—Background of the Merger” beginning on page 22 for additional information.

On September 4, 2014, following Mr. Lin’s resignation, the Board announced the reconstitution of the Special Committee consisting of Messrs. Chan and Gui. Accordingly, the Special Committee consisted solely of Messrs. Chan and Gui at the time that it unanimously (a) determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, were fair to, and in the best interests of, the Company and the Unaffiliated Holders; (b) declared advisable the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and (c) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Other than the cash-out of Company Restricted Shares and Company RSUs held by them, their receipt of Board and Special Committee compensation (which was not and is not contingent upon the completion of the Merger, or the Special Committee’s or the Board’s recommendation of the Merger) and their indemnification and liability insurance rights under the Merger Agreement and the Company’s memorandum and articles of association, neither of the members of the Special Committee as reconstituted on September 4, 2014 has a financial interest in connection with the Merger or any of the Transactions that is different from, or in addition to, those of the Unaffiliated Holders nor is either of them related to any member of the Buyer Group. See “—Interests of Certain Persons in the Merger” beginning on page 66 for additional information. The Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the Merger.

The Company has compensated, and intends to continue to compensate, each member of the Special Committee in exchange for his service in such capacity at a rate of US$10,000 per month for the chairman of the Special Committee and US$6,800 per month for each other member of the Special Committee (in each case, the payment of which is not contingent upon the consummation of the Merger or the Special Committee’s or the Board’s recommendation of the Merger).

Contingent Equity Awards to Certain Key Personnel

On September 18, 2014, the Company entered into commitment letters with eight game producers of the Company, pursuant to which the Company committed to grant to each such game producer, subject to compliance with applicable laws, rules and regulations, the completion of the Merger and the other terms and conditions set forth therein, equity awards in an amount of no less than RMB80 million (US$13 million) per individual producer (based on a valuation of the Company of 15 times its 2013 consolidated net profits) within 30 business days following the completion of the Merger. Based on a valuation of the Company of 15 times its 2013 consolidated net profits, the value of these equity awards range from RMB80 million (US$12.9 million) to RMB100 million (US$16.1 million) per individual producer. None of such game producers was involved in the review, evaluation and negotiation of the Buyer Group’s “going private” proposal, the Merger Agreement or the Company’s other strategic alternatives.

Position with the Surviving Corporation

The directors of Merger Sub immediately prior to the Effective Time will become the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will become the officers of the Surviving Corporation, in each case, unless otherwise determined by Parent prior to the Effective Time. Mr. Zhang is a director of Merger Sub, and the Buyer Group expects that he will become a director of the Surviving Corporation.

Related-Party Transactions

We have adopted an audit committee charter, which requires the audit committee to review and approve all related-party transactions as defined in Item 404 of Regulation S-K on an ongoing basis. In addition to the arrangements in connection with the Merger discussed elsewhere in this proxy statement, for a description of significant related-party transactions for the years ended December 31, 2013 and 2014, see “Item 7. Major Shareholders and Related-Party Transactions” included in the Company’s Annual Reports on Form 20-F for the fiscal years ended December 31, 2013 and December 31, 2014, respectively, which are incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 116 for a description of how to obtain copies of the Company’s Annual Reports.

Related-Party Transactions in 2014 and First Half 2015

Acquisition of Platform and Prepaid Card Distribution Businesses

Before August 2013, we relied on Shanghai Shengzhan Networking Technology Co., Ltd. (“Shengzhan”), and Tianjin Shengjing Trade Co., Ltd. (“Shengjing”), for platform services and prepaid card distribution services, and paid them service fees for services including online billing, user authentication, customer service, anti-fatigue compliance, data support services, and prepaid card marketing and distribution. In July 2013, we entered into a transaction framework agreement and a series of ancillary agreements to acquire Shengzhan and Shengjing from Shanda Interactive, and completed the acquisition in August 2013. Both Shengzhan and Shengjing were entities under the common control of Shanda Interactive at the time of the acquisition. The aggregate consideration for the transaction was US$812.7 million, subject to closing adjustments and payable in a combination of cash, deferred payments and settlement of an outstanding loan receivable from Shanda Interactive. As of December 31, 2014, the consideration has been fully paid. In addition, as a part of the Pre-IPO Reorganization, Shengqu Information Technology (Shanghai) Co., Ltd. (“Shengqu”) entered into various variable interest entity agreements with Shengzhan and Shengjing. See “Item 7. Major Shareholders and Related Party Transactions—B. Related Party Transactions—Contractual Arrangements with Our VIEs and Their Shareholders” included in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2014, incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 116 for a description of how to obtain a copy of the Company’s Annual Report.

Transactions and Agreements with Shanda Interactive

Shanda Interactive ceased to be a shareholder of the Company on November 25, 2014. Transactions and agreements with Shanda Interactive after November 25, 2014 will no longer be considered related-party transactions.

Pursuant to Shanda Interactive’s reorganization effective July 1, 2008 (the “Pre-IPO Reorganization”), Shanda Interactive transferred substantially all of its assets and liabilities related to its online game business to us. Prior to the Pre-IPO Reorganization, the Company’s online game business was operated by Shanda Interactive through its various subsidiaries and VIEs. Effective July 1, 2008, pursuant to the Pre-IPO Reorganization, we assumed substantially all of the assets and liabilities related to the online game business. As a result of the Pre-IPO Reorganization, we conduct the online game business through the Company’s VIEs.

In connection with the Pre-IPO Reorganization, we entered into agreements with Shanda Interactive with respect to various ongoing relationships between Shanda Interactive and us, including but not limited to the following in 2014 and the first half of 2015. For more information, see “Related Party Transactions—Transactions and Agreements with Shanda Interactive” included in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2014, incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 116 for a description of how to obtain a copy of the Company’s Annual Report.

Amended and Restated Non-Compete Agreement

Under the amended and restated non-compete agreement between Shanda Interactive and us, Shanda Interactive has agreed, for a period of five years commencing July 1, 2013, not to engage in the online game and mobile game business, which refers to the sourcing, development, operation and licensing of online games and mobile games and related intellectual property rights and activities incidental to such business, anywhere in the world, except that (a) certain of Shanda Interactive’s subsidiaries may continue to engage in third-party billing, payment and related services; (b) Shanda Interactive may hold or acquire equity interests in a company that does not have more than 25.0% of its gross revenues (based on the latest annual audited financial statements of the investee company) attributable to the online game and mobile game business; (c) Shanda Interactive may make minority, passive or venture capital investments by its private equity and venture capital funds; and (d) Shanda Interactive may operate virtual communities with certain online game features provided that such features do not constitute the core business model of such community. In addition, the agreement permits Shanda Interactive to acquire or invest in any third party engaging in the online game and mobile game business if, after using its reasonable best efforts to make such investment opportunity available to the Company as required under the agreement, we do not pursue such opportunity; provided that Shanda Interactive’s equity interest in such third party will not exceed 50%.

Furthermore, Shanda Interactive has agreed, for a period of five years commencing July 1, 2013, not to solicit any customer, supplier or any other third party having any business relationship with the Company or any of its employees.

Domain Names and Trademarks License Agreement

As part of the Pre-IPO Reorganization, Shengqu, one of the Company’s PRC subsidiaries, entered into a domain names and trademarks license agreement with Shanda Computer (Shanghai) Co. Ltd (“Shanda Computer”), a company then under the common control of Shanda Interactive on July 1, 2008, pursuant to which Shanda Computer licensed to Shengqu nine trademarks on a nonexclusive, nontransferable and royalty-free basis. On October 14, 2014, Shanda Computer reached a supplementary agreement with Shengqu, pursuant to which such licenses were terminated on December 31, 2014.

On January 1, 2011, Shengqu entered into a trademarks license agreement (the “2011 Trademarks License Agreement”) with Shanghai Shanda Networking Co., Ltd. (“Shanda Networking”), a company then under the common control of Shanda Interactive and Shanda Computer, pursuant to which Shanda Networking and Shanda Computer licensed to Shengqu 13 trademarks on a nonexclusive, nontransferable and royalty-free basis, including “Shanda Games.” On October 14, 2014, Shanda Networking and Shanda Computer reached a supplementary agreement with the Company, pursuant to which the term of the 2011 Trademarks License Agreement was extended to the later of (a) December 31, 2016 or (b) the 90th day after the earlier of (i) the Company no longer being a listed company, or (ii) Shanda Interactive no longer holding 50% or more of the voting rights in the Company. As Shanda Interactive ceased to be a shareholder of the Company in November 2014, the 2011 Trademarks License Agreement will terminate on December 31, 2016.

In August 2013, the Company acquired Shengzhan and Shengjing from Shanda Interactive. As a part of the acquisition, on July 28, 2013, Shengzhan entered into two trademarks license agreements (the “2013 Trademarks License Agreements”), with Shanda Networking and Shanda Computer, respectively, pursuant to which Shanda Networking and Shanda Computer licensed certain trademarks to Shengzhan on an exclusive, unconditional, irrevocable and royalty-free basis. Certain trademarks under the 2013 Trademarks License Agreements are related to the platform services and prepaid card distribution services. On October 14, 2014, Shanda Networking and Shanda Computer each reached a supplementary agreement with Shengzhan, pursuant to which the terms of the 2013 Trademarks License Agreements were extended to the later of (a) December 31, 2016 or (b) the 90th day after the earlier of (i) the Company no longer being a listed company, or (ii) Shanda Interactive no longer holding 50% or more of the voting rights in the Company. As Shanda Interactive ceased to be a shareholder of the Company in November 2014, the 2011 Trademarks License Agreement will terminate on December 31, 2016.

On October 14, 2014, Shanda Computer, Shanda Networking, Shengqu and Shengzhan signed a trademark license agreement. Pursuant to the trademark license agreement, during and after the process of certain trademarks being transferred from Shanda Computer to Shanda Networking, Shanda Networking, as the transferee, will continue licensing those trademarks to the Company in accordance with the 2011 Trademarks License Agreement, as amended, and the 2013 Trademarks License Agreements, as amended.

Lease of Office Facilities

The Company leases its office space of approximately 19,500 square meters at No. 1 Office Building, No. 690 Bibo Road, Pudong New Area, Shanghai 201203 and No. 1, Lane 666 Zhangheng Road, Pudong New Area, Shanghai 201204, from a company controlled by Shanda Interactive. The Company incurred rental expense of RMB18.5 million in 2013 and RMB29.2 million in 2014.

Lendings and Borrowings

Prior to the closing of the acquisition of platform and prepaid card distribution businesses, Shengzhan and Shengjing had various intra-group loans with other entities then under the common control of Shanda Interactive. As of December 31, 2012, Shengzhan and Shengjing extended an aggregate net amount of RMB821.7 million to such entities. Substantially all of these intra-group loans were settled as part of the acquisition, and the amount outstanding as of December 31, 2014 was RMB25.0 million, which represents an interest-free loan from Shengjing to one of our billing providers, Shanghai Shengfutong Electronic Business Co., Ltd.

In July 2014, the Company extended a loan to a company then under the common control of Shanda Interactive, the aggregate principal amount of which was RMB311.0 million with an interest rate of 3% per year. This loan was repaid in full in September 2014.

For more details regarding interest-bearing loans to and from Shanda Interactive or companies under its control in 2013, see Item 7.B. “Related-Party Transactions—Transactions and Agreements with Shanda Interactive—Loans Outstanding” in the Company’s Annual Report on Form 20-F for the year ended December 31, 2013.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the Merger are estimated at the date of this proxy statement to be as follows:

Description	Amount
(US$ in ‘000)
Professional fees and expenses	5,137
Legal fees and expenses	12,850
Special Committee fees	419
Miscellaneous (including accounting, filing fees, printer, proxy solicitation and mailing costs)	126
ADS cancellation and surrender fees(1)	3,200
Total	21,732

(1)	Includes ADS cancellation fees for ADSs held by members of the Rollover Shareholders.

These expenses (other than the ADS cancellation fees and surrender fees) will not reduce the merger consideration to be received by the Company’s shareholders and ADS holders. If the Merger is consummated, the party incurring any costs and expenses in connection with the Merger and the Merger Agreement will pay such costs and expenses except as otherwise provided in the Merger Agreement and the Third Consortium Agreement.

Voting by the Rollover Shareholders at the Extraordinary General Meeting

Pursuant to the Support Agreement, the Rollover Shareholders have agreed to vote the Shares held by such Rollover Shareholders, which as of the date of this proxy represent approximately 75.6% of the Company’s issued and outstanding Shares and 1,286,752,366 votes, or approximately 90.7% of the total number of votes represented by the Company’s issued and outstanding Shares (excluding, for purposes of this calculation, Shares issuable upon the exercise of Company Options, Company Restricted Shares and Company RSUs), in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting.

Voting of Unvested Company Restricted Shares

Under each restricted share award document, the person receiving the award has granted to the Company or its representative an irrevocable proxy to vote, or to execute and deliver written consents or otherwise act in the capacity of a shareholder with respect to, all of the Company Restricted Shares owned by such person until the earlier of (i) the date of termination of such person’s employment with the Company and (ii) the end of the applicable vesting period under such award document.

Litigation Related to the Merger

On October 10, 2014, Kilometre issued a writ of summons endorsed with a statement of claim against the Company from the Court of First Instance of the High Court of the Hong Kong Special Administrative Region in connection with the proposed “going private” transaction. Kilometre seeks outstanding consulting fees in an aggregate sum of US$25.6 million (or alternatively, damages), certain declaratory relief, interest, costs and further and/or other relief as the court deems fit. On February 10, 2015, Kilometre amended its statement of claim to seek outstanding consulting fees in an aggregate sum of US$44.9 million (or alternatively, damages), certain declaratory relief, interest, costs and further and/or other relief as the court deems fit. On February 17, 2015, Kilometre applied for a summary judgment for consulting fees of US$39,229,944.32, interest and/or other relief as the court deems fit. In April 2015, Kilometre issued an invoice to the Company asserting an increased entitlement to US$45.8 million; however, this amount is yet to be reflected in any further amendment to the statement of claim. On July 8, 2015, a Hong Kong High Court Judge dismissed Kilometre’s summary judgment application and granted the Company unconditional leave to defend Kilometre’s claim. The effect of the dismissal of the summary judgment application, subject to any appeal, is that Kilometre's claim will now follow the usual litigation procedure. It can typically take 18-24 months to proceed to trial in Hong Kong. There is, at present, no scheduled hearing or further judgment expected from the Hong Kong Courts.

In addition, Kilometre served a statutory demand on the Company in the Cayman Islands on May 21, 2015 requesting the Company to pay a purported debt of US$39,229,944.32 within 21 days. On June 9, 2015, the Grand Court granted an injunction restraining Kilometre from representing a winding-up petition against the Company based upon the statutory demand or any other statutory demand in relation to the same claim. On the same day, the Company issued an originating summons from the Grand Court seeking to set aside the statutory demand. On July 22, 2015, following the dismissal of the Hong Kong summary judgment application, Kilometre gave an undertaking to the Grand Court not to present a winding-up petition against the Company on the basis of the statutory demand pending the resolution of the Hong Kong proceedings.

The Company intends to vigorously defend itself against all legal actions taken by Kilometre on the merits. If the Merger is completed prior to the resolutions of the disputes between the Company and Kilometre, then pursuant to the Merger Agreement and the effects of the Merger, the Surviving Corporation will become party to such unresolved disputes and succeed to and assume all of the Company’s rights and obligations with respect thereto.

Other than as set forth above, the Company is not aware of any lawsuit that challenges the Merger Agreement, the Plan of Merger or any of the Transactions, including the Merger.

Accounting Treatment of the Merger

The Merger is expected to be accounted for, on a carryover basis, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the Merger other than the approvals, filings or notices required under the federal securities laws and the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Registrar and, in the event the Merger becomes effective, a copy of the Certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of Merger published in the Cayman Islands Gazette. See “The Merger Agreement—Conditions to the Merger” beginning on page 99 for additional information.

Dissenters’ Rights

Shareholders who exercise dissenters’ rights will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, which is attached as Annex D to this proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you may lose your dissenters’ rights (as described under the section entitled “Dissenters’ Rights” on page 105).

Material U.S. Federal Income Tax Consequences

The following are certain material U.S. federal income tax consequences to a U.S. Holder described below of the exchange of the Class A ordinary shares of the Company or ADSs for cash pursuant to the Transactions. This discussion applies only to a U.S. Holder that holds Class A ordinary shares or ADSs as capital assets for U.S. federal income tax purposes and it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including alternative minimum tax or Medicare contribution tax consequences, and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	certain financial institutions;

•	dealers or certain traders in securities;

•	persons holding Class A ordinary shares or ADSs as part of a straddle, wash sale, conversion transaction or integrated transaction, or persons entering into a constructive sale with respect to Class A ordinary shares or ADSs;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	tax-exempt entities, including “individual retirement accounts” and “Roth IRAs”;

•	persons that own or are deemed to own Class A ordinary shares or ADSs representing ten percent or more of the voting stock of the Company; or

•	persons holding Class A ordinary shares or ADSs in connection with a trade or business conducted outside of the United States.

If an entity that is classified as a partnership for U.S. federal income tax purposes owns Class A ordinary shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships owning Class A ordinary shares or ADSs and partners therein should consult their tax advisers as to the particular U.S. federal income tax consequences of disposing of Class A ordinary shares or ADSs.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury regulations, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and foreign tax consequences of disposing of Class A ordinary shares or ADSs pursuant to the Transactions in their particular circumstances.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Class A ordinary shares or ADSs that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Exchange of Class A ordinary shares or ADSs for Cash. The exchange of Class A ordinary shares of the Company or ADSs for cash will be a taxable transaction for U.S. federal income tax purposes. An exchanging or dissenting U.S. Holder will recognize gain or loss on the disposition of Class A ordinary shares or ADSs, equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the Class A ordinary shares or ADSs disposed of. Subject to the discussion in “—Passive Foreign Investment Company” below, any gain or loss recognized will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the Class A ordinary shares or ADSs for more than one year. The deductibility of capital losses is subject to limitations.

As described in “—Material PRC Income Tax Consequences,” if we were deemed to be a tax resident enterprise under PRC tax law, gains from a sale of Class A ordinary shares of the Company or ADSs may be subject to PRC tax. U.S. Holders are entitled to use foreign tax credits to offset only the portion of their U.S. federal income tax liability that is attributable to foreign-source income. Because under the Code capital gains of U.S. persons generally are treated as U.S.-source income, this limitation may preclude a U.S. Holder from claiming a credit for all or a portion of any PRC taxes imposed on any gain from the sale of Class A ordinary shares of the Company or ADSs. However, a U.S. Holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may be able to elect to treat any such gain as foreign-source gain for foreign tax credit purposes. U.S. Holders should consult their tax advisers regarding their eligibility for benefits under the income tax treaty between the United States and the PRC and the creditability of any PRC tax on disposition gains in their particular circumstances.

Passive Foreign Investment Company. Although it is not clear how the contractual arrangements between the Company and its PRC operating companies should be treated for purposes of the passive foreign investment company (“PFIC”) rules, based on the composition of the Company’s income and assets and the value of the Company’s assets, including goodwill, which is based, in part, on the market price of the Company’s ADSs, the Company does not expect to be a PFIC for the current taxable year. However, because the determination of whether a company is a PFIC is made annually after the end of each taxable year and the Company’s expectation as to its PFIC status is based on facts that may change, the Company cannot assure you that it will not be a PFIC for the current taxable year. In addition, as described in certain of the Company’s annual reports on Form 20-F, it is unclear whether the Company was a PFIC for certain of its previous taxable years. If the Company was a PFIC for any previous taxable year during which a U.S. Holder owned Class A ordinary shares of the Company or ADSs, the Company would generally continue to be treated as a PFIC with respect to that U.S. Holder for all succeeding years during which the U.S. Holder owned the Class A ordinary shares or ADSs, even if the Company ceased to meet the threshold requirements for PFIC status.

In general, a foreign corporation is a PFIC for U.S. federal income tax purposes for any taxable year if (a) 75% or more of its gross income consists of passive income (such as dividends, interest and certain rents and royalties) or (b) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income (including cash). If a corporation owns at least 25% (by value) of the stock of another corporation, the corporation will be treated, for purposes of the PFIC tests, as owning its proportionate share of the 25%-owned subsidiary’s assets and receiving its proportionate share of the 25%-owned subsidiary’s income.

Generally, if the Company was a PFIC for any taxable year during which a U.S. Holder owned Class A ordinary shares of the Company or ADSs, the amount of gain recognized upon the disposition of Class A ordinary shares or ADSs by the U.S. Holder would be allocated ratably over the U.S. Holder’s holding period for such shares or ADSs. The amounts allocated to the taxable year of disposition and to years before the Company became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest tax rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax attributable to the allocated amounts. Furthermore, a U.S. Holder would be required to file IRS Form 8621 with respect to the Company, generally with the U.S. Holder’s federal income tax return for the year of the Merger. If the Company was a PFIC for any previous taxable year in which a U.S. Holder owned Class A ordinary shares or ADSs, the amount of gain and the manner in which it is allocated between taxable years within the U.S. Holder’s holding period may be affected by any valid election that the U.S. Holder may have made to either mark-to-market ADSs, or be taxed on a deemed sale of the Class A ordinary shares of the Company or ADSs. U.S. Holders should consult their tax advisers regarding the consequences of disposing of their Class A ordinary shares or ADSs in the case that the Company was a PFIC for any taxable year, and the effect of any previous mark-to-market or deemed sale election that they may have made.

Information Reporting and Backup Withholding. Payments of the cash consideration for the Class A ordinary shares or ADSs that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (a) the U.S. Holder is a corporation or other exempt recipient or (b) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability, if any, and may entitle it to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Material PRC Income Tax Consequences

Under the PRC Enterprise Income Tax Law (the “EIT Law”), which took effect on January 1, 2008, enterprises established outside of the PRC whose “de facto management bodies” are located in the PRC are considered “resident enterprises,” and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council of the PRC adopted the Regulation on the Implementation of PRC Enterprise Income Tax Law, effective as of January 1, 2008, which defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Administration of Taxation of the PRC (the “SAT”) issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“Circular 82”) on April 22, 2009, with retroactive effect from January 1, 2008. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled offshore incorporated enterprise is located in the PRC. There is no assurance that the Company will not be treated as a PRC tax resident enterprise. Under the EIT Law and its implementation regulations, PRC income tax at a rate of 10% is applicable to any gain recognized on receipt of consideration by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise, to the extent such gain is derived from sources within the PRC, provided that the “non-resident enterprise” does not have a de facto management body in the PRC and also (a) does not have an establishment or place of business in the PRC or (b) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business. Under the Individual Income Tax Law of the PRC, an individual who disposes of a capital asset in the PRC is subject to PRC individual income tax at the rate of 20% if the gain is from sources within the PRC. Relief from these taxes may be sought under applicable income tax treaties with the PRC. If the Company is treated as a PRC tax resident enterprise, gain from the disposition of Class A ordinary shares of the Company or ADSs may be treated as derived from PRC-sources and taxed as described above.

On December 10, 2009, the SAT issued the Circular on Strengthening the Administration of Enterprises Income Tax on Non-resident Enterprises’ Equity Transfer Income (“Circular 698”), with retroactive effect from January 1, 2008, and the Circular Concerning Various Questions on the Administration of Enterprises Income Tax on Non-resident Enterprises (“Bulletin 24”) was issued by the SAT and became effective as of April 1, 2011. According to Circular 698 and Bulletin 24, if any non-resident enterprise indirectly transfers the equity of a resident enterprise, the non–resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer, unless such equity is to be transferred and the transfer price thereunder is determined pursuant to standard trading rules of a public security market and not by the purchaser and the seller by mutual agreement prior to such transactions. On February 3, 2015, the SAT further promulgated the Public Notice of State Administration of Taxation on Certain Enterprise Income Tax Matters on Indirect Transfer of Properties by Non-resident Enterprises (“Circular 7”), effective from February 3, 2015, to replace certain provisions under Circular 698 and Bulletin 24 and to further strengthen the regulation over enterprise income tax applicable to indirect transfer of properties by non-resident enterprises. According to Circular 7, where a non-resident enterprise indirectly transfers equity interests in a PRC resident enterprise, properties of an establishment or place in the PRC or immovable properties in the PRC (collectively, the “PRC Taxable Properties”), through the implementation of a scheme, including transfer of equity interests and other similar rights of an overseas enterprise (an “Overseas Enterprise”), without a reasonable commercial purpose and resulting in the avoidance of the enterprise income tax liability, upon review and examination of the documents submitted, such indirect transfer may be re-characterized as a direct transfer of the PRC Taxable Properties by the in-charge tax authorities in accordance with the EIT Law. Both parties to the indirect transfer of PRC Taxable Properties (i.e., the transferor and the transferee) and the Chinese tax resident enterprise being indirectly transferred may report this indirect transfer to the in-charge tax authority.

According to Circular 7, when assessing the “reasonable commercial purpose,” a holistic approach should be used to consider all the arrangements relevant to the indirect transfer of PRC Taxable Properties based on the actual facts and circumstances, and the following relevant factors must be analyzed comprehensively: (a) whether the main value of the equity of the Overseas Enterprise directly or indirectly derives from PRC Taxable Properties; (b) whether a majority of the assets of the Overseas Enterprise is directly or indirectly comprised of investment in the PRC, or whether a majority of its income is directly or indirectly sourced from the PRC; (c) whether the actual functions performed and risks undertaken by the Overseas Enterprise and its subsidiaries which directly or indirectly hold the PRC Taxable Properties can substantiate the economic substance of their corporate structure; (d) the existence duration of the shareholders, business model of the Overseas Enterprise and the relevant organizational structure; (e) overseas income taxes applicable to the indirect transfer of PRC Taxable Properties; (f) whether the indirect investment or the indirect transfer of the PRC Taxable Properties by the equity transferor can be substituted by a direct transfer of the PRC Taxable Properties; (g) whether tax treaties or tax arrangements can apply to the income from indirect transfer of PRC Taxable Properties; and (h) other related factors. A transaction will be deemed to lack a reasonable commercial purpose and thus be subject to PRC enterprise income tax under Circular 7 if all of the following conditions are satisfied, unless the safe harbor for qualifying intra-group reorganization applies: (a) 75% or more of the value of the equity interests of the Overseas Enterprise is directly or indirectly derived from the PRC Taxable Properties; (b) at any time within one (1) year before the indirect transfer of PRC Taxable Properties, 90% or more of the total assets of the Overseas Enterprise (not including cash) is directly or indirectly comprised of investment in the PRC, or 90% or more of the Overseas Enterprise’s income in the year before the indirect transfer of PRC Taxable Properties is directly or indirectly sourced from the PRC; (c) the Overseas Enterprise and its subsidiaries which directly or indirectly hold the PRC Taxable Properties are incorporated in that country (region) to satisfy the legal requirement of the organizational format, but actually only perform limited functions and undertake limited risks which are insufficient to substantiate their economic substance; and (d) the overseas income tax payable for the indirect transfer of PRC Taxable Properties is less than the possible tax burden in the PRC on the direct transfer of such PRC Taxable Properties.

Circular 7 also provides certain safe harbor for indirect transfers of the PRC Taxable Properties. Circular 7 will not apply where the overall arrangement related to the indirect transfer of the PRC Taxable Properties meets any one of the following conditions: (a) the non-resident enterprises deriving income from indirect transfer of PRC Taxable Properties from the buying and selling of shares of the same listed Overseas Enterprise through public stock exchanges; or (b) if the non-resident enterprises directly held and transferred the PRC Taxable Properties, the income from the transfer of such property would otherwise be exempted from enterprise income tax according to the applicable tax treaty or tax arrangement; or (c) if the indirect transfer of PRC Taxable Properties is deemed as qualified intra-group reorganization, such indirect transfer will be exempt from PRC enterprise income tax, provided that the current indirect transfer would not result in the reduction of the enterprise income tax burden on the gain arising on the subsequent potential indirect transfer of PRC Taxable Properties compared to the tax that would have been imposed on the subsequent transfer had the current indirect transfer not taken place, and provided that the consideration is paid by the transferee solely in the form of its own equity of a related enterprise with which the transferee has a controlling relationship.

Circular 7 specifies that the date that enterprise income tax liability arises as stipulated therein refers to the date when the relevant equity transfer agreement takes effect and the relevant procedures for the change in equity ownership of the Overseas Enterprise are completed. With respect to the legal consequences for failing to withhold and pay the enterprise income tax, Circular 7 specifies that the payor (which in most, but not all cases, will be the transferee), regardless of whether it is a resident enterprise, is required to withhold tax on gains realized from an indirect transfer of PRC Taxable Properties. According to Circular 7, in the event that the withholding agent does not withhold enterprise income tax, and the transferor does not timely report and file the enterprise income tax due for the indirect transfer of PRC Taxable Properties or does not fully settle its enterprise income tax liability, the in-charge tax authority, besides seeking the collection of the enterprise income tax payable, may impose a penalty ranging from 50% to three times the amount of the unpaid taxes on the withholding agent for its failure to withhold the capital gains tax, which may be reduced or waived if the withholding agent has reported to the in-charge tax authorities by submitting the required documents within 30 days after the equity transfer agreement for the indirect transfer is executed. If the withholding agent does not withhold the tax or does not withhold enough amount, the transferor will report the transaction to the in-charge tax authority and settle the tax payments within seven days from when the tax obligation arises. If the transferor fails to pay taxes due within the prescribed time limit, the transferor is subject to a daily interest rate equal to the RMB lending benchmark rate published by the People’s Bank of China in that tax year plus 5% for the period of such overdue tax payment. The additional 5% punitive interest charge will be waived if the transferor voluntarily reports to the in-charge tax authorities within 30 days after the equity transfer agreement is signed. It is worth noting that Circular 7 also applies to transactions that took place before its effective date (i.e., February 3, 2015) but for which the relevant PRC tax treatment has not been decided upon by the Chinese in-charge tax authorities.

There is uncertainty as to the application of Circular 7. While it appears that Circular 7 was not intended to apply to individual transferors, there is very little guidance and practical experience regarding its application to individual transferors. Circular 7 may be determined by the tax authorities to be applicable to the Merger where non-PRC resident corporate shareholders or ADS holders were involved, if the Company is determined by the PRC tax authorities to lack reasonable commercial purpose. As a result, if the PRC tax authorities were to invoke Circular 7 and impose tax on the receipt of consideration for Shares or ADSs, then any gain recognized on the receipt of consideration for such Shares or ADSs pursuant to the Merger by the Company’s shareholders who are not PRC residents could be treated as PRC-source income that would be subject to PRC enterprise income tax at a rate of 10% (subject to applicable treaty or relief).

You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.

Material Cayman Islands Tax Consequences

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for the Shares or ADSs under the terms of the Merger. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any transaction documents are brought to or executed or produced before a court in the Cayman Islands; and (b) registration fees will be payable to the Cayman Registrar to register the Plan of Merger.

Market Price of the Company’s ADSs, Dividends and Other Matters

Market Price of the ADSs

The following table provides the intra-period high and low prices for ADSs, each representing one Share, quoted on NASDAQ under the symbol “GAME” for (a) each quarter of 2012, 2013 and 2014 and (b) each quarter during the current year:

	Sales Price Per ADS (in US$)
	High	Low
Quarterly:
2012
First quarter	5.39	3.46
Second quarter	5.92	3.77
Third quarter	4.05	3.16
Fourth quarter	3.84	2.71
2013
First quarter	3.32	2.88
Second quarter	4.20	2.68
Third quarter	6.42	3.79
Fourth quarter	4.98	3.87
2014
First quarter	7.00	4.16
Second quarter	6.78	6.48
Third quarter	6.75	5.90
Fourth quarter	6.70	5.67
2015
First quarter	6.53	4.91
Second quarter	6.97	6.37
Third quarter	6.89	5.53
Fourth quarter (through October 12, 2015)	6.90	6.62

On January 24, 2014, the last trading day immediately prior to the Company’s announcement on January 27, 2014 that it had received the Proposal, the reported closing price of the Company’s ADSs as quoted by NASDAQ was US$5.65 per ADS. The merger consideration of US$7.10 per ADS represents a premium of approximately 25.7% over the closing price of the Company’s ADSs as quoted by NASDAQ on January 24, 2014, and a premium of approximately 46.5%, 53.8% and 56.2%, respectively, to the volume-weighted average trading price as quoted by NASDAQ during the 30, 60 and 90 trading days prior to, and including, January 24, 2014, the last trading day prior to the Company’s announcement on January 27, 2014 that it had received the Proposal. On October 12, 2015, the most recent practicable date before the printing of this proxy statement, the high and low reported sales prices of ADSs were US$6.88 and US$6.80, respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

In November 2011, the Board declared a cash dividend in the aggregate amount of approximately US$289.4 million payable to holders of Shares. As of the date of this proxy statement, US$288.3 million was paid to shareholders of the Company, with the remaining amount payable to holders of unvested restricted shares upon vesting.

Under the terms of the Merger Agreement, the Company is not permitted to pay any dividends or repurchase any Shares pending consummation of the Merger.

In the event the Merger Agreement is terminated for any reason and the Merger is not consummated, the payment of future dividends will be subject to the discretion of the Board. Even if the Board decides to pay dividends, the form, frequency and amount will depend upon the Company’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant. If the Company pays any dividends, the ADS Depositary will distribute such payments to the Company’s ADS holders to the same extent as holders of Shares, subject to the terms of the Deposit Agreement, including the fees and expenses payable thereunder. Cash dividends on Shares, if any, will be paid in U.S. dollars. In addition, the Company is a holding company incorporated in the Cayman Islands. The Company’s current and future ability to pay dividends depends substantially on the payment of dividends to the Company by its PRC subsidiaries.

The Company generates substantially all of its revenues through contractual arrangements with its PRC operating companies. PRC governmental authorities may, however, require the Company to amend these contractual arrangements in a manner that would materially and adversely affect the Company’s PRC subsidiaries’ ability to pay dividends to the Company. If the Company’s PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may also restrict the ability of the Company’s PRC subsidiaries to pay dividends to the Company. Furthermore, PRC legal restrictions permit payments of dividends by the Company’s PRC subsidiaries only out of their retained earnings, if any, determined in accordance with PRC accounting standards and regulations. There is no significant difference between retained earnings as determined in accordance with PRC accounting standards and in accordance with U.S. GAAP. Under PRC law, the Company’s PRC subsidiaries are also required to set aside at least 10% of their net income each year to fund their general reserves until the cumulative amount reaches 50% of their paid-in capital. The Company’s PRC subsidiaries may also allocate a portion of their net income to their staff welfare and bonus funds. These reserves and welfare and bonus funds are not distributable as cash dividends to the Company. Moreover, cash transfers from the Company’s PRC subsidiaries to the Company are subject to the PRC government’s currency conversion policy, and the Company’s PRC subsidiaries may not be able to obtain the relevant approvals or complete the requisite registrations for distributing dividends to the Company. Any failure by any of the Company’s shareholders or any beneficial owner of Shares who is a PRC resident to comply with the approval or registration requirements imposed by the State Administration of Foreign Exchange with respect to their investment in the Company could also subject the Company to legal sanctions, including a restriction on the Company’s PRC subsidiaries’ ability to distribute dividends to the Company. As a result of the foregoing restrictions on the Company’s PRC subsidiaries and PRC operating companies, the Company’s ability to pay dividends on Shares, or indirectly on ADSs, could be significantly limited.

The Company may be treated as a PRC resident enterprise for PRC tax purposes and be obligated to withhold PRC income tax on payments of dividends on Shares and ADSs to investors that are non-resident enterprises of the PRC. The withholding tax rate would generally be 10% on dividends paid to non-resident enterprises and 20% on dividends paid to non-resident individuals, subject to applicable tax treaty reliefs. Pursuant to a tax treaty between the PRC and the United States, a 10% rate will apply to dividends paid to non-resident individuals provided certain conditions are met. In addition, pursuant to a tax treaty between the PRC and Hong Kong, the withholding tax rate may be lowered to 5% if the PRC resident enterprise is at least 25% held by a Hong Kong company and other conditions set forth by the relevant tax authorities have been met. See “Item 3. Key Information—D. Risk Factors—Risks Related to the Regulation of Our Business—The discontinuation, reduction, delay or retroactive revocation of any of the preferential tax treatments or the government financial incentives currently available to us in China could materially and adversely affect our business, financial condition and results of operations,” “Item 3. Key Information—D. Risk Factors—Risks Relating to the Countries in Which We Operate—There are significant uncertainties under the EIT Law relating to our PRC enterprise income tax liabilities” and “Item 3. Key Information—D. Risk Factors—Risks Relating to Our ADSs—We may be required to withhold PRC income tax on the dividends we pay you (if any), and any gain you realize on the transfer of our ordinary shares and/or ADSs may also be subject to PRC withholding tax” in the Company’s Annual Report on Form 20-F for the year ended December 31, 2014, which is incorporated into this proxy statement by reference. See “Where You Can Find More Information” beginning on page 116 for a description of how to obtain a copy of the Company’s Annual Report.

The Extraordinary General Meeting

We are furnishing this proxy statement to you, as a holder of the Shares, as part of the solicitation of proxies by the Board for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on November 18, 2015 at 10:00 a.m. (Hong Kong time). The meeting will be held at the offices of Davis Polk & Wardwell, The Hong Kong Club Building, 3A Chater Road, Central, Hong Kong.

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon:

•	as a special resolution:

THAT the Merger Agreement, the Plan of Merger required to be registered with the Registrar of Companies in the Cayman Islands in order to give effect to the Merger, and the Transactions, including the Merger, be authorized, approved and adopted; and

•	as an ordinary resolution:

THAT the directors of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

•	if necessary, as an ordinary resolution:

THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting.

At the Effective Time, all Shares will be cancelled and cease to exist. If the Merger is completed, each issued and outstanding Share and ADS, other than the Excluded Shares, the Dissenting Shares and ADSs representing the Excluded Shares, as the case may be, will be cancelled in exchange for the right to receive the Per Share Merger Consideration and the Per ADS Merger Consideration (less US$0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement), respectively, in each case, in cash, without interest and net of any applicable withholding taxes, in accordance with the terms and conditions set forth in the Merger Agreement. The Excluded Shares and ADSs representing the Excluded Shares will be cancelled without payment of any consideration or distribution therefor. The Dissenting Shares will thereafter represent only the right to receive the fair value of a Share as determined under the Cayman Islands Companies Law.

In addition to the foregoing, at the Effective Time,

•	each Company Option issued and outstanding immediately prior to the Effective Time, will be cancelled and converted into the right to receive, as soon as practicable after the Effective Time, an amount equal to the product of (a) the total number of Shares issuable under such Company Option and (b) the excess of US$3.55 over the exercise price payable per Share under such Company Option, in cash, without interest and net of any applicable withholding taxes;

•	each Company Restricted Share and each Company RSU issued and outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive, as soon as practicable after the Effective Time, US$3.55, in cash, without interest and net of any applicable withholding taxes; and

•	each ordinary share, par value US$0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable ordinary share, par value US$0.01 per share, of the Surviving Corporation.

The Board’s Recommendation

The Board, acting upon the unanimous recommendation of the Special Committee made on April 3, 2015, unanimously:

•	determined that it was fair to, advisable and in the best interests of the Company and the Unaffiliated Holders to consummate the Transactions, including the Merger;

•	authorized and approved the execution, delivery and performance by the Company of the Merger Agreement, the Plan of Merger and the Limited Guarantees and the consummation of the Transactions, including the Merger; and

•	resolved to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

On August 26, 2015, the Board, acting upon the Special Committee’s unanimous affirmation made on August 25, 2015 of its April 3, 2015 recommendation, unanimously affirmed the Board’s April 3, 2015 determination, declaration and recommendation.

Record Date; Shares and ADSs Entitled to Vote

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on the Share Record Date. If you own Shares at the close of business in the Cayman Islands on the Share Record Date, the deadline for you to lodge your proxy card and vote is November 13, 2015 at 10:00 a.m. (Hong Kong time).

If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs, as explained below), you cannot vote directly nor are you able to attend the extraordinary general meeting, but you may instruct the ADS Depositary (as the holder of the Shares underlying your ADSs) on how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 12:00 p.m. (New York City time) on November 12, 2015 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting.

Holders of Class A ordinary shares are entitled to one vote per share, and holders of Class B ordinary shares are entitled to 10 votes per share. Holders of our Class A ordinary shares and Class B ordinary shares will vote as a single class on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the Share Record Date, there will be 541,220,058 Shares entitled to be voted at the extraordinary general meeting. See “—Procedures for Voting” below for additional information.

Quorum

A quorum of the Company’s shareholders is necessary to have a valid shareholders’ meeting. The required quorum for the transaction of business at the extraordinary general meeting is the presence, in person or by proxy, of one or more shareholders entitled to vote that represent not less than 50% of the voting rights represented by the issued Shares. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the authorization and approval of the Merger Agreement.

Vote Required

Under the Cayman Islands Companies Law and the Merger Agreement, in order for the Merger to be completed, the Merger Agreement and the Plan of Merger must be approved by a special resolution passed by the affirmative vote of shareholders holding two-thirds or more of the voting power represented by the Shares (including Shares represented by ADSs) present and voting in person or by proxy as a single class at the extraordinary general meeting. If this vote is not obtained, the Merger will not be completed.

As of the date of this proxy statement, there are 443,701,684 Class A ordinary shares (including Class A ordinary shares represented by ADSs) and 97,518,374 Class B ordinary shares issued and outstanding, all of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “—Procedures for Voting.” We expect that, as of the Share Record Date, there will be 443,701,684 Class A ordinary shares (including Class A ordinary shares represented by ADSs) and 97,518,374 Class B ordinary shares issued and outstanding, all of which will be entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “—Procedures for Voting.” Holders of Class A ordinary shares are entitled to one vote per share, and holders of Class B ordinary shares are entitled to 10 votes per share. Based on the number of Shares expected to be issued and outstanding and entitled to vote as of the close of business in the Cayman Islands on the Share Record Date, 945,923,616 votes must be cast in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, in order for the proposal to be authorized, approved and adopted, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting. If less than all issued and outstanding Shares are present in person or by proxy and voting at the meeting, a smaller number of Shares will be required to approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

As of the date of this proxy statement, the Rollover Shareholders beneficially own an aggregate of 311,568,626 Class A ordinary shares and 97,518,374 Class B ordinary shares, representing approximately 75.6% of the Company’s issued and outstanding Shares and 1,286,752,366 votes, or approximately 90.7% of the total number of votes represented by the Company’s issued and outstanding Shares. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 112 for additional information. Pursuant to the terms of the Support Agreement, these Shares will be voted in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting.

Procedures for Voting

Shares

Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the Share Record Date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders who have acquired Shares after the close of business in the Cayman Islands on the Share Record Date may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares. Holders of Class A ordinary shares are entitled to one vote per share, and holders of Class B ordinary shares are entitled to 10 votes per share.

Shareholders wanting to vote by proxy should simply indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event so that it is received by the Company no later than 10:00 a.m. on November 13, 2015 (Hong Kong time), the deadline to lodge the proxy card. Shareholders can also attend the extraordinary general meeting and vote in person.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards or need additional copies of this proxy statement or the accompanying proxy card should contact Georgeson Inc., the proxy solicitor at 480 Washington Boulevard, 26th Floor, Jersey City, NJ, 07310 or toll-free at +1 800 509 0983 (or +1 781 575 2137 outside of North America) or by email at ShandaGames@georgeson.com.

ADSs

Holders of ADSs as of the close of business in New York City on the ADS Record Date will receive the final proxy statement and ADS voting instruction card either directly from the ADS Depositary (in the case of registered holders of ADSs) or from a third-party service provider (in the case of beneficial owners of ADSs who are not registered holders of ADSs). Holders of ADSs as of the close of business on October 14, 2015 (New York City time) (who do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs, as explained in the following paragraph) cannot attend or vote at the extraordinary general meeting directly, but may instruct the ADS Depositary how to vote the Shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the ADS Depositary and returning it in accordance with the instructions printed on such card. The ADS Depositary must receive the ADS voting instruction card no later than 12:00 p.m. (New York City time) on November 12, 2015. The ADS Depositary will endeavor, in so far as practicable, to vote or cause to be voted the Shares represented by ADSs in accordance with your voting instructions. If any holder of ADSs does not timely deliver specific voting instructions to the ADS Depositary, or if the ADS Depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS Depositary is to vote, the Shares represented by the holder’s ADSs, the ADS Depositary has advised the Company that it will not vote or attempt to exercise the right to vote any Shares underlying such holder’s ADSs. If you hold your ADSs in a brokerage, bank or other nominee account, you must follow the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become holders of Shares prior to the close of business in the Cayman Islands on the Share Record Date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs (or to the extent ADSs are certificated, the ADRs) to the ADS Depositary for cancellation before 12:00 p.m. (New York City time) on October 26, 2015 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement) and any applicable taxes and (c) a certification that any such ADS holder either (i) held the ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or has given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will arrange for JPMorgan Chase Bank, N.A., Hong Kong branch, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to make a request to the Company’s registered office at Codan Trust Company (Cayman), c/o Conyers Dill & Pearman, 2901 One Exchange Square, 8 Connaught Place, Central, Hong Kong, to issue and mail a certificate to your attention. If the Merger is not completed, the Company would continue to be a public company in the United States and ADSs would continue to be listed on NASDAQ. Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the Merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Persons holding ADSs in a brokerage, bank or other nominee account should consult with their broker, bank or other nominee to obtain directions on how to provide such broker, bank or other nominee with instructions on how to vote their ADSs.

Proxy Holders for Registered Shareholders

Shareholders registered in the register of members of the Company as of the Share Record Date who are unable to participate in the extraordinary general meeting may appoint as a representative another shareholder, a third party or the Company as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the Company as proxy holder will vote in favor of the resolutions proposed at the extraordinary general meeting according to the recommendation of the Board. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the Company as proxy holder will vote in accordance with the position of the Board.

Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, FOR the proposal to authorize each of the directors of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions proposed at the extraordinary general meeting, unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. If a shareholder fails to vote by proxy or in person, it will be more difficult for the Company to obtain the necessary quorum to transact business at the extraordinary general meeting and to obtain the required votes described in “—Vote Required.”

Brokers, banks or other nominees who hold Shares in “street name” for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers’ Shares in the absence of specific instructions from those customers. If proxies are properly dated, executed and returned by holders of Shares and no specific instructions are given by such holders, such Shares will be voted “FOR” the proposals and in the proxy holder’s discretion as to other matters that may properly come before the extraordinary general meeting. Abstentions by holders of Shares are included in the determination of the number of Shares present and voting but are not counted as votes for or against a proposal. If no proxy is given by such holders of Shares, broker non-votes will be counted toward a quorum but will not be treated as voted on any proposals at the extraordinary general meeting.

If any holder of ADSs does not timely deliver specific voting instructions to the ADS Depositary, or if the ADS Depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS Depositary is to vote the Shares represented by the holder’s ADS, the ADS Depositary has advised the Company that it will not vote or attempt to exercise the right to vote any Shares underlying such holder’s ADSs.

Brokers, banks and other nominees who hold ADSs in “street name” for their customers do not have discretionary authority to provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of ADSs, they may not provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Revocability of Proxies

Registered holders of our Shares may revoke their proxies in one of three ways:

•	First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least two hours before the extraordinary general meeting commences. Any written notice revoking a proxy should also be sent to Shanda Games Limited, No. 1 Office Building, No. 690 Bibo Road, Pudong New Area, Shanghai 201203, the PRC, Attention: Investor Relations Department.

•	Second, a registered shareholder can complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no later than 10:00 a.m. (Hong Kong time) on November 13, 2015, which is the deadline for shareholders to lodge proxy cards.

•	Third, a registered shareholder can attend the meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder actually votes at the extraordinary general meeting.

If a shareholder holds Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder’s Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.

Holders of the Company’s ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 12:00 p.m. (New York City time) on November 12, 2015. A holder of ADSs can do this by completing, dating and submitting a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

Shareholders who continue to hold their Shares in their own name until the completion of the Merger will have the right to exercise dissenters’ rights and receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law, which is attached as Annex D to this proxy statement, for the exercise of dissenters’ rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE CORRESPONDING SHARES) BEFORE 12:00 P.M. (NEW YORK CITY TIME) ON OCTOBER 26, 2015, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON THE SHARE RECORD DATE. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THEIR SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WOULD CONTINUE TO BE LISTED ON NASDAQ. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Whom to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, please contact Georgeson Inc., which is acting as the proxy solicitor in connection with the Merger as follows:

480 Washington Boulevard, 26th Floor,
Jersey City, NJ 07310
Shareholders, Banks and Brokers may call toll-free +1 800 509 0983
(or +1 781 575 2137 outside of North America)
or email ShandaGames@georgeson.com

Solicitation of Proxies

We have engaged Georgeson Inc. to assist in the provision of proxy solicitation information to brokerage, banks or other nominees and individual investors for the extraordinary general meeting. We expect that fees for services provided by Georgeson Inc. will be approximately US$7,500 plus certain costs associated with telephone solicitations, if required, and reimbursement of out-of-pocket expenses. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of the Company’s officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

The Merger Agreement

The following summary describes material provisions of the Merger Agreement. This summary may not include all of the information about the Merger Agreement and the Plan of Merger that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement and the Plan of Merger, which are attached as Annex A and Annex B, respectively, and incorporated by reference into this section of this proxy statement. You are urged to read each of the Merger Agreement and the Plan of Merger carefully and in their entirety, as they are the legal documents governing the Merger.

The summary of the Merger Agreement below is included in this proxy statement only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information regarding the Company, Parent, Merger Sub or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 116.

Structure and Completion of the Merger

The Merger Agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the Merger Agreement and the Plan of Merger, with the Company as the surviving entity of the Merger. If the Merger is completed, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. The closing will occur no later than the second business day immediately after all of the closing conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or, if permissible, waiver of those conditions). At the closing of the Merger, Merger Sub and the Company will sign the Plan of Merger and file the Plan of Merger and other related documents with the Cayman Registrar. The Merger will become effective on the date specified in the Plan of Merger in accordance with the Cayman Islands Companies Law.

We expect that the Merger will be completed during the second half of 2015, after all conditions to the Merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the Merger will be satisfied or waived; however, we intend to complete the Merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Corporation

At the Effective Time, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, will become the memorandum and articles of association of the Surviving Corporation, except that at the Effective Time, the memorandum and articles of association will be amended to (a) refer to the name of the Surviving Corporation as “Shanda Games Limited”; (b) refer to the correct authorized capital of the Surviving Corporation as approved in the Plan of Merger (if necessary); and (c) contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than were set forth in the memorandum and articles of association of the Company on the date of the Merger Agreement in accordance with the terms of the Merger Agreement.

The directors of Merger Sub immediately prior to the Effective Time will become the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will become the officers of the Surviving Corporation, in each case, unless otherwise determined by Parent prior to the Effective Time.

Merger Consideration

At the Effective Time, each issued and outstanding Class A ordinary share (other than the Excluded Shares, Dissenting Shares and Class A ordinary shares represented by ADSs) will be cancelled in exchange for the right to receive the Per Share Merger Consideration, net of any applicable withholding taxes; each outstanding ADS (other than any ADS that represents Excluded Shares), and the Class A ordinary shares represented by such ADS, will be cancelled in exchange for the right to receive the Per ADS Merger Consideration (less US$0.05 per ADS for cancellation fees pursuant to the terms of the Deposit Agreement), net of any applicable withholding taxes; and each Dissenting Share will be entitled to receive only the payment resulting from the procedures set forth in Section 238 of the Cayman Islands Companies Law (such required payments collectively, the “Merger Consideration”). See “Dissenters’ Rights” beginning on page 105 for additional information.

Each issued and outstanding Excluded Share will be cancelled without payment of any consideration or any distribution therefor. See “The Merger Agreement—Treatment of Options” and “The Merger Agreement—Treatment of Restricted Shares and Restricted Share Units” beginning on page 86 for information regarding the treatment of Company Options, Company Restricted Shares and Company RSUs.

At the Effective Time, each ordinary share, par value US$0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable ordinary share, par value US$0.01 per share, of the Surviving Corporation, and such share will constitute the only issued and outstanding share capital of the Surviving Corporation.

The Merger Consideration will not be paid to holders of Class A ordinary shares or ADSs who are untraceable unless and until they notify the paying agent appointed by Parent for payment of Merger Consideration (the “Paying Agent”) or the ADS Depositary, as applicable, of their current contact details. A holder of Class A ordinary shares or ADSs will be deemed to be untraceable if (a) such person has no registered address in the register of members (or branch register) maintained by the Company or the ADS Depositary, as applicable; (b) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such person either (i) has been sent to such person and has been returned undelivered or has not been cashed or (ii) has not been sent to such person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and, in any such case, no valid claim in respect thereof has been communicated in writing to the Company or the ADS Depositary, as applicable; or (c) notice of the extraordinary general meeting convened to vote on the Merger Agreement, the Plan of Merger to be filed with the Cayman Registrar and the Transactions has been sent to such person and has been returned undelivered. Monies due to holders of Dissenting Shares and holders of Class A ordinary shares of the Company who are untraceable will be returned to the Surviving Corporation on demand and held in a non-interest-bearing bank account for the benefit of the holders of Dissenting Shares and holders of Class A ordinary shares of the Company (including holders of ADSs) who are untraceable. Monies unclaimed after a period of seven years from the closing date of the Merger will be forfeited and will revert to the Surviving Corporation.

Treatment of Options

At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested or exercisable, will be cancelled. In exchange for a cancelled Company Option, the former holder (or his or her designee) of such Company Option will be paid in cash, without interest and net of any applicable withholding taxes, by the Surviving Corporation or one of its subsidiaries, as soon as practicable after the Effective Time, an amount equal to the product of (a) the total number of ordinary shares of the Company underlying such Company Option immediately prior to the Effective Time multiplied by (b) the excess of US$3.55 over the exercise price payable per Share under such Company Option. If the exercise price per Share of any such Company Option is equal to or greater than US$3.55, such Company Option will be cancelled without any payment therefor.

Treatment of Restricted Shares and Restricted Share Units

At the Effective Time, each Company Restricted Share and Company RSU that is outstanding immediately prior to the Effective Time will be cancelled. In exchange for a cancelled Company Restricted Share or Company RSU, each former holder (or his or her designee) of such Company Restricted Share or Company RSU will be paid in cash, without interest and net of any applicable withholding taxes, by the Surviving Corporation or one of its subsidiaries, as soon as practicable after the Effective Time, an amount equal to US$3.55 for each such cancelled Company Restricted Share or Company RSU.

Exchange Procedures

Prior to the Effective Time, Parent will enter into a paying agent agreement with a bank or trust company to act as paying agent for payments of Merger Consideration. At or prior to the Effective Time, or in the case of payments related to the Dissenting Shares, when ascertained, Parent will deposit with the Paying Agent, for the benefit of the holders of ordinary shares of the Company and ADSs, cash in an amount sufficient for the Paying Agent to pay the Merger Consideration. Promptly after the Effective Time, the Paying Agent will deliver or mail to each registered holder of Class A ordinary shares entitled to receive Per Share Merger Consideration (which does not include holders of Excluded Shares, Dissenting Shares and Class A ordinary shares represented by ADSs and Company Restricted Shares) (a) a letter of transmittal specifying the manner in which the delivery of the Merger Consideration to registered holders of the Class A ordinary shares will be effected, and (b) instructions for effecting the surrender of any issued share certificates representing Class A ordinary shares (or affidavits and indemnities of loss in lieu of the share certificates) or non-certificated Class A ordinary shares represented by book-entry in exchange for the Merger Consideration. If any share certificate has been lost, stolen or destroyed, then the person claiming such share certificate to be lost, stolen or destroyed will have to make an affidavit of loss, theft or destruction, and, if required by the Surviving Corporation or the Paying Agent, post a bond in a reasonable amount as the Surviving Corporation or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such share certificate before the Paying Agent will pay such person the Merger Consideration for the cancelled Share associated with such share certificate. Upon the surrender of, if applicable, any share certificates (or affidavits and indemnities of loss in lieu of the share certificates) or non-certificated Class A ordinary shares represented by book-entry, together with such other documents as may be required pursuant to such instructions to the Paying Agent, each registered holder of Class A ordinary shares (other than holders of Excluded Shares, Dissenting Shares and Class A ordinary shares represented by ADSs and Company Restricted Shares) will receive a payment in an amount equal to (a) the number of Class A ordinary shares held multiplied by (b) the Per Share Merger Consideration, without interest and net of any applicable withholding taxes. Any share certificate so surrendered will be marked as cancelled.

Promptly after the Effective Time, the Paying Agent will transmit to the ADS Depositary an amount in cash, without interest and net of any applicable withholding taxes, equal to (a) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares) multiplied by (b) the Per ADS Merger Consideration. The ADS Depositary will distribute the Per ADS Merger Consideration to ADS holders pro rata to their holdings of ADSs (other than ADSs representing the Excluded Shares), without interest and net of any applicable withholding taxes, upon delivery by them of the ADSs. The ADS holders will pay any applicable fees, charges and expenses of the ADS Depositary and government charges (other than withholding taxes, if any) due to or incurred by the ADS Depositary in connection with the cancellation of ADSs. The Surviving Corporation will pay any applicable fees, charges and expenses of the ADS Depositary and government charges (other than withholding taxes, if any) due to or incurred by the ADS Depositary in connection with the distribution of the Per ADS Merger Consideration to holders of ADSs and the termination of the ADS program or facility.

In the event of a transfer of ownership of ordinary shares of the Company that is not registered in the register of members of the Company as of the Effective Time, the Merger Consideration in respect of such shares will be paid to such transferee upon delivery of evidence to the reasonable satisfaction of the Paying Agent of such transferee’s entitlement to the relevant shares and evidence that any applicable share transfer taxes have been paid or are not applicable, in each case as of the Effective Time.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed by the parties to the Merger Agreement in connection with negotiating the terms of the Merger Agreement (including those set forth in the disclosure schedules delivered by the Company to, and accepted by, Parent and Merger Sub). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders and may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risk between the parties to the Merger Agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by its public disclosure with the SEC since December 31, 2012 and prior to the date of the Merger Agreement, as well as, in some cases, to additional specified exceptions and qualifications.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•	the Company’s and the Company’s subsidiaries’ organization, existence, good standing and authority to carry on their respective businesses;

•	the memorandum and articles of association or other equivalent organizational documents, as applicable, of each of the Company and its subsidiaries being in full force and effect;

•	the Company’s capitalization, the absence of subscription, repurchase or other similar rights with respect to securities of the Company or any of its subsidiaries, or any other securities of the Company that give their holders the right to vote with the Company’s shareholders;

•	the Company’s corporate power and authority to execute and deliver the Merger Agreement, to perform its obligations under and to consummate the Transactions, and the enforceability of the Merger Agreement against the Company;

•	the Board’s (a) determination that the execution of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, are fair to, and in the best interests of, the Company and its shareholders (other than holders of Excluded Shares); (b) approval and declaration of the advisability of the Merger Agreement, the Merger and the other Transactions; and (c) resolution to recommend the approval and adoption of the Merger Agreement, the Plan of Merger and the Transactions to the shareholders and direction that the Merger Agreement be submitted for approval by the shareholders of the Company at the extraordinary general meeting, such action in each case being made upon the unanimous recommendation of the Special Committee;

•	the required vote of the Company’s shareholders to approve the Merger Agreement;

•	the absence of violations of, or conflict with, the governing documents of the Company, laws applicable to the Company and certain agreements of the Company as a result of the Company entering into and performing under the Merger Agreement and consummating the Merger;

•	compliance with applicable laws, licenses and permits, including applicable anti-corruption laws;

•	compliance with the applicable rules and regulations of NASDAQ;

•	the Company’s SEC filings since December 31, 2012 and the financial statements included therein;

•	the Company’s disclosure controls and procedures and internal controls over financial reporting;

•	the absence of undisclosed liabilities;

•	the absence of any “Company Material Adverse Effect” (as defined below) on the Company and certain other changes or events since December 31, 2014;

•	the absence of any legal proceedings and governmental orders against the Company;

•	labor and employment matters, including matters relating to employee benefit plans;

•	real property;

•	intellectual property;

•	tax matters;

•	environmental matters;

•	material contracts and the absence of any default under, or breach or violation of, any material contract;

•	insurance matters;

•	the receipt by the Special Committee of a fairness opinion from Merrill Lynch (Asia Pacific) Limited;

•	the absence of any undisclosed broker’s or finder’s fees; and

•	the absence of a shareholder rights agreement and the inapplicability of any anti-takeover law to the Merger.

Many of the representations and warranties made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any fact, event, circumstance, change, condition or effect that, individually or in the aggregate, with all other facts, events, circumstances, changes, conditions and effects, has or would reasonably be expected to have a materially adverse effect on the business, financial condition, or results of operations of the Company and its subsidiaries taken as a whole. However, none of the following events, either alone or in combination, will constitute a Company Material Adverse Effect or will be taken into account in determining whether a Company Material Adverse Effect has occurred or may, or would, occur:

1.	changes affecting the financial, credit or other securities or capital markets, or in general economic, business, regulatory, legislative or political conditions in any country or region in which the Company or any of its subsidiaries conduct business, including changes in interest rates and foreign exchange rates;

2.	changes in U.S. GAAP or any interpretation thereof after the date hereof;

3.	changes in applicable law, directives or policies of a governmental authority of general applicability, or any interpretation, implementation or enforcement thereof, that are binding on the Company or any of its subsidiaries;

4.	changes that are the result of factors generally affecting the industries and markets in which the Company and its subsidiaries operate;

5.	effects resulting from the announcement, pendency or consummation of the Merger Agreement or the identity of Parent and its affiliates, including, without limitation, the initiation of litigation or other legal proceeding related to the Merger Agreement or the Transactions, or any loss of or change in relationship with any customer, supplier, employee, vendor or other business partner of the Company;

6.	any failure by the Company or any of its subsidiaries to meet any analyst estimates or expectations of the Company’s or such subsidiary’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company or any of its subsidiaries to meet its internal or published projections, estimates, budgets, plans or forecasts of its revenues, earnings or other financial performance measures, operating statistics or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect);

7.	natural or man-made disasters, acts of sabotage or terrorism, declarations, outbreaks or escalations of war or major hostilities, or other force majeure events;

8.	changes in the market price or trading volume of ordinary shares of the Company or ADSs (it being understood that the facts or occurrences giving rise to or contributing to such changes that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); or

9.	any acts or omissions of the Company or any of its subsidiaries taken, directly or indirectly, at the direction or request of, or with the consent of, Parent or any officer or director of Parent, or at the request of Parent, provided that the facts, events, circumstances, developments, conditions, changes, occurrences or effects set forth in clauses (1), (2), (3), (4) and (7) above may be taken into account in determining whether a “Company Material Adverse Effect” has occurred or reasonably would be expected to occur if and to the extent such facts, events, circumstances, developments, conditions, changes, occurrences or effects individually or in the aggregate have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to the other participants in the industries in which the Company and its subsidiaries conduct their businesses.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	their due organization, existence and good standing and authority to carry on their businesses;

•	their memorandum and articles of association being in full force and effect;

•	their corporate power and authority to execute, deliver and perform their obligations under the Merger Agreement and to consummate the Transactions, and the enforceability of the Merger Agreement against them;

•	the absence of violations of, or conflicts with, the governing documents of Parent or Merger Sub, laws applicable to Parent or Merger Sub and certain agreements of Parent or Merger Sub as a result of Parent and Merger Sub entering into and performing under the Merger Agreement and consummating the Transactions;

•	governmental consents and approvals in connection with performance under the Merger Agreement and the Transactions;

•	the absence of any secured creditors of Merger Sub;

•	capitalization of Parent and Merger Sub, Parent ownership of Merger Sub and the operations of Parent and Merger Sub;

•	sufficiency of funds in the financing to pay the Merger Consideration and any other amounts required to be paid in connection with the consummation of the Transactions;

•	the absence of any undisclosed broker’s or finder’s fees;

•	the validity of the Limited Guarantees and the lack of any default thereunder;

•	the absence of legal proceedings against Parent or Merger Sub or any of their respective affiliates;

•	the absence of undisclosed ordinary shares of the Company or other securities of, any rights to acquire the ordinary shares of the Company or other securities of, or any other economic interest in, the Company, beneficially owned by Parent or Merger Sub;

•	solvency of the Surviving Corporation immediately after giving effect to the Transactions;

•	the absence of certain agreements or arrangements among (a) Parent, Merger Sub, any Rollover Shareholder, any Sponsor or any of their respective affiliates or (b) Parent, Merger Sub, any Rollover Shareholder, any Sponsor or any of their respective affiliates, on the one hand, and any member of the Board, member of the Company’s management or a shareholder of the Company, on the other hand; and

•	independent investigation conducted by Parent and Merger Sub of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its subsidiaries.

Conduct of Business Prior to Closing

Under the Merger Agreement, the Company has agreed that, subject to certain exceptions, from the date of the Merger Agreement until the Effective Time: (a) the businesses of the Company and its subsidiaries will be conducted in the ordinary course of business and in a manner consistent with past practice; and (b) the Company and each of its subsidiaries will use their reasonable best efforts to preserve intact their existing assets in all material respects, preserve substantially intact their business organization, keep available the services of their current officers and key employees, and maintain and preserve intact in all material respects their current relationships with customers, suppliers and distributors with which the Company or any of its subsidiaries has material business relations.

In addition, from the date of the Merger Agreement until the Effective Time, without the prior written consent of Parent, the Company will not, and will not permit any of its subsidiaries to, among other things:

•	amend its organizational or governing documents;

•	other than in connection with the exercise of any Company Options, Company Restricted Shares or Company RSUs under the Company’s share incentive plans, issue, sell, pledge, terminate or dispose of, or grant a lien on or permit a lien to exist on (or authorize any of the foregoing with respect to): (a) any share capital or other ownership interests of the Company or any of its subsidiaries, or any agreement, contract or instrument amounting to control over, or enabling control of, the Company or any of its subsidiaries, or (b) any options, warrants, convertible securities or other rights of any kind to acquire any share capital or other ownership interest (including any phantom interest) of the Company or any of its subsidiaries;

•	(a) sell, pledge or dispose of, (b) grant a lien on or permit a lien to exist on, or (c) authorize the sale, pledge or disposition of, or granting or placing of a lien on, any assets of the Company or any of its subsidiaries having a current value in excess of US$50,000,000, except in the ordinary course of business and in a manner consistent with past practice;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital, except for dividends by any of the Company’s direct or indirect wholly owned subsidiaries to the Company or any of its other wholly owned subsidiaries;

•	adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital, in each case other than in connection with an acquisition in connection with the forfeiture of Company Options, Company Restricted Shares or Company RSUs or an acquisition in connection with the net exercise of Company Options in accordance with the terms thereof;

•	(a) acquire (including by merger, consolidation or acquisition of shares or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any assets, except for any such acquisitions for consideration not exceeding US$50,000,000; (b) incur any indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances or capital contribution to, or investment in, any person, except (i) for indebtedness the outstanding amount of which (after deducting the aggregate amount of cash and cash equivalents held by the Company and its subsidiaries) does not exceed US$200,000,000 or its equivalent in the aggregate for the Company and its subsidiaries or (ii) under the Company’s or any of its subsidiaries’ existing credit facilities as in effect on the date hereof in an aggregate amount not to exceed the maximum amount authorized under the contracts evidencing such indebtedness (including any renewal, extension, refinancing or replacement of such contracts on substantially the same or similar terms); (c) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of US$10,000,000 or capital expenditures which are, in the aggregate, in excess of US$50,000,000 for the Company and its subsidiaries, taken as a whole, other than expenditures necessary to maintain existing assets in good repair and working condition, consistent with past practice; or (d) amend any contract to effect any matter set forth above;

•	establish any new subsidiary;

•	engage in the conduct of any new line of business material to the Company and its subsidiaries, taken as a whole, outside of the Company’s existing business segments;

•	make any material changes with respect to accounting policies or procedures materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its subsidiaries, except as required by changes in applicable generally accepted accounting principles or law;

•	settle any proceeding, other than settlements (a) in the ordinary course of business and consistent with past practice, (b) requiring the Company and its subsidiaries to pay monetary damages not exceeding US$10,000,000, and (c) not involving the admission of any wrongdoing by the Company or any of its subsidiaries;

•	enter into or materially amend or modify, terminate or consent to the termination of any material contract, or amend, waive, modify, terminate or consent to the termination of the Company’s or any of its subsidiaries’ material rights thereunder, other than in the ordinary course of business and consistent with past practice;

•	make or change any material tax election, materially amend any tax return (except as required by applicable law), enter into any material closing agreement with respect to taxes, surrender any right to claim a material refund of taxes, settle or finally resolve any material controversy with respect to taxes or materially change any method of tax accounting;

•	(a) abandon, fail to maintain, or allow to lapse, including by failure to pay the required fees in any jurisdiction, or disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any material intellectual property used in or necessary to conduct the business of the Company and its subsidiaries; (b) grant to any third party any license, or enter into any covenant not to sue, with respect to any such intellectual property, except non-exclusive licenses in the ordinary course of business consistent with past practice; (c) develop, create or invent any intellectual property jointly with any third party, except under existing arrangements or in the ordinary course of business; (d) disclose or allow to be disclosed any material confidential information or material confidential intellectual property used in or necessary to conduct the business of the Company and its subsidiaries to any person, other than employees of the Company or its subsidiaries that are subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof, except under existing arrangements or in the ordinary course of business consistent with past practice; or (e) fail to notify Parent promptly of any material infringement, misappropriation, unauthorized disclosure or other violation of or conflict with any material intellectual property used in or necessary to conduct the business of the Company and its subsidiaries of which the Company or any of its subsidiaries becomes aware and to reasonably consult with Parent regarding the actions (if any) to take to protect such intellectual property;

•	except as required pursuant to existing written plans or contracts in effect as of the date hereof, or as otherwise required by applicable law or carried out in the ordinary course of business consistent with past practice, (a) enter into any new employment or compensatory agreements (including the renewal of any consulting agreement) with any executive officer or director of the Company or any of its wholly owned subsidiaries; (b) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, employee or consultant of the Company or any of its subsidiaries; (c) establish, adopt, materially amend or terminate any material benefit or compensation plan (except as required by law) or materially amend the terms of any outstanding equity-based awards (except as contemplated by the Merger Agreement); (d) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of material compensation or benefits under any benefit or compensation plan, to the extent not already required in any such plan or contemplated by the Merger Agreement; (e) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any employee benefit or compensation plan or to materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by U.S. GAAP; (f) forgive any loans to directors, officers or employees of the Company or any of its subsidiaries; or (g) enter into any collective bargaining agreement or similar labor agreement;

•	fail to keep in force material insurance policies providing insurance coverage with respect to the assets, operations and activities of the Company or any of its subsidiaries as are currently in effect;

•	take any action that is intended, or would reasonably be expected, to result in any of the conditions to the closing of the Merger not being satisfied;

•	fail to make in a timely manner any filings with the SEC required under the Securities Act of 1933, as amended, or the Exchange Act, or the rules and regulations promulgated thereunder; or

•	agree, authorize, commit, or enter into any formal agreement to do any of the foregoing.

No Solicitation of Competing Transactions

The Company has agreed that, until the earlier of the Effective Time or the termination of the Merger Agreement, neither it nor any of its subsidiaries will, and the Company will instruct and cause its and its subsidiaries’ representatives not to, directly or indirectly:

•	solicit, initiate or purposefully encourage (including by way of furnishing nonpublic information concerning the Company or any of its subsidiaries), or take any other action to purposefully facilitate, any inquiries or the making of any proposal or offer that constitutes, or that in the Company’s good-faith judgment could reasonably be expected to lead to, any Competing Transaction;

•	enter into, maintain or continue discussions or negotiations with, or provide any non-public information concerning the Company or any of its subsidiaries to, any third party in furtherance of such inquiries or to obtain such a proposal or offer for a Competing Transaction, or that in the Company’s good-faith judgment could reasonably be expected to lead to a Competing Transaction;

•	agree to, approve, endorse, recommend or consummate any Competing Transaction or enter into any letter of intent or contract (other than a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the existing confidentiality agreements between the Company and each of the Sponsors, which does not include any provisions calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under the Merger Agreement), or commitment contemplating or otherwise relating to any Competing Transaction;

•	grant any waiver, amendment or release under any standstill, confidentiality or similar agreement or anti-takeover law (and the Company will promptly take all action necessary to terminate or cause to be terminated any such waiver previously granted with respect to any provision of any such confidentiality, standstill or similar agreement or anti-takeover law and to enforce each such confidentiality, standstill and similar agreement); or

•	authorize or permit any of the representatives of the Company or any of its subsidiaries to do any of the foregoing.

As used herein and for purposes of the Merger Agreement, a “Competing Transaction” means any of the following (other than the Transactions): (a) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or to which 15% or more of the total revenue or net income of the Company are attributable; (b) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 15% or more of the total revenue, net income or assets of the Company and its subsidiaries, taken as a whole; (c) any sale, exchange, transfer or other disposition of 15% or more of any class of equity securities of the Company, or securities convertible into or exchangeable for 15% or more of any class of equity securities of the Company; (d) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of the Company; or (e) any combination of the foregoing.

The Company has agreed to notify Parent as promptly as practicable (and in any event within two business days after the Company has knowledge thereof) of any proposal or offer, or any inquiry or contact with any person, regarding a Competing Transaction or that in the Company’s good-faith judgment could reasonably be expected to lead to a Competing Transaction, specifying the material terms and conditions thereof (including material amendments or proposed material amendments) and the identity of the party making such proposal or offer or inquiry or contact, and providing copies of any written requests, proposals or offers, including proposed amendments, if applicable. The Company must also keep Parent informed, on a reasonably current basis (and in any event within two business days of the occurrence of any material changes, developments, discussions or negotiations), of the status and the terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request (including the material terms and conditions thereof). The Company is required to provide Parent with 24 hours’ prior notice (or such lesser prior notice as is provided to the directors of the Company or members of the Special Committee) of any meeting of the Board or Special Committee at which the Board or the Special Committee, as applicable, is reasonably expected to consider any Competing Transaction.

The Company has agreed (a) to immediately cease and terminate all existing discussions or negotiations with any parties conducted as of the date of the Merger Agreement with respect to a Competing Transaction and (b) not to, and will cause its subsidiaries not to, enter into any confidentiality agreement with any third party subsequent to the date of the Merger Agreement that prohibits the Company from providing the information discussed above to Parent.

Notwithstanding the above, prior to receipt of the affirmative vote of shareholders holding two-thirds or more of the voting power represented by the ordinary shares of the Company present and voting in person or by proxy as a single class at the extraordinary general meeting in favor of the Merger Agreement and the Merger (the “Requisite Company Vote”), following the receipt of an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction that was not obtained in violation of the Company’s “no-shop” obligations under the Merger Agreement described above (other than any immaterial non-compliance that does not adversely affect Parent or Merger Sub), the Company and its representatives may, acting under the recommendation of the Special Committee (a) contact the person who has made such proposal or offer to clarify and understand the terms and conditions thereof to the extent the Special Committee has determined in good faith that such contact is necessary to determine whether such proposal or offer constitutes a Superior Proposal (as defined below) or could reasonably be expected to result in a Superior Proposal; (b) provide information in response to the request of the person who has made such proposal or offer if such person has executed an acceptable confidentiality agreement satisfying the requirements of the Merger Agreement (provided that the Company will concurrently make available to Parent any information concerning the Company and its subsidiaries that is provided to any such person and that was not previously made available to Parent or its representatives); and (c) engage or participate in any discussions or negotiations with such person. In each such case referred to in clauses (b) and (c) above, the Board (acting only upon recommendation of the Special Committee) or the Special Committee must have (i) determined, in its good-faith judgment, after consultation with its financial advisor and outside legal counsel that such proposal or offer constitutes or could reasonably be expected to result in a Superior Proposal, (ii) determined, in its good-faith judgment, after consultation with its financial advisor and outside legal counsel, that, in light of such Superior Proposal, failure to take such action would be inconsistent with its fiduciary duties under applicable law, and (iii) provided written notice to Parent at least two business days prior to taking any such action.

As used herein and for purposes of the Merger Agreement, a “Superior Proposal” means a bona fide written proposal or offer with respect to a Competing Transaction, which was not obtained in violation of the Company’s “no-shop” obligations under the Merger Agreement described above, that would result in any person (or its shareholders, members or other equity owners) becoming the beneficial owner, directly or indirectly, of more than 50% of the assets (on a consolidated basis), or more than 50% of the total voting power of the equity securities, of the Company that the Board (acting only upon the recommendation of the Special Committee) or the Special Committee has determined in its good-faith judgment (after consultation with its financial advisor and outside legal counsel) (a) is reasonably likely to be consummated in accordance with its terms without significant delay, taking into account all legal, financial and regulatory aspects of the proposal (including financing, regulatory or other consents and approvals, shareholder litigation, the identity of the person making the proposal, breakup or termination fee and expense reimbursement provisions, expected timing, risk and likelihood of consummation and other relevant events and circumstances) and (b) would, if consummated, result in a transaction more favorable to the Company’s shareholders (other than the Rollover Shareholders) from a financial point of view than the Transactions; provided that no offer or proposal will be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer or proposal is not fully committed or if the receipt of any such financing is a condition to the consummation of such transaction, or if the Company’s recourse in the event such transaction is not consummated because of the failure to obtain financing is less favorable to the Company in any material respect than the Company’s recourse in such an event under the Merger Agreement.

No Change of Recommendation

The Board, acting upon the unanimous recommendation of the Special Committee made on April 3, 2015, unanimously resolved to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company. Under the terms of the Merger Agreement, neither the Board nor any committee of the Board may:

•	(a) change, withhold, withdraw, qualify or modify (or publicly propose to do so), in a manner adverse to Parent or Merger Sub, the Board’s recommendation in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions (which is referred to as the “Company Recommendation”); (b) fail to include the Company Recommendation in this proxy statement; (c) adopt, approve or recommend (or publicly propose to do so) a Competing Transaction to the Company’s shareholders; (d) if a tender offer or exchange offer that constitutes a Competing Transaction is commenced, fail to publicly recommend against acceptance of such tender offer or exchange offer by the Company shareholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, provided that a customary “stop, look and listen” communication by the Board or a statement that the Board has received and is currently evaluating such Competing Transaction will not be prohibited or be deemed to be a Change in the Company Recommendation) within 10 business days after the commencement thereof; (e) fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within 10 business days after the commencement thereof; or (f) fail to publicly reaffirm the Company Recommendation following any Competing Transaction having been publicly made, proposed or communicated (and not publicly withdrawn) within 10 business days after Parent so requests in writing (any of the foregoing is referred to as a “Change in the Company Recommendation”); or

•	cause or permit the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other or similar document or contract with respect to any Competing Transaction, other than an acceptable confidentiality agreement satisfying the requirements of the Merger Agreement (which is referred to as an “Alternative Acquisition Agreement”).

If, however, from the date of the Merger Agreement and prior to obtaining the Requisite Company Vote, the Company receives a bona fide written proposal or offer with respect to a Competing Transaction that was not obtained in violation of the “no-shop” obligations under the Merger Agreement described above (other than any immaterial non-compliance that does not adversely affect Parent or Merger Sub) and the Board (acting only upon the recommendation of the Special Committee) or the Special Committee determines in its good-faith judgment (after consultation with its financial advisor and outside legal counsel) that such proposal or offer constitutes a Superior Proposal and failure to make a Change in the Company Recommendation with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable law, the Board (acting only upon the recommendation of the Special Committee) or the Special Committee (to the extent it is within the authority of the Special Committee) may effect a Change in the Company Recommendation and/or authorize the Company to enter into an Alternative Acquisition Agreement with respect to the Superior Proposal, but only:

•	if the Company has complied with the “no-shop” obligations under the Merger Agreement with respect to such proposal or offer;

•	after providing at least five business days’ written notice to Parent advising Parent that the Board or the Special Committee, as applicable, has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and providing any proposed agreements related thereto), identifying the person making such Superior Proposal and indicating that the Board or the Special Committee (to the extent it is within the authority of the Special Committee), as applicable, intends to effect a Change in the Company Recommendation and the manner in which it intends (or may intend) to do so;

•	after negotiating with and causing its financial and legal advisors to negotiate with Parent, Merger Sub and their respective representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement and the equity financing, so that such third-party proposal or offer would cease to constitute a Superior Proposal, and permitting Parent and its representatives to make a presentation to the Board and the Special Committee regarding the Merger Agreement, the equity financing and any adjustments with respect thereto (to the extent Parent desires to make such presentation); provided that any material modifications to a third-party proposal or offer that the Board or the Special Committee, as applicable, has determined to be a Superior Proposal will be deemed a new Superior Proposal for which the Company must comply with the notice and other obligations described above; provided further, that with respect to such new Superior Proposal, the notice period will be deemed to be a three business day period; and

•	following the end of such five business day period or three business day period (as applicable), the Board (acting only upon the recommendation of the Special Committee) or the Special Committee has determined in its good-faith judgment (after consultation with its financial advisor and outside legal counsel), taking into account any changes to the Merger Agreement and the equity financing proposed by Parent and Merger Sub in response to the notice of Superior Proposal or otherwise, that the proposal or offer with respect to the Competing Transaction giving rise to the notice of Superior Proposal continues to constitute a Superior Proposal.

In addition, the Company has agreed not to enter into any agreement with respect to a Superior Proposal unless the Company has concurrently paid to Parent the termination fee as described in further detail in “—Termination Fee and Reimbursement of Expenses” beginning on page 102.

The Board (acting upon the recommendation of the Special Committee) or the Special Committee may also effect a Change in the Company Recommendation if, from the date of the Merger Agreement and prior to obtaining the Requisite Company Vote, an Intervening Event (as defined below) occurs and the Board or the Special Committee, as applicable, determines in its good-faith judgment upon advice of outside legal counsel engaged by the Special Committee that the failure to take such action would reasonably be expected to breach its fiduciary duties under applicable law.

As used herein and for purposes of the Merger Agreement, an “Intervening Event” means a material event, development or change with respect to the Company and its subsidiaries or the business of the Company and its subsidiaries that (a) is unknown by the Board and the Special Committee as of or prior to the date of the Merger Agreement and (b) occurs, arises or becomes known to the Board or the Special Committee after the date of the Merger Agreement and on or prior to the receipt of the Requisite Company Vote; provided that the receipt by the Company of a Competing Transaction or Superior Proposal will not be deemed to constitute an Intervening Event.

Shareholders Meeting

The Company has agreed that unless the Merger Agreement is terminated (a) the Company will duly convene and cause to occur within 30 days after the date of the mailing of this proxy statement to the Company’s shareholders an extraordinary general meeting for the purpose of obtaining shareholder authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; (b) the Board will recommend that the Company’s shareholders vote to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions (unless, as described in “—No Change of Recommendation” on page 94, a Change in the Company Recommendation has occurred) and such recommendation will be included this proxy statement; and (c) the Company will use its reasonable best efforts to solicit from its shareholders proxies in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, and take all other actions necessary or advisable to secure the required shareholder authorization and approval.

The Company may, after consultation in good faith with Parent, recommend the adjournment of the extraordinary general meeting to its shareholders: (a) to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to the holders of ordinary shares of the Company within a reasonable amount of time in advance of the extraordinary general meeting; (b) as otherwise required by applicable law; (c) if as of the time for which the extraordinary general meeting is scheduled as set forth in this proxy statement, there are insufficient ordinary shares of the Company represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the extraordinary general meeting; or (d) if an Intervening Event has occurred and the Board (acting upon the recommendation of the Special Committee) or the Special Committee determines, in its good-faith judgment upon advice by outside legal counsel engaged by the Special Committee, that the failure to take such action would reasonably be expected to breach its fiduciary duties under applicable law. If the extraordinary general meeting is adjourned, the Company will convene and hold the extraordinary general meeting as soon as reasonably practicable thereafter, subject to the immediately preceding sentence; provided that the Company will not recommend to its shareholders the adjournment of the extraordinary general meeting to a date that is less than five business days prior to the Termination Date.

Parent may request that the Company adjourn or postpone the extraordinary general meeting for up to 90 days (but in any event no later than five business days prior to the Termination Date) (a) if as of the time for which the extraordinary general meeting is originally scheduled (as set forth in this proxy statement) there are insufficient ordinary shares of the Company represented (either in person or by proxy) (i) to constitute a quorum necessary to conduct the business of the extraordinary general meeting or (ii) voting in favor of approval of the Merger Agreement, the Plan of Merger and the Transactions to obtain the Requisite Company Vote in favor of the Merger Agreement, the Plan of Merger and the Transactions; or (b) in order to allow reasonable additional time for (i) the filing and mailing of, at the reasonable request of Parent, any supplemental or amended disclosure and (ii) such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the extraordinary general meeting, in which event the Company will, in each case, cause the extraordinary general meeting to be adjourned in accordance with Parent’s request.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the Merger Agreement, Parent and Merger Sub have agreed that:

•	The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the Effective Time, will survive the Merger and may not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company or any of its subsidiaries.

•	The memorandum and articles of association of the Surviving Corporation will contain provisions no less favorable to the directors, officers or employees of the Company with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company as in effect on the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification is required by law.

•	The Surviving Corporation will, and Parent will cause the Surviving Corporation to, maintain in effect for six years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time on terms with respect to coverage and amount no less favorable to the indemnified parties than the existing insurance; provided that the Surviving Corporation will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. If the annual premium for such insurance exceeds 300% of the current annual premium paid by the Company for such insurance, the Surviving Corporation must obtain a policy with the greatest coverage for a cost not exceeding such amount. In addition, the Company may and, at Parent’s request, the Company will, purchase a six-year “tail” prepaid policy prior to the Effective Time on terms, conditions, retentions and limits of liability no less advantageous to the indemnified parties than the existing directors’ and officers’ liability insurance maintained by the Company. If a “tail” prepaid policy has been obtained by the Company prior to the closing of the Merger, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain the policy in full force and effect, and continue to honor the obligations thereunder.

•	From and after the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) comply with all of the Company’s obligations and cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless (including obligations to advance funds or expenses): (a) the indemnified parties against all kinds of Damages (as defined in the Merger Agreement) arising out of, relating to or in connection with (i) the fact that such party is or was a director, officer or employee of the Company or any of its subsidiaries, or (ii) any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time to the extent provided under the Company’s or its subsidiaries’ respective organizational and governing documents or agreements in effect on the date of the Merger Agreement and to the fullest extent permitted by the Cayman Islands Companies Law or any other applicable law, and (b) such persons against all kinds of damages arising out of acts or omissions in such person’s official capacity as an officer, director or other fiduciary of the Company or any of its subsidiaries if such service was at the request or for the benefit of the Company or any of its subsidiaries.

•	Upon being served with any summons, citation, subpoena, complaint, indictment, information, or other document relating to any proceeding which may result in the payment or advancement of any amounts described above, the organizational and governing documents of the Company or any of its subsidiaries, or any existing indemnification agreements, the person seeking indemnification must notify the Surviving Corporation no later than the earlier of (a) five days after actual receipt, and (b) as soon as necessary after actual receipt to prevent the Surviving Corporation or any of its subsidiaries from being materially and adversely prejudiced by late notice. The surviving company (or a subsidiary nominated by it) will have the right to participate in any such proceeding and, at its option, assume the defense of such proceeding. The person seeking indemnification will have the right to effectively participate in the defense and/or settlement of such proceeding, including receiving copies of all correspondence and participating in all meetings and teleconferences concerning the proceeding. In the event the Surviving Corporation (or a subsidiary nominated by it) assumes the defense of any proceeding, neither the Surviving Corporation nor any of its subsidiaries will be liable to the person seeking indemnification for any fees of counsel subsequently incurred by such person with respect to the same proceeding.

Financing

As of the date of the Merger Agreement, Parent has delivered to the Company true and complete copies of the executed Equity Commitment Letters from the Sponsors, pursuant to which each of the Sponsors committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions therein, equity securities of Parent in the aggregate amount set forth therein.

Each of Parent and Merger Sub will use their reasonable best efforts to (a) obtain the equity financing for the Merger on the terms and conditions described in the equity commitment letters; (b) maintain in effect the equity commitment letters until the Transactions are consummated; (c) satisfy all conditions in the equity commitment letters that are within its control on a timely basis; (d) consummate the equity financing at or prior to the Effective Time; and (e) enforce the funding obligations under the equity commitment letters.

Parent and/or Merger Sub may amend or modify the equity commitment letters so long as (a) the aggregate proceeds of the equity financing will be sufficient for Parent and the Surviving Corporation to pay (i) the Merger Consideration and (ii) any other amounts required under the Merger Agreement to be paid in connection with the consummation of the Transactions and (b) such amendment or modification would not prevent, materially delay or materially impede or impair (i) the ability of Parent and Merger Sub to consummate the Transactions or (ii) the rights and benefits of the Company under the equity commitment letters. Parent will deliver to the Company true and complete copies of such amendment or modification as promptly as practicable after its execution. In the event any portion of the equity financing becomes unavailable on the terms and conditions of the equity commitment letters, Parent will promptly notify the Company.

Parent and Merger Sub have agreed not to amend, modify or waive any provision of the equity commitment letters, if such amendment, modification or waiver reduces (or would reduce) the aggregate amount of the equity financing or impose new or additional conditions that would be expected to prevent or materially delay or otherwise materially and adversely affect the ability of Parent or Merger Sub to consummate the Transactions. Parent will give the Company prompt notice (a) upon becoming aware of any breach of any material provision of the equity commitment letters or termination of any such equity commitment letter or (b) upon the receipt of any written notice from any party to an equity commitment letter with respect to any threatened breach of any material provision of the equity commitment letters or threatened termination of any such equity commitment letters.

Agreement to Use Reasonable Best Efforts

The parties (and their respective representatives) to the Merger Agreement have agreed to coordinate with one another and use reasonable best efforts to take all appropriate actions and do all things necessary, proper or advisable to consummate and make effective the Transactions; provided that no party will be required to take any action if such action would have a Company Material Adverse Effect.

Certain Additional Covenants

Pursuant to the terms of the Merger Agreement, the Company, Parent and Merger Sub have agreed to certain additional covenants related to the following:

•	the filing of this proxy statement and the Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC);

•	access by Parent and its authorized representatives to the offices, properties, books and records of the Company or any of its subsidiaries and other information between the date of the Merger Agreement and the earlier of the Effective Time and termination of the Merger Agreement (subject to all applicable legal or contractual obligations and restrictions);

•	notification of certain events;

•	for Parent to take all action necessary to cause Merger Sub to perform its obligations under the Merger Agreement and to consummate the Transactions;

•	participation in the defense and settlement of any shareholder litigation relating to the Merger Agreement or the Transactions;

•	delivery to Parent of the resignation of the directors of the Company or any of its subsidiaries designated by Parent on the closing date of the Merger;

•	consultation with respect to press releases and other public announcements relating to the Merger Agreement and the Transactions;

•	delisting by the Surviving Corporation from the NASDAQ and the de-registration of the Class A ordinary shares and ADSs under the Exchange Act as promptly as practicable after the Effective Time;

•	elimination or minimization of the effects of certain takeover statutes;

•	for the Company, using its commercially reasonable efforts to assist in the preparation of applications to the State Administration of Foreign Exchange (“SAFE”) and causing its PRC subsidiaries (to the extent applicable) to comply with the requirements of SAFE rules; and

•	restrictions on Parent, Merger Sub and the Parent Group (as defined in the Merger Agreement) entering into or amending, modifying, withdrawing or terminating contracts with the Parent Group or any contract pursuant to which any management members, directors or shareholders of the Company, or any of their respective affiliates receives any consideration or other economic value from any person in connection with the Transactions that is not provided or expressly contemplated in existing contracts as of the date of the Merger Agreement.

Conditions to the Merger

The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following mutual conditions:

•	the Merger Agreement, the Plan of Merger and the Transactions being authorized and approved by the holders of ordinary shares of the Company constituting the Requisite Company Vote at the extraordinary general meeting; and

•	no governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order, whether temporary, preliminary or permanent, that is in effect and has or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions, and the consummation of the Transactions not being subject to any requirement to obtain any regulatory approval under the Anti-monopoly Law of the PRC.

The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction, or waiver, of the following conditions:

•	(a) representations and warranties of the Company in the Merger Agreement regarding the Company’s power and authority to enter into the Merger Agreement and consummate the Transactions, the Board’s determination and recommendation with respect to the Merger, and the vote required in connection with the Merger being true and correct in all material respects; (b) representations and warranties of the Company in the Merger Agreement regarding the Company’s capitalization being true and correct in all but de minimis respects; and (c) each of the other representations and warranties of the Company set forth in the Merger Agreement being true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the Merger, as if made on such date and time, in each case without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect;” except in the case of (c) above, where the failure of such representations and warranties to be true and correct would not constitute a Company Material Adverse Effect;

•	the Company having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the closing date of the Merger;

•	since the date of the Merger Agreement, there not having occurred a Company Material Adverse Effect;

•	the Company having delivered to Parent a certificate, dated the closing date of the Merger, signed by a senior executive officer of the Company, certifying as to the satisfaction of the above conditions; and

•	the holders of no more than 10% of the ordinary shares of the Company having validly exercised dissenters’ rights under the Cayman Islands Companies Law.

The obligations of the Company to consummate the Merger are also subject to the satisfaction, or waiver by the Company, of the following conditions:

•	the representations and warranties of Parent and Merger Sub in the Merger Agreement (without giving effect to qualification by “materiality”) being true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the Merger, as if made on and at such date and time (other than representations and warranties that by their terms address matters only as of such a specified other time, which must be true and correct as of such time), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, have not, and would not reasonably be expected to, prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate any of the Transactions;

•	each of Parent and Merger Sub having performed or complied in all material respects with all covenants and agreements required to be performed or complied with by it under the Merger Agreement prior to or on the closing date of the Merger; and

•	Parent having delivered to the Company a certificate, dated the closing date of the Merger, signed by an executive officer of Parent, certifying as to the fulfillment of the above conditions.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time:

•	by mutual written consent of the Company and Parent with the approval of their respective boards of directors (or in the case of the Company, acting upon the recommendation of the Special Committee);

•	by either the Company (acting only upon the recommendation of the Special Committee) or Parent (provided that this termination right is not available to the party whose failure to fulfill any of its obligations under the Merger Agreement has been a material cause of, or resulted in, the failure of any applicable condition to the Merger being satisfied), if:

○	the Merger is not completed by the Termination Date (which is referred to as a “Termination Date Termination Event”);

○	any governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any final and non-appealable law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order or taken any other final and non-appealable action that has the effect of making consummation of the Transactions illegal or otherwise prohibiting consummation of the Transactions (which is referred to as a “Permanent Order Termination Event”); or

○	the Requisite Company Vote is not obtained at the extraordinary general meeting or any adjournment or postponement thereof (which is referred to as a “No-Vote Termination Event”);

•	by the Company (acting only upon the recommendation of the Special Committee) at any time prior to the Effective Time, if:

○	Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the Merger Agreement, (a) such that the conditions to the obligations of the Company to complete the Merger would not be satisfied and such condition is incapable of being satisfied by the Termination Date and (b) which breach is incapable of being cured or, if capable of being cured, is not cured by Parent or Merger Sub, as applicable, within 30 days following receipt of written notice of such breach from the Company (or, if the Termination Date is less than 30 calendar days from the date of receipt of such notice, by the Termination Date); provided that the Company will not have the right to terminate if the Company is in material breach of any representations, warranties, agreements or covenants that would give rise to the failure of a condition to the obligations of Parent and Merger Sub to close the Merger (which is referred to as a “Parent and Merger Sub Breach Termination Event”);

○	(a) all of the conditions to the obligations of Parent and Merger Sub to consummate the Merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the Merger); (b) the Company has delivered to Parent an irrevocable written notice confirming that all of the conditions to the obligation of the Company to consummate the Merger have been satisfied (or that the Company is willing to waive any unsatisfied conditions) and that it is ready, willing and able to consummate the closing of the Merger; and (c) Parent and Merger Sub fail to complete the closing of the Merger within five business days following the date on which the closing of the Merger should have occurred pursuant to the Merger Agreement (which is referred to as a “Parent and Merger Sub Failure to Close Termination Event”); or

○	prior to the receipt of the Requisite Company Vote, (a) the Board (acting only upon the recommendation of the Special Committee) or the Special Committee (to the extent it is within the authority of the Special Committee) has authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with the terms of the Merger Agreement and (b) the Company concurrently with, or immediately after, the termination of the Merger Agreement enters into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided that the Company will not be entitled to terminate the Merger Agreement unless the Company has (i) complied in all respects with the “no-shop” obligations under the Merger Agreement with respect to such Superior Proposal and/or Alternative Acquisition Agreement (other than immaterial non-compliance that does not adversely affect Parent or Merger Sub) and (ii) pays in full the Company termination fee prior to or concurrently with taking any such action and complied in all respects with the Merger Agreement with respect to the payment of the termination fee and reimbursement of expenses (which is referred to as a “Superior Proposal Termination Event”); or

•	by Parent, at any time prior to the Effective Time, if:

○	the Company has breached any of its representations, warranties, covenants or agreements under the Merger Agreement, (a) such that the conditions to the obligations of Parent and Merger Sub to complete the Merger would not be satisfied and such condition is incapable of being satisfied by the Termination Date and (b) which breach is incapable of being cured or, if capable of being cured, is not cured by the Company within 30 days following receipt of written notice of such breach from Parent or Merger Sub (or, if the Termination Date is less than 30 calendar days from the date of receipt of such notice, by the Termination Date), provided that Parent and Merger Sub are not in material breach of any representations, warranties, covenants or agreements that would give rise to the failure of a condition to the obligations of the Company to close (which is referred to as a “Company Breach Termination Event”); or

○	the Board or any committee of the Board has effected a Change in the Company Recommendation (which is referred to as a “Change in the Company Recommendation Termination Event”).

Termination Fee and Reimbursement of Expenses

The Company is required to pay Parent a termination fee of US$57,250,000 in the event the Merger Agreement is terminated:

•	by either the Company or Parent if (a) a bona fide proposal or offer with respect to a Competing Transaction has been publicly made, proposed or communicated and not publicly withdrawn after the date of the Merger Agreement and prior to the extraordinary general meeting (or prior to the termination of the Merger Agreement if there has been no extraordinary general meeting); (b) following the occurrence of an event described in the preceding clause, the Company or Parent terminates the Merger Agreement due to a Termination Date Termination Event or No-Vote Termination Event; and (c) within 12 months after the termination of the Merger Agreement, the Company consummates or enters into a definitive agreement in connection with any of the following transactions with a third party: (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 50% or more of the consolidated assets of the Company or to which 50% or more of the total revenue or net income of the Company are attributable; (ii) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 50% or more of the total revenue, net income or assets of the Company and its subsidiaries, taken as a whole; (iii) any sale, exchange, transfer or other disposition of 50% or more of any class of equity securities of the Company, or securities convertible into or exchangeable for 50% or more of any class of equity securities of the Company; (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 50% or more of any class of equity securities of the Company or (v) any combination of the foregoing;

•	by Parent pursuant to a Company Breach Termination Event or Change in the Company Recommendation Termination Event; or

•	by the Company pursuant to a Superior Proposal Termination Event.

Parent is required to pay the Company a termination fee of US$114,500,000 in the event the Merger Agreement is terminated:

•	by the Company pursuant to a Parent and Merger Sub Breach Termination Event; or

•	by the Company pursuant to a Parent and Merger Sub Failure to Close Termination Event.

Additionally, (a) in the event the Merger Agreement is terminated by the Company pursuant to a Parent and Merger Sub Breach Termination Event or a Parent and Merger Sub Failure to Close Termination Event, then Parent must pay to the Company, as promptly as possible (but in any event within three business days) following the delivery by the Company of an invoice therefor, all expenses incurred by the Company and its affiliates in connection with the Transactions, up to a maximum amount equal to US$3,000,000; and (b) in the event the Merger Agreement is terminated by Parent pursuant to a Company Breach Termination Event or Change in the Company Recommendation Termination Event, then the Company must pay to Parent, as promptly as possible (but in any event within three business days) following the delivery by Parent of an invoice therefor, all expenses incurred by Parent, Merger Sub and their respective affiliates in connection with the Transactions, including the equity financing, up to a maximum amount equal to US$3,000,000.

In the event that the Company or Parent fails to pay the applicable termination fee or any expenses when due and in accordance with the requirements of the Merger Agreement, the Company or Parent, as the case may be, is required to reimburse the other party for reasonable costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with collection of such unpaid termination fee or any expenses, together with accrued interest on such unpaid termination fee or any expenses.

Except as described above or as otherwise provided in the Merger Agreement, whether or not the Merger or any other Transaction is consummated, all costs and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such costs and expenses.

Modification or Amendment; Waiver of Conditions

The Merger Agreement may be amended by an instrument in writing signed by each of the parties hereto at any time prior to the Effective Time by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors, and (b) with respect to the Company, by the Board (upon recommendation of the Special Committee); provided that after the approval of the Merger Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration in exchange for which each ordinary share of the Company (including ordinary shares represented by ADSs) will be cancelled upon consummation of the Merger.

At any time prior to the Effective Time, each of the parties (by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors and (b) with respect to the Company, by action taken by or on behalf of the Special Committee) to the Merger Agreement may, by an instrument in writing signed by the party or parties to be bound thereby, (i) extend the time for the performance of any obligation or other act of any other party to the Merger Agreement, (ii) waive any inaccuracy in the representations and warranties of any other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and (iii) waive compliance with any agreement of any other party or any condition to its obligations contained in the Merger Agreement.

Remedies

The parties to the Merger Agreement may be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or equity. The Company’s right to obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief, to cause Parent and/or Merger Sub to cause the equity financing from the Sponsors to be funded at any time or to effect the closing of the Merger is, however, subject to (a) all of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger (other than those conditions that by their nature are to be satisfied at the closing of the Merger) having been satisfied or waived, (b) Parent and Merger Sub failing to complete the closing of the Merger by the date on which the closing should have occurred pursuant to the Merger Agreement, and (c) the Company having irrevocably confirmed in writing that (i) all of the conditions to the Company’s obligations to consummate the Merger have been satisfied or that it is willing to waive any of such conditions and (ii) if specific performance is granted and the equity financing is funded, then the closing of the Merger will occur.

The maximum aggregate liabilities of Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement or any of the Transactions are limited to (a) a termination fee of US$114,500,000 and US$57,250,000, respectively, and reimbursement of certain expenses in the event the applicable termination fee is not paid when due and in accordance with the requirements of the Merger Agreement; and (b) expenses of US$3,000,000 in the event the Merger Agreement is terminated under certain circumstances.

While the parties to the Merger Agreement may pursue both a grant of specific performance and monetary damages, upon payment of the aforementioned amounts the remedy of specific performance will not be available against the party paying such amount.

Provisions for Unaffiliated Security Holders

No provision has been made to (a) grant the Company’s shareholders or ADS holders access to corporate files of the Company and other parties to the Merger or any of their respective affiliates or (b) obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

Dissenters’ Rights

The following is a brief summary of the rights of holders of the Shares to object to the Merger and receive payment of the fair value of their Shares (“dissenters’ rights”). The complete text of Section 238 of the Cayman Islands Companies Law is attached as Annex D to this proxy statement. If you are contemplating the possibility of objecting to the Merger, you should carefully review the text of Annex D, particularly the procedural steps required to exercise dissenters’ rights. These procedures are complex and you should consult your Cayman Islands legal counsel in respect of them. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your dissenters’ rights.

Requirements for Exercising Dissenters’ Rights

A dissenting registered shareholder of the Company is entitled to payment of the fair value of his Shares upon dissenting from the Merger.

The exercise of your dissenters’ rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the Merger including voting at the extraordinary general meeting, other than the right to seek relief on the grounds that the Merger is void or unlawful. To preserve your dissenters’ rights, the following procedures must be followed:

•	you must give written notice of objection (“Notice of Objection”) to the Company prior to the vote to approve the Merger. The Notice of Objection must include a statement that you propose to demand payment for your Shares if the Merger is authorized by the vote at the extraordinary general meeting;

•	within twenty (20) days immediately following the date on which the vote approving the Merger is made, the Company must give written notice of the authorization of the Merger (“Approval Notice”) to all shareholders who have served a Notice of Objection (“Dissenting Shareholders”);

•	within twenty (20) days immediately following the date on which the Approval Notice is given (the “Dissent Period”), the Dissenting Shareholder must give a written notice of his decision to dissent (a “Notice of Dissent”) to the Company stating his name and address, the number and class of the Shares with respect to which he dissents and demanding payment of the fair value of his Shares; a Dissenting Shareholder must dissent in respect of all the Shares which he holds; the Dissenting Shareholder will cease to have any rights as a shareholder upon the giving of such Notice of Dissent, except for (a) the right to be paid the fair value of his or her Shares, (b) the right to participate in the court proceedings to determine the fair value of his or her Shares, and (c) the right to institute proceedings on the grounds that the Merger is unlawful or not valid;

•	within seven (7) days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the Plan of Merger is filed with the Cayman Registrar, whichever is later, the Company, as the Surviving Corporation, must make a written offer (a “Fair Value Offer”) to each Dissenting Shareholder to purchase their Shares at a price determined by the Company to be the fair value of such Shares;

•

if, within thirty (30) days immediately following the date of the Fair Value Offer, the Company and the Dissenting Shareholder fail to agree on a price at which the Company will purchase the Dissenting Shareholder’s Shares, then, within twenty (20) days immediately following the date of the expiry of such 30-day period, the Company must, and the Dissenting Shareholder may, file a petition with the Grand Court for a determination of the fair value of the Shares held by all Dissenting Shareholders who have served a Notice of Dissent and who have not agreed with the Company as to fair value, the petition by the Company must be accompanied by a verified list containing the names and addresses of all shareholders who have filed a Notice of Dissent and who have not agreed with the Company as to the fair value of the Shares; and

•	if a petition is timely filed and served, the Grand Court will determine at a hearing at which Dissenting Shareholders are entitled to participate in (a) the fair value of the Shares held by those Dissenting Shareholders together with a fair rate of interest, if any, to be paid up to the amount determined to be the fair value and (b) the costs of the proceeding and the allocation of such costs upon the parties.

All notices and petitions must be executed by or for the shareholder of record, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If the Shares are owned by or for more than one person, such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the notice, he is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever dissenters’ rights attached to the Shares.

You must be a registered holder of Shares in order to exercise your dissenters’ rights. A holder of ADSs who wishes to dissent must surrender his or her ADSs to the ADS Depositary and pay the fees of ADS Depositary to withdraw his or her Shares and then become a record holder of such Shares and comply with the procedures described above in order to perfect the dissenters’ rights with respect to the Shares prior to the extraordinary general meeting. The ADS Depositary will not exercise dissenters’ rights on behalf of a holder of ADSs, and any Notice of Dissent delivered to the ADS depositary will not be effective under the Cayman Islands Companies Law. If you wish to cancel your ADSs, please contact the ADS Depositary at 500 Stanton Christiana Road, Newark, DE 19713, USA, Attention: ADR Operations, Telephone: +1 302 552 0230.

If you do not satisfy each of these requirements, you cannot exercise dissenters’ rights and will be bound by the terms of the Merger Agreement and the Plan of Merger. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to approve and authorize the Merger Agreement and the Plan of Merger and the Transactions (including the Merger), will not alone satisfy the notice requirement referred to above. You must send all notices to the Company’s offices at No. 1 Office Building, No. 690 Bibo Road, Pudong New Area, Shanghai 201203, the PRC, Attention: Investor Relations Department.

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Islands Companies Law could be more than, the same as, or less than the consideration that you would otherwise have received as consideration in the Merger. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Buyer Group intend to assert that the Per Share Merger Consideration is equal to the fair value of each of your Shares.

The provisions of Section 238 of the Cayman Islands Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your dissenters’ rights. You should consult your Cayman Islands legal counsel if you wish to exercise dissenters’ rights.

Financial Information

The functional currency of the Company is U.S. dollars and its reporting currency is the RMB. The functional currency of the Company’s PRC subsidiaries and the VIEs is RMB. Actoz Soft Co., Ltd. (“Actoz”) and Eyedentity Games Inc.’s (“Eyedentity”) functional currency is the Korean Won. Actoz Soft Europe GmbH’s (“Actoz Europe”) functional currency is the Euro (or “€”). The functional currency of the Company’s major subsidiaries other than the PRC subsidiaries, the VIEs, Actoz, Eyedentity, and Actoz Europe is the U.S. dollar. Assets and liabilities of the Company and its subsidiaries are translated at current exchange rates quoted by the People’s Bank of China or Seoul Money Brokerage Services Limited in effect at the balance sheet dates. Equity accounts are translated at historical exchange rates and revenues and expenses are translated at the average exchange rates in effect during the reporting period to RMB. Gains and losses resulting from foreign currency translation to reporting currency are recorded in accumulated other comprehensive income (loss) in the consolidated statements of changes in shareholders’ equity for the years presented. Transactions denominated in currencies other than functional currencies are remeasured into the functional currencies at the exchange rates quoted by the People’s Bank of China or Seoul Money Brokerage Services Limited prevailing at the dates of the transactions. Gains and losses resulting from foreign currency transactions are included in the consolidated statements of operations and comprehensive income. Monetary assets and liabilities denominated in foreign currencies are remeasured into the functional currencies using the applicable exchange rates quoted by the People’s Bank of China or Seoul Money Brokerage Services Limited at the balance sheet dates. All such exchange gains and losses are included in the statements of operations and comprehensive income within other income (expense), net.

This proxy statement contains translations of RMB into U.S. dollars at specific rates solely for the convenience of the reader. Amounts in US$ are presented for the convenience of the reader and are translated at the exchange rate of US$1.00 to RMB6.2046 as set forth in the H.10 statistical release of the U.S. Federal Reserve Board on December 31, 2014. No representation is made that the RMB amounts could have been, or could be, converted into US$ at such rate.

Selected Historical Financial Information

The following table sets forth the Company’s selected consolidated financial data. The selected consolidated statements of income data and balance sheet data in the table below have been derived from the audited financial statements of the Company for each of the two years ended December 31, 2013 and 2014, included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2014, at pages F-1 and the following pages thereto, in each case prepared in accordance with U.S. GAAP. The information set forth below is not necessarily indicative of future results and should be read in conjunction with “Item 5. Operating and Financial Review and Prospects” and the consolidated financial statements, related notes and other financial information included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2014 filed with the SEC on April 17, 2015 and the Company's earnings release for the six months ended June 30, 2015 to be filed with the SEC on Form 6-K are incorporated herein by reference. See “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report and earnings release.

	For the year ended December 31,
	2013	2014	2014
	(RMB)	(RMB)	(US$)
	(in millions, except earnings per share/ADS data)
Net revenue:
MMO game revenues	3,806.4	3,276.4	528.1
Mobile game revenues	482.2	396.4	63.9
Other revenue, net	56.1	44.5	7.2
Total net revenue	4,344.7	3,717.3	599.1
Cost of services	(1,135.7)	(940.1)	(151.5)
Gross profit	3,209.0	2,777.2	447.6
Operating (expenses) income
Research and product development	(714.1)	(657.6)	(106.0)
Sales and marketing	(447.4)	(615.0)	(99.1)
General and administrative	(348.7)	(320.6)	(51.7)
Impairment of goodwill	(30.8)	—	—

	For the year ended December 31,
	2013	2014	2014
	(RMB)	(RMB)	(US$)
Settlement of gain contingency with former shareholder	59.9	—	—
Total operating expenses	(1,481.1)	(1,593.2)	(256.8)

Income from operations	1,727.9	1,184.0	190.8
Interest income/(expenses)	77.6	16.6	2.7
Investment income/(loss)	16.3	(0.8)	(0.1)
Other income, net	136.0	75.8	12.2
Income before income tax expenses	1,957.8	1,275.6	205.6
Income tax expenses	(322.3)	(248.6)	(40.1)
Share of loss of an equity investee	(7.5)	(30.4)	(4.9)
Net income	1,628.0	996.6	160.6
Net (income)/loss attributable to noncontrolling interests	(40.1)	43.9	7.1
Net income attributable to the Company’s shareholders	1,587.9	1,040.5	167.7
Other comprehensive income (loss), net of tax
Unrealized (loss) gain on marketable securities	15.7	—	—
Realized gain on marketable securities reclassified to investment income	(20.1)	—	—
Currency translation adjustments of the Company	122.7	(17.7)	(2.9)
Currency translation adjustments of affiliated companies/subsidiaries	(94.7)	(10.8)	(1.7)
Comprehensive income	1,651.6	968.1	156.0
Comprehensive income attributable to noncontrolling interests	(49.7)	48.0	7.8
Comprehensive income attributable to Shanda Games Limited	1,601.9	1,016.1	163.8

Earnings per share:
Basic	2.96	1.94	0.31
Diluted	2.95	1.92	0.31

Weighted average ordinary shares:
Basic	536,790,221	537,189,172	537,189,172
Diluted	537,395,413	543,196,160	543,196,160

Consolidated Balance Sheet Data:

In millions	For the year ended December 31,
	2013	2014	2014
	(RMB)	(RMB)	(US$)
Cash and cash equivalents	877.6	797.5	128.5
Total assets	5,127.4	3,647.5	587.9
Total liabilities	4,208.2	1,748.9	281.9
Redeemable non-controlling interest	13.9	—	—
Total equity	595.0	1,613.9	260.1
Non-controlling interests	310.3	284.7	45.9
Total shareholders’ equity	905.3	1,898.6	306.0

Ratio of Earnings to Fixed Charges

	As of December 31,
	2012	2013	2014
	(unaudited)
Ratio of earnings to fixed charges	19.8	43.8	31.8

Net Book Value per Share of Shares

The net book value per Share as of December 31, 2014 was US$0.57 based on the weighted average number of issued and outstanding Shares during 2014.

Transactions in Shares and ADS s

Purchases by the Company

In June 2012, the Board approved another share repurchase program (the “2012 Share Repurchase Program”) authorizing the Company to repurchase up to US$100 million worth of the Company’s outstanding ADSs from time to time during the next 12 months. The Company concluded this share repurchase program in May 2013, under which the Company had repurchased a total of approximately 14.4 million ADSs for an aggregate consideration of US$50.3 million from the open market.

In May 2013, the Board approved another share repurchase program (the “2013 Share Repurchase Program”) authorizing the Company to repurchase up to US$100 million worth of the Company’s outstanding ADSs from time to time during the next 12 months. As of the date of this proxy statement, the Company had not repurchased any ADSs from the open market under this program.

The table below sets forth the details of the Company’s purchases of its own equity securities for each quarter during the past three years. All of the Company’s share repurchases during the past three years have been under either the 2012 or 2013 Share Repurchase Program.

Period	Total Number of ADSs Purchased	Range of Prices Paid per ADS (US$)	Average Price Paid per ADS (US$) (1)
2012
First quarter	—	—	—
Second quarter	547,495	3.82 - 4.34	4.04
Third quarter	6,730,101	3.20 - 4.00	3.64
Fourth quarter	3,695,781	2.99 - 3.82	3.61
2013
First quarter	1,311,503	2.95 - 3.00	2.99
Second quarter	2,124,032	2.72 - 3.00	2.94
Third quarter	—	—	—
Fourth quarter	—	—	—
2014
First quarter	—	—	—
Second quarter	—	—	—
Third quarter	—	—	—
Fourth quarter	—	—	—
2015
First quarter	—	—	—
Second quarter	—	—	—
Third quarter	—	—	—
Total	14,408,912	N/A	N/A

(1)	Average price paid per ADS repurchased is the execution price, excluding commissions paid to brokers.

All Shares underlying ADSs repurchased by the Company were considered cancelled under Cayman Islands law, and the excess of the repurchase price over the par value of the repurchased Shares was charged to additional paid-in capital.

Transactions within the Buyer Group

On August 31, 2014, Shanda SDG and Orient Finance entered into a share purchase agreement (the “Orient Share Purchase Agreement”) pursuant to which Shanda SDG agreed to sell, and Orient Finance agreed to purchase, 123,552,669 Class A ordinary shares (the “Orient Purchase Shares”) at US$3.45 per Class A ordinary share (the “Orient Purchase Price”) subject to the terms and conditions thereof. Such purchase was completed on September 23, 2014 and the Orient Purchase Shares were subsequently transferred by Orient Finance to Orient Hongtai and Orient Hongzhi on November 24, 2014. Pursuant to the Orient Share Purchase Agreement, if (i) a “going private” transaction occurs within one year of the closing date of the sale of the Orient Purchase Shares where Orient Finance is part of the buyer consortium and the per Share “going private” price is higher than the Orient Purchase Price, or (ii) a “going private” transaction occurs within one year of the closing date of the sale of the Orient Purchase Shares where Orient Finance is not part of the buyer consortium due to its own decision or election without Shanda SDG’s written consent and the per Share “going private” price is higher than the Orient Purchase Price, Orient Finance will pay Shanda SDG, with respect to each of the Orient Purchase Shares, a “make-whole” payment equal to the difference between the Orient Purchase Price and the price per share paid in the “going private” transaction, the effect of which would be that Shanda SDG would receive the same price per share for the Orient Purchase Shares as would be paid in the “going private” transaction.

On September 1, 2014, Shanda SDG and Haitong entered into a share purchase agreement (the “Haitong Share Purchase Agreement I”) pursuant to which Shanda SDG agreed to sell, and Haitong agreed to purchase, 48,152,848 Class A ordinary shares at US$3.45 per Class A ordinary share subject to the terms and conditions thereof. Concurrently with the execution of the Haitong Share Purchase Agreement I, Primavera, Perfect World and Haitong entered into a share purchase agreement (the “Haitong Share Purchase Agreement II”), pursuant to which Haitong agreed to purchase 28,959,276 and 30,326,005 Class A ordinary shares from Primavera and Perfect World, respectively. Pursuant to the Haitong Share Purchase Agreement I and Haitong Share Purchase Agreement II, Haitong agreed to pay a “make-whole” payment to each of Shanda SDG, Primavera and Perfect World on terms substantially the same as those in the Orient Share Purchase Agreement and the purchases thereunder were completed by Hao Ding, an affiliate of Haitong, on September 23, 2014.

On September 1, 2014, Shanda SDG and Ningxia entered into a share purchase agreement (the “Ningxia Share Purchase Agreement”) pursuant to which Shanda SDG agreed to sell, and Ningxia agreed to purchase, 80,577,828 Class A ordinary shares at US$3.45 per Class A ordinary share subject to the terms and conditions thereof. Pursuant to the Ningxia Share Purchase Agreement, Ningxia agreed to pay a “make-whole” payment to Shanda SDG on terms substantially the same as those in the Orient Share Purchase Agreement and the purchase thereunder was completed by Zhongrong Investment, an affiliate of Ningxia, on September 23, 2014.

On November 25, 2014, Shanda SDG, Ningxia, Zhongrong Shengda, and Yili Shengda entered into a share purchase agreement (the “SDG Class B Share Purchase Agreement”), pursuant to which each of Zhongrong Shengda and Yili Shengda agreed to purchase 48,759,187 Class B ordinary shares from Shanda SDG. The purchases under the SDG Class B Share Purchase Agreement were completed on the same day.

On June 25, 2015, Litian, Orient Zhihui, HuaSung and Orient Hongzhi entered into a share purchase agreement (the “HuaSung Share Purchase Agreement”), pursuant to which Litian agreed to purchase 100% of the equity interest of HuaSung from Orient Zhihui. The purchase under the HuaSung Share Purchase Agreement was completed on June 30, 2015, as a result of which, 61,776,335 Class A ordinary shares of the Company were indirectly transferred to Litian at approximately US$4.44 per Class A ordinary share.

On June 25, 2015, Lihua, Orient Zhisheng, TonSung and Orient Hongtai entered into a share purchase agreement (the “TonSung Share Purchase Agreement”), pursuant to which Lihua agreed to purchase 100% of the equity interest of TonSung from Orient Zhisheng. The purchase under the TonSung Share Purchase Agreement was completed on June 30, 2015, as a result of which, 61,776,334 Class A ordinary shares of the Company were indirectly transferred to Lihua at approximately US$4.44 per Class A ordinary share.

On June 25, 2015, Lihai, Haitong, Xizang Runda, Hai Sheng Tong and Hao Ding entered into a share purchase agreement (the “Hai Sheng Tong Share Purchase Agreement”), pursuant to which Lihai agreed to purchase 100% of the equity interest of Hai Sheng Tong from Haitong and Xizang Runda. The purchase under the Hai Sheng Tong Share Purchase Agreement was completed on June 30, 2015, as a result of which, 107,438,129 Class A ordinary shares of the Company were indirectly transferred to Lihai at approximately US$4.44 per Class A ordinary share.

Prior Public Offerings

On September 30, 2009, the Company completed its initial public offering (the “IPO”), which involved the sale by the Company and certain of its shareholders of 83,500,000 ADSs. The initial public offering price was US$12.50 per ADS. The net proceeds to the Company from the IPO, after deducting commissions and offering expenses, were approximately US$152.5 million.

Transactions in Prior 60 Days

Except as described above and other than the Merger Agreement and the agreements entered into in connection with the Merger Agreement, including the Support Agreement, the Limited Guarantees and the Equity Commitment Letters, there have been no transactions in Shares or ADSs during the prior 60 days by the Company, any of the Company’s officers or directors, Parent, Merger Sub or any other person with respect to which disclosure is provided in Annex F or any associate or majority-owned subsidiary of the foregoing.

Security Ownership of Certain Beneficial Owners and Management of the Company

The following table sets forth information with respect to the beneficial ownership of Shares, as of the date of this proxy statement, by:

•	each of the Company’s directors and executive officers;

•	the Company’s directors and executive officers as a group; and

•	each person known to the Company to beneficially own more than 5.0% of the total issued and outstanding Shares.

As of the date of this proxy statement, we have 443,701,684 Class A ordinary shares and 97,518,374 Class B ordinary shares issued and outstanding. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of Shares beneficially owned by a person and the percentage ownership of that person, we have included Shares that the person has the right to acquire within 60 days from the date of this proxy statement, including through the exercise of any option, warrant or other right, vesting of restricted share units or the conversion of any other security. These Shares, however, are not included in the computation of the percentage ownership of any other person.

	Beneficially Owned
Name	Number	Percentage of Class A Ordinary Shares	Percentage of Class B Ordinary Shares	Percentage of Total Voting Power
Hao Ding International Limited(1)	107,438,129	24.2%	—	7.6%
Orient Hongtai (Hong Kong) Limited(2)	61,776,334	13.9%	—	4.4%
Orient Hongzhi (Hong Kong) Limited(2)	61,776,335	13.9%	—	4.4%
Yili Shengda Investment Holdings (Hong Kong) Company Limited(3)	48,759,187	—	50.0%	34.4%
Zhongrong Shengda Investment Holdings (Hong Kong) Limited(4)	48,759,187	—	50.0%	34.4%
Zhongrong Investment Holdings (Hong Kong) Co., Ltd.(4)	80,577,828	18.2%	—	5.7%
Yingfeng Zhang(3)	48,803,359	*	50.0%	34.4%
Danian Chen	*	*	—	*
Li Yao	*	*	—	*
Shaolin Liang	—	—	—	—
Lijun Lin	*	*	—	*
Heng Wing Chan	*	*	—	*
Yong Gui	*	*	—	*
Tunghai Chien	*	*	—	*
Jisheng Zhu	*	*	—	*
Jin Zhang	*	*	—	*
Directors and Executive Officers as a Group	52,200,382	*	50.0%	34.6%

*	Upon exercise of all options currently exercisable or vesting within 60 days of the date of this table, would beneficially own less than 1.0% of ordinary shares of the Company.

(1)	Hao Ding is a member of the Buyer Group and an affiliate of the Li-Funds Persons. See “Summary Term Sheet—The Parties Involved in the Merger” beginning on page 3 for additional information.

(2)	Orient Hongtai and Orient Hongzhi are members of the Buyer Group and affiliates of the Li-Funds Persons. See “Summary Term Sheet—The Parties Involved in the Merger” beginning on page 3 for additional information.

(3)	Yili Shengda is an affiliate of Ningxia Yilida, which is a PRC limited partnership whose general partner is Shanghai Yingfeng, a PRC company whose sole shareholder is the chairman of the Board and acting chief executive officer of the Company, Mr. Zhang. See “Summary Term Sheet—The Parties Involved in the Merger” beginning on page 3 for additional information.

(4)	Zhongrong Shengda and Zhongrong Investment are affiliates of Ningxia, which is a member of the Buyer Group. See “Summary Term Sheet—The Parties Involved in the Merger” beginning on page 3 for additional information.

Future Shareholder Proposals

If the Merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting. If, however, the Merger is not completed, an annual general meeting is expected to be held later in the year.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference into this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the Merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the Merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the Merger to differ materially from what is expressed or forecasted in the forward-looking statements:

•	the satisfaction of the conditions to completion of the Merger, including the authorization and approval of the Merger Agreement by the Company’s shareholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the cash position of the Company and its subsidiaries at the Effective Time;

•	the effect of the announcement or pendency of the Merger on our business relationships, results of operations and business generally;

•	the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of Shares and ADSs;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

•	diversion of our management’s attention from our ongoing business operations;

•	loss of our senior management;

•	the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of the financings that will be obtained for the Merger;

•	our failure to comply with regulations and changes in regulations;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the Merger; and

•	other risks detailed in our filings with the SEC, including the information set forth under the section entitled “Item 3D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2014. See “Where You Can Find More Information” beginning on page 116 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made, and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made, and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

Where You Can Find More Information

We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at http://www.shandagames.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the Merger is a “going private” transaction, the Company and the Buyer Group have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company’s Annual Report on Form 20-F for the year ended December 31, 2014 filed with the SEC on April 17, 2015 is incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the “going private” transaction described in this proxy statement.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first-class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to our proxy solicitor, Georgeson Inc., at the address and phone numbers provided in this proxy statement.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED OCTOBER 13, 2015. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

Execution Version

CONFIDENTIAL

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

among

CAPITALHOLD LIMITED

CAPITALCORP LIMITED

and

SHANDA GAMES LIMITED

Dated as of September 23, 2015

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of September 23, 2015 (the “Execution Date”), among Capitalhold Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Capitalcorp Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and Shanda Games Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”) and amends and restates in entirety that certain Agreement and Plan of Merger (the “Original Merger Agreement”), dated as of April 3, 2015 (the “Original Execution Date”), among Parent, Merger Sub and the Company.

WHEREAS, the parties to the Original Merger Agreement desire to amend and restate the Original Merger Agreement in its entirety on the terms and subject to the conditions set forth therein and accordingly, (i) the boards of directors of each of Parent, Merger Sub and the Company have approved this Agreement and (ii) a special committee, comprised of independent members of the board of directors of the Company (the “Special Committee”), has recommended this Agreement;

WHEREAS, the Parties intend, as set forth in Section 9.05(b), that (i) all references in this Agreement to “the date hereof” or “the date of this Agreement” shall refer to the Original Execution Date, (ii) the date on which the representations and warranties set forth in Articles III and IV are made shall not change as a result of the execution of this Agreement and shall be made as of such dates as they were in the Original Merger Agreement and (iii) each reference to “this Agreement” or “herein” in the representations and warranties set forth in Articles III and IV shall refer to “the Original Merger Agreement,” in each of cases (i), (ii) and (iii), unless expressly indicated otherwise in this Agreement;

WHEREAS, Parent and the Company intend to enter into a transaction pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly-owned Subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the Special Committee, has (a) determined that the Merger and other transactions contemplated by this Agreement (collectively, the “Transactions”), are fair to and in the best interests of the Company and the shareholders and holders of American depositary shares of the Company who are unaffiliated with the Company and whose securities are to be purchased pursuant to this Agreement and (b) acknowledged, approved, adopted, authorized, confirmed and ratified this Agreement;

WHEREAS, the board of directors of each of Parent and Merger Sub has (a) approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement, the Plan of Merger and the consummation of the Transactions and (b) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and the Plan of Merger;

WHEREAS, concurrently with the execution and delivery of the Original Merger Agreement, Yili Shengda, Zhongrong Shengda, Zhongrong Investment, Hongtai, Hongzhi and Hao Ding (collectively, the “Rollover Shareholders”) and Parent executed and delivered a support agreement, dated as of the Original Execution Date (the “Support Agreement”), providing that, among other things, (a) the Rollover Shareholders will vote all Shares held directly or indirectly by them in favor of the authorization and approval of the Original Merger Agreement, as amended from time to time, the Plan of Merger and the Transactions and (b) the Rollover Shareholders agree, upon the terms and subject to the conditions in the Support Agreement, to receive no consideration for the cancellation of the Rollover Shares in accordance with the Original Merger Agreement, as amended from time to time; and

WHEREAS, concurrently with the execution of the Original Merger Agreement, each of the Sponsors (each, a “Guarantor”, and collectively the “Guarantors”) executed and delivered a limited guarantee in favor of the Company with respect to certain obligations of Parent under the Original Merger Agreement, as amended from time to time (each, a “Limited Guarantee” and collectively, the “Limited Guarantees”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

Article I

THE MERGER

Section 1.01 The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the “CICL”), at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) under the Laws of the Cayman Islands and become a wholly-owned Subsidiary of Parent.

Section 1.02 Closing; Closing Date.

Unless otherwise unanimously agreed in writing between the Company, Parent and Merger Sub, the closing for the Merger (the “Closing”) shall take place at 10:00 a.m. (Beijing time) at the offices of Wilson Sonsini Goodrich & Rosati, P.C., Jin Mao Tower, 38F, Unit 3, 88 Century Blvd, Pudong, Shanghai, China as soon as practicable, but in any event no later than the second Business Day following the day on which the last of the conditions set forth in Article VII to be satisfied or, if permissible, waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of those conditions) shall be satisfied or, if permissible, waived in accordance with this Agreement (such date being the “Closing Date”).

Section 1.03 Effective Time.

Subject to the provisions of this Agreement, on the Closing Date, Merger Sub and the Company shall execute a plan of merger (the “Plan of Merger”) substantially in the form set out in Annex A attached hereto and such parties shall file the Plan of Merger and other documents required under the CICL to effect the Merger with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICL. The Merger shall become effective on the date when the Plan of Merger is registered by the Registrar, or such other date specified in the Plan of Merger being not later than the ninetieth (90th) day after the date of such registration, in accordance with the CICL (the “Effective Time”).

Section 1.04 Effects of the Merger.

At the Effective Time, the Merger shall have the effects specified in the CICL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall succeed to and assume all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges, mortgages, charges or security interests and all contracts, obligations, claims, debts and liabilities of the Company and Merger Sub in accordance with the CICL.

Section 1.05 Memorandum and Articles of Association of Surviving Corporation.

At the Effective Time, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall be the memorandum and articles of association of the Surviving Corporation until thereafter amended as provided by Law and such memorandum and articles of association; provided that at the Effective Time, (a) Article I of the memorandum of association of the Surviving Corporation shall be amended to read as follows: “The name of the corporation is “Shanda Games Limited” and the articles of association of the Surviving Corporation shall be amended to refer to the name of the Surviving Corporation as “Shanda Games Limited”, (b) references therein to the authorized share capital of the Surviving Corporation shall be amended to refer to the correct authorized capital of the Surviving Corporation as approved in the Plan of Merger, if necessary, and (c) the memorandum and articles of association of the Surviving Corporation will contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company as in effect on the date hereof, in accordance with Section 6.05(a).

Section 1.06 Directors and Officers.

The parties hereto shall take all actions necessary so that (a) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and (b) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case, unless otherwise determined by Parent prior to the Effective Time, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Corporation.

Article II

CONVERSION OF SECURITIES; MERGER CONSIDERATION

Section 2.01 Conversion of Securities.

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of the Company:

(a) each Class A ordinary share, par value $0.01 each, of the Company (a “Class A Share” or, collectively, the “Class A Shares”) issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Dissenting Shares and Class A Shares represented by ADSs and Company RSs) shall be cancelled in exchange for the right to receive $3.55 in cash per Class A Share without interest (the “Per Share Merger Consideration”) payable in the manner provided in Section 2.04;

(b) each American Depositary Share, representing two (2) Class A Shares (each, an “ADS” or collectively, the “ADSs”), issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares), and each Class A Share represented by such ADSs, shall be cancelled in exchange for the right to receive $7.10 in cash per ADS without interest (the “Per ADS Merger Consideration”) pursuant to the terms and conditions set forth in this Agreement and the Deposit Agreement; provided that in the event of any conflict between this Agreement and the Deposit Agreement, this Agreement shall prevail;

(c) each of the Excluded Shares issued and outstanding immediately prior to the Effective Time, shall be cancelled without payment of any consideration or distribution therefor;

(d) each of the Dissenting Shares shall carry no rights other than the right to receive the applicable payments set forth in Section 2.03;

(e) each of the Company RSs shall be cancelled in accordance with Section 2.02(a) and thereafter represent only the right to receive the applicable payments set forth in Section 2.02(c);

(f) each of the Company RSUs shall be cancelled in accordance with Section 2.02(a) and thereafter represent only the right to receive the applicable payments set forth in Section 2.02(c);

(g) all Shares issued and outstanding immediately prior to the Effective Time, including Shares represented by ADSs, shall cease to be outstanding, shall be cancelled and shall cease to exist, and the register of members of the Company shall be amended accordingly; and

(h) each ordinary share, par value $0.01 each, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable ordinary share, par value $0.01 each, of the Surviving Corporation. Such ordinary shares shall constitute the only issued and outstanding share capital of the Surviving Corporation, which shall be reflected in the register of members of the Surviving Corporation.

Section 2.02 Share Incentive Plan, Outstanding Company Options, Company RS and Company RSUs.

(a) At the Effective Time, the Company shall (i) terminate the Company’s Share Incentive Plan and any relevant award agreements entered into under the Share Incentive Plan, (ii) cancel each Company Option that is outstanding and unexercised, whether or not vested or exercisable, (iii) cancel each Company RS that is outstanding and (iv) cancel each Company RSU that is outstanding.

(b) Each former holder (or his or her designee) of a Company Option that is cancelled at the Effective Time shall, in exchange thereof, be paid by the Surviving Corporation or one of its Subsidiaries, as soon as practicable after the Effective Time (without interest), a cash amount equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the Exercise Price of such Company Option and (ii) the number of Shares underlying such Company Option; provided that if the Exercise Price of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option shall be cancelled without any payment therefor.

(c) Each former holder (or his or her designee) of a Company RS that is cancelled at the Effective Time shall, in exchange thereof, be paid by the Surviving Corporation or one of its Subsidiaries, as soon as practicable after the Effective Time (without interest), a cash amount equal to the Per Share Merger Consideration for each cancelled Company RS of such former holder.

(d) Each former holder (or his or her designee) of a Company RSU that is cancelled at the Effective Time shall, in exchange thereof, be paid by the Surviving Corporation or one of its Subsidiaries, as soon as practicable after the Effective Time (without interest), a cash amount equal to the Per Share Merger Consideration for each cancelled Company RSU of such former holder.

(e) Any payment under this Section 2.02 shall be subject to all applicable Taxes and Tax withholding requirements, and each former holder of Company Options, Company RSs and Company RSUs shall be personally responsible for the proper reporting and payment of all Taxes related to any distribution contemplated by this Section 2.02.

(f) At or prior to the Effective Time, the Company, the Company Board or the compensation committee of the Company Board, as applicable, shall pass any resolutions and take any actions that are reasonably necessary to effectuate the provisions of this Section 2.02. The Company shall take all reasonable actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to issue Shares or other share capital of the Company or the Surviving Corporation to any person pursuant to the Share Incentive Plan or in settlement of any Company Option, Company RS or Company RSU (as applicable). Promptly following the date hereof, the Company shall deliver written notice to each holder of Company Options, Company RSs and/or Company RSUs informing such holder of the effect of the Merger on his or her Company Options, Company RSs and/or Company RSUs (as applicable).

Section 2.03 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CICL, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger, or dissenter rights, in accordance with Section 238 of the CICL (collectively, the “Dissenting Shares” and holders of Dissenting Shares collectively being referred to as “Dissenting Shareholders”) shall not be entitled to receive the Per Share Merger Consideration and shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares held by them determined in accordance with the provisions of Section 238 of the CICL.

(b) For the avoidance of doubt, all Shares held by Dissenting Shareholders who shall have failed to exercise or who effectively shall have withdrawn or lost their dissenter rights under Section 238 of the CICL shall thereupon (i) not be deemed to be Dissenting Shares and (ii) be deemed to have been converted into, and to have become exchanged for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, in the manner provided in Section 2.04. Parent shall promptly deposit or cause to be deposited with the Paying Agent any additional funds necessary to pay in full the aggregate Per Share Merger Consideration so due and payable to such shareholders who have failed to exercise or who shall have effectively withdrawn or lost such dissenter rights under Section 238 of the CICL.

(c) The Company shall give Parent (i) prompt notice of any notices of objection, notices of dissent or demands for appraisal, under Section 238 of the CICL received by the Company, attempted withdrawals of such notices or demands, and any other instruments served pursuant to applicable Laws of the Cayman Islands and received by the Company relating to its shareholders’ rights to dissent from the Merger or appraisal rights and (ii) the opportunity to direct all negotiations and proceedings with respect to any such notice or demand for appraisal under the CICL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands.

(d) In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to section 238(2) of the CICL, the Company shall serve written notice of the authorization and approval of this Agreement, the Plan of Merger and the Transactions on such shareholders pursuant to section 238(4) of the CICL within 20 days of obtaining the Requisite Company Vote at the Shareholders’ Meeting.

Section 2.04 Exchange of Share Certificates, etc.

(a) Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company selected by Parent with the Company’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed) to act as paying agent (the “Paying Agent”) for all payments required to be made pursuant to Section 2.01(a), Section 2.01(b) and Section 2.03(b) (collectively, the “Merger Consideration”), and Parent shall enter into a paying agent agreement with the Paying Agent in form and substance reasonably acceptable to the Company. At or prior to the Effective Time, or in the case of payments pursuant to Section 2.03(b), when ascertained pursuant to Section 2.03(b), Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares and ADSs, cash in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. Promptly after the Effective Time (and in any event within three Business Days), the Surviving Corporation shall cause the Paying Agent to mail to each person who was, at the Effective Time, a registered holder of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form for a company incorporated in the Cayman Islands reasonably acceptable to Parent and the Company, and shall specify the manner in which the delivery of the Per Share Merger Consideration to registered holders of Shares shall be effected and contain such other provisions as Parent and the Company may mutually agree prior to the Effective Time) and (ii) instructions for use in effecting the surrender of any issued share certificates representing Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(c)) or non-certificated Shares represented by book entry (“Uncertificated Shares”) and/or such other documents as may be required in exchange for the Per Share Merger Consideration. Upon surrender of, if applicable, a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) or Uncertificated Shares and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of Shares represented by such Share Certificate (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(c)) and each registered holder of Uncertificated Shares shall be entitled to receive in exchange therefor a check, in the amount equal to (x) the number of Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) or the number of Uncertificated Shares multiplied by (y) the Per Share Merger Consideration, and any Share Certificate so surrendered shall forthwith be marked as cancelled. Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (A) the Paying Agent will transmit to the Depositary as promptly as reasonably practicable following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares) and (y) the Per ADS Merger Consideration and (B) the Depositary will distribute the Per ADS Merger Consideration to holders of ADSs pro rata to their holdings of ADSs (other than ADSs representing Excluded Shares) upon surrender by them of the ADSs. Pursuant to the terms of the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding Taxes, if any) due to or incurred by the Depositary in connection with the cancellation of their ADSs. The Surviving Corporation will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding Taxes, if any) due to or incurred by the Depositary in connection with the distribution of the Per ADS Merger Consideration to ADS holders and the termination of the ADS program or facility (other than the ADS cancellation fee, which shall be payable in accordance with the Deposit Agreement). No interest shall be paid or will accrue on any amount payable in respect of the Shares or ADSs pursuant to the provisions of this Article II. In the event of a transfer of ownership of Shares, including, but not limited to, through the exercise of a Company Option or Company Options, as the case may be, prior to the Effective Time that is not registered in the register of members of the Company as of the Effective Time, the Per Share Merger Consideration in respect of such Shares will be paid to such transferee upon delivery of evidence to the reasonable satisfaction of the Paying Agent of such transferee’s entitlement to the relevant Shares and evidence that any applicable share transfer Taxes have been paid or are not applicable, in each case, as of the Effective Time; provided that in the case of an exercise of a Company Option or Company Options, among other things, evidence of payment for Shares together with the applicable notice of exercise shall constitute reasonably satisfactory evidence of such transferee’s entitlement to the relevant Shares.

(c) Lost Certificates. If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Paying Agent, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will pay in respect of such lost, stolen or destroyed Share Certificate an amount equal to the Per Share Merger Consideration multiplied by the number of Shares represented by such Share Certificate to which the holder thereof is entitled pursuant to Section 2.01(a).

(d) Untraceable and Dissenting Shareholders. Remittances for the Per Share Merger Consideration or the Per ADS Merger Consideration, as the case may be, shall not be sent to holders of Shares or ADSs who are untraceable unless and until, except as provided below, they notify the Paying Agent or the Depositary, as applicable, of their current contact details. A holder of Shares or ADSs will be deemed to be untraceable if (i) such person has no registered address in the register of members (or branch register) maintained by the Company or the Depositary, as applicable, (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such person either (A) has been sent to such person and has been returned undelivered or has not been cashed or (B) has not been sent to such person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or the Depositary, as applicable or (iii) notice of the Shareholders’ Meeting convened to vote on the Merger has been sent to such person and has been returned undelivered. Monies due to Dissenting Shareholders and shareholders of the Company who are untraceable shall be returned to the Surviving Corporation on demand and held in a non-interest bearing bank account for the benefit of Dissenting Shareholders and shareholders of the Company (including holders of ADSs) who are untraceable. Monies unclaimed after a period of seven years from the Closing Date shall be forfeited and shall revert to the Surviving Corporation.

(e) Adjustments to Merger Consideration. The Per Share Merger Consideration and the Per ADS Merger Consideration shall be equitably adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares occurring on or after the date hereof and prior to the Effective Time and to provide to the holders of Shares (including Shares represented by ADSs), Company Options, Company RSs and Company RSUs the same economic effect as contemplated by this Agreement prior to such action.

(f) Investment of Exchange Fund. The Exchange Fund, pending its disbursement to the holders of Shares and ADSs, shall be invested by the Paying Agent as directed by Parent; provided that (i) Parent shall not direct the Paying Agent to make any such investments that are speculative in nature and (ii) no such investment or losses shall affect the amounts payable to such holders and Parent shall promptly replace or cause to be replaced any funds deposited with the Paying Agent that are lost through any investment so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to pay the Merger Consideration. Earnings from investments shall be the sole and exclusive property of Parent and the Surviving Corporation. Except as contemplated by Section 2.04(b) and this Section 2.04(f), the Exchange Fund shall not be used for any other purpose.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Shares or ADSs for six months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Shares and ADSs who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for the cash to which they are entitled pursuant to Section 2.01(a) and Section 2.01(b).

(h) No Liability. None of the Paying Agent, the Rollover Shareholders, the Sponsors, Parent, the Surviving Corporation or the Depositary shall be liable to any former holder of Shares for any such Shares (including Shares represented by ADSs) (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to any applicable abandoned property, bona vacantia, escheat or similar Law. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Laws, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any person previously entitled thereto.

(i) Withholding Rights. Each of Parent, the Surviving Corporation, the Paying Agent and the Depositary shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, ADSs, Company Options, Company RSs or Company RSUs such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation, the Paying Agent or the Depositary, as the case may be, such withheld amounts shall be (i) remitted by Parent, the Surviving Corporation, the Paying Agent or the Depositary to the applicable Governmental Authority and (ii) to the extent so remitted, treated for all purposes of this Agreement as having been paid to the holder of the Shares, ADSs, Company Options, Company RSs or Company RSUs in respect of which such deduction and withholding was made by Parent, the Surviving Corporation, the Paying Agent or the Depositary, as the case may be.

Section 2.05 No Transfers.

From and after the Effective Time, (a) no transfers of Shares shall be effected in the register of members of the Company and (b) the holders of Shares (including Shares represented by ADSs) issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Share Certificates presented to the Paying Agent, Parent or Surviving Corporation for transfer or any other reason shall be canceled in exchange for the right to receive the cash consideration to which the holders thereof are entitled under this Article II in the case of Shares other than the Excluded Shares, and for no consideration in the case of Excluded Shares.

Section 2.06 Termination of Deposit Agreement.

As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall provide notice to JPMorgan Chase Bank, N.A. (the “Depositary”) to terminate the deposit agreement, dated September 24, 2009, between the Company, the Depositary and all holders from time to time of ADSs issued thereunder (the “Deposit Agreement”) in accordance with its terms.

Section 2.07 Agreement of Fair Value.

Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration represents the fair value of the Shares for the purposes of Section 238(8) of the CICL.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the Company Disclosure Schedule (it being understood that (1) any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection, and (2) notwithstanding that any representation specifically references a section or subsection of the Company Disclosure Schedule, each representation shall be deemed to be qualified by any information in the Company Disclosure Schedule where it is reasonably apparent that such information is relevant to such representation), and (b) as disclosed in the Company SEC Reports filed or furnished prior to the date of this Agreement (excluding any language in such reports that is predictive or forward-looking, in each case other than any specific factual information contained therein), the Company hereby represents and warrants to Parent and Merger Sub that:

Section 3.01 Organization and Qualification; Subsidiaries.

Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and (ii) has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except, with respect to clause (ii), where the failure to have such power and authority would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation or other legal entity to do business, and is in good standing (with respect to jurisdictions that recognize the concept of good standing), in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.02 Memorandum and Articles of Association.

Except as disclosed in Section 3.02 of the Company Disclosure Schedule, the memorandum and articles of association or other equivalent organizational documents, as applicable, of each of the Company and its Subsidiaries are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents, as applicable, in any material respect.

Section 3.03 Capitalization.

(a) The authorized share capital of the Company consists of 16,000,000,000 Class A Shares and 4,000,000,000 Class B ordinary shares of a nominal or par value of $0.01 each (“Class B Shares” and together with the Class A Shares, the “Shares”).  As of the date hereof, (i) 443,179,215 Class A Shares (which number includes 11,440,370 vested Company RSs and 768,020 vested Company RSUs) and 97,518,374 Class B Shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, (ii) 11,666,618 Shares are reserved for future issuance pursuant to outstanding Company Options, and (iii) 626,377 Shares and 136,368 Shares are reserved for future issuance pursuant to outstanding unvested Company RSUs and unvested Company RSs, respectively. Each Company Option, Company RS and Company RSU was granted in accordance with all applicable Laws in all material respects, all of the terms and conditions of the relevant Share Incentive Plan and in compliance with the rules and regulations of the NASDAQ (“NASDAQ”) in all material respects. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(b) Except for the Company Options, Company RSs and Company RSUs referred to in Section 3.03(a) or as disclosed in Section 3.03(b) of the Company Disclosure Schedule, there are no options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character issued by the Company or any of its Subsidiaries relating to the issued or unissued share capital of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or any share capital or other securities of the Company or any of its Subsidiaries. As of the date of this Agreement, no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which shareholders of the Company may vote are issued or outstanding.

(c) Each outstanding share of capital stock of, or other equity interest in, each Subsidiary wholly-owned by the Company is (i) duly authorized, validly issued, fully paid and non-assessable (to the extent such concept is applicable in the relevant jurisdiction), (ii) owned by the Company or another of its wholly-owned Subsidiaries free and clear of all Liens (other than Permitted Encumbrances) and (iii) not subject to any outstanding obligations of the Company or any of its Subsidiaries requiring the registration under any securities Law for sale of such share of capital stock or other equity interests. Each outstanding share of capital stock of or other equity interest that is directly or indirectly owned by the Company in each Subsidiary that is not wholly-owned by the Company is (i) duly authorized, validly issued, fully paid and non-assessable (to the extent such concept is applicable in the relevant jurisdiction), (ii) owned by the Company or another of its Subsidiaries free and clear of all Liens (other than Permitted Encumbrances) and (iii) not subject to any outstanding obligations of the Company or any of its Subsidiaries requiring the registration under any securities Law for sale of such share of capital stock or other equity interest.

Section 3.04 Authority Relative to This Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Shareholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the approval of this Agreement and the Merger, obtaining the Company Shareholder Approval). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The Company Board, acting upon the unanimous recommendation of the Special Committee, by resolutions duly adopted by unanimous vote of those directors voting at a meeting duly called and held and not subsequently rescinded or modified in a manner adverse to Parent, has (i) determined that the execution of this Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, are fair to, and in the best interests of, the Company and its shareholders (other than holders of Excluded Shares); (ii) approved and declared advisable the Merger, the other Transactions and this Agreement; (iii) resolved to recommend the approval and adoption of this Agreement, the Plan of Merger and the Transactions to the holders of Shares, and directed that this Agreement be submitted for approval by the shareholders of the Company at the Shareholders’ Meeting (the “Company Recommendation”) and (iv) taken all such actions as may be required to enter into this Agreement and, as of the Closing Date, shall have taken all actions as may be required to be taken by the Company to effect the Transactions, including obtaining any necessary consents in respect of the Share Incentive Plans.

(c) The only vote of the holders of any class or series of share capital of the Company necessary to approve and adopt this Agreement and the Merger is the affirmative vote of shareholders holding two-thirds or more of the voting power represented by the Shares present and voting in person or by proxy as a single class at the Shareholders’ Meeting (the “Requisite Company Vote”).

(d) The representations and warranties set forth in this Section 3.04 shall be made (i) with respect to the Original Merger Agreement, as of the Original Execution Date, and (ii) with respect to this Agreement, as of the Execution Date.

Section 3.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger will not, (i) assuming the Requisite Company Vote is obtained, conflict with or violate the memorandum and articles of association or other equivalent organizational documents of the Company or any of its Subsidiaries; (ii) assuming all consents, approvals, authorizations and other actions described in Section 3.05(b) have been obtained or taken and all filings and obligations described in Section 3.05(b) have been made or satisfied and that the Requisite Company Vote is obtained, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries (other than Permitted Encumbrances) pursuant to, any note, bond, mortgage, indenture, deed of trust, contract, agreement, Lease, license, Company Permit or other instrument or obligation to which the Company of any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or affected, except, (1) with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Company Material Adverse Effect, and (2) with respect to clause (iii), as disclosed in Section 3.05(a)(iii) of the Company Disclosure Schedule.

(b) Other than filings and/or notices required for (i) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including the joining of the Company in the filing of the Schedule 13E-3, the furnishing of Form 6-K with the proxy statement relating to the Merger (including any amendment or supplement thereto, the “Proxy Statement”), and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Form 6-K to respond to comments of the SEC, if any, on the Schedule 13E-3 and such Form 6-K), (ii) compliance with the rules and regulations of NASDAQ, (iii) the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the CICL, and (iv) the consent, approvals, authorizations or permits of, or filing with or notifications to, the Governmental Authorities set forth in Section 3.05(b) of the Company Disclosure Schedule (collectively, the “Requisite Regulatory Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any Governmental Authority in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other Transactions, except for those that the failure to make or obtain would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.06 Permits; Compliance.

(a) Except as disclosed in Section 3.06(a) of the Company Disclosure Schedule, (i) the business of each of the Company and its Subsidiaries is conducted in compliance with all Laws applicable to the Company or such Subsidiary or by which any property, asset or right of the Company or such Subsidiary is bound, (ii) the Company is in compliance with the applicable listing, corporate governance and other rules and regulations of NASDAQ, (iii) each of the Company and its Subsidiaries is in possession of all Company Permits necessary for the lawful conduct of its business and the ownership, use, occupancy and operation of its assets and properties, (iv) all approvals of, and filings and registrations and other requisite formalities with, Governmental Authorities in the PRC required to be made by the Company or its Subsidiaries in respect of the Company and the Subsidiaries and their capital structure and operations, including registrations with the State Administration for Industry and Commerce, the State Administration of Foreign Exchange (“SAFE”) and the State Administration of Taxation, and their respective local counterparts, have been duly completed in accordance with applicable PRC Laws, (v) each of the Company and its Subsidiaries is in compliance with the terms of such Company Permits, and (vi) no such Company Permit shall cease to be effective as a result of the Transactions, except, in each case, for such non-compliance, non-possession or failure to complete or remain effective as would not reasonably be expected to have a Company Material Adverse Effect. Without limiting the foregoing, each of the Company and its Subsidiaries is in compliance with all applicable Law relating to: (A) the privacy of users of (including Internet users who view or interact with) the Company Products and all of the Company’s and its Subsidiaries’ websites; and (B) the collection, use, storage, retention, disclosure, and disposal of any Personal Information collected by the Company or any of its Subsidiaries, or, to the knowledge of the Company, by third parties acting on the Company’s or any of its Subsidiaries’ behalf or having authorized access to the Company’s or any of its Subsidiaries’ records, except, in each case, for such non-compliance as would not reasonably be expected to have a Company Material Adverse Effect.

(b) In the past three (3) years, except as would not reasonably be expected to have a Company Material Adverse Effect, none of the Company, any of its Subsidiaries or any of their respective directors, officers or employees or, to the knowledge of the Company, any agent or any other person acting for or on behalf of the Company or any of its Subsidiaries has (i) made any bribe, influence payment, kickback, payoff, or any other type of payment that would be unlawful under any applicable Law or (ii) offered, paid, promised to pay, or authorized any payment or transfer of, anything of value, directly or indirectly, to any Government Official for the purpose of (1) improperly influencing any act or decision of such Government Official in his official capacity, (2) improperly inducing such Government Official to do or omit to do any act in relation to his lawful duty, (3) securing any improper advantage, or (4) inducing such Government Official to improperly influence or affect any act or decision of any Governmental Authority, in each case, in order to assist the Company or any of its Subsidiaries in obtaining or retaining business for or with, or in directing business to, any person.

Section 3.07 SEC Filings; Financial Statements.

(a) The Company has filed or furnished, as the case may be, all forms, reports, statements, schedules and other documents required to be filed with or furnished to the Securities and Exchange Commission (the “SEC”) by it since December 31, 2012 (the “Company SEC Reports”). The Company SEC Reports (i) at the time they were filed and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act (in each case, including the rules and regulations promulgated thereunder), and (ii) did not, at the time they were filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c) The audited consolidated financial statements included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly present, or, in the case of Company SEC Reports filed after the date hereof, will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates, and the consolidated results of operations, changes in shareholders’ equity and cash flows, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein, in each case in accordance with GAAP, except to the extent that such information has been amended or superseded by later Company SEC Reports filed prior to the date hereof.

(d) The Company has implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and related forms, and that such information is accumulated and communicated to the Company’s chief executive officer and chief financial officer (or other persons performing similar functions), as appropriate, to allow timely decisions regarding required disclosure. Neither the Company nor, to the Company’s knowledge, its independent registered public accounting firm, has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the internal controls and procedures of the Company which are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial data, in each case which has not been subsequently remediated. To the Company’s knowledge, there is, and since December 31, 2011 there has been, no fraud, whether or not material, that involves the management of the Company or other employees who have a significant role in the internal controls over financial reporting utilized by the Company.

Section 3.08 No Undisclosed Liabilities.  Except as disclosed in Section 3.08 of the Company Disclosure Schedule, none of the Company or any Subsidiary of the Company has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, except for liabilities or obligations (i) which have not and would not reasonably be expected to have a Company Material Adverse Effect, (ii) reflected or reserved against in the 2014 Balance Sheet, (iii) incurred after December 31, 2014, in the ordinary course of business consistent with past practice, or (iv) incurred pursuant to the Transactions.

Section 3.09 Absence of Certain Changes or Events.  Except as disclosed in Section 3.09 of the Company Disclosure Schedule, since December 31, 2014, (a) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, and (b) there has not been (A) any Company Material Adverse Effect, (B) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of share capital of the Company or any of its Subsidiaries (except for dividends or other distributions by any Subsidiary of the Company to the Company or to any other Subsidiary of the Company), (C) any adoption of, resolution to approve or petition or similar proceeding or order in relation to, a plan of complete or partial liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, or (D) any receiver, trustee, administrator or other similar person appointed in relation to the affairs of the Company or its property or any part thereof.

Section 3.10 Absence of Litigation.  Except as disclosed in Section 3.10 of the Company Disclosure Schedule, as of the date hereof, there is no Proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries before any Governmental Authority that has had or would reasonably be expected to have a Company Material Adverse Effect. None of the Company, its Subsidiaries or any material property or asset of the Company or any of its Subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority or any Order of any Governmental Authority, except as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.11 Employee Benefit Plans.  True and complete copies of all material benefit and compensation plans, agreements, or arrangements, including plans and agreements to provide severance, change-in-control or retention bonuses, profit-sharing, equity compensation or incentives, deferred compensation, welfare benefits or fringe benefits, employment or consulting agreements (collectively, the “Plans”) covering current or former directors, employees or consultants of the Company or any of its Subsidiaries (or a summary thereof, if any Plan is not in writing), including all amendments thereto, have been provided or made available to Parent and Merger Sub, and Section 3.11(a) of the Company Disclosure Schedule sets forth a complete list of the Plans; provided that with respect to each Plan that is documented on a standard form or template, only such standard form or template is listed in Section 3.11(a) of the Company Disclosure Schedule and only a copy of such standard form or template has been provided or made available to Parent and Merger Sub. Except as disclosed in Section 3.11(a) of the Company Disclosure Schedule: (i) neither the Company nor any of its Subsidiaries has made any commitment, whether legally binding or not, to create any additional Plan or materially modify or change any existing Plan and (ii) since December 31, 2014 there has been no material change, amendment, modification to, or adoption of, any Plan.

(b) Except as otherwise specifically provided in this Agreement regarding the Company Options, Company RSs and Company RSUs, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with another event, such as a termination of employment) will (x) result in any material payment becoming due to any current or former director, employee or consultant of the Company or any of its Subsidiaries under any of the Plans or otherwise; (y) materially increase any benefits otherwise payable under any of the Plans; or (z) result in any acceleration of the time of payment or vesting of any such material payments or benefits.

(c) There is no outstanding Order against the Plans that would reasonably be expected to have a Company Material Adverse Effect. (i) Each document prepared in connection with each Plan complies in all material respects with applicable Law; (ii) each Plan has been operated in material compliance with its terms, applicable Law, and, to the extent applicable, in accordance with generally accepted accounting practices in the applicable jurisdiction applied to such matters; (iii) no circumstance, fact or event exists that would result in any material default under, or violation of, any Plan; and (iv) no material Proceeding is pending or, to the knowledge of the Company, threatened with respect to any Plan.

(d) Except as disclosed in Section 3.11(d) of the Company Disclosure Schedule, the Company is not obligated, pursuant to any of the Plans, to grant any options or other rights to purchase Shares to any director, employee or, consultant of the Company or any of its Subsidiaries after the date hereof.

Section 3.12 Labor and Employment Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement applicable to persons employed by the Company or any of its Subsidiaries. Except as would not have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has breached or otherwise failed to comply in any respect with the provisions of any collective bargaining agreement and there are no grievances outstanding against the Company or any of its Subsidiaries under any such agreement and (ii) there are no employment related or unfair labor practice complaints pending against the Company or any of its Subsidiaries before any Governmental Authority. No labor strikes, work stoppages, slowdowns or other material labor disputes are underway or have occurred or, to the knowledge of the Company, been threatened in the past three (3) years.

(b) Except as disclosed in Section 3.12(b) of the Company Disclosure Schedule or as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are currently in compliance in all respects with all Laws relating to the employment of labor, including those related to wages, hours, collective bargaining, retaliation, civil rights, safety and health, immigration laws, and the payment and withholding of Taxes; and (ii) to the Company’s knowledge, there is no charge of discrimination in employment or employment practices for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened, against the Company or any of its Subsidiaries before any Governmental Authority in any jurisdiction in which the Company or any of its Subsidiaries has employed or currently employs any person.

Section 3.13 Real Property.

(a) Section 3.13(a) of the Company Disclosure Schedule sets forth all of the real property owned by the Company and its Subsidiaries that is material to the business of the Company and its Subsidiaries taken as a whole (the “Owned Real Property”). Except as would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries has good and marketable title to each parcel of Owned Real Property, free and clear of all Liens, except Permitted Encumbrances.

(b) The Company has made available to Parent copies of all Leases under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property that is material to the business of the Company and its Subsidiaries taken as a whole (the “Leased Real Property”) (and all modifications, amendments and supplements thereto). Except as disclosed in Section 3.13(b) of the Company Disclosure Schedule or as would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries has a good and valid leasehold interest in each parcel of the Leased Real Property, free and clear of all Liens, except Permitted Encumbrances.

(c) As of the date of this Agreement, no third party to any such Leases has given written notice to the Company or any of its Subsidiaries or made a written claim against the Company or any of its Subsidiaries with respect to any material breach or default thereunder.

(d) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to, or a valid and binding leasehold interest in, all other properties and assets (excluding Owned Real Property, Leased Real Property and Intellectual Property) that are material to the business of the Company and its Subsidiaries taken as a whole, in each case free and clear of all Liens, except Permitted Encumbrances.

Section 3.14 Intellectual Property.

(a) Section 3.14(a) of the Company Disclosure Schedule contains a list of (i) each item of Registered IP in which the Company or any of its Subsidiaries has or purports to have an ownership interest of any nature (whether exclusively, jointly with another person, or otherwise), (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration, or serial or other similar identification number, and (iii) any other person that, to the knowledge of the Company, has an ownership interest in such item of Registered IP and the nature of such ownership interest.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect or as disclosed in Section 3.14(b) of the Company Disclosure Schedule, the Company and its Subsidiaries have valid and enforceable rights to use all Intellectual Property and Technology used in, or necessary to conduct, the business of the Company or its Subsidiaries as it is currently conducted (the “Company Intellectual Property”), free and clear of all Liens (other than Permitted Encumbrances).

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice of any claim that it, or the business conducted by it, is infringing, diluting, disclosing without authorization or misappropriating or has infringed, diluted, disclosed without authorization or misappropriated any Intellectual Property right of any person, including any demands or unsolicited offers to license any Intellectual Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company, neither the Company nor any of its Subsidiaries nor the business conducted by the Company or any of its Subsidiaries infringes, dilutes, discloses without authorization or misappropriates any Intellectual Property rights of any person or engages in unfair competition or trade practices under the Laws of any relevant jurisdiction. Except as would not reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company, no third party is currently infringing, diluting, disclosing without authorization or misappropriating any Company Owned IP.

(d) Except as would not reasonably be expected to have a Company Material Adverse Effect, there are no pending or, to the knowledge of the Company, threatened, Proceedings by any person challenging the validity or enforceability of, or the use or ownership by the Company or any of its Subsidiaries of, any of the Company Intellectual Property, or to the knowledge of the Company, against any Person who may be entitled to be indemnified or reimbursed by the Company or any of its Subsidiaries with respect to such Proceeding.

(e) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries own all right, title and interest in and to all Intellectual Property and Technology owned by, claimed or purported to be owned by, or created or developed by, for or under the direction or supervision of, the Company or any such Subsidiary (collectively, “Company Owned IP”), free and clear of any Liens (other than Permitted Encumbrances), and all current or former employees, consultants, or contractors of the Company and each such Subsidiary, as applicable, who are participating or have participated in the creation or development of any such Company Owned IP, have executed and delivered to the Company or such Subsidiary a valid and enforceable agreement (i) providing for the non-disclosure and restricted use by such person of confidential information (ii) providing for the assignment by such person to the Company or such Subsidiary of any Intellectual Property developed or arising out of such person’s employment by or engagement by the Company or such Subsidiary, and (iii) providing for the waiver of any non-assignable rights, including moral rights, to such Company Owned IP. Except as would not reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company, no employee of the Company or any of its Subsidiaries is (1) bound by or otherwise subject to any Contract restricting such employee from performing their duties for the Company or any such Subsidiary or (2) in breach of any Contract with any former employer or other person concerning Intellectual Property rights or confidentiality due to their activities as an employee of the Company or any such Subsidiary. Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Company Owned IP to any person.

(f) Except as disclosed in Section 3.14(f) of the Company Disclosure Schedule, the Company and its Subsidiaries have taken all actions reasonably necessary to maintain and protect each material item of Company Owned IP. Immediately subsequent to the Effective Time, the Company Intellectual Property shall be owned by or available for use by the Company and its Subsidiaries on terms and conditions materially identical to those under which the Company and its Subsidiaries owned or used the Company Intellectual Property immediately prior to the Effective Time.

(g) Except as disclosed in Section 3.14(g) of the Company Disclosure Schedule or as would not reasonably be expected to have a Company Material Adverse Effect, neither the execution, delivery, or performance of this Agreement by the Company nor the consummation of the Merger will, with or without notice or the lapse of time, result in, or give any other person the right or option to cause or declare, (i) a loss of, or Lien on, any Company Owned IP; (ii) a breach, termination, suspension, acceleration or modification of any right or obligation under any Company IP Contract; (iii) the release, disclosure or delivery of any Company Owned IP by or to any escrow agent or other person; (iv) the grant, assignment or transfer by the Company or any Subsidiary to any other person of any license or other right or interest under, to, or in any Company Intellectual Property; or (v) payment of any amount or offer of any discounts by the Company or any Subsidiary in connection with any Company Intellectual Property to any person, in each case in a manner other than that in which the Company or any of its Subsidiaries would be obligated had the Transactions not occurred.

(h) Except as would not reasonably be expected to have a Company Material Adverse Effect, no funding, facilities, or personnel of any Governmental Authority or any public or private university, college or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company Owned IP.

(i) Section 3.14(i) of the Company Disclosure Schedule contains a list and description of all standard-setting organizations, industry bodies and other standards related activities in which the Company or any of its Subsidiaries has participated in or contributed to, as well as a list of Patents which the Company or any of its Subsidiaries license as a result of its participation in such standards bodies.

(j) Except as would not reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company, no Software used in the operation of the business of the Company and any of its Subsidiaries, including in or for the Company Products (collectively, “Company Software”) contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to disrupt or disable the operation of, or provide unauthorized access to, a computer system or network or compromise the privacy or data security of a user.

(k) No Source Code for Software included in the Company Owned IP for any Company Product has been delivered, licensed, or made available to any escrow agent or other person who is not, as of the date of this Agreement, an employee of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any duty or obligation (whether present, contingent or otherwise) to deliver, license, or make available such Source Code for any Company Product to any escrow agent or other person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of any such Source Code for any Company Product to any other person who is not, as of the date of this Agreement, an employee of the Company or any of its Subsidiaries.

(l) No Company Software included in the Company Owned IP is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that (i) could require, or could condition the use or distribution of such Company Software or portion thereof on, (A) the disclosure, licensing or distribution of any Source Code for any portion of such Company Software, or (B) the granting to licensees of the right to make derivative works or other modifications to such Company Software or portions thereof, (C) the licensing under terms that allow the Company Software or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of law), or (D) redistribution at no license fee or (ii) could otherwise impose any limitation, restriction or condition on the right or ability of the Company or any of its Subsidiaries to use, distribute or charge for any such Company Software.

(m) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company IT Assets are adequate for, and operate and perform in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the Company’s business and the Company and its Subsidiaries have implemented reasonable backup, security and disaster recovery measures and technology consistent with industry practices in the PRC.

(n) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries maintain commercially reasonable information security practices with respect to the collection, storage, retention, use, disclosure and disposal of Personal Information, and there has been no unauthorized access to, or misuse of, Personal Information owned or licensed by the Company or any of its Subsidiaries or in the Company’s or any of its Subsidiaries’ possession or control.

Section 3.15 Taxes.

(a) Except as disclosed in Section 3.15 of the Company Disclosure Schedule or as would not reasonably be expected to have a Company Material Adverse Effect, all Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed and all such Tax Returns are true, correct, and complete in all material respects and all entitlements of Tax exemption, Tax holidays, Tax incentive or other preferential treatments or financial subsidies enjoyed by the Company or any of its Subsidiaries have been obtained in compliance with applicable Laws.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, all Taxes of the Company and its Subsidiaries due and payable have been timely paid. The unpaid Taxes of the Company and its Subsidiaries did not, as of December 31, 2014, exceed in any material respect the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the 2014 Balance Sheet (including any notes thereto). Neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes since December 31, 2014 other than in the ordinary course of business consistent with past practice. Except as would not reasonably be expected to have a Company Material Adverse Effect, there are no Tax liens on the assets of the Company or any of its Subsidiaries other than for Taxes not yet due and payable and Taxes that are being contested in good faith and by appropriate proceedings.

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries has timely paid or withheld all Taxes required to be paid or withheld with respect to their employees, independent contractors, creditors and other third parties (and timely paid over such Taxes to the appropriate Governmental Authority).

(d) Neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations or outstanding extension of the period, for the assessment or collection of any material Tax and there has been no request by any Governmental Authority to execute such a waiver or extension. No audit or other examination or administrative, judicial or other proceeding of, or with respect to, any material Tax Return or material Taxes of the Company or any of its Subsidiaries is currently in progress, and neither the Company nor any of its Subsidiaries has been notified of any written request for, or, to the knowledge of the Company, any threat of, such an audit or other examination or administrative, judicial or other proceeding. No deficiency for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn. No claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by such jurisdiction.

(e) Each of the Company’s Subsidiaries formed in the PRC has, in accordance with applicable Law, duly registered with the relevant PRC Governmental Authority, obtained and maintained the validity of all national and local Tax registration certificates and complied in all material respects with all requirements imposed by such Governmental Authority. No submissions made by or on behalf of the Company or any of its Subsidiaries to any Governmental Authority in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates contained any material misstatement or omission that would have affected the granting of such Tax exemptions, preferential treatments or rebates. No suspension, revocation or cancellation of any such Tax exemptions, preferential treatments or rebates is pending or, to the Company’s knowledge, threatened. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Transactions will not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions, preferential treatments or rebates and will not result in the claw-back or recapture of any such Tax exemptions, preferential treatments or rebates.

Section 3.16 Environmental Matters.

Except as would not reasonably be expected to have a Company Material Adverse Effect:

(a) The Company and its Subsidiaries are in compliance with all applicable Environmental Laws. The Company and each of its Subsidiaries have obtained and possess all permits, licenses and other authorizations currently required for their establishment and their operation under any Environmental Law (the “Environmental Permits”), and all such Environmental Permits are in full force and effect.

(b) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries is in violation of or liable under any Environmental Law.

(c) Neither the Company nor any of its Subsidiaries is subject to any Order by any Governmental Authority or agreement with any third party concerning liability under any Environmental Law.

Section 3.17 Material Contracts.

(a) Except (1) for this Agreement, (2) for Contracts filed as exhibits to the Company SEC Reports or incorporated therein by reference and (3) as disclosed in Section 3.17(a) of the Company Disclosure Schedule, as of the date hereof, none of the Company or its Subsidiaries is a party to or bound by:

(i) any Contract that would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;

(ii) any Contract between the Company or any of its Subsidiaries and any director or executive officer of the Company or any person beneficially owning five percent or more of the outstanding Shares required to be disclosed pursuant to Item 7B or Item 19 of Form 20-F under the Exchange Act;

(iii) any Contract for the license to or from the Company or any of its Subsidiaries of any material Intellectual Property; and

(iv) any Contract containing noncompetition or other covenants that in any way purport to restrict the Company or any of its Subsidiaries’ business or limit the freedom of the Company or any of its Subsidiaries to engage in any line of business or containing exclusivity obligations, “most favored nation” or right of first refusal provisions.

Each such Contract described in clauses (i) through (iv) above and each such Contract that would be a Material Contract but for the exception of being filed as an exhibit to the Company SEC Reports is referred to herein as a “Material Contract”.

(b) The Company has made available to Parent true and correct copies of all Material Contracts. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is a legal, valid and binding obligation of the Company or its Subsidiaries party thereto and, to the Company’s knowledge, the other parties thereto, and enforceable against the Company or such Subsidiary in accordance with its terms, in each case subject to the Bankruptcy and Equity Exception, (ii) neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party thereto is in breach or violation of, or default under, any Material Contract and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Company’s knowledge, the action or inaction of any third party, that with notice or lapse of time or both would constitute a breach or violation of, or default under, any Material Contract and (iii) the Company and its Subsidiaries have not received any written claim or notice of default, termination or cancellation under any such Material Contract.

Section 3.18 Insurance.

Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) all insurance policies and all self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and its Subsidiaries are in full force and effect, and (b) the Company has no reason to believe that it or any of its Subsidiaries will not be able to (i) renew its existing insurance policies as and when such policies expire or (ii) obtain comparable coverage from comparable insurers as may be necessary to continue its business without a significant increase in cost.

Section 3.19 Opinion of Financial Advisor.

The Special Committee has received the written opinion of Merrill Lynch (Asia Pacific) Limited (the “Financial Advisor”), dated as of the date hereof, to the effect that, as of the date of this Agreement, the Per Share Merger Consideration and Per ADS Merger Consideration to be received by holders of Shares and ADSs (other than holders of Excluded Shares) is fair, from a financial point of view, to such holders and a copy of such opinion will promptly be provided to Parent, solely for informational purposes, following receipt thereof by the Special Committee. It is agreed and understood that such opinion may not be relied on by Parent or Merger Sub.

Section 3.20 Brokers.

No broker, finder or investment banker (other than the Financial Advisor and the Strategic Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a correct and complete copy of all agreements on behalf of the Company with the Financial Advisor and the Strategic Advisor pursuant to which such firms would be entitled to any payment relating to the Transactions.

Section 3.21 Takeover Statute.

The Company is not a party to any shareholder rights plan or “poison pill” agreement. No “business combination”, “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation save for the CICL or any similar anti-takeover provision in the Company’s memorandum and articles of association (each, a “Takeover Statute”) is applicable to the Company, the Shares, the Merger or the other Transactions.

Section 3.22 No Additional Representations.

Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Parent, Merger Sub or any of their Affiliates or Representatives, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their Affiliates or Representatives of any documentation, estimates, projections, forecasts or other information in connection with the Transactions, and each of Parent and Merger Sub acknowledges the foregoing. Neither the Company nor any other person will have or be subject to any liability or indemnity obligations to Parent, Merger Sub or any other person resulting from the distribution or disclosure or failure to distribute or disclose to Parent, Merger Sub or any of their Affiliates or Representatives, or their use of, any information, unless and to the extent such information is expressly included in the representations and warranties contained in this Article III.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 4.01 Corporate Organization.

Each of Parent and Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent or Merger Sub to perform their material obligations under this Agreement. Parent has heretofore made available to the Company complete and correct copies of the memorandum and articles of association of Parent and Merger Sub, each as amended to date, and each as so delivered is in full force and effect.

Section 4.02 Authority Relative to This Agreement.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the Plan of Merger or to consummate the Transactions (other than the filings, notifications and other obligations and actions described in Section 4.03(b)). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The representations and warranties set forth in this Section 4.02 shall be made (i) with respect to the Original Merger Agreement, as of the Original Execution Date, and (ii) with respect to this Agreement, as of the Execution Date.

Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the Plan of Merger or to consummate the Transactions (other than the filings, notifications and other obligations and actions described in Section 4.03(b)). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.03 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the Plan of Merger by Parent and Merger Sub do not, and the performance of this Agreement and the Plan of Merger by Parent and Merger Sub will not, (i) conflict with or violate the memorandum and articles of association of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.03(b) have been obtained and all filings and obligations described in Section 4.03(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any Contract or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent and Merger Sub to perform their material obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for the filings and/or notices pursuant to Section 13 of the Exchange Act and the rules and regulations thereunder, (ii) for compliance with the rules and regulations of NASDAQ, (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands and publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the CICL and (iv) for the Requisite Regulatory Approvals.

(c) Merger Sub has no secured creditors holding a fixed or floating security interest.

Section 4.04 Capitalization.

(a) The authorized share capital of Parent consists solely of 1,000,000,000 ordinary shares, consisting of 800,000,000 class A ordinary shares and 200,000,000 class B ordinary shares, par value $0.000001 each. As of the date hereof, (i) no class A ordinary shares of Parent are issued and outstanding and (ii) 10 class B ordinary shares of Parent are issued and outstanding, which are duly authorized, validly issued, fully paid and non-assessable, half of which are owned by each of Yili Shengda and Zhongrong Shengda. As of the Effective Time, (i) approximately 443,179,215 class A ordinary shares of Parent shall be issued and outstanding, which shall be duly authorized, validly issued, fully paid and non-assessable, approximately 61,776,334, 61,776,335, 80,577,828, 107,438,129, 33,034,220 and 66,068,441 of which shall be owned by Hongtai, Hongzhi, Zhongrong Investment, Hao Ding, Zhengjun Investment and Ningxia Silkroad, respectively, and the remainder of which shall be owned by Zhongrong Legend; and (ii) 97,518,374 class B ordinary shares of Parent shall be issued and outstanding, which shall be duly authorized, validly issued, fully paid and non-assessable, half of which shall be owned by each of Yili Shengda and Zhongrong Shengda. Parent was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than the Equity Commitment Letters and those incident to its formation and capitalization pursuant to this Agreement and the Transactions.

(b) The authorized share capital of Merger Sub consists solely of 100,000 ordinary shares, par value $0.01 each. As of the date hereof and as of immediately prior to the Effective Time, one ordinary share of Merger Sub is and shall be issued and outstanding, which is and shall be duly authorized, validly issued, fully paid and non-assessable and is and shall be owned by Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and pursuant to this Agreement and the Transactions.

Section 4.05 Available Funds and Equity Financing.

(a) Parent has delivered to the Company true and complete copies of executed equity commitment letters from the Sponsors (the “Equity Commitment Letters”) pursuant to which each of the Sponsors has committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions thereof, equity securities of Parent, up to the aggregate amount set forth in its Equity Commitment Letter (the “Equity Financing”). The proceeds of the Equity Financing shall be used to finance the consummation of the Transactions.

(b) As of the date hereof, (i) each of the Equity Commitment Letters is in full force and effect and is a legal, valid and binding obligation of Parent and/or Merger Sub (as applicable and subject to the Bankruptcy and Equity Exception) and, to the knowledge of Parent, the other parties thereto (subject to the Bankruptcy and Equity Exception) and (ii) none of the Equity Commitment Letters has been amended or modified and no such amendment or modification (other than as permitted by Section 6.07 or this Section 4.05) is contemplated, and the respective commitments contained in the Equity Commitment Letters have not been withdrawn or rescinded in any material respect (other than as permitted by Section 6.07 or this Section 4.05). Assuming (A) the Equity Financing is funded in accordance with the Equity Commitment Letters and (B) the satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth in Section 7.01 and Section 7.02 or the waiver of such conditions, as of the date hereof, the net proceeds of the Equity Financing contemplated by the Equity Commitment Letters will be sufficient for Parent and the Surviving Corporation to pay (1) the Merger Consideration and (2) any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith. The Equity Commitment Letters contain all of the conditions precedent to the obligations of the parties thereunder to make the Equity Financing available to Parent or Merger Sub on the terms and conditions contained therein. As of the date hereof, there are no side letters or other agreements, Contracts or arrangements (whether written or oral) to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Equity Financing other than as expressly set forth in the Equity Commitment Letters. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach under the Equity Commitment Letters on the part of Parent or Merger Sub or, to the knowledge of Parent, any other parties thereto.

Section 4.06 Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.07 Guarantees.

Assuming the due authorization, execution and delivery by the Company, each Limited Guarantee is in full force and effect and is a legal, valid and binding obligation of the Guarantor that executed it, subject to the Bankruptcy and Equity Exception, and no event has occurred that, with or without notice, lapse of time or both, would constitute a default on the part of such Guarantor under such Limited Guarantee.

Section 4.08 Absence of Litigation.

To the knowledge of Parent and Merger Sub, as of the date hereof, (a) there is no material Proceeding pending or threatened against Parent or Merger Sub or any of their respective Affiliates before any Governmental Authority and (b) neither Parent nor Merger Sub nor any of their Affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, in each case that seeks to, or would reasonably be expected to, prevent or materially impair or delay the consummation of the Merger or other Transactions.

Section 4.09 Ownership of Company Shares.

As of the date hereof, other than the Rollover Shares, each of which shall be cancelled without payment of any consideration or distribution therefor at the Effective Time, none of Parent, Merger Sub, the Rollover Shareholders and the Sponsors nor any of their respective Affiliates beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities or any other economic interest (through derivative securities or otherwise) of the Company or any options, warrants or other rights to acquire Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in the Company.

Section 4.10 Solvency.

Neither Parent nor Merger Sub is entering into the Transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the Transactions contemplated hereby, including the Equity Financing and the payment of the Merger Consideration and all other amounts required to be paid in connection with the consummation of the Transactions assuming (a) satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth herein, or the waiver of such conditions and (b) the accuracy of the representations and warranties of the Company set forth in Article III (for such purposes, the representations and warranties that are qualified as to materiality or “Company Material Adverse Effect” shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects), the Surviving Corporation will be solvent (as such term is used under the Laws of the Cayman Islands) at and immediately after the Effective Time.

Section 4.11 Parent Group Contracts.

Parent has delivered to the Company and the Special Committee a true and complete copy of each of: (a) the Consortium Agreement, (b) the Equity Commitment Letters, (c) the Support Agreement, and (d) the Limited Guarantees (collectively, the “Parent Group Contracts”), including all amendments thereto or modifications thereof, if any. Other than the Parent Group Contracts, there are no side letters or other oral or written Contracts, agreements, arrangements or understandings (whether or not legally enforceable) (i) relating to or entered into in connection with the Transactions between or among Parent, Merger Sub, any Rollover Shareholder, any Sponsor or any of their respective Affiliates (excluding any agreements among any one or more of the foregoing solely relating to the Surviving Corporation following the Effective Time), (ii) relating to or entered into in connection with the Transactions between or among Parent, Merger Sub, any Rollover Shareholder, any Sponsor or any of their respective Affiliates, on the one hand, and any member of the Company’s management, any members of the Company Board or any of the Company’s shareholders in their capacities as such, on the other hand, (iii) relating to the operation, governance or management of the Company between or among Parent, Merger Sub, any Rollover Shareholder, any Sponsor or any of their respective Affiliates, and there have been no such Contracts, agreements, arrangements or understanding prior to the date of this Agreement, or (iv) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or the Per ADS Merger Consideration or pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal and to which, in each case, Parent, Merger Sub, any Rollover Shareholder, any Sponsor or any of their respective Affiliates is a party.

Section 4.12 Independent Investigation.

Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis were performed by Parent, Merger Sub, their respective Affiliates and Representatives. Each of Parent and Merger Sub acknowledges that as of the date hereof, it, its Affiliates and their respective Representatives have been provided adequate access to the personnel, properties, facilities and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except for the representations and warranties of the Company set forth in this Agreement and in any certificate delivered pursuant to this Agreement).

Section 4.13 No Additional Representations.

Except for the representations and warranties set forth in this Article IV, neither Parent nor Merger Sub nor any other person on behalf of either of them makes any other express or implied representation or warranty with respect to Parent or Merger Sub, or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing.

Article V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.01 Conduct of Business by the Company Pending the Merger.

(a) The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except (i) as required by applicable Law, (ii) as set forth in Section 5.01 of the Company Disclosure Schedule, (iii) as expressly contemplated or permitted by any other provision of this Agreement or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), the businesses of the Company and its Subsidiaries shall be conducted in the ordinary course of business and in a manner consistent with past practice and the Company and each of its Subsidiaries shall use their reasonable best efforts to (A) preserve intact their existing assets in all material respects, (B) preserve substantially intact their business organization, (C) keep available the services of their current officers and key employees and (D) maintain and preserve intact in all material respects their current relationships with customers, suppliers and distributors with which the Company or any of its Subsidiaries has material business relations.

(b) By way of amplification and not limitation, except (i) as set forth in Section 5.01 of the Company Disclosure Schedule, (ii) as required by applicable Law, (iii) as expressly contemplated or permitted by any other provision of this Agreement or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), the Company will not and will not permit its Subsidiaries to:

(i) amend or otherwise change its memorandum and articles of association or other equivalent organizational documents;

(ii) other than in connection with the exercise of any Company Options, Company RSs or Company RSUs in accordance with the Share Incentive Plan, (A) issue, sell, pledge, terminate or dispose of, (B) grant a Lien on or permit a Lien to exist on, or (C) authorize the issuance, sale, pledge, termination or disposition of, or granting or placing of a Lien on, any share capital or other ownership interests of the Company or any of its Subsidiaries, or any agreement, contract or instrument amounting to control over, or enabling control of, the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any share capital or other ownership interest (including any phantom interest) of the Company or any of its Subsidiaries;

(iii) (A) sell, pledge or dispose of, (B) grant a Lien on or permit a Lien to exist on, or (C) authorize the sale, pledge or disposition of, or granting or placing of a Lien on, any assets of the Company or any of its Subsidiaries having a current value in excess of $50,000,000, except in the ordinary course of business and in a manner consistent with past practice;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, share, property or otherwise, with respect to any of its share capital, except for dividends by any of the Company’s direct or indirect wholly-owned Subsidiaries to the Company or any of its other wholly-owned Subsidiaries;

(v) adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital, in each case other than in connection with (A) acquisition in connection with the forfeiture of Company Options, Company RSs or Company RSUs or (B) acquisition in connection with the net exercise of Company Options in accordance with the terms thereof;

(vi) (A) acquire (including by merger, consolidation or acquisition of share or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any assets, except for any such acquisitions for consideration not exceeding $50,000,000; (B) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances or capital contribution to, or investment in, any person, except (1) for Indebtedness the outstanding amount of which (after deducting the aggregate amount of cash and cash equivalents held by the Company and its Subsidiaries), does not exceed $200,000,000 or its equivalent in the aggregate for the Company and its Subsidiaries or (2) under the Company’s or any of its Subsidiaries’ existing credit facilities as in effect on the date hereof in an aggregate amount not to exceed the maximum amount authorized under the Contracts evidencing such Indebtedness (including any renewal, extension, refinancing or replacement of such Contracts on substantially the same or similar terms); (C) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $10,000,000 or capital expenditures which are, in the aggregate, in excess of $50,000,000 for the Company and its Subsidiaries taken as a whole, other than expenditures necessary to maintain existing assets in good repair and working condition, consistent with past practice; or (D) amend any Contract to effect any matter set forth in this Section 5.01(b)(vi);

(vii) establish any new Subsidiary;

(viii) engage in the conduct of any new line of business material to the Company and its Subsidiaries, taken as a whole, outside of the Company’s existing business segments;

(ix) make any material changes with respect to accounting policies or procedures materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by changes in applicable generally accepted accounting principles or Law;

(x) settle any Proceeding, other than settlements (A) in the ordinary course of business and consistent with past practice, (B) requiring the Company and its Subsidiaries to pay monetary damages not exceeding $10,000,000, and (C) not involving the admission of any wrongdoing by the Company or any of its Subsidiaries;

(xi) enter into or materially amend or modify, terminate or consent to the termination of any Material Contract (or any Contract that would be a Material Contract if such Contract had been entered into prior to the date of this Agreement), or amend, waive, modify, terminate or consent to the termination of the Company’s or any of its Subsidiaries’ material rights thereunder, other than in the ordinary course of business and consistent with past practice;

(xii) make or change any material Tax election, materially amend any Tax Return (except as required by applicable Law), enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes or materially change any method of Tax accounting;

(xiii) (A) abandon, fail to maintain, or allow to lapse, including by failure to pay the required fees in any jurisdiction, or disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any material Company Intellectual Property; (B) grant to any third party any license, or enter into any covenant not to sue, with respect to any material Company Intellectual Property, except non-exclusive licenses in the ordinary course of business consistent with past practice; (C) develop, create or invent any Intellectual Property jointly with any third party, except under existing arrangements or in the ordinary course of business; (D) disclose or allow to be disclosed any material confidential information or material confidential Company Intellectual Property to any person, other than employees of the Company or its Subsidiaries that are subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof, except under existing arrangements or in the ordinary course of business consistent with past practice; or (D) fail to notify Parent promptly of any material infringement, misappropriation, unauthorized disclosure or other violation of or conflict with any material Company Intellectual Property of which the Company or any of its Subsidiaries becomes aware and to reasonably consult with Parent regarding the actions (if any) to take to protect such Company Intellectual Property;

(xiv) except as required pursuant to existing written plans or Contracts in effect as of the date hereof, or as otherwise required by applicable Law or carried out in the ordinary course of business consistent with past practice, (A) enter into any new employment or compensatory agreements (including the renewal of any consulting agreement) with any executive officer or director of the Company or any of its wholly-owned Subsidiaries, (B) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, employee or consultant of the Company or any of its Subsidiaries, (C) establish, adopt, materially amend or terminate any Plan (except as required by Law) or materially amend the terms of any outstanding equity-based awards (except as contemplated by this Agreement), (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of material compensation or benefits under any Plan, to the extent not already required in any such Plan or contemplated by this Agreement, (E) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Plan or to materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (F) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries, or (G) enter into any collective bargaining agreement or similar labor agreement;

(xv) fail to keep in force material insurance policies providing insurance coverage with respect to the assets, operations and activities of the Company or any of its Subsidiaries as are currently in effect;

(xvi) take any action that is intended, or would reasonably be expected to, result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(xvii) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder; or

(xviii) agree, authorize, commit, or enter into any formal agreement to do any of the foregoing.

Section 5.02 Conduct of Business by Parent and Merger Sub Pending the Merger.

Each of Parent and Merger Sub agrees that, from the date hereof until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, it shall not: (a) take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger becoming incapable of being satisfied; or (b) take any action or fail to take any action that would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other Transactions in accordance with the terms of this Agreement.

Section 5.03 No Control of Other Party’s Business.

Except as otherwise expressly provided herein, nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or the Company’s Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries respective operations.

Article VI

ADDITIONAL AGREEMENTS

Section 6.01 Proxy Statement and Schedule 13E-3.

(a) As soon as practicable following the date hereof, the Company with the assistance of Parent and Merger Sub, shall prepare the Proxy Statement. Concurrently with the preparation of the Proxy Statement, the Company, Parent and Merger Sub shall jointly prepare and cause to be filed with the SEC a Rule 13e-3 transaction statement on Schedule 13E-3 relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company (such Schedule 13E-3, as amended or supplemented, being referred to herein as the “Schedule 13E-3”). Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to ensure that the Proxy Statement and the Schedule 13E-3 comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to respond promptly to any comments of the SEC with respect to the Proxy Statement and the Schedule 13E-3. Each of Parent and Merger Sub shall provide reasonable assistance and cooperation to the Company in the preparation, filing and distribution of the Proxy Statement, the Schedule 13E-3 and the resolution of comments from the SEC. Upon its receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and the Schedule 13E-3, the Company shall promptly notify Parent and Merger Sub and in any event within 24 hours and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to filing the Schedule 13E-3 or mailing the Proxy Statement (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent and Merger Sub with a reasonable period of time to review and comment on such document or response and (ii) shall consider in good faith all additions, deletions or changes reasonably proposed by Parent in good faith. If at any time prior to the Shareholders’ Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, officers or directors, is discovered by the Company, Parent or Merger Sub that should be set forth in an amendment or supplement to the Proxy Statement and/or the Schedule 13E-3 so that the Proxy Statement and/or Schedule 13E-3 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the Company shall file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by applicable Law, disseminate to the shareholders of the Company.

(b) Each of Parent, Merger Sub and the Company agrees, as to itself and its respective Affiliates or Representatives, that none of the information supplied or to be supplied by Parent, Merger Sub or the Company, as applicable, expressly for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the Transactions, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the holders of Shares and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Sub and the Company further agrees that all documents that such party is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws and that all information supplied by such party for inclusion or incorporation by reference in such document will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, any event or circumstance relating to Parent, Merger Sub or the Company, or their respective officers or directors, should be discovered that should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3 so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party discovering such event or circumstance shall promptly inform the other parties and an appropriate amendment or supplement describing such event or circumstance shall be promptly filed with the SEC and disseminated to the shareholders of the Company to the extent required by Law; provided that prior to such filing, the Company and Parent, as the case may be, shall consult with each other with respect to such amendment or supplement and shall afford the other party and their Representatives a reasonable opportunity to comment thereon.

(c) At the Shareholders’ Meeting, and any other meeting of the shareholders of the Company called to seek the Company Shareholder Approval or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to this Agreement, the Plan of Merger or the Transactions contemplated herein is sought, Parent shall vote, and shall cause the Rollover Shareholders and their respective Affiliates to vote, or cause to be voted, all Shares held directly or indirectly by the Rollover Shareholders and their respective Affiliates as of the date hereof in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions.

Section 6.02 Company Shareholders’ Meeting.

(a) As soon as practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 but in any event no later than five days after such confirmation, the Company shall (i) establish a record date for determining shareholders of the Company entitled to vote at the Shareholders’ Meeting (the “Record Date”) and shall not change such Record Date or establish a different record date for the Shareholders’ Meeting without the prior written consent of Parent, unless required to do so by applicable Laws; and in the event that the date of the Shareholders’ Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing or as required by applicable Laws or stock exchange requirement, the Company shall, if possible, implement such adjournment or postponement or other delay in such a way that the Company does not establish a new Record Date for the Shareholders’ Meeting, as so adjourned, postponed or delayed, (ii) mail or cause to be mailed the Proxy Statement to the holders of Shares (and concurrently furnish the Proxy Statement under Form 6-K), including Shares represented by ADSs, as of the Record Date, for the purpose of voting upon the authorization and approval of this Agreement, the Plan of Merger and the Transactions and (iii) instruct the Depositary to (A) fix the Record Date as the record date for determining the holders of ADSs who shall be entitled to give instructions for the exercise of the voting rights pertaining to the Shares represented by ADSs (the “Record ADS Holders”), (B) provide all proxy solicitation materials to all Record ADS Holders and (C) vote all Shares represented by ADSs in accordance with the instructions of such corresponding Record ADS Holders. Subject to Section 6.02(b), without the consent of Parent, the authorization and approval of this Agreement, the Plan of Merger and the Transactions, are the only matters (other than procedural matters) that shall be proposed to be voted upon by the shareholders of the Company at the Shareholders’ Meeting.

(b) No later than 30 days after the date of mailing the Proxy Statement, the Company shall hold the Shareholders’ Meeting. Subject to Section 6.04, (i) the Company Board shall recommend to holders of the Shares that they authorize and approve this Agreement, the Plan of Merger and the Transactions, and shall include such recommendation in the Proxy Statement and (ii) the Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions and shall take all other action necessary or advisable to secure the Requisite Company Vote. Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement is validly terminated in accordance with Section 8.03(c), the Company’s obligations pursuant to this Section 6.02 shall not be limited or otherwise affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Competing Transaction or by any Change in the Company Recommendation.

(c) Notwithstanding Section 6.02(b), after consultation in good faith with Parent, the Company may recommend the adjournment of the Shareholders’ Meeting to its shareholders (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Shares within a reasonable amount of time in advance of the Shareholders’ Meeting, (ii) as otherwise required by applicable Law, (iii) if as of the time for which the Shareholders’ Meeting is scheduled as set forth in the Proxy Statement, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders’ Meeting or (iv) if an Intervening Event has occurred and the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee determines, in its good faith judgment upon advice by outside legal counsel engaged by the Special Committee, that the failure to take such action would reasonably be expected to breach its fiduciary duties under applicable Law. If the Shareholders’ Meeting is adjourned, the Company shall convene and hold the Shareholders’ Meeting as soon as reasonably practicable thereafter, subject to the immediately preceding sentence; provided that the Company shall not recommend to its shareholders the adjournment of the Shareholders’ Meeting to a date that is less than five Business Days prior to the Termination Date.

(d) Parent may request that the Company adjourn or postpone the Shareholders’ Meeting for up to 90 days (but in any event no later than five Business Days prior to the Termination Date), (i) if as of the time for which the Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Shareholders’ Meeting or (B) voting in favor of approval of this Agreement and the Transactions to obtain the Requisite Company Vote, or (ii) in order to allow reasonable additional time for (A) the filing and mailing of, at the reasonable request of Parent, any supplemental or amended disclosure and (B) such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Shareholders’ Meeting, in which event the Company shall, in each case, cause the Shareholders’ Meeting to be postponed or adjourned in accordance with Parent’s request.

Section 6.03 Access to Information.

(a) From the date hereof until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII and subject to applicable Law and the Confidentiality Agreements, upon reasonable advance notice from Parent, the Company shall (i) provide to Parent (and Parent’s officers, directors, employees, accountants, consultants, financial and legal advisors, agents, financing sources (including potential sources) and other authorized representatives of Parent and such other parties, collectively, “Representatives”) reasonable access during normal business hours to the offices, properties, books and records of the Company or any of its Subsidiaries, (ii) furnish to Parent and its Representatives such existing financial and operating data and other existing information as such persons may reasonably request in writing and (iii) instruct its and its Subsidiaries’ employees, legal counsel, financial advisors, auditors and other Representatives to reasonably cooperate with Parent and its Representatives in their investigation. Notwithstanding the foregoing, any such investigation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the timely discharge by the employees of the Company or its Subsidiaries of their duties.

(b) Notwithstanding anything to the contrary in Section 6.03(a), nothing in this Agreement shall require the Company or any of its Subsidiaries to provide Parent or any of its Representatives with access to any books, records, documents or other information to the extent that (i) such books, records, documents or other information is subject to any confidentiality agreement with a Third Party; provided that at the request of Parent, the Company shall use its reasonable best efforts to obtain a waiver from such Third Party, (ii) the disclosure of such books, records, documents or other information would result in the loss of attorney-client or other legal privilege or (iii) the disclosure of such books, records, documents or other information is prohibited by applicable Law.

(c) All information provided or made available pursuant to this Section 6.03 to Parent or its Representatives shall be subject to the Confidentiality Agreements.

(d) No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 6.04 No Solicitation of Transactions.

(a) Until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except as set forth in Section 6.04(b), the Company agrees that neither it nor any of its Subsidiaries, and that it will cause its and its Subsidiaries’ Representatives (including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries), not to, in each case, directly or indirectly, (i) solicit, initiate or purposefully encourage (including by way of furnishing nonpublic information concerning the Company or any of its Subsidiaries), or take any other action to purposefully facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to its shareholders) that constitutes, or that in the Company’s good faith judgment could reasonably be expected to lead to, a Competing Transaction, (ii) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information concerning the Company or any of its Subsidiaries to, any Third Party in furtherance of such inquiries or to obtain such proposal or offer for a Competing Transaction or any proposal or offer that in the Company’s good faith judgment could reasonably be expected to lead to a Competing Transaction, (iii) agree to, approve, endorse, recommend or consummate any Competing Transaction or enter into any letter of intent or Contract (other than an Acceptable Confidentiality Agreement) or commitment contemplating or otherwise relating to any Competing Transaction, (iv) grant any waiver, amendment or release under any standstill, confidentiality or similar agreement or Takeover Statutes (and the Company shall promptly take all action necessary to terminate or cause to be terminated any such waiver previously granted with respect to any provision of any such confidentiality, standstill or similar agreement or Takeover Statute and to enforce each such confidentiality, standstill and similar agreement) or (v) authorize or permit any of the Representatives of the Company or any of its Subsidiaries to take any action set forth in clauses (i) – (iv) of this Section 6.04(a). The Company shall notify Parent as promptly as practicable (and in any event within two Business Days after the Company has knowledge thereof), orally and in writing, of any proposal or offer, or any inquiry or contact with any person, regarding a Competing Transaction or that in the Company’s good faith judgment could reasonably be expected to lead to a Competing Transaction, specifying (x) the material terms and conditions thereof (including material amendments or proposed material amendments) and providing, if applicable, copies of any written requests, proposals or offers, including proposed agreements, and (y) the identity of the party making such proposal or offer or inquiry or contact. The Company shall keep Parent informed, on a reasonably current basis (and in any event within two Business Days of the occurrence of any material changes, developments, discussions or negotiations) of the status and terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request (including the material terms and conditions thereof). Without limiting the foregoing, the Company shall provide Parent with 24 hours prior notice (or such lesser prior notice as is provided to the members of the Company Board or members of the Special Committee) of any meeting of the Company Board or Special Committee at which the Company Board or Special Committee, as applicable, is reasonably expected to consider any Competing Transaction. The Company shall, and shall cause its Subsidiaries and the Representatives of the Company and its Subsidiaries to, immediately cease and terminate all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Third Party subsequent to the date hereof which prohibits the Company from providing such information to Parent.

(b) Notwithstanding anything to the contrary in Section 6.04(a), at any time prior to the receipt of the Requisite Company Vote, following the receipt of an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction that was not obtained in violation of this Section 6.04 (other than any immaterial non-compliance that does not adversely affect Parent or Merger Sub), the Company and its Representatives may, with respect to such proposal or offer and acting only upon the recommendation of the Special Committee:

(i) contact the person who has made such proposal or offer to clarify and understand the terms and conditions thereof to the extent the Special Committee shall have determined in good faith that such contact is necessary to determine whether such proposal or offer constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal;

(ii) provide information in response to the request of the person who has made such proposal or offer, if and only if, prior to providing such information, the Company has received from the person so requesting such information an executed Acceptable Confidentiality Agreement; provided that the Company shall concurrently make available to Parent any information concerning the Company and the Subsidiaries that is provided to any such person and that was not previously made available to Parent or its Representatives; and

(iii) engage or participate in any discussions or negotiations with the person who has made such proposal or offer;

provided that prior to taking any actions described in clause (ii) or (iii), the Company Board (acting only upon recommendation of the Special Committee) or the Special Committee, has (A) determined, in its good faith judgment, after consultation with its financial advisor and outside legal counsel, that such proposal or offer constitutes or could reasonably be expected to result in a Superior Proposal, (B) determined, in its good faith judgment, after consultation with its financial advisor and outside legal counsel, that, in light of such Superior Proposal, failure to take such action would be inconsistent with its fiduciary duties under applicable Law and (C) provided written notice to Parent at least two Business Days prior to taking any such action.

(c) Except as set forth in Section 6.04(d), neither the Company Board nor any committee thereof shall (i) (A) change, withhold, withdraw, qualify or modify (or publicly propose to change, withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub, the Company Recommendation, (B) fail to include the Company Recommendation in the Proxy Statement, (C) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to the shareholders of the Company, a Competing Transaction, (D) if a tender offer or exchange offer that constitutes a Competing Transaction is commenced, fail to publicly recommend against acceptance of such tender offer or exchange offer by the Company shareholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer; provided that a customary “stop, look and listen” communication by the Company Board pursuant to Rule 14d−9(f) of the Exchange Act or a statement that the Company Board has received and is currently evaluating such Competing Transaction shall not be prohibited or be deemed to be a Change in the Company Recommendation) within 10 Business Days after the commencement thereof, (E) fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within 10 Business Days after the commencement thereof or (F) fail to publicly reaffirm the Company Recommendation following any Competing Transaction having been publicly made, proposed or communicated (and not publicly withdrawn) within 10 Business Days after Parent so requests in writing; provided that Parent may not make such request more than one time with respect to any given Competing Transaction unless there shall have been an additional public announcement with respect to such Competing Transaction (any of the foregoing, a “Change in the Company Recommendation”) or (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other or similar document or Contract with respect to any Competing Transaction other than an Acceptable Confidentiality Agreement entered into in compliance with Section 6.04(b) (an “Alternative Acquisition Agreement”).

(d) Notwithstanding anything to the contrary set forth in this Agreement, from the date hereof and at any time prior to the receipt of the Requisite Company Vote, if the Company has received a bona fide written proposal or offer with respect to a Competing Transaction that was not obtained in violation of Section 6.04 (other than any immaterial non-compliance that does not adversely affect Parent or Merger Sub) and the Company Board (acting only upon the recommendation of the Special Committee) or the Special Committee determines in its good faith judgment (after consultation with its financial advisor and outside legal counsel), that such proposal or offer constitutes a Superior Proposal and failure to make a Change in the Company Recommendation with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable Law, the Company Board (acting only upon the recommendation of the Special Committee) or the Special Committee (to the extent it is within the authority of the Special Committee) may effect a Change in the Company Recommendation and/or authorize the Company to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal but only (i) if the Company shall have complied with the requirements of Section 6.04(a) and Section 6.04(b) with respect to such proposal or offer (ii) after (A) providing at least five Business Days’ (the “Superior Proposal Notice Period”) written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board or the Special Committee, as applicable, has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and providing any proposed agreements related thereto), identifying the person making such Superior Proposal and indicating that the Company Board or the Special Committee (to the extent it is within the authority of the Special Committee), as applicable, intends to effect a Change in the Company Recommendation and the manner in which it intends (or may intend) to do so; it being understood that the Notice of Superior Proposal or any amendment or update thereto or the determination to so deliver such notice shall not constitute a Change in the Company Recommendation, (B) negotiating with and causing its financial and legal advisors to negotiate with Parent, Merger Sub and their respective Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and the Equity Financing, so that such Third-Party proposal or offer would cease to constitute a Superior Proposal, and (C) permitting Parent and its Representatives to make a presentation to the Company Board and the Special Committee regarding this Agreement, the Equity Financing and any adjustments with respect thereto (to the extent Parent desires to make such presentation); provided that any material modifications to such Third-Party proposal or offer that the Company Board or the Special Committee, as applicable, has determined to be a Superior Proposal shall be deemed a new Superior Proposal and the Company shall be required to again comply with the requirements of this Section 6.04, provided, further, that with respect to such new Superior Proposal, the Superior Proposal Notice Period shall be deemed to be a three Business Day period rather than the five Business Day period first described above and (iii) following the end of such five Business Day period or three Business Day period (as applicable), the Company Board (acting only upon the recommendation of the Special Committee) or the Special Committee shall have determined in its good faith judgment (after consultation with its financial advisor and outside legal counsel) that taking into account any changes to this Agreement and the Equity Financing proposed by Parent and Merger Sub in response to the Notice of Superior Proposal or otherwise, that the proposal or offer with respect to the Competing Transaction giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal.

(e) Notwithstanding anything to the contrary set forth in this Agreement, from the date hereof and at any time prior to the receipt of the Requisite Company Vote, if an Intervening Event has occurred and the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee determines, in its good faith judgment upon advice by outside legal counsel engaged by the Special Committee, that the failure to take such action would reasonably be expected to breach its fiduciary duties under applicable Law, the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee may effect a Change in the Company Recommendation.

(f) A “Competing Transaction” means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or to which 15% or more of the total revenue or net income of the Company are attributable, (ii) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 15% or more of the total revenue, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) any sale, exchange, transfer or other disposition of 15% or more of any class of equity securities of the Company, or securities convertible into or exchangeable for 15% or more of any class of equity securities of the Company, (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of the Company, (v) any combination of the foregoing.

(g) An “Intervening Event” means a material event, development or change with respect to the Company and its Subsidiaries or the business of the Company and its Subsidiaries, that (i) is unknown by the Company Board and the Special Committee as of or prior to the date hereof and (ii) occurs, arises or becomes known to the Company Board or the Special Committee after the date hereof and on or prior to the receipt of the Requisite Company Vote; provided that the receipt by the Company of a Competing Transaction or Superior Proposal will not be deemed to constitute an Intervening Event.

(h) A “Superior Proposal” means a bona fide written proposal or offer with respect to a Competing Transaction, which was not obtained in violation of Section 6.04, that would result in any person (or its shareholders, members or other equity owners) becoming the beneficial owner, directly or indirectly, of more than 50% of the assets (on a consolidated basis), or more than 50% of the total voting power of the equity securities, of the Company that the Company Board (acting only upon the recommendation of the Special Committee) or the Special Committee has determined in its good faith judgment (after consultation with its financial advisor and outside legal counsel): (A) is reasonably likely to be consummated in accordance with its terms without significant delay, taking into account all legal, financial and regulatory aspects of the proposal (including financing, regulatory or other consents and approvals, shareholder litigation, the identity of the person making the proposal, breakup or termination fee and expense reimbursement provisions, expected timing, risk and likelihood of consummation and other relevant events and circumstances) and (B) would, if consummated, result in a transaction more favorable to the Company’s shareholders (other than the Rollover Shareholders) from a financial point of view than the Transactions; provided that no offer or proposal shall be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer or proposal is not fully committed or if the receipt of any such financing is a condition to the consummation of such transaction, or if the Company’s recourse in the event such transaction is not consummated because of the failure to obtain financing is less favorable to the Company in any material respect than the Company’s recourse in such an event hereunder.

(i) Prior to the termination of this Agreement pursuant to Article VIII, the Company shall not submit to the vote of its shareholders any Competing Transaction or enter into any Alternative Acquisition Agreement or propose to do so.

(j) Nothing contained in this Section 6.04 shall be deemed to prohibit the Company, the Company Board or the Special Committee from (i) complying with its disclosure obligations under U.S. federal or state or non-U.S. Law, including (A) disclosure of factual information regarding the business, financial condition or results of operations of the Company or (B) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer); provided that any such disclosure (other than a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or a statement that the Company Board or the Special Committee has received and is currently evaluating such Competing Transaction) that does not include an express rejection of any applicable Competing Transaction or an express reaffirmation of its recommendation in favor of the transactions contemplated by this Agreement shall be deemed to be a Change in the Company Recommendation or (ii) making any “stop-look-and-listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

Section 6.05 Directors’ and Officers’ Indemnification and Insurance.

(a) The indemnification, advancement and exculpation provisions of the indemnification agreements by and among the Company and its directors and certain executive officers as in effect at the Effective Time shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company or any of its Subsidiaries. The memorandum and articles of association of the Surviving Corporation shall contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company as in effect on the date hereof, and Parent shall cause such provisions not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by Law. From and after the Effective Time, any agreement of any Indemnified Party with the Company or any of its Subsidiaries regarding exculpation or indemnification of liability or advancement of expenses shall be assumed by the Surviving Corporation, shall survive the Merger and shall continue in full force and effect in accordance with its terms.

(b) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect for six years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time, including acts or omissions occurring in connection with this Agreement and the consummation of the Transactions (the parties covered thereby, the “Indemnified Parties”) on terms with respect to coverage and amount no less favorable to the Indemnified Parties than those in effect as of the Effective Time; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms, conditions, retentions and limits of liability that are no less favorable than those provided under the Company’s current policies; provided, further, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.05(b) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance, and if the cost of such insurance policy exceeds such amount, then the Surviving Corporation shall obtain a policy with the greatest coverage for a cost not exceeding such amount. In addition, the Company may and, at Parent’s request, the Company shall, purchase a six-year “tail” prepaid policy prior to the Effective Time on terms, conditions, retentions and limits of liability no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company. If such “tail” prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of Parent or Surviving Corporation under this Section 6.05(b) shall terminate.

(c) Subject to the terms and conditions of this Section 6.05, from and after the Effective Time, the Surviving Corporation shall comply, and Parent shall cause the Surviving Corporation to comply, with all of the Company’s obligations, and each of the Surviving Corporation and Parent shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the Indemnified Parties against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with (A) the fact that an Indemnified Party is or was a director, officer or employee of the Company or any of its Subsidiaries or (B) any acts or omissions occurring or alleged to have occurred (including acts or omissions with respect to the approval of this Agreement or the Transactions or arising out of or pertaining to the Transactions and actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party) prior to or at the Effective Time, to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof (true and complete copies of which shall have been delivered to Parent prior to the date hereof) and to the fullest extent permitted by the CICL or any other applicable Law; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law and (ii) such persons against any and all Damages arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary of the Company or any of its Subsidiary if such service was at the request or for the benefit of the Company or any of its Subsidiaries.

(d) Upon being served with any summons, citation, subpoena, complaint, indictment, information, or other document relating to any Proceeding which may result in the payment or advancement of any amounts under Section 6.05(c), the organizational and governing documents of the Company or any of its Subsidiaries, or any existing indemnification agreements, the person seeking indemnification shall notify the Surviving Corporation promptly, but in all events no later than the earlier of (i) five days after actual receipt, and (ii) as soon as necessary after actual receipt to prevent the Surviving Corporation or any of its Subsidiaries from being materially and adversely prejudiced by late notice. The Surviving Corporation (or a Subsidiary nominated by it) shall have the right to participate in any such Proceeding and, at its option, assume the defense of such Proceeding. The person seeking indemnification shall have the right to effectively participate in the defense and/or settlement of such Proceeding, including receiving copies of all correspondence and participating in all meetings and teleconferences concerning the Proceeding. In the event the Surviving Corporation (or a Subsidiary nominated by it) assumes the defense of any Proceeding pursuant to this Section 6.05(d), neither the Surviving Corporation nor any of its Subsidiaries shall be liable to the person seeking indemnification for any fees of counsel subsequently incurred by such person with respect to the same Proceeding.

(e) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.05.

(f) The agreements and covenants contained in this Section 6.05 shall be in addition to any other rights an Indemnified Party may have under the memorandum and articles of association of the Company or any of its Subsidiaries (or equivalent constitutional documents), or any agreement between an Indemnified Party and the Company or any of its Subsidiaries, under the CICL or other applicable Law, or otherwise. The provisions of this Section 6.05 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a Third-Party beneficiary of the provisions of this Section 6.05. The obligations of Parent and the Surviving Corporation under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party without the consent of such Indemnified Party.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees; it being understood and agreed that the indemnification provided for in this Section 6.05 is not prior to or in substitution for any such claims under any such policies.

Section 6.06 Notification of Certain Matters.

Each of the Company and Parent shall promptly notify the other in writing of:

(a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;

(b) any notice or other communication from any Governmental Authority in connection with the Transactions;

(c) any Proceedings commenced or, to the knowledge of the Company or the knowledge of Parent, threatened against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date hereof, would have been required to have been disclosed by such party pursuant to any of such party’s representations and warranties contained herein, or that relate to such party’s ability to consummate the Transactions; and

(d) if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of such party set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 7.01, Section 7.02 or Section 7.03 not to be satisfied;

together, in each case, with a copy of any such notice, communication or Proceeding; provided that the delivery of any notice pursuant to this Section 6.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided, further, that failure to give prompt notice pursuant to Section 6.06(d) shall not constitute a failure of a condition to the Merger set forth in Article VII except to the extent that the underlying breach of a representation or warranty or failure to perform any covenant or agreement not so notified would, standing alone, constitute such a failure; provided, further, that the Company’s unintentional failure to give notice under this Section 6.06 shall not be deemed to be a breach of covenant under this Section 6.06 but instead shall constitute only a breach of the underlying representation or warranty or covenant or condition, as the case may be.

Section 6.07 Financing.

(a) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to (i) obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letters, (ii) maintain in effect the Equity Commitment Letters until the Transactions are consummated, (iii) satisfy, or cause to be satisfied, on a timely basis all conditions to the closing of and funding under the Equity Commitment Letters applicable to Parent and/or Merger Sub that are within its control, (iv) consummating the Equity Financing at or prior to the Effective Time and (v) subject to Section 9.08, enforcing the parties’ funding obligations and the rights of Parent and Merger Sub under the Equity Commitment Letters to the extent necessary to fund the Merger Consideration; provided that Parent and/or Merger Sub may amend or modify the Equity Commitment Letters so long as (A) the aggregate proceeds of the Equity Financing (as amended or modified) will be sufficient for Parent and the Surviving Corporation to pay (1) the Merger Consideration and (2) any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and (B) such amendment or modification would not prevent, materially delay or materially impede or impair (1) the ability of Parent and Merger Sub to consummate the Transactions or (2) the rights and benefits of the Company under the Equity Commitment Letters. Parent shall deliver to the Company true and complete copies of such amendment or modification as promptly as practicable after execution thereof. In the event any portion of the Equity Financing becomes unavailable on the terms and conditions contemplated in the Equity Commitment Letters, Parent shall promptly notify the Company.

(b) Subject to the terms and conditions of this Agreement, Parent and Merger Sub agree not to amend, modify or waive any provision of the Equity Commitment Letters, if such amendment, modification or waiver reduces (or would reduce) the aggregate amount of the Equity Financing or imposes new or additional conditions or otherwise expands, amends or modifies the conditions to the Equity Financing in a manner that, in each case, would be expected to prevent or materially delay or otherwise materially and adversely affect the ability of Parent or Merger Sub to consummate the Transactions. Parent shall give the Company prompt notice (i) upon becoming aware of any breach of any material provision of the Equity Commitment Letters or termination of any such Equity Commitment Letter by any party to such Equity Commitment Letter or (ii) upon the receipt of any written notice from any party to an Equity Commitment Letter with respect to any threatened breach of any material provision of the Equity Commitment Letters or threatened termination of any such Equity Commitment Letters.

Section 6.08 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto and their respective Representatives shall (i) make promptly its respective filings, and thereafter make any other required submissions, with each relevant Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition Laws with respect to the Transactions, and coordinate and cooperate fully with the other parties in exchanging such information and providing such assistance as the other parties may reasonably request in connection therewith (including (A) obtaining consent (such consent not be unreasonably withheld, conditioned or delayed) from the other parties promptly before making any substantive communication (whether verbal or written) with any Governmental Authority in connection with such filings or submissions, (B) permitting the other parties to review in advance, and consulting with the other parties on, any proposed filing, submission or communication (whether verbal or written) by such party to any Governmental Authority and (C) giving the other parties the opportunity to attend and participate at any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry) and (ii) cooperate with the other parties hereto and use its reasonable best efforts, and cause its Subsidiaries to use their respective reasonable best efforts, to take or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including employing such resources as are necessary to obtain the Requisite Regulatory Approvals and taking any and all steps necessary to avoid or eliminate each and every impediment under any antitrust or competition Law that may be asserted by any Governmental Authority so as to enable the parties hereto to expeditiously consummate the Transactions, including committing to and effecting, by consent decree, hold separate orders, or otherwise, the restructuring, reorganization, sale, divestiture or disposition of such of its assets, properties or businesses; provided that no party hereto shall be required to take any such action if such action would have a Company Material Adverse Effect.

(b) Each party hereto shall, upon request by any other party, furnish such other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective Subsidiaries to any Third Party and/or any Governmental Authority in connection with the Transactions.

Section 6.09 Obligations of Parent and Merger Sub.

Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement.

Section 6.10 Participation in Litigation.

Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any Proceedings commenced or, to the Company’s knowledge on the one hand and Parent’s knowledge on the other hand, threatened against such party or its directors that relate to this Agreement and the Transactions. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder Proceeding against the Company and/or its directors relating to this Agreement or the Transactions, and no such Proceeding shall be settled without Parent’s prior written consent (such consent not be unreasonably withheld, conditioned or delayed); provided that the Company may, without Parent’s prior written consent, settle Proceedings that involve only the payment of money damages not in excess of $1,000,000 in the aggregate.

Section 6.11 Resignations.

To the extent requested by Parent in writing at least three Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company or any of its Subsidiaries designated by Parent.

Section 6.12 Public Announcements.

Except as may be required by applicable Law, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. Thereafter, at any time prior to termination of this Agreement pursuant to Article VIII, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by applicable Law or rules and policies of NASDAQ, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation. Notwithstanding the foregoing, the restrictions set forth in this Section 6.12 shall not apply to any release or announcement made or proposed to be made by the Company in connection with a Change in Company Recommendation made in compliance with this Agreement.

Section 6.13 Stock Exchange Delisting.

Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting of the Class A Shares and ADSs from NASDAQ and the deregistration of the Class A Shares and ADSs under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.14 Takeover Statutes.

If any Takeover Statute is or may become applicable to any of the Transactions, the parties hereto shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to any of the Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, including all actions to eliminate or lawfully minimize the effects of such Takeover Statute on the Transactions.

Section 6.15 SAFE Registration.

The Company shall as soon as practicable after the date hereof, (a) use its commercially reasonable efforts to assist in the preparation of applications to SAFE by shareholders of the Company who are PRC residents for the registration of their respective holdings of Shares (whether directly or indirectly) in accordance with the requirements of applicable SAFE rules, including by promptly providing such shareholders with such information relating to the Company and its Subsidiaries as is required for such application, and (b) cause its PRC Subsidiaries (to the extent applicable) to comply with the requirements of such SAFE rules.

Section 6.16 No Amendment to Parent Group Contracts or Certain Other Documents.

Without the Company’s prior written consent, (a) Parent and Merger Sub shall not, and shall cause the members of the Parent Group not to, enter into any Contract or amend, modify, withdraw or terminate any Parent Group Contract or waive any rights thereunder in a manner that would (i) result, directly or indirectly, in any of the Rollover Shares ceasing to be treated as Excluded Shares or change the number of Rollover Shares of Yili Shengda, Zhongrong Shengda, Zhongrong Investment, Hongtai, Hongzhi and Hao Ding, (ii) individually or in the aggregate, prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other Transactions or (iii) prevent or materially impair the ability of any management member or director of the Company, with respect to any Superior Proposal, taking any of the actions described in Section 6.04 to the extent such actions are permitted to be taken by the Company thereunder, (b) Parent and Merger Sub shall not, and shall cause the members of the Parent Group not to, enter into or modify any Contract pursuant to which any management members, directors or shareholders of the Company, or any of their respective Affiliates receives any consideration or other economic value from any person in connection with the Transactions that is not provided or expressly contemplated in the Parent Group Contracts as of the date hereof, including any carried interest, share option, share appreciation right or other forms of equity or quasi-equity right and (c) Parent and Merger Sub shall not, and shall cause the members of the Parent Group not to, adopt, enter into or modify any constitutional documents of any member of the Parent Group, any Contract or any understanding that would prevent or materially impair the satisfaction of the condition set forth in Section 7.01(b). Within two Business Days after the execution thereof, Parent and Merger Sub shall provide the Company with a copy of any Contract relating to the Transactions that is entered into after the date hereof and to which a member of the Parent Group is a party.

Article VII

CONDITIONS TO THE MERGER

Section 7.01 Conditions to the Obligations of Each Party.

The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following conditions at or prior to the Closing Date:

(a) Shareholder Approval. This Agreement, the Plan of Merger and the Transactions shall have been authorized and approved by holders of Shares constituting the Requisite Company Vote at the Shareholders’ Meeting in accordance with the CICL and the Company’s memorandum and articles of association.

(b) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order (an “Order”), whether temporary, preliminary or permanent, that is then in effect or has the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions, and the consummation of the Transactions shall not have been subject to any requirement to make any regulatory filing or obtain any regulatory approval under the PRC Anti-Monopoly Law.

Section 7.02 Conditions to the Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following additional conditions at or prior to the Closing Date:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.04 shall be true and correct in all material respects, (ii) the representations and warranties of the Company contained in the first two sentences of Section 3.03(a) shall be true and correct in all respects (except for de minimis inaccuracies), and (iii) each of the other representations and warranties of the Company contained in this Agreement (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” set forth therein), shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on, or at, and as of such date or time (except to the extent expressly made as of a specific date, in which case as of such date), except in the case of clause (iii), where the failure of such representations and warranties of the Company to be so true and correct would not constitute a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date hereof and be continuing.

(d) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 7.02(a), Section 7.02(b) and Section 7.02(c).

(e) Dissenting Shareholders. The holders of no more than 10% of the Shares shall have validly served a notice of dissent under Section 238(2) of the CICL.

Section 7.03 Conditions to the Obligations of the Company.

The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following additional conditions at or prior to the Closing Date:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (without giving effect to any qualification as to “materiality” set forth therein) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct, individually or in the aggregate, have not, and would not reasonably be expected to, prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate the Transactions.

(b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by an executive officer of Parent, certifying as to the satisfaction of the conditions specified in Section 7.03(a) and Section 7.03(b).

Section 7.04 Frustration of Closing Conditions.

Prior to the Termination Date, none of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith to comply with this Agreement and consummate the Transactions.

Article VIII

TERMINATION

Section 8.01 Termination by Mutual Consent.

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by mutual written consent of Parent and the Company with the approval of their respective boards of directors (or in the case of the Company, acting upon the recommendation of the Special Committee).

Section 8.02 Termination by Either the Company or Parent.

This Agreement may be terminated by either the Company (acting only upon the recommendation of the Special Committee) or Parent at any time prior to the Effective Time, if:

(a) the Effective Time shall not have occurred on or before December 31, 2015 (the “Termination Date”); or

(b) any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and non-appealable Order that, or taken any other final and non-appealable action that, has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; or

(c) the Requisite Company Vote shall not have been obtained at the Shareholders’ Meeting duly convened therefor and concluded or at any adjournment or postponement thereof;

provided that the right to terminate this Agreement pursuant to this Section 8.02 shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been a material cause of, or resulted in, the failure of the applicable condition(s) being satisfied.

Section 8.03 Termination by the Company.

This Agreement may be terminated by the Company (acting only upon the recommendation of the Special Committee) at any time prior to the Effective Time, if:

(a) a breach of any representation, warranty, agreement or covenant of Parent or Merger Sub set forth in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 7.03(a) or Section 7.03(b) and as a result of such breach, such condition would not be capable of being satisfied prior to the Termination Date and (ii) is incapable of being cured or, if capable of being cured, is not cured by Parent or Merger Sub, as applicable, within 30 days following receipt of written notice of such breach from the Company (or, if the Termination Date is less than 30 calendar days from the date of receipt of such notice, by the Termination Date); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.03(a) if the Company is then in material breach of any representations, warranties, agreements or covenants of the Company hereunder that would give rise to the failure of a condition set forth in Section 7.02;

(b) (i) all of the conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, (ii) the Company has delivered to Parent an irrevocable written notice confirming that all of the conditions set forth Section 7.03 have been satisfied (or that the Company is willing to waive any unsatisfied conditions in Section 7.03) and that it is ready, willing and able to consummate the Closing and (iii) Parent and Merger Sub fail to complete the Closing within five Business Days following the date on which the Closing should have occurred pursuant to Section 1.02; or

(c) prior to the receipt of the Requisite Company Vote, (i) the Company Board (acting only upon the recommendation of the Special Committee) or the Special Committee (to the extent it is within the authority of the Special Committee) has authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal pursuant to Section 6.04(d) and (ii) the Company concurrently with, or immediately after, the termination of this Agreement enters into the Alternative Acquisition Agreement with respect to the Superior Proposal referred to in the foregoing clause (i); provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.03(c) unless the Company has (A) complied in all respects with the requirements of Section 6.04 with respect to such Superior Proposal and/or Alternative Acquisition Agreement (other than immaterial non-compliance that does not adversely affect Parent or Merger Sub) and (B) complied in all respects with Section 8.06 and pays in full the Company Termination Fee prior to or concurrently with taking any action pursuant to this Section 8.03(c). Any purported termination of this Agreement by the Company pursuant to this Section 8.03(c) shall be void and of no force or effect if the Company shall not have paid the Company Termination Fee in accordance with this Section 8.03(c).

Section 8.04 Termination by Parent.

This Agreement may be terminated by Parent at any time prior to the Effective Time, if:

(a) a breach of any representation, warranty, agreement or covenant of the Company set forth in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b) and as a result of such breach, such condition would not be capable of being satisfied prior to the Termination Date and (ii) is incapable of being cured or, if capable of being cured, is not cured by the Company within 30 days following receipt of written notice of such breach from Parent or Merger Sub (or, if the Termination Date is less than 30 calendar days from the date of receipt of such notice, by the Termination Date); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.04(a) if either Parent or Merger Sub is then in material breach of any representations, warranties or covenants of Parent or Merger Sub hereunder that would give rise to the failure of a condition set forth in Section 7.03; or

(b) the Company Board or any committee thereof shall have effected a Change in the Company Recommendation.

Section 8.05 Effect of Termination.

In the event of the termination of this Agreement pursuant to Article VIII, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (or any Representative of such party); provided that the terms of Section 6.03(c), Section 6.12, Article VIII and Article IX shall survive any termination of this Agreement.

Section 8.06 Termination Fee and Expenses.

(a) In the event that:

(i) (A) a bona fide proposal or offer with respect to a Competing Transaction shall have been publicly made, proposed or communicated (and not publicly withdrawn), after the date hereof and prior to the Shareholders’ Meeting (or prior to the termination of this Agreement if there has been no Shareholders’ Meeting), (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 8.02(a) or Section 8.02(c) and (C) within 12 months after the termination of this Agreement, the Company consummates, or enters into a definitive agreement in connection with, any Competing Transaction by a Third Party (in each case whether or not the Competing Transaction was the same Competing Transaction referred to in Clause (A)); provided that for purposes of this Section 8.06(a), all references to “15%” in the definition of “Competing Transaction” shall be deemed to be references to “50%”);

(ii) this Agreement is terminated by Parent pursuant to Section 8.04; or

(iii) this Agreement is terminated by the Company pursuant to Section 8.03(c),

then the Company shall pay to Parent or its designees an amount equal to $57,250,000 (the “Company Termination Fee”) by wire transfer of same day funds as promptly as possible (but in any event (A) within five Business Days after such termination in the case of a termination referred to in clause (ii), (B) within two Business Days following the consummation by the Company of a Competing Transaction or entry by the Company into the definitive agreement in connection with a Competing Transaction in the case of a termination referred to in clause (i) or (C) prior to or concurrently with the termination of this Agreement in the case of a termination pursuant to clause (iii)); it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(b) Parent will pay, or cause to be paid, to the Company an amount equal to $114,500,000 (the “Parent Termination Fee”) if this Agreement is terminated by the Company pursuant to Section 8.03(a) or Section 8.03(b), such payment to be made as promptly as possible (but in any event within five Business Days) following such termination by wire transfer of same day funds); it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(c) In the event that the Company shall terminate this Agreement pursuant to Section 8.03(a) or Section 8.03(b), then Parent shall pay, or caused to be paid, to the Company by wire transfer of same day funds, as promptly as possible (but in any event within three Business Days) following the delivery by the Company of an invoice therefor, all Expenses incurred by the Company and its Affiliates in connection with the Transactions up to a maximum amount equal to $3,000,000.

(d) In the event that Parent shall terminate this Agreement pursuant to Section 8.04, the Company shall pay Parent or its designees by wire transfer of same day funds, as promptly as possible (but in any event within three Business Days) following the delivery by Parent of an invoice therefor, all Expenses incurred by Parent, Merger Sub and their respective Affiliates in connection with the Transactions, including the Equity Financing, up to a maximum amount equal to $3,000,000.

(e) Except as set forth in Section 8.06(c) and Section 8.06(d), all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, whether or not the Merger or any other Transaction is consummated.

(f) In the event that the Company fails to pay the Company Termination Fee or any Expenses, or Parent fails to pay the Parent Termination Fee or any Expenses, when due and in accordance with the requirements of this Agreement, the Company or Parent, as the case may be, shall reimburse the other party for reasonable costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.06, together with interest on such unpaid Company Termination Fee or Parent Termination Fee or Expenses, as the case may be, commencing on the date that the Company Termination Fee or Parent Termination Fee or Expenses, as the case may be, became due, at the prime rate as published in the Wall Street Journal Table of Money Rates on such date plus 5.00%. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.

(g) Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 8.06 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.06(a) or Section 8.06(b) are not a penalty but rather constitute amounts akin to liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 8.06, the parties hereto would not have entered into this Agreement.

(h) (i) Subject to Section 9.08, the Equity Commitment Letters or the Limited Guarantees, in the event that Parent or Merger Sub fails to effect the Closing for any reason or no reason or they otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or otherwise fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then the Company’s right to terminate this Agreement and receive the Parent Termination Fee pursuant to Section 8.06(b), the Expenses under Section 8.06(c) and the expenses under Section 8.06(f) and the guarantee of such obligations pursuant to the Limited Guarantees (subject to their terms, conditions and limitations), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company or any of its Subsidiaries and all members of the Company Group against (A) Parent, Merger Sub, the Guarantors, and the Sponsors, (B) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, or assignees of Parent, Merger Sub or any Guarantor or Sponsor, (C) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent, Merger Sub or any Guarantor or Sponsor, or (D) any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing (clauses (A)-(D), collectively, the “Parent Group”), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger or the other Transactions to be consummated (whether willfully, intentionally, unintentionally or otherwise). For the avoidance of doubt, neither Parent nor any other member of the Parent Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions (including the Equity Commitment Letters and the Limited Guarantees) other than the payment of the Parent Termination Fee pursuant to Section 8.06(b), the Expenses under Section 8.06(c) and the expenses pursuant to Section 8.06(f), and in no event shall the Company or any of its Subsidiaries, the direct or indirect shareholders of the Company or any of its Subsidiaries, or any of their respective Affiliates, directors, officers, employees, members, managers, partners, representatives, advisors or agents of the foregoing (collectively, the “Company Group”) seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Parent Group in connection with this Agreement or any of the Transactions (including the Equity Commitment Letters and the Limited Guarantees), other than (without duplication) from Parent or Merger Sub to the extent provided in Section 8.06(b), Section 8.06(c) and Section 8.06(f), or the Guarantors to the extent provided in the relevant Limited Guarantee.

(ii) Subject to Section 9.08, Parent’s right to terminate this Agreement and receive the Company Termination Fee pursuant to Section 8.06(a), the Expenses under Section 8.06(d) and expenses under Section 8.06(f) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any member of the Parent Group against any member of the Company Group for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger to be consummated (whether willfully, intentionally, unintentionally or otherwise). Neither the Company nor any other member of the Company Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions other than the payment by the Company of the Company Termination Fee pursuant to Section 8.06(a), the Expenses under Section 8.06(d) and the expenses under Section 8.06(f), and in no event shall any of Parent, Merger Sub or any other member of the Parent Group seek, or permit to be sought, on behalf of any member of the Parent Group, any monetary damages from any member of the Company Group in connection with this Agreement or any of the Transactions, other than (without duplication) from the Company to the extent provided in Section 8.06(a), Section 8.06(d) and Section 8.06(f).

Article IX

GENERAL PROVISIONS

Section 9.01 Non-Survival of Representations, Warranties and Agreements.

The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except that this Section 9.01 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Effective Time or termination of this Agreement, including the agreements set forth in Article I and Article II, Section 6.06 and this Article IX.

Section 9.02 Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by international overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Parent or Merger Sub:

c/o Ningxia Yilida Capital Investment Limited Partnership

No. 19, Lane 666, Zhangheng Road,

Pudong New Area, Shanghai, China

Attention: Mr. Yingfeng Zhang

c/o Ningxia Zhongyincashmere International Group Co., Ltd.

Zhongyin Avenue, The Cashmere Industrial Park

Lingwu, Ningxia Province, China

Attention: Ms. Xiaofei Chen

Facsimile: +86 591 4519290

with a copy to:

Wilson Sonsini Goodrich & Rosati

Jin Mao Tower, 38F, Unit 3

88 Century Blvd, Pudong

Shanghai 200121, China

Attention: Zhan Chen, Esq.

Facsimile: +86 21 6165 1799

if to the Company:

Shanda Games Limited
No. 1 Office Building

No. 690 Bibo Road

Pudong New Area

Shanghai 201203

The People’s Republic of China

Attention: Mr. Yingfeng Zhang

Facsimile: +86 21 5050 4740 (ext. 897286)

with a copy to:

Sullivan & Cromwell

28th Floor, Nine Queen’s Road Central

Hong Kong

Attention: Chun Wei, Esq.

Facsimile: +852 2522 2280

Section 9.03 Certain Definitions.

(a) For purposes of this Agreement:

“2014 Balance Sheet” means the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 31, 2014, including the notes thereto.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreements; provided that such agreement and any related agreements (i) need not contain “standstill” provisions and (ii) shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement.

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, the Cayman Islands, the British Virgin Islands, Hong Kong or Singapore, a public holiday in the PRC.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to and accepted by Parent and Merger Sub on the date hereof.

“Company IP Contract” means any Contract, to which the Company or any of its Subsidiaries is party or by which the Company or any of its Subsidiaries is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property or that otherwise relates to any Company Owned IP or Intellectual Property licensed by, with or to the Company or any of its Subsidiaries.

“Company IT Assets” means all Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation owned by or licensed, pursuant to valid and enforceable license agreements, to the Company and its Subsidiaries.

“Company Material Adverse Effect” means any fact, event, circumstance, change, condition or effect that, individually or in the aggregate with all other facts, events, circumstances, changes, conditions and effects, has or would reasonably be expected to have a materially adverse effect on the business, financial condition, or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that in no event shall any of the following, either alone or in combination, constitute, or be taken into account in determining whether there has been or would be, a Company Material Adverse Effect: (i) changes affecting the financial, credit or other securities or capital markets, or in general economic, business, regulatory, legislative or political conditions in any country or region in which the Company or any of its Subsidiaries conduct business, including changes in interest rates and foreign exchange rates; (ii) changes in GAAP or any interpretation thereof after the date hereof; (iii) changes in applicable Law, directives or policies of a Governmental Authority of general applicability, or any interpretation, implementation or enforcement thereof, that are binding on the Company or any of its Subsidiaries; (iv) changes that are the result of factors generally affecting the industries and markets in which the Company and its Subsidiaries operate; (v) effects resulting from the announcement, pendency or consummation of this Agreement or the identity of Parent and its Affiliates, including, without limitation, the initiation of litigation or other legal proceeding related to this Agreement or the Transactions, or any loss of or change in relationship with any customer, supplier, employee, vendor or other business partner of the Company; (vi) any failure by the Company or any of its Subsidiaries to meet any analyst estimates or expectations of the Company’s or such Subsidiary’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company or any of its Subsidiaries to meet its internal or published projections, estimates, budgets, plans or forecasts of its revenues, earnings or other financial performance measures, operating statistics or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); (vii) natural or manmade disasters, acts of sabotage or terrorism, declarations, outbreaks or escalations of war or major hostilities, or other force majeure events; (viii) changes in the market price or trading volume of Shares or ADSs (it being understood that the facts or occurrences giving rise to or contributing to such changes that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); (ix) any acts or omissions of the Company or any of its Subsidiaries taken, directly or indirectly, at the direction or request of, or with the consent of, Parent or any officer or director of Parent, or at the request of Parent; provided that facts, events, circumstances, developments, conditions, changes, occurrences or effects set forth in clauses (i), (ii), (iii), (iv) and (vii) above may be taken into account in determining whether a “Company Material Adverse Effect” has occurred or reasonably would be expected to occur if and to the extent such facts, events, circumstances, developments, conditions, changes, occurrences or effects individually or in the aggregate have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

“Company Option” means each option to purchase Shares whether or not granted under the Share Incentive Plan on or prior to the Closing Date, whether or not such option has become vested on or prior to the Closing Date in accordance with the terms thereof.

“Company Permits” means all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, approvals and orders of any Governmental Authority required under applicable Law for the conduct of the Company’s business.

“Company Products” means the products and services designed, developed, manufactured, offered, provided, marketed, licensed, sold, distributed or otherwise made available by or for the Company or any of its Subsidiaries.

“Company RS” means each share of restricted stock whether or not granted under the Share Incentive Plan on or prior to the Closing Date, the restrictions over which have not lapsed on or prior to the Closing Date in accordance with the terms thereof.

“Company RSU” means each restricted stock unit or other right to acquire Shares whether or not granted under the Share Incentive Plan on or prior to the Closing Date, whether or not the restrictions over which have lapsed on or prior to the Closing Date in accordance with the terms thereof.

“Company Shareholder Approval” means the approval and adoption of this Agreement and the Transactions (including the Merger) at the Shareholders’ Meeting by the Requisite Company Vote.

“Confidentiality Agreements” means the confidentiality agreements between the Company and each of the Sponsors, as amended and restated from time to time.

“Consortium Agreement” means the Consortium Agreement by and among Ningxia Yilida, Ningxia Zhongyincashmere, Hongtai, Hongzhi and Hao Ding dated as of March 16, 2015, as amended and supplemented from time to time.

“Contract” means any legally enforceable note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract or credit arrangement or otherwise.

“Environmental Law” means any applicable PRC local, provincial or national Law relating to (a) the protection of health, safety or the environment or (b) the handling, use, transportation, disposal, release or threatened release of any Hazardous Substance.

“Exercise Price” means, with respect to any Company Option, the applicable exercise price per Share underlying such Company Option.

“Excluded Shares” means, collectively, (i) the Rollover Shares and (ii) Shares held by Parent, the Company or any of their Subsidiaries.

“Expenses” means, with respect to any party hereto, all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial institutions, experts and consultants to such party and its Affiliates) actually incurred or accrued by such party or its Affiliates or on its or their behalf or for which it or they are liable in connection with or related to the authorization, preparation, negotiation, execution and performance of the Transactions, the preparation, printing, filing and mailing of the Schedule 13E-3 and the Proxy Statement, the solicitation of shareholder approvals, the filing of any required notices under applicable Laws and all other matters related to the closing of the Merger and the other Transactions.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, county, local or other governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Government Official” means any officer, employee or other individual acting in an official capacity for a Governmental Authority or agency or instrumentality thereof (including any state-owned or controlled enterprise).

“Hao Ding” means Hao Ding International Limited, a company established under the laws of the British Virgin Islands.

“Hazardous Substance” means any chemical, pollutant, waste or substance that is (i) listed, classified or regulated under any Environmental Law as hazardous substance, toxic substance, pollutant, contaminant or oil or (ii) any petroleum product or by product, asbestos containing material, polychlorinated biphenyls or radioactive material.

“Hongtai” means Orient Hongtai (Hong Kong) Limited, a company incorporated and existing under the laws of Hong Kong and an Affiliate of Orient Securities Company Limited.

“Hongzhi” means Orient Hongzii (Hong Kong) Limited, a company incorporated and existing under the laws of Hong Kong and an Affiliate of Orient Securities Company Limited.

“Indebtedness” means, with respect to any person, (i) all indebtedness of such person, whether or not contingent, for borrowed money, (ii) all obligations of such person for the deferred purchase price of property or services, (iii) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (iv) all obligations of such person under currency, interest rate or other swaps, and all hedging and other obligations of such person under other derivative instruments, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations of such person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (vii) all obligations, contingent or otherwise, of such person under acceptance, letter of credit or similar facilities, (viii) all Indebtedness of others referred to in clauses (i) through (vii) guaranteed directly or indirectly in any manner by such person and (ix) all Indebtedness referred to in clauses (i) through (vii) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Liens on property (including accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness.

“Intellectual Property” means all (i) patents worldwide, including utility models, inventions and discoveries, statutory invention registrations, mask works, invention disclosures, and industrial designs, community designs and other designs, and including all divisionals, substitutions, continuations, continuations-in-part, continuing prosecution applications, reissues, re-examinations, renewals, restorations, and extensions, and any counterparts worldwide claiming priority therefrom, and all rights in and to any of the foregoing (“Patents”), including all members of (a) all Patents in the same priority chain (i.e., all Patents that claim priority to the same non-provisional application or applications, and all Patents from which priority is claimed by the identified Patent), (b) all corresponding foreign Patents, and (c) all Patents that are subject to a terminal disclaimer that disclaims the term of any such Patent beyond the term of any member of the family, (ii) Trademarks, (iii) copyrights and all other rights with respect to Works of Authorship, including moral and economic rights however denominated, design rights and database rights therein and thereto, (iv) information and materials not generally known to the public and qualifying as a trade secret under applicable Law, including (A) any technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, and other information and materials, and (B) any customer, vendor, and distributor lists, contact and registration information, and correspondence (“Trade Secrets”), including rights to limit the use or disclosure thereof by any person, (v) rights of privacy and publicity, including all rights with respect to the use of a person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials, (vi) claims and causes of action arising out of or related to any past, current or future infringement, misappropriation, interference or violation of any of the foregoing, (vii) registrations, applications, renewals and extensions for any of the foregoing in clauses (i)-(v), and (viii) any and all other proprietary rights equivalent or similar to the foregoing which may exist or be created under the laws of any jurisdiction in the world.

“knowledge” means, with respect to the Company, the actual knowledge after inquiry of such individual’s direct reports as would be usual in connection with the ordinary course of, and consistent with the past practice of, such individual’s position at the Company, as of the date of this Agreement, of the Chief Executive Officer, Chief Financial Officer, Chief Technology Officer and General Counsel of the Company, and with respect to any other party hereto, the actual knowledge of any director or executive officer of such party.

“Law” means any federal, state, local, national, supranational, foreign or administrative law (including common law), statute, ordinance, regulation, requirement, regulatory interpretation, rule, code or Order.

“Leases” shall mean all leases, subleases, licenses, or other similar agreements, including all amendments, extensions, renewals, guarantees and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries.

“Liens” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Ningxia Silkroad” means Ningxia Silkroad Equity Investment Partnership Enterprise (Limited Partnership), a limited partnership formed under the laws of the People’s Republic of China and controlled by Ningxia Zhongyincashmere.

“Ningxia Yilida” means Ningxia Yilida Capital Investment Limited Partnership, a limited partnership formed under the laws of the People’s Republic of China and an Affiliate of Mr. Yingfeng Zhang.

“Ningxia Zhongyincashmere” means Ningxia Zhongyincashmere International Group Co., Ltd., a company formed under the laws of the People’s Republic of China.

“Permitted Encumbrances” shall mean (i) Liens for Taxes, assessments and charges or levies by Governmental Authorities not yet due and payable or that are being contested in good faith and by appropriate proceedings, (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries or that secure a liquidated amount, that are being contested in good faith and by appropriate proceedings, (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions), (iv) Liens imposed by applicable Law, (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (vii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries, (viii) Liens securing indebtedness or liabilities that (A) are reflected in the Company SEC Reports filed or furnished prior to the date hereof, or (B) have otherwise been disclosed to Parent in writing as of the date of this Agreement, (ix) matters which would be disclosed by an accurate survey or inspection of the real property which do not materially impair the occupancy or current use of such real property which they encumber, (x) outbound non-exclusive license agreements and non-disclosure agreements entered into in the ordinary course of business consistent with past practice, (xi) standard survey and title exceptions, and (xii) any other Liens that have been incurred or suffered in the ordinary course of business and that would not have a Company Material Adverse Effect.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means individually-identifiable information from or about an individual, including an individual’s: first and last name, home or other physical address, including street name and city or town; telephone number, including home telephone number and mobile telephone number; email address or other online contact information, such as a user identifier or screen name; photograph; financial account number or credit card number; tax identification number, social security number, driver’s license number, passport number or other government-issued identifier; employee identification number; persistent identifier, such as IP address or other unique identifier associated with a person, device or web browser; list of contacts; physical location; or any other information deemed to be personally identifiable information pursuant to applicable Law.

“PRC” means the People’s Republic of China, which for the purposes of this Agreement only shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any arbitrator, arbitration panel, court or other Governmental Authority.

“Registered IP” means all Company Owned IP that, as of the date of this Agreement, is registered, filed or issued under the authority of, with or by any Governmental Authority, including all Patents, registered copyrights, registered Trademarks, registered domain names, and all applications for any of the foregoing.

“Rollover Shares” means (i) with respect to Yili Shengda, 48,759,187 Class B Shares, (ii) with respect to Zhongrong Shengda, 48,759,187 Class B Shares, (iii) with respect to Zhongrong Investment, 80,577,828 Class A Shares, (iv) with respect to Hongtai, 61,776,334 Class A Shares, (v) with respect to Hongzhi, 61,776,335 Class A Shares and (vi) with respect to Hao Ding, 107,438,129 Class A Shares.

“Share Incentive Plan” means the amended and restated Shanda Games Limited 2008 Equity Compensation Plan and all amendments and modifications thereto.

“Shareholders’ Meeting” means the meeting of the Company’s shareholders (including any adjournments or postponements thereof) to be held to consider the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger.

“Software” means all (i) computer programs, applications, systems and software code of any nature, whether operational or under development, including executable code, data files, rules, definitions derived from the foregoing, and any derivations, updates, enhancements and customizations of any of the foregoing, and any related processes, know-how, APIs, user interfaces, command structures, menus, buttons and icons, flow charts, software implementations of algorithms, models and methodologies, program interfaces, and Source Code and object code, (ii) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (iii) development and design tools, library functions and compilers, (iv) technology supporting websites, and the contents and audiovisual displays of websites and (v) media, documentation and other works of authorship, including operating procedures, methods, tools, developers’ kits, utilities, developers’ notes, user manuals and training materials, including comments and annotations related thereto, whether machine-readable or otherwise, relating to or embodying any of the foregoing or on which any of the foregoing is recorded, stored, encoded or written on disk, tape, film, memory device, paper or other media of any nature.

“Source Code” means human-readable computer software code, including related programmer comments and annotations, build scripts, test scripts, help text, data and data structures, instructions and other documentation for such computer software code that enables a programmer to understand and modify such software.

“Special Committee” means a committee of the Company Board consisting of members of the Company Board that are not affiliated with Parent or Merger Sub and are not members of the management of the Company.

“Sponsors” means Zhengjun Investment, Ningxia Silkroad and Zhongrong Legend.

“Strategic Advisor” means Kilometre Capital Management Cayman.

“Subsidiary” means, with respect to any party, any person (i) of which such party or any other Subsidiary of such party is a general or managing partner, (ii) of which at least a majority of the securities (or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries or (iii) whose assets and financial results are consolidated with the net earnings of such party and are recorded on the books of such party for financial reporting purposes in accordance with GAAP.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, occupation, property, real estate, deed, land use, sales, use, capital stock, payroll, severance, wages, employment (including withholding obligations imposed on employer/payer), social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding (as payor or payee), ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Tax Return” means any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means and includes diagrams, inventions (whether or not patentable), invention disclosures, protocols, layout rules, schematics, including, build instructions, test instructions, test reports, performance data, procedures, specifications, technical data, product roadmaps, personnel information, customer purchasing histories and any other forms of technology, in each case whether or not embodied in any tangible form and including all tangible embodiments of any of the foregoing.

“Third Party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons, other than Parent or any of its Affiliates or Representatives.

“Trademarks” means trademarks, service names, service marks, domain names, uniform resource locators, trade dress, trade names, geographical indications, logos and design marks, fictitious and other business names and identifiers, brand names, collective membership marks, certification marks, slogans, 800 numbers, social media pages or designations, hash tags and other forms of indicia of origin, whether or not registrable as a trademark in any given jurisdiction, including the goodwill symbolized thereby or associated therewith.

“Works of Authorship” means Software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter, and any modifications, improvements and derivative works of any of the foregoing.

“Yili Shengda” means Yili Shengda Investment Holdings (Hong Kong) Company Limited, a company formed under the laws of Hong Kong and an Affiliate of Mr. Yingfeng Zhang.

“Zhengjun Investment” means Ningxia Zhengjun Equity Investment Partnership Enterprise (Limited Partnership), a limited partnership formed under the laws of the People’s Republic of China and an Affiliate of Ningxia Yilida.

“Zhongrong Investment” means Zhongrong Investment Holdings (Hong Kong) Co., Ltd., a company organized under the laws of Hong Kong and controlled by Ningxia Zhongyincashmere.

“Zhongrong Legend” means Ningxia Zhongrong Legend Equity Investment Partnership Enterprise (Limited Partnership), a limited partnership formed under the laws of the People’s Republic of China and controlled by Ningxia Zhongyincashmere.

“Zhongrong Shengda” means Zhongrong Shengda Investment Holdings (Hong Kong) Company Limited, a company formed under the laws of Hong Kong and controlled by Ningxia Zhongyincashmere.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

ADS; ADSs	Section 2.01(c)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.04(c)
Arbitrator	Section 9.09(b)
Bankruptcy and Equity Exception	Section 3.04(a)
Change in the Company Recommendation	Section 6.04(c)
CICL	Section 1.01
Class A Share; Class A Shares	Section 2.01(a)
Class B Shares	Section 3.03(a)
Closing	Section 1.02
Closing Date	Section 1.02
Company	Preamble
Company Board	Recitals
Company Group	Section 8.06(h)(i)
Company Intellectual Property	Section 3.14(a)
Company Owned IP	Section 3.14(f)
Company Recommendation	Section 3.04(b)
Company SEC Reports	Section 3.07(a)
Company Software	Section 3.14(j)
Company Termination Fee	Section 8.06(a)
Competing Transaction	Section 6.04(e)
Damages	Section 6.05(c)
Deposit Agreement	Section 2.06
Depositary	Section 2.06
Dissenting Shareholders	Section 2.03(a)
Dissenting Shares	Section 2.03(a)

Defined Term	Location of Definition

Effective Time	Section 1.03
Environmental Permits	Section 3.16(a)
Equity Commitment Letters	Section 4.05(a)
Equity Financing	Section 4.05(a)
Exchange Act	Section 3.05(b)
Exchange Fund	Section 2.04(a)
Execution Date	Preamble
Financial Advisor	Section 3.19
GAAP	Section 3.07(c)
Guarantor; Guarantors	Recitals
HKIAC	Section 9.09(b)
Indemnified Parties	Section 6.05(b)
Leased Real Property	Section 3.13(b)
Limited Guarantee; Limited Guarantees	Recitals
Material Contracts	Section 3.17(a)
Merger	Recitals
Merger Consideration	Section 2.04(a)
Merger Sub	Preamble
NASDAQ	Section 3.03(a)
NDA	Section 3.17(a)(v)
Notice of Superior Proposal	Section 6.04(d)
Order	Section 7.01(b)
Original Execution Date	Preamble
Original Merger Agreement	Preamble
Owned Real Property	Section 3.13(a)
Parent	Preamble
Parent Group	Section 8.06(h)(i)
Parent Termination Fee	Section 8.06(b)
Paying Agent	Section 2.04(a)
Per ADS Merger Consideration	Section 2.01(c)
Per Share Merger Consideration	Section 2.01(a)
Plan	Section 3.11(a)
Plan of Merger	Section 1.03
Proceeding	Section 3.10
Proxy Statement	Section 3.05(b)
Record ADS Holders	Section 6.02(a)
Record Date	Section 6.02(a)
Representatives	Section 6.03(a)
Requisite Company Vote	Section 3.04(c)
Requisite Regulatory Approvals	Section 3.05(b)
Rollover Shareholders	Recitals
SAFE	Section 3.06
Schedule 13E-3	Section 6.01(a)
SEC	Section 3.07(a)

Defined Term	Location of Definition

Securities Act	Section 3.07(a)
Share Certificates	Section 2.04(b)
Shares	Section 3.03(a)
Special Committee	Recitals
Superior Proposal	Section 6.04(h)
Superior Proposal Notice Period	Section 6.04(d)
Support Agreement	Recitals
Surviving Corporation	Section 1.01
Takeover Statute	Section 3.21
Termination Date	Section 8.02(a)
Transactions	Recitals
Uncertificated Shares	Section 2.04(b)

Section 9.04 Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.05 Interpretation.

(a) When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The symbol “$” refers to United States Dollars. All $ amounts used in Article III and Article V include the equivalent amounts denominated in other currencies. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” Reference to “day” means a calendar day unless otherwise indicated as a “Business Day.”

(b) Notwithstanding anything to the contrary elsewhere in this Agreement, (i) all references in this Agreement to “the date hereof” or “the date of this Agreement” shall refer to the Original Execution Date, (ii) the date on which the representations and warranties set forth in Articles III and IV are made shall not change as a result of the execution of this Agreement and shall be made as of such dates as they were in the Original Merger Agreement, it being agreed that if any such representations and warranties are not expressly made as of another date such representations and warranties shall be made as of the Original Execution Date, and (iii) each reference to “this Agreement” or “herein” in the representations and warranties set forth in Articles III and IV shall refer to “the Original Merger Agreement,” in each of cases (i), (ii) and (iii), unless expressly indicated otherwise in this Agreement.

Section 9.06 Entire Agreement; Assignment.

This Agreement (including the Exhibits and Schedules hereto), the Company Disclosure Schedule and the Confidentiality Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any Affiliate of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

Section 9.07 Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.05 and Section 8.06(h) (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons); provided that in no event shall any holders of Shares (including Shares represented by ADSs) or holders of Company Options, Company RSs and Company RSUs, in each case in their capacity as such, have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.08 Specific Performance.

(a) Subject to Section 9.08(b) and Section 9.08(d), the parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof by the parties, and that money damages or other legal remedies would not be an adequate remedy for such damages. Accordingly, subject to Section 9.08(b) and Section 9.08(d), the parties hereto acknowledge and hereby agree that in the event of any breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, or Parent or Merger Sub, on the other hand, shall each be entitled to specific performance of the terms hereof (including the obligation of the parties to consummate the Merger, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement by any party, in addition to any other remedy at law or equity (including, subject to Section 9.08(b), the Company demanding that Parent and Merger Sub use reasonable best efforts to obtain the Equity Financing in accordance with Section 6.07).

(b) Notwithstanding the foregoing, the Company’s right to seek or obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief, in each case, with respect to causing Parent and/or Merger Sub to cause the Equity Financing to be funded at any time and/or to effect the Closing in accordance with Section 1.02, on the terms and subject to the conditions in this Agreement, shall be subject to the satisfaction of each of the following conditions: (i) all conditions in Section 7.01 and Section 7.02 (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived, (ii) Parent and Merger Sub fail to complete the Closing by the date on which the Closing is required to have occurred pursuant to Section 1.02 and (iii) the Company has irrevocably confirmed in writing that (A) all conditions set forth in Section 7.03 have been satisfied or that it is willing to waive any of the conditions to the extent not so satisfied in Section 7.03 and (B) if specific performance is granted and the Equity Financing is funded, then the Closing will occur.

(c) Each party (i) waives any defenses in any action for an injunction or other appropriate form of specific performance or equitable relief, including the defense that a remedy at law would be adequate and (ii) waives any requirement under any Law to post a bond or other security as a prerequisite to obtaining an injunction or other appropriate form of specific performance or equitable relief.

(d) Notwithstanding anything herein to the contrary, (i) Parent and Merger Sub, on the one hand, and the Company, on the other hand, agree that the election to pursue an injunction or other appropriate form of specific performance or equitable relief shall not restrict, impair or otherwise limit Parent and Merger Sub or the Company from, in the alternative, seeking to terminate the Agreement and collect the Company Termination Fee pursuant to Section 8.06(a), Expenses under Section 8.06(d) and expenses under Section 8.06(f), by Parent on the one hand, or the Parent Termination Fee pursuant to Section 8.06(b), Expenses under Section 8.06(c) and expenses under Section 8.06(f), by the Company on the other hand and (ii) upon the payment of such amounts, the remedy of specific performance shall not be available against the party making such payment and, if such party is Parent or Merger Sub, any other member of the Parent Group or, if such party is the Company, any other member of the Company Group.

(e) This Section 9.08 shall not be deemed to alter, amend, supplement or otherwise modify the terms of any Equity Commitment Letter (including the expiration or termination provisions thereof).

Section 9.09 Governing Law; Dispute Resolution.

(a) This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of Law principles thereof that would subject such matter to the Laws of another jurisdiction, except that the following matters arising out of or relating to this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the undertaking, property and liabilities of Merger Sub in the Surviving Corporation, the cancellation of the Shares (including Shares represented by ADSs), the rights provided for in Section 238 of the CICL with respect to any Dissenting Shares, the fiduciary or other duties of the Company Board and the directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub.

(b) Subject to Section 9.08 and the last sentence of this Section 9.09(b), any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time (the “Rules”) and as may be amended by this Section 9.09. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

Section 9.10 Amendment.

This Agreement may be amended by the parties hereto at any time prior to the Effective Time by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors, and (b) with respect to the Company, by the Company Board (upon recommendation of the Special Committee); provided that after the approval of this Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration in exchange for which each Share (including Shares represented by ADSs) shall be cancelled upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.11 Waiver.

At any time prior to the Effective Time, any party hereto may by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors and (b) with respect to the Company, by action taken by or on behalf of the Special Committee, (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.12 Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CAPITALHOLD LIMITED

By:	/s/ Zhang Yingfeng
Name: Zhang Yingfeng
Title: Director

CAPITALCORP LIMITED

By:	/s/ Zhang Yingfeng
Name: Zhang Yingfeng
Title: Director

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SHANDA GAMES LIMITED

By:	/s/ Li Yao
Name: Li Yao
Title: CFO

[Signature Page to Agreement and Plan of Merger]

ANNEX A

PLAN OF MERGER

THIS PLAN OF MERGER is made on ________ 2015.

BETWEEN

(1) Capitalcorp Limited, an exempted company incorporated under the laws of the Cayman Islands on September 16, 2014, with its registered office situate at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (“Merger Sub”); and

(2) Shanda Games Limited, an exempted company incorporated under the laws of the Cayman Islands on June 12, 2008, with its registered office situate at the offices of Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (the “Company” or “Surviving Corporation” and together with Merger Sub, the “Constituent Companies”).

WHEREAS

(a) Merger Sub and the Company have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the “Agreement”) dated April 3, 2015, made between Capitalhold Limited, Merger Sub and the Company, a copy of which is attached as Appendix I to this Plan of Merger and under the provisions of Part XVI of the Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the “Companies Law”) pursuant to which the Merger Sub will merge with and into the Company and cease to exist and the Surviving Corporation will continue as the Surviving Corporation in the Merger.

(b) This Plan of Merger is made in accordance with section 233 of the Companies Law.

(c) Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement.

WITNESSETH

CONSTITUENT COMPANIES

1. The constituent companies (as defined in the Companies Law) to the Merger are Merger Sub and the Company.

NAME OF THE SURVIVING CORPORATION

2. The name of the surviving corporation (as defined in the Companies Law) shall be Shanda Games Limited.

REGISTERED OFFICE

3. The Surviving Corporation shall have its registered office at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

AUTHORIZED AND ISSUED SHARE CAPITAL

4. Immediately prior to the Effective Date (as defined below) the authorized share capital of Merger Sub was $1,000 divided into 100,000 ordinary shares of $0.01 par value per share, of which one share has been issued.

5. Immediately prior to the Effective Date the authorized share capital of the Company was $200,000,000 divided into 16,000,000,000 Class A ordinary shares of a par value of $0.01 each and 4,000,000,000 Class B ordinary shares of a par value of $0.01 each, of which [•] Class A ordinary shares and [•] Class B ordinary shares have been issued fully paid.

6. The authorized share capital of the Surviving Corporation shall be $1,000 divided into 100,000 ordinary shares of $0.01 par value per share.

7. On the Effective Date, and in accordance with the terms and conditions of the Agreement:

(a) Each Share issued and outstanding immediately prior to the Effective Date other than (i) the Excluded Shares and (ii) the Dissenting Shares shall be cancelled in exchange for the right to receive the Per Share Merger Consideration, being US$3.55 without interest.

(b) Each of the Excluded Shares issued and outstanding immediately prior to the Effective Date shall be cancelled without payment of any consideration or distribution therefor.

(c) Each of the Dissenting Shares of persons who have validly exercised and not withdrawn or lost their right to dissent from the merger pursuant to Section 238 of the Companies Law shall be exchanged for a payment of the fair value of such shares resulting from the procedure in Section 238 of the Companies Law.

(d) All Shares issued and outstanding immediately prior to the Effective Date, including Shares represented by ADSs, shall cease to be outstanding, shall be cancelled and shall cease to exist.

(e) Each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Date shall be converted into one validly issued and fully paid share of a nominal or par value $0.01 of the Surviving Corporation.

8. On the Effective Date, the rights and restrictions attaching to ordinary shares of the Surviving Corporation are set out in the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Corporation in the form attached as Appendix II to this Plan of Merger.

EFFECTIVE DATE

9. The Merger shall take effect on [●], 2015 (the “Effective Date”).

PROPERTY

10. On the Effective Date, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Corporation which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION

11. The Memorandum of Association and Articles of Association of the Surviving Corporation shall be amended and restated in the form attached as Appendix II to this Plan of Merger on the Effective Date.

DIRECTORS BENEFITS

12. There are no amounts or benefits payable to the directors of the Constituent Companies upon the Merger taking effect.

DIRECTORS OF THE SURVIVING CORPORATION

13. The names and addresses of the directors of the Surviving Corporation are as follows:

NAME	ADDRESS

SECURED CREDITORS

14. Merger Sub has no secured creditors and has granted no fixed or floating security interests that are outstanding as of immediately prior to the Merger; and the Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

RIGHT OF TERMINATION

15. This Plan of Merger may be terminated pursuant to the terms and conditions of the Agreement at any time prior to the Effective Date.

APPROVAL AND AUTHORIZATION

16. This Plan of Merger has been approved by the board of directors of each of Merger Sub and the Company pursuant to Section 233(3) of the Companies Law.

17. This Plan of Merger has been authorized by the shareholders of each of Merger Sub and the Company pursuant to Section 233(6) of the Companies Law.

COUNTERPARTS

18. This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

19. This Plan of Merger shall be governed by and construed in accordance with the Laws of the Cayman Islands.

For and on behalf of Capitalcorp Limited:

[Name]

Director

For and on behalf of the Company:

[Name]

Director

APPENDIX I

(the Agreement)

APPENDIX II

(Amended and Restated Memorandum of Association and Articles of Association of the Surviving Corporation)

ANNEX B

PLAN OF MERGER

THIS PLAN OF MERGER is made on ________ 2015.

BETWEEN

(1) Capitalcorp Limited, an exempted company incorporated under the laws of the Cayman Islands on September 16, 2014, with its registered office situate at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (“Merger Sub”); and

(2) Shanda Games Limited, an exempted company incorporated under the laws of the Cayman Islands on June 12, 2008, with its registered office situate at the offices of Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (the “Company” or “Surviving Corporation” and together with Merger Sub, the “Constituent Companies”).

WHEREAS

(a) Merger Sub and the Company have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the “Agreement”) dated April 3, 2015, made between Capitalhold Limited, Merger Sub and the Company, a copy of which is attached as Appendix I to this Plan of Merger and under the provisions of Part XVI of the Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the “Companies Law”) pursuant to which the Merger Sub will merge with and into the Company and cease to exist and the Surviving Corporation will continue as the Surviving Corporation in the Merger.

(b) This Plan of Merger is made in accordance with section 233 of the Companies Law.

(c) Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement.

WITNESSETH

CONSTITUENT COMPANIES

1. The constituent companies (as defined in the Companies Law) to the Merger are Merger Sub and the Company.

NAME OF THE SURVIVING CORPORATION

2. The name of the surviving corporation (as defined in the Companies Law) shall be Shanda Games Limited.

REGISTERED OFFICE

3. The Surviving Corporation shall have its registered office at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

AUTHORIZED AND ISSUED SHARE CAPITAL

4. Immediately prior to the Effective Date (as defined below) the authorized share capital of Merger Sub was $1,000 divided into 100,000 ordinary shares of $0.01 par value per share, of which one share has been issued.

5. Immediately prior to the Effective Date the authorized share capital of the Company was $200,000,000 divided into 16,000,000,000 Class A ordinary shares of a par value of $0.01 each and 4,000,000,000 Class B ordinary shares of a par value of $0.01 each, of which [•] Class A ordinary shares and [•] Class B ordinary shares have been issued fully paid.

6. The authorized share capital of the Surviving Corporation shall be $1,000 divided into 100,000 ordinary shares of $0.01 par value per share.

7. On the Effective Date, and in accordance with the terms and conditions of the Agreement:

(a) Each Share issued and outstanding immediately prior to the Effective Date other than (i) the Excluded Shares and (ii) the Dissenting Shares shall be cancelled in exchange for the right to receive the Per Share Merger Consideration, being US$3.55 without interest.

(b) Each of the Excluded Shares issued and outstanding immediately prior to the Effective Date shall be cancelled without payment of any consideration or distribution therefor.

(c) Each of the Dissenting Shares of persons who have validly exercised and not withdrawn or lost their right to dissent from the merger pursuant to Section 238 of the Companies Law shall be exchanged for a payment of the fair value of such shares resulting from the procedure in Section 238 of the Companies Law.

(d) All Shares issued and outstanding immediately prior to the Effective Date, including Shares represented by ADSs, shall cease to be outstanding, shall be cancelled and shall cease to exist.

(e) Each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Date shall be converted into one validly issued and fully paid share of a nominal or par value $0.01 of the Surviving Corporation.

8. On the Effective Date, the rights and restrictions attaching to ordinary shares of the Surviving Corporation are set out in the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Corporation in the form attached as Appendix II to this Plan of Merger.

EFFECTIVE DATE

9. The Merger shall take effect on [●], 2015 (the “Effective Date”).

PROPERTY

10. On the Effective Date, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Corporation which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION

11. The Memorandum of Association and Articles of Association of the Surviving Corporation shall be amended and restated in the form attached as Appendix II to this Plan of Merger on the Effective Date.

DIRECTORS BENEFITS

12. There are no amounts or benefits payable to the directors of the Constituent Companies upon the Merger taking effect.

DIRECTORS OF THE SURVIVING CORPORATION

13. The names and addresses of the directors of the Surviving Corporation are as follows:

NAME	ADDRESS

SECURED CREDITORS

14. Merger Sub has no secured creditors and has granted no fixed or floating security interests that are outstanding as of immediately prior to the Merger; and the Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

RIGHT OF TERMINATION

15. This Plan of Merger may be terminated pursuant to the terms and conditions of the Agreement at any time prior to the Effective Date.

APPROVAL AND AUTHORIZATION

16. This Plan of Merger has been approved by the board of directors of each of Merger Sub and the Company pursuant to Section 233(3) of the Companies Law.

17. This Plan of Merger has been authorized by the shareholders of each of Merger Sub and the Company pursuant to Section 233(6) of the Companies Law.

COUNTERPARTS

18. This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

19. This Plan of Merger shall be governed by and construed in accordance with the Laws of the Cayman Islands.

For and on behalf of Capitalcorp Limited:

[Name]

Director

For and on behalf of the Company:

[Name]

Director

APPENDIX I

(the Agreement)

APPENDIX II

(Amended and Restated Memorandum of Association and Articles of Association of the Surviving Corporation)

ANNEX C

Opinion of Merrill Lynch as Financial Advisor

April 3, 2015

The Special Committee of Independent Directors of the Board
Shanda Games Limited
No. 1 Office Building

No. 690 Bibo Road

Pudong New Area

Shanghai 201203

The People’s Republic of China

Members of the Special Committee of Independent Directors of the Board:

We understand Capitalhold Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Capitalcorp limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and Shanda Games Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company” or “Shanda”) propose to enter into the Agreement (as defined below), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”) with the Company surviving the Merger (the “Surviving Corporation”) and that,

(a) each Class A ordinary share, par value $0.01 each, of the Company (a “Class A Share” or, collectively, the “Class A Shares”) issued and outstanding other than the Excluded Shares (as defined below), Shares (as defined below) as to which dissenters’ rights have been validly exercised (the “Dissenting Shares”), Class A Shares represented by ADSs (as defined below), Company RSs (as defined below) and RSUs (as defined below), shall be cancelled in exchange for the right to receive $3.55 in cash per Class A Share without interest (the “Per Share Merger Consideration”); and

(b) each American Depositary Share, representing two (2) Class A Shares (each, an “ADS” or collectively, the “ADSs”), issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares), and each Class A Share represented by such ADSs, shall be cancelled in exchange for the right to receive $7.10 in cash per ADS without interest (the “Per ADS Merger Consideration”) pursuant to the terms and conditions set forth in the Agreement.

We further understand that (a)(i) the Class B ordinary shares, par value $0.01 each, of the Company (together with the Class A Shares, the “Shares”) held by Zhongrong Shengda Investment Holdings (Hong Kong) Company Limited and Yili Shengda Investment Holdings (Hong Kong) Company Limited, (ii) the Class A Shares and ADSs held by Zhongrong Investment Holdings (Hong Kong) Co., Ltd., Orient Hongtai (Hong Kong) Limited, Orient Hongzhi (Hong Kong) Limited and Hao Ding International Limited (collectively, subclauses (i) and (ii), the “Rollover Shares”), (iii) the Shares and ADSs held by Parent, the Company or any of their subsidiaries (together with the Rollover Shares, the “Excluded Shares”), and (iv) the Shares represented by ADSs representing such Excluded Shares, will be cancelled without payment of any consideration and (b) Dissenting Shares, Company RSs and RSUs will be cancelled and will represent the right to receive certain payments under the terms of the Agreement. “Company RSs” and “Company RSUs” are defined in the Agreement as shares of restricted stock and restricted stock units respectively, granted under the Company’s Share Incentive Plan on or prior to the Closing Date (as defined in the Agreement), the restrictions over which have not lapsed on or prior to the Closing Date in accordance with the terms thereof. The terms and conditions of the Merger are more fully set forth in the Agreement.

C-1

The Special Committee of Independent Directors of the Board

Shanda Games Limited

You have asked Merrill Lynch (Asia Pacific) Limited (“Merrill Lynch”) to provide an opinion (this “Opinion”) to the Special Committee of the Independent Directors of the Board of the Company (the “Special Committee”) as to the fairness, from a financial point of view, to the holders of the Shares or ADSs (other than holders of Excluded Shares) of the Per Share Merger Considerations or the Per ADS Merger Consideration, as applicable, to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(1)	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including certain public research analyst estimates with respect to the future financial performance of the Company;

(2)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with us by the management of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company (such forecasts, the “Management Forecasts”);

(3)	discussed the past and current business, operations, financial condition and prospects of the Company with members of senior management of the Company;

(4)	reviewed the trading history for the ADSs and a comparison of that trading history with the trading histories of certain other publicly traded companies we deemed relevant;

(5)	compared certain financial and stock market information of the Company with similar information of certain other publicly traded companies we deemed relevant;

(6)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(7)	reviewed a draft of the Agreement and Plan of Merger among Parent, Merger Sub and the Company dated April 3, 2015 (the “Agreement”); and

(8)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate, including our assessment of general economic, market and monetary conditions.

C-2

The Special Committee of Independent Directors of the Board

Shanda Games Limited

In arriving at this Opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Management Forecasts, we have been advised by Company, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we made any physical inspection of the properties or assets of the Company. We have not evaluated the solvency or fair value of the Company under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of the Company, that the final executed Agreement will not differ in any material respect from the draft dated April 3, 2015 reviewed by us. We have also assumed, at the direction of the Company, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on the Company or the contemplated benefits of the Merger.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Per Share Merger Consideration or the Per ADS Merger Consideration to the extent specified herein), including, without limitation, the form or structure of the Merger. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Per Share Merger Consideration and the Per ADS Merger Consideration, as the case may be, to be paid to the holders of the Shares or ADSs (other than holders of Excluded Shares), in the Merger and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Per Share Merger Consideration or the Per ADS Merger Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

We have acted as financial advisor to the Special Committee in connection with the Merger and will receive a fee for our services, a significant portion of which is payable upon the completion of our work and the rendering of this Opinion. In addition, the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company and certain of their respective affiliates.

We and our affiliates in the past have provided, and in the future may provide, investment banking, commercial banking and other financial services to the Company and certain of its affiliates, including acting as financial advisor to the Special Committee of the Independent Board of Directors of Shanda Interactive Entertainment Limited in a “going-private” proposal until the completion of that role on February 14, 2012 and acting as Joint Bookrunner in connection with the proposed Initial Public Offering of Cloudary Corporation until the termination of that role prior to July 12, 2011 and in the future may receive compensation for the rendering of any such investment banking, commercial banking or any other financial services.

C-3

The Special Committee of Independent Directors of the Board

Shanda Games Limited

It is understood that this letter is for the benefit and use of the Special Committee (in its capacity as such) in connection with and for purposes of its evaluation of the Merger. Except to the extent legally required, this Opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party, nor shall any public reference to us be made, for any purpose whatsoever except with our prior written consent in each instance; provided, however, that the Company may reproduce this Opinion in full, and also may include references to us and our Opinion, in any Schedule 13E-3, proxy statement or Schedule 14D-9 relating to the Merger that the Company is required to file under the Exchange Act, and to distribute to its shareholders; and provided further that, all references to us or our Opinion in any such document and the description or inclusion of our Opinion therein shall be subject to our prior written consent (such consent not to be unreasonably withheld) as to form and substance.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this Opinion was approved by our Asia Pacific and Americas Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Per Share Merger Consideration or Per ADS Merger Consideration, as applicable, to be received in the Merger by holders of the Class A Shares or ADSs (other than holders of Excluded Shares) is fair, from a financial point of view, to such holders.

Very truly yours,

MERRILL LYNCH (ASIA PACIFIC) LIMITED

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ANNEX D

Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) – Section 238

Companies Law (2013 Revision)

Rights of dissenters

238. (1)  A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2)  A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)  An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorised by the vote.

(4)  Within twenty days immediately following the date on which the vote of members giving authorisation for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.

(5)  A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating:

(a)	his name and address;

(b)	the number and classes of shares in respect of which he dissents;

and

(c)	a demand for payment of the fair value of his shares.

(6)  A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7)  Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8)  Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9)  If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires:

(a)  the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)  the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

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(10)  A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11)  At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)  Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)  The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15) Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16) The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

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EXECUTION VERSION

CONFIDENTIAL

ANNEX E

Support Agreement

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is entered into as of April 3, 2015 by and among (1) Capitalhold Limited, a Cayman Islands exempted company (“Parent”) and (2) certain shareholders of Shanda Games Limited, a Cayman Islands exempted company (the “Company”), listed on Schedule A hereto (each, a “Shareholder” and collectively, the “Shareholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, Capitalcorp Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, each Shareholder is the beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of certain ordinary shares of the Company (“Shares”) (including Shares represented by American Depositary Shares (the “ADSs”), each representing two Class A ordinary shares of the Company, par value US$0.01 per share (“Class A Shares”)) as set forth in the column titled “Owned Shares” opposite such Shareholder’s name on Schedule A hereto (such Shares, together with any other Shares acquired (whether beneficially or of record) by such Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of such Shareholder’s obligations under this Agreement, including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Company Options or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Securities”);

WHEREAS, in connection with the consummation of the Merger, each Shareholder agrees to (a) the cancellation of the Shares (including Shares represented by ADSs) as set forth in the column titled “Rollover Shares” opposite such Shareholder’s name on Schedule A hereto (the “Rollover Shares”) for no consideration in the Merger, (b) subscribe for newly issued Parent Shares (as defined below) immediately prior to the Closing, and (c) vote the Securities at the Shareholders’ Meeting in favor of the Merger, in each case upon the terms and conditions set forth herein;

WHEREAS, receipt of the Requisite Company Vote is a condition to the consummation of the Merger;

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Shareholders are entering into this Agreement;

WHEREAS, the Shareholders acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Shareholders set forth in this Agreement; and

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NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1            Voting. From and after the date hereof until the earlier of the (x) Closing and the (y) termination of the Merger Agreement pursuant to and in compliance with the terms therein (such earlier time, the “Expiration Time”), each Shareholder hereby irrevocably and unconditionally agrees that at the Shareholders’ Meeting or any other annual or special meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) – (f) hereof is to be considered (and any adjournment or postponement thereof), such Shareholder shall (i) cause its representative(s) to appear at such meeting or otherwise cause its Securities to be counted as present thereat for purposes of determining whether a quorum is present and (ii) vote or cause to be voted (including by proxy, if applicable) all of such Shareholder’s Securities:

(a)                for the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions,

(b)               against any Competing Transaction or any other transaction, proposal, agreement or action made in opposition to approval of the Merger Agreement or in competition or inconsistent with the Transactions, including the Merger,

(c)                against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect any of the Transactions, including the Merger, or this Agreement or the performance by such Shareholder of its obligations under this Agreement,

(d)               against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Shareholder contained in this Agreement or otherwise reasonably requested by Parent in order to consummate the Transactions, including the Merger,

(e)                in favor of any adjournment or postponement of the Shareholders’ Meeting or other annual or special meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) – (f) hereof is to be considered (and any adjournment or postponement thereof) as may be reasonably requested by Parent, and

(f)                in favor of any other matter necessary to effect the Transactions, including the Merger.

Section 1.2            Grant of Irrevocable Proxy; Appointment of Proxy.

(a)                Each Shareholder hereby irrevocably appoints Parent and any designee thereof as its proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy, if applicable) such Shareholder’s Securities in accordance with Section 1.1 above at the Shareholders’ Meeting or other annual or special meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 1.1 above is to be considered, in each case prior to the Expiration Time. Each Shareholder represents that all proxies, powers of attorney, instructions or other requests given by such Shareholder prior to the execution of this Agreement in respect of the voting of such Shareholder’s Securities, if any, are not irrevocable and each Shareholder hereby revokes any and all previous proxies, powers of attorney, instructions or other requests with respect to such Shareholder’s Securities. Each Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

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(b)               Each Shareholder affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable prior to the Expiration Time. If for any reason the proxy granted herein is not irrevocable, then each Shareholder agrees to vote such Shareholder’s Securities in accordance with Section 1.1 above prior to the Expiration Time. The parties hereto agree that the foregoing is a voting agreement.

Section 1.3            Restrictions on Transfers. Except as provided for in Article II below or pursuant to the Merger Agreement each Shareholder hereby agrees that, from the date hereof until the Expiration Time, such Shareholder shall not, directly or indirectly, (a) offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Securities or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Securities and (x) has, or would reasonably be expected to have, the effect of reducing or limiting such Shareholder’s economic interest in such Securities and/or (y) grants a third party the right to vote or direct the voting of such Securities, (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) convert or exchange, or take any action which would result in the conversion or exchange of, any Securities, (d) knowingly take any action that would make any representation or warranty of such Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Shareholder from performing any of its obligations under this Agreement, or (e) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b), (c) or (d).

ARTICLE II
ROLLOVER SHARES

Section 2.1            Cancellation of Rollover Shares. Subject to the terms and conditions set forth herein, (a) each Shareholder agrees that its Rollover Shares shall be cancelled at the Closing for no consideration, and (b) other than its Rollover Shares, all equity securities of the Company held by such Shareholder, if any, shall be treated as set forth in the Merger Agreement and not be affected by the provisions of this Agreement. Each Shareholder will take all actions necessary to cause the number of Rollover Shares opposite such Shareholder’s name on Schedule A hereto to be treated as set forth herein.

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Section 2.2            Subscription of Parent Shares. Immediately prior to the Closing, in consideration for the cancellation of the Rollover Shares held by each Shareholder in accordance with Section 2.1, Parent shall issue to such Shareholder (or, if designated by such Shareholder in writing, an Affiliate of such Shareholder), and such Shareholder or its Affiliate (as applicable) shall subscribe for, the number of newly issued Class A ordinary shares of Parent, par value US$0.00001 per share (the “Class A Parent Shares”) or Class B ordinary shares of Parent, par value US$0.00001 per share (the “Class B Parent Shares”, together with the Class A Parent Shares, the “Parent Shares”) set forth in the column titled “Parent Shares” opposite such Shareholder’s name on Schedule A hereto, at a consideration per share equal to its par value. Each Shareholder hereby acknowledges and agrees that (a) delivery of such Parent Shares shall constitute complete satisfaction of all obligations towards or sums due to such Shareholder by Parent and Merger Sub in respect of the Rollover Shares held by such Shareholder and cancelled at the Closing as contemplated by Section 2.1 above, and (b) such Shareholder shall have no right to any Merger Consideration in respect of the Rollover Shares held by such Shareholder.

Section 2.3            Rollover Closing. Subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in Section 7.01 and Section 7.02 of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the subscription and issuance of Parent Shares contemplated hereby shall take place immediately prior to the Closing (the “Rollover Closing”). For the avoidance of doubt, Schedule A sets forth opposite each Shareholder’s name the number of (a) Rollover Shares of such Shareholder, (b) Shares owned by such Shareholder as of the date hereof and (c) Parent Shares to be issued to such Shareholder at the Rollover Closing.

Section 2.4            Deposit of Rollover Shares. No later than three (3) Business Days prior to the Closing, each Shareholder and any agent of such Shareholder holding certificates evidencing any Rollover Shares shall deliver or cause to be delivered to Parent all certificates representing such Rollover Shares in such person’s possession, for disposition in accordance with the terms of this Agreement; such certificates and documents shall be held by Parent or any agent authorized by Parent until the Closing.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS
OF THE SHAREHOLDERS

Section 3.1            Representations and Warranties. Each Shareholder, severally and not jointly, represents and warrants to Parent as of the date hereof and as of the Closing:

(a)                such Shareholder has the requisite corporate power and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby;

(b)               this Agreement has been duly executed and delivered by such Shareholder and the execution, delivery and performance of this Agreement by such Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such Shareholder and no other corporate actions or proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

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(c)                assuming due authorization, execution and delivery by Parent, this Agreement constitutes a legal, valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(d)               (i) such Shareholder (A) is and, immediately prior to the Closing, will be the record and beneficial owner of, and has and will have good and valid title to, the Securities, free and clear of Liens other than as created by this Agreement, and (B) has and will have sole or shared (together with Affiliates controlled by such Shareholder) voting power, power of disposition, and power to demand dissenter’s rights, in each case with respect to all of the Securities, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the Cayman Islands, Laws of the People’s Republic of China and the terms of this Agreement; (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Shareholder is a party relating to the pledge, disposition or voting of any of its Securities and its Securities are not subject to any voting trust agreement or other Contract to which such Shareholder is a party restricting or otherwise relating to the voting or Transfer of such Securities other than this Agreement; (iii) such Shareholder has not Transferred any interest in any of the Securities; (iv) as of the date hereof, other than its Owned Shares, such Shareholder does not own, beneficially or of record, or have the right to acquire, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities); and (v) such Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of its Owned Shares, except as contemplated by this Agreement.

(e)                Except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Shareholder for the execution, delivery and performance of this Agreement by such Shareholder or the consummation by such Shareholder of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by such Shareholder, nor the consummation by such Shareholder of the transactions contemplated hereby, nor compliance by such Shareholder with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of such Shareholder, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Shareholder pursuant to any Contract to which such Shareholder is a party or by which such Shareholder or any property or asset of such Shareholder is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Shareholder or any of such Shareholder’s properties or assets;

(f)                on the date hereof, there is no Action pending against such Shareholder or, to the knowledge of such Shareholder, any other person or, to the knowledge of such Shareholder, threatened against any such Shareholder or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Shareholder of its obligations under this Agreement;

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(g)               such Shareholder has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning Parent Shares and such Shareholder acknowledges that it has been advised to discuss with its own counsel the meaning and legal consequences of such Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby; and

(h)               such Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

Section 3.2            Covenants. Each Shareholder hereby:

(a)                agrees, prior to the Expiration Time, not to knowingly take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Shareholder of its obligations under this Agreement;

(b)               irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Shareholder may have with respect to such Shareholder’s Securities (including without limitation any rights under Section 238 of the CICL) prior to the Expiration Time;

(c)                agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), such Shareholder’s identity and beneficial ownership of Shares or other equity securities of the Company and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement;

(d)               agrees and covenants, severally and not jointly, that such Shareholder shall promptly notify Parent of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by such Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof;

(e)                agrees and covenants that each Shareholder who is, or whose ultimate shareholder is, deemed to be a resident of the PRC under the Laws of the PRC, shall, as soon as practicable after the date hereof, use its reasonable best efforts to (i) submit an application to the State Administration of Foreign Exchange (“SAFE”) for the registration of its holding of Shares (whether directly or indirectly) in the Company in accordance with the requirements of SAFE Circular 75 (or any successor Law, rule or regulation) and (ii) complete such registration prior to the Closing; and

(f)                agrees further that, upon request of Parent, such Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions of this Agreement.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to each Shareholder that as of the date hereof and as of the Closing:

(a)                Parent is duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate actions or proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Assuming due authorization, execution and delivery by the Shareholders, this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)               Except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which Parent or any of its property or asset is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its properties or assets.

(c)                At and immediately after the Closing, the authorized capital stock of Parent shall consist of 1,000,000,000 Parent Shares, of which a number of Parent Shares as set forth in Schedule A shall be issued and outstanding (collectively, the “Issued Shares”). The Issued Shares, together with the Parent Shares to be issued to the Sponsors at the Closing pursuant to the Consortium Agreement and the Equity Commitment Letters, shall be all of the Parent Shares outstanding at and immediately after the Closing.

(d)               At the Closing, the Parent Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, free and clear of all claims, liens and encumbrances, other than restrictions arising under applicable securities Laws.

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ARTICLE V
TERMINATION

This Agreement, and the obligations of the Shareholders hereunder (including, without limitation, Section 1.2 hereof), shall terminate and be of no further force or effect immediately upon the earlier to occur of (a) the Closing and (b) the date of termination of the Merger Agreement in accordance with its terms; provided, that this Article V and Article VI shall survive any termination of this Agreement. Nothing in this Article V shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement. If for any reason the Merger fails to occur but the Rollover Closing contemplated by Article II has already taken place, then Parent shall promptly take all such actions as are necessary to restore each Shareholder to the position it was in with respect to ownership of the Rollover Shares prior to the Rollover Closing.

ARTICLE VI

MISCELLANEOUS

Section 6.1            Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by international overnight courier to the respective parties at the address set forth on the signature pages hereto under each party’s name (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.1).

Section 6.2            Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 6.3            Entire Agreement. This Agreement, the Consortium Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 6.4            Specific Performance. Each party acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and therefore agrees that, in addition to and without limiting any other remedy or right available to the parties, each party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by a party.

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Section 6.5            Amendments; Waivers. At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Shareholders and Parent, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 6.6            Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 6.7            Dispute Resolution.

(a)                Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time (the “Rules”) and as may be amended by this Section 6.7. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b)               Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 6.7, any party may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 6.7(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 6.7(a) in any way.

Section 6.8            No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement.

E-9

Section 6.9            Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent, as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of each Shareholder, his, her or its estate, heirs, beneficiaries, personal representatives and executors.

Section 6.10        No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 6.11        Counterparts. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties; provided, however, that if any of the Shareholders fails for any reason to execute, or perform its obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

[Signature Pages to follow]

E-10

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

PARENT

CAPITALHOLD LIMITED

By: /s/ Yingfeng Zhang
 Name: Yingfeng Zhang
 Title: Director

Notice details:

Address: No. 19, Lane 666, Zhangheng Road,
Pudong New Area, Shanghai, China

Attention: Yingfeng Zhang

Facsimile: +86 21 5027 0092

Address: Zhongyin Avenue, The Cashmere Industrial Park, Lingwu, Ningxia Province, China

Attention: Xiaofei Chen

Facsimile: +86 591 4519290

with a copy to (which alone shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, P.C. Address: Jin Mao Tower, 38F, Unit 3,

88 Century Blvd, Pudong

Shanghai 200121

Attention: Zhan Chen

Facsimile: +86 21 6165 1799

[Signature Page to Support Agreement]

E-11

SHAREHOLDERS

Yili Shengda Investment Holdings (Hong Kong) Company Limited

By: /s/ Yingfeng Zhang

Name:  Yingfeng Zhang

Title:  Director

Notice details:

Address: No. 19, Lane 666, Zhangheng Road,
Pudong New Area, Shanghai, China

Attention: Yingfeng Zhang

Facsimile: +86 21 5027 0092

With a copy to (which alone shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, P.C. Address: Jin Mao Tower, 38F, Unit 3,

88 Century Blvd, Pudong

Shanghai 200121

Attention: Zhan Chen

Facsimile: +86 21 6165 1799

[Signature Page to Support Agreement]

E-12

SHAREHOLDERS

Zhongrong Shengda Investment Holdings (Hong Kong) Company Limited

By: /s/ Shengming Ma

Name:  Shengming Ma

Title:  Director

Zhongrong Investment Holdings (Hong Kong) Co., Ltd.

By: /s/ Shengming Ma

Name:  Shengming Ma

Title:  Director

Notice details:

Address: Zhongyin Avenue, The Cashmere Industrial Park, Lingwu, Ningxia Province, China

Attention: Xiaofei Chen

Facsimile: +86 591 4519290

With a copy to each of (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, P.C. Address: Jin Mao Tower, 38F, Unit 3,

88 Century Blvd, Pudong

Shanghai 200121

Attention: Zhan Chen

Facsimile: +86 21 6165 1799

Skadden, Arps, Slate, Meagher & Flom LLP

Address: 30F China World Office 2

No. 1 Jianguomenwai Avenue,

Beijing 100004

Attention: Peter Huang

Facsimile: +86 10 6535 5577

[Signature Page to Support Agreement]

E-13

SHAREHOLDERS

Orient Hongtai (Hong Kong) Limited

By: /s/ Yuntao Ma

Name:  Yuntao Ma

Title:  Director

Orient Hongzhi (Hong Kong) Limited

By: /s/ Yuntao Ma

Name:  Yuntao Ma

Title:  Director

Notice details:

Address: 100 Queens Road C, Central District, Hong Kong, People’s Republic of China, SAR

Attention:

Facsimile:

With a copy to (which shall not constitute notice):

DaCheng Law Offices LLP

Address: 2 Wall Street, 21st Floor,

New York, NY 10005

Attention: Ling Xiao

Facsimile: +1 212 810 1995

[Signature Page to Support Agreement]

E-14

SHAREHOLDERS

Hao Ding International Limited

By: /s/ Jing Liu

Name:  Jing Liu

Title:  Director

Notice details:

Address: Room 2802, No. 689 Guangdong Road, Huangpu District, Shanghai

Attention:

Facsimile:

With a copy to (which shall not constitute notice):

DaCheng Law Offices LLP

Address: 2 Wall Street, 21st Floor,

New York, NY 10005

Attention: Ling Xiao

Facsimile: +1 212 810 1995

[Signature Page to Support Agreement]

E-15

SCHEDULE A

Rollover Shares

Shareholder	Owned Shares	Rollover Shares	Parent Shares
Yili Shengda Investment Holdings (Hong Kong) Company Limited	48,759,187 Class B Shares	48,759,187 Class B Shares	48,759,187 Class B Parent Shares
Zhongrong Shengda Investment Holdings (Hong Kong) Company Limited	48,759,187 Class B Shares	48,759,187 Class B Shares	48,759,187 Class B Parent Shares
Zhongrong Investment Holdings (Hong Kong) Co., Ltd.	80,577,828 Class A Shares	80,577,828 Class A Shares	80,577,828 Class A Parent Shares
Orient Hongtai (Hong Kong) Limited	61,776,334 Class A Shares	61,776,334 Class A Shares	61,776,334 Class A Parent Shares
Orient Hongzhi (Hong Kong) Limited	61,776,335 Class A Shares	61,776,335 Class A Shares	61,776,335 Class A Parent Shares
Hao Ding International Limited	107,438,129 Class A Shares	107,438,129 Class A Shares	107,438,129 Class A Parent Shares

[Schedule A to Support Agreement]

E-16

ANNEX F

Directors and Executive Officers of Each Filing Person

1.	Directors and Executive Officers of the Company

The Company is an exempted company with limited liability incorporated under the laws of the Cayman Islands with its principal business address at No. 1 Office Building, No. 690 Bibo Road, Pudong New Area, Shanghai 201203, the PRC. The telephone number of the Company’s principal executive office is +86 21 5050 4740.

During the last five years, none of the Company or any of its directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The name, business address, present principal employment and citizenship of each director and executive officer of the Company are set forth below. Unless otherwise indicated, the business address of each director and executive officer is No. 1 Office Building, No. 690 Bibo Road, Pudong New Area, Shanghai 201203, the PRC.

Name	Business Address	Present Principal Employment	Principal Business of Organization	Citizenship
Yingfeng Zhang	No. 1 Office Building, No. 690 Bibo Road, Pudong New Area, Shanghai 201203, PRC	Acting Chief Executive Officer Shanda Games Limited	Online game developer, operator, publisher	PRC
Shaolin Liang	Sixth Floor, Heping Mansion, No. 6 Laiguangying East Road, Chaoyang District, Beijing 100102, PRC	Vice General Manager Ningxia Zhongyincashmere International Group Co., Ltd.	Manufacturer of cashmere products	PRC
Danian Chen	No 1, Lane 666, Zhangheng Road Pudong New Area Shanghai 201203, PRC	Chariman, Chief Executive Officer Shanghai Lianshang Network Technology Ltd.	Technology developer	PRC
Li Yao	No 1, Lane 666, Zhangheng Road Pudong New Area Shanghai 201203, PRC	Chief Financial Officer Shanda Games Limited	Online game developer, operator, publisher	PRC
Lijun Lin	22/F Aurora Plaza 99 Fucheng Road, Pudong Shanghai 200120, PRC	Director Shanda Games Limited	Online game developer, operator, publisher	PRC
Heng Wing Chan	Tanglin, Singapore 248163	Senior advisor Singapore Ministry of Foreign Affairs	Government	Singapore
Yong Gui	220 Handan Road Shanghai 200433, PRC	Professor Fudan University	Education	PRC
Tunghai Chien	No. 1 Office Building, No. 690 Bibo Road, Pudong New Area, Shanghai 201203, PRC	President Shanda Games Limited	Online game developer, operator, publisher	Republic of Korea
Jisheng Zhu	No. 1 Office Building, No. 690 Bibo Road, Pudong New Area, Shanghai 201203, PRC	Chief Operating Officer Shanda Games Limited	Online game developer, operator, publisher	PRC
Jin Zhang	No. 1 Office Building, No. 690 Bibo Road, Pudong New Area, Shanghai 201203, PRC	Chief Administrative Officer Shanda Games Limited	Online game developer, operator, publisher	PRC

F-1

Mr. Yingfeng Zhang has served as the chairman of the Board since November 2014 and as a director and the acting chief executive officer of the Company since October 2014. Mr. Zhang joined Shanda Interactive in 2001 and was the head of the legal and intellectual property department of Shanda Interactive and in charge of screening, negotiations and licensing of online games, including “Mir II.” After the spinoff of the Company from Shanda Interactive in 2009, Mr. Zhang served as the general counsel of Shanda Interactive from April 4, 2008 to September 14, 2011, and as the co-general counsel of Shanda Interactive from September 15, 2011 to December 16, 2014. Mr. Zhang also served as a vice president of Shanda Interactive from August 10, 2011 to December 16, 2014, and as was a partner of Shanda Capital Limited. On behalf of Shanda Interactive, he was involved in the daily operations of various subsidiaries of Shanda Interactive, including Hangzhou Bianfeng Networking Technology Co., Ltd., Haofang Co., Ltd. and us. Mr. Zhang also has extensive experience in capital market transactions and participated in the initial public offering of Shanda Interactive and the Company, the privatization of Shanda Interactive, and the trade sale of Hangzhou Bianfeng Networking Technology Co., Ltd. and Haofang Co., Ltd. Before joining Shanda Interactive, Mr. Zhang worked with Shanghai Hujiang Law Firm. Mr. Zhang holds a bachelor’s degree in law from East China University of Political Science and Law and an LL.M. degree from SMU Dedman School of Law.

Mr. Shaolin Liang has served as a director of the Company since February 2015. Mr. Shaolin Liang has served as a vice general manager at Ningxia since February 2015. Mr. Liang previously served at Zhongyin Cashmere, a company listed on the Shenzhen Stock Exchange, as a vice general manager from December 2007 to February 2015 and as a member of its board of directors from December 2007 to December 2014. From 1999 to December 2007, he served as a vice president of Zhongyin Cashmere. From 1995 to 1999, Mr. Liang served as the section chief of the State Post Bureau of the PRC. He worked for the State Post Bureau of the PRC and Beijing Municipal Postal Administration from March 1986 to 1992 and from 1983 to 1986, respectively. Mr. Liang received his bachelor’s degree from Beijing University of Posts and Telecommunications in 1982 and a master’s degree in project planning and development from the University of Bradford in 1994.

Mr. Danian Chen has served as a director of the Company since June 2008. Mr. Danian Chen has served as the chairman and the chief executive officer of  Shanghai Lianshang Network Technology Ltd.( 上海连尚网络科技有限公司 ) since October 2013. Mr. Danian Chen is one of the co-founders of Shanda Interactive. Mr. Danian Chen has served in various capacities at Shanda Interactive, most recently as the chief operating officer from 2008 to 2012. Mr. Chen is also a member of the board of directors of Shanda Interactive, a position which he has held since its inception in 1999, and Cloudary Corporation. Mr. Danian Chen is the brother of Mr. Chen, a former chairman of the Board.

Mr. Li Yao has served as a director of the Company since March 2013 and the chief financial officer of the Company since April 2015. Mr. Yao has served as a director of Actoz since March 2013 and previously as a director and the chief financial officer of Actoz from March 2008 to March 2012 and from March 2008 to July 2011, respectively. Mr. Yao served as Shanda Interactive’s senior vice president and head of finance from June 2013 to April 2015, previously as a vice president and the head of finance of Shanda Interactive from November 2007 to June 2013, and as acting chief finance officer of Ku6 Media Co., Ltd. from October 2009 to September 2010. Prior to joining Shanda Interactive, Mr. Yao worked for over 11 years at KPMG Huazhen Certified Public Accountants (Special General Partnership). Mr. Yao graduated from the College of International Business and Management of Shanghai University with a finance major and an executive master of business administration degree from Fudan University. Mr. Yao is a member of the Institute of Certified Public Accountants of the PRC.

Mr. Lijun Lin has served as a director of the Company since May 2009. Mr. Lin previously served as the chief executive officer of China Universal Asset Management Co., Ltd., which is one of the largest asset managers in the PRC and an affiliate of Orient Hongtai and Orient Hongzhi, each of which is a member of the Buyer Group, from April 2004 to April 2015. Prior to that, he served as a manager and an assistant director of the listing department of the Shanghai Stock Exchange and served at the China Securities Regulatory Commission (“CSRC”) as a regulator. Mr. Lin obtained a bachelor’s and a master’s degree in economics from Fudan University and a master of business administration degree from the Harvard Business School.

Mr. Heng Wing Chan has served as a director of the Company since June 2009. Mr. Chan currently serves as a senior advisor to the Singapore Ministry of Foreign Affairs and is Singapore’s High Commissioner to the People’s Republic of Bangladesh, resident in Singapore. Mr. Chan also serves as an independent director of Banyan Tree Holdings, a resort development and management group, and Fraser Centrepoint Limited, a property development and hospitality company, each of which is listed on the Singapore Stock Exchange. He was appointed chairman of the Asia Center of the Milken Institute in September 2013. From 2008 to 2011, he was managing director of international relations for Temasek International Pte. Ltd. and was Temasek’s chief representative in the PRC. Prior to that, he worked for the Ministry of Foreign Affairs and the Ministry of Information of Singapore, including serving in Singapore’s Permanent Mission to the United Nations, as Consul-General to Hong Kong, Ambassador to Thailand and Consul-General to Shanghai. Mr. Chan also served as the Press Secretary to Prime Minister Goh Chok Tong and head of the Media Division in the Singapore Ministry of Information and the Arts. Mr. Chan holds a bachelor’s and master’s degree in philosophy from the University of Singapore and a master’s degree from the Columbia Graduate School of Journalism.

F-2

Mr. Yong Gui has served as a director of the Company since June 2013. Mr. Gui is a deputy dean, professor and Ph.D. supervisor at Fudan University’s Department of Sociology. He also serves in various managerial and academic roles, including as a council member of the China Sociological Association, a deputy director of the “Economic Sociology Special Committee,” a council member of the “Social Network and Social Capital Special Committee” of the China Sociological Association, the vice general secretary of the Shanghai Sociology Association and the deputy director of the Shanghai Association of Young Talent for Societal Construction. Mr. Gui received his bachelor’s and master’s degrees in Sociology and a doctoral degree in economics from Fudan University.

Mr. Tunghai Chien has served as the Company’s president since March 2013. Prior to becoming the Company’s president, Mr. Chien served as the Company’s assistant vice president, vice president and senior vice president for global business development. Prior to joining the Company, Mr. Chien served as the head of business development at leading Korean online game companies, including CJ Internet Holdings, Webzen Co., Ltd., Wemade Entertainment Co., Ltd., and Actoz. Mr. Chien holds a bachelor’s degree in economics from National Shinshu University in Japan.

Mr. Jisheng Zhu has served as the chief operating officer of the Company since November 2014. Mr. Zhu worked for the Company from April 2008 to October 2011 and rejoined the Company in October 2013 as a vice president. Prior to joining the Company, he worked with Shanda Interactive from May 2003 to April 2008 and from October 2011 to October 2013. Prior to joining Shanda Interactive, Mr. Zhu served as the engineering service director of Kingnet Security Inc. from 2001 to 2003 and as the product development director of Eachnet.com from 2000 to 2001. Mr. Zhu holds a master’s degree in automatic control from East China University of Science and Technology and an executive master of business administration degree from Peking University Guanghua School of Business.

Ms. Jin Zhang has served as the chief administrative officer of the Company since November 2014. Before joining the Company, Ms. Zhang was a vice president of human resources and later a senior vice president with Shanda Interactive from June 2009 to November 2014. Before that, she served as a vice president of Lenovo Group where she was in charge of human resources in Great China, India, Russia and other emerging markets. From 1999 to 2002, Ms. Zhang held various positions in Lenovo Group, including, among others, manager of planning, quality control. She holds a master’s degree in management science from Renmin University of China.

2.	Directors and Executive Officers of Parent

Parent is an exempted company with limited liability incorporated under the laws of the Cayman Islands for the purpose of completing the Transactions, including the Merger, with its registered office located at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands, and its business telephone number is +86 21 5050 4740. Each of Yili Shengda and Zhongrong Shengda holds 50% of the outstanding shares of Parent.

The name, business address, present principal employment and citizenship of the sole director of Parent are set forth below. As of the date of this proxy statement, Parent does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Yingfeng Zhang	No. 1 Office Building, No. 690 Bibo Road, Pudong New Area, Shanghai 201203, the PRC	Chairman of the board and acting chief executive officer of the Company	PRC

During the last five (5) years, none of Parent or its director has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

F-3

3.	Directors and Executive Officers of Merger Sub

Merger Sub is an exempted company with limited liability incorporated under the laws of the Cayman Islands for the purpose of completing the Transactions, including the Merger, with its registered office located at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands, and its business telephone number is +86 21 5050 4740. Merger Sub is directly and wholly owned by Parent.

The name, business address, present principal employment and citizenship of the sole director of Merger Sub are set forth below. As of the date of this proxy statement, Merger Sub does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Yingfeng Zhang	No. 1 Office Building, No. 690 Bibo Road, Pudong New Area, Shanghai 201203, the PRC	Chairman of the board and acting chief executive officer of the Company	PRC

During the last five (5) years, none of Merger Sub or its director has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

4.	Directors and Executive Officers of Yili Shengda

Yili Shengda is a company organized under the laws of Hong Kong with its principal business address at Room 2803-05, AXA Tower, Landmark East, 100 How Ming Street, Kwun Tong, Kowloon, Hong Kong, and its business telephone number is +852 8208 5118. The principal business of Yili Shengda is venture capital and private equity investment and portfolio management. Yili Shengda is directly and wholly owned by Ningxia Yilida.

The name, business address, present principal employment and citizenship of the sole director of Yili Shengda are set forth below. As of the date of this proxy statement, Yili Shengda does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Yingfeng Zhang	No. 1 Office Building, No. 690 Bibo Road, Pudong New Area, Shanghai 201203, the PRC	Chairman of the board and acting chief executive officer of the Company	PRC

During the last five (5) years, none of Yili Shengda or its director has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

5.	Directors and Executive Officers of Ningxia Yilida

Ningxia Yilida is a limited partnership organized under the laws of the PRC with its principal business address at Ecological Textile Park, Lingwu, Ningxia 750400, the PRC, and its business telephone number is +86 21 5050 4740. The principal business of Ningxia Yilida is venture capital and private equity investment and portfolio management. The general partner of Ningxia Yilida is Shanghai Yingfeng.

The name, business address, present principal employment and citizenship of the sole representative of the general partner of Ningxia Yilida are set forth below. As of the date of this proxy statement, Ningxia Yilida does not have any directors or other executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Yingfeng Zhang	No. 1 Office Building, No. 690 Bibo Road, Pudong New Area, Shanghai 201203, the PRC	Chairman of the board and acting chief executive officer of the Company	PRC

During the last five (5) years, none of Ningxia Yilida or the sole representative of its general partner has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

F-4

6.	Directors and Executive Officers of Zhengjun Investment

Zhengjun Investment is a limited partnership organized under the laws of the PRC with its principal business address at Ecological Textile Park, Lingwu, Ningxia 750400, the PRC, and its business telephone number is +86 21 5050 4740. The principal business of Zhengjun Investment is equity investment and related investment consulting services. The general partner of Zhengjun Investment is Shanghai Yingfeng.

The name, business address, present principal employment and citizenship of the sole representative of the general partner of Zhengjun Investment are set forth below. As of the date of this proxy statement, Zhengjun Investment does not have any directors or other executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Yingfeng Zhang	No. 1 Office Building, No. 690 Bibo Road, Pudong New Area, Shanghai 201203, the PRC	Chairman of the board and acting chief executive officer of the Company	PRC

During the last five (5) years, none of Zhengjun Investment or its sole representative of executive partner has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

7.	Directors and Executive Officers of Shanghai Yingfeng

Shanghai Yingfeng is a limited liability company organized under the laws of the PRC with its principal business address at Room 2055, No. 5358 Huyi Road, Jiading District, Shanghai 201806, the PRC, and its business telephone number is +86 21 5050 4740. Shanghai Yingfeng is directly and wholly owned by Mr. Yingfeng Zhang. Shanghai Yingfeng’s principal business is investment management, asset management, industry investment, enterprise management consulting, investment consulting (except for finance and securities) and business consulting.

The name, business address, present principal employment and citizenship of the sole director of Shanghai Yingfeng are set forth below. As of the date of this proxy statement, Shanghai Yingfeng does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Yingfeng Zhang	No. 1 Office Building, No. 690 Bibo Road, Pudong New Area, Shanghai 201203, the PRC	Chairman of the board and acting chief executive officer of the Company	PRC

During the last five (5) years, none of Shanghai Yingfeng or its director has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

8.	Directors and Executive Officers of Ningxia Filing Persons

Zhongrong Shengda is a company organized under the laws of Hong Kong with its principal business address at Room 2803-05, AXA Tower, Landmark East, 100 How Ming Street, Kwun Tong, Kowloon, Hong Kong, and its business telephone number is +852 8208 5118. The principal business of Zhongrong Shengda is making investments in private and public companies. Zhongrong Shengda is directly and wholly owned by Zhongrong Equity, the general partner of which is Ningxia.

The name, business address, present principal employment and citizenship of the sole director of Zhongrong Shengda are set forth below. As of the date of this proxy statement, Zhongrong Shengda does not have any executive officers.

F-5

Name	Business Address	Present Principal Employment	Citizenship
Shengming Ma	Zhongyin Avenue, the Cashmere Industrial Park, Lingwu 750400, Ningxia Province, the PRC	Chairman of the Board and General Manager of Ningxia	PRC

Zhongrong Equity is a limited partnership organized under the laws of the PRC with its principal business address at Ecological Textile Park, Lingwu 750400, Ningxia, the PRC, and its business telephone number is +86 951 4038 950, extension 8969. The principal business of Zhongrong Equity is making equity investments in private and public companies. The general partner of Zhongrong Equity is Ningxia.

The name, business address, present principal employment and citizenship of the sole representative of the general partner of Zhongrong Equity are set forth below. As of the date of this proxy statement, Zhongrong Equity does not have any directors or other executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Shengming Ma	Zhongyin Avenue, the Cashmere Industrial Park, Lingwu 750400, Ningxia Province, the PRC	Chairman of the Board and General Manager of Ningxia	PRC

Zhongrong Investment is a company organized under the laws of Hong Kong with its principal business address at Room 2803-05, AXA Tower, Landmark East, 100 How Ming Street, Kwun Tong, Kowloon, Hong Kong, and its business telephone number is +852 8208 5118. The principal business of Zhongrong Investment is making equity investments in private and public companies. Zhongrong Investment is directly and wholly owned by Zhongrong Culture, the general partner of which is Ningxia.

The name, business address, present principal employment and citizenship of the sole director of Zhongrong Investment are set forth below. As of the date of this proxy statement, Zhongrong Investment does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Shengming Ma	Zhongyin Avenue, the Cashmere Industrial Park, Lingwu 750400, Ningxia Province, the PRC	Chairman of the Board and General Manager of Ningxia	PRC

Zhongrong Culture Industry Equity Investment Enterprise (Limited Partnership) (“Zhongrong Culture”) is a limited partnership organized under the laws of the PRC with its principal business address at Ecological Textile Park, Lingwu 750400, Ningxia, the PRC and its business telephone number is +86 951 4038 950, extension 8969. The principal business of Zhongrong Culture is making equity investments in private and public companies. The general partner of Zhongrong Culture is Ningxia.

The name, business address, present principal employment and citizenship of the sole representative of the general partner of Zhongrong Culture are set forth below. As of the date of this proxy statement, Zhongrong Culture does not have any director or executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Shengming Ma	Zhongyin Avenue, the Cashmere Industrial Park, Lingwu 750400, Ningxia Province, the PRC	Chairman of the Board and General Manager of Ningxia	PRC

Zhongrong Legend is a limited partnership organized under the laws of the PRC with its principal business address at Ecological Textile Park, Lingwu 750400, Ningxia, the PRC and its business telephone number is +86 951 4038 950, extension 8969. The principal business of Zhongrong Legend is making equity investments in private and public companies. The general partner of Zhongrong Legend is Ningxia.

The name, business address, present principal employment and citizenship of the sole representative of the general partner of Zhongrong Legend are set forth below. As of the date of this proxy statement, Zhongrong Legend does not have any director or other executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Shengming Ma	Zhongyin Avenue, the Cashmere Industrial Park, Lingwu 750400, Ningxia Province, the PRC	Chairman of the Board and General Manager of Ningxia	PRC

Ningxia Silkroad is a limited partnership organized under the laws of the PRC with its principal business address at Ecological Textile Park, Lingwu 750400, Ningxia, the PRC and its business telephone number is +86 951 4038 950, extension 8969. The principal business of Ningxia Silkroad is making equity investments in private and public companies. The general partner of Zhongrong Silkroad is Ningxia.

The name, business address, present principal employment and citizenship of the sole representative of the general partner of Ningxia Silkroad are set forth below. As of the date of this proxy statement, Ningxia Silkroad does not have any director or other executive officers.

F-6

Name	Business Address	Present Principal Employment	Citizenship
Shengming Ma	Zhongyin Avenue, the Cashmere Industrial Park, Lingwu 750400, Ningxia Province, the PRC	Chairman of the Board and General Manager of Ningxia	PRC

Ningxia is a company organized under the laws of the PRC with its principal business address at Ecological Textile Park, Lingwu 750400, Ningxia, the PRC and its business telephone number is +86 951 4038 950, extension 8969. Ningxia is a holding company with operating subsidiaries engaged in the business of the production, processing and sale of cashmere wool products and is also acting as the general partner of Zhongrong Equity, Zhongrong Culture, Zhongrong Legand and Ningxia Silkroad, whose principal business is investing in private and public companies.

The name, business address, present principal employment and citizenship of each director and executive officer of Ningxia are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Shengming Ma	Zhongyin Avenue, the Cashmere Industrial Park, Lingwu 750400, Ningxia Province, the PRC	Chairman of the Board and General Manager of Ningxia	PRC
Shengguo Ma	Zhongyin Avenue, the Cashmere Industrial Park, Lingwu 750400, Ningxia, the PRC	Director of Ningxia	PRC
Wei Ma	Zhongyin Avenue, the Cashmere Industrial Park, Lingwu 750400, Ningxia, the PRC	Vice Chairman of the Board of Zhongyin Cashmere	PRC
Shaolin Liang	Sixth Floor, Heping Mansion, No. 6 Laiguangying East Road, Chaoyang District, Beijing 100102, the PRC	Vice General Manager of Ningxia	PRC

Mr. Wei Ma has served as a vice chairman of the board of Zhongyin Cashmere since April 2013. From 2009 to March 2013, Mr. Wei Ma served as assistant general manager of Zhongyin Cashmere. Zhongyin Cashmere is a company organized under the laws of the PRC with its principal business address at Zhongyin Avenue, the Cashmere Industrial Park, Lingwu 750400, Ningxia Province, the PRC and its business telephone number is +86 951 4038 950, extension 8000. Zhongyin Cashmere is a holding company with operating subsidiaries engaged in the business of the production, processing and sale of cashmere wool products.

Mr. Shaolin Liang has served as a vice general manager at Ningxia since February 2015. Mr. Liang served as a vice general manager at Zhongyin Cashmere from December 2007 to February 2015 and a member of its board of directors from December 2007 to December 2014.

Except for Mr. Wei Ma and Mr. Shaolin Liang, each of the persons listed above has been in his current positions for the past five years. During the last five (5) years, none of Zhongrong Shengda, Zhongrong Equity, Zhongrong Culture, Zhongrong Investment, Zhongrong Legend, Ningxia Silkroad, Ningxia or their respective directors, executives or representatives of executive partner (as the case may be) has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

9.	Directors and Executive Officers of Li-Funds Filing Persons

Orient Hongtai is a company organized under the laws of Hong Kong with its principal business address at Flat 2, 19/F, Henan Building, 90-92 Jaffe Road, Wanchai, Hong Kong, and its business telephone number is +86 575 8220 5036. Orient Hongtai is wholly owned and controlled by TonSung. Orient Hongtai’s principal business is making equity investments in private and public companies.

The name, business address, present principal employment and citizenship of each director of Oriental Hongtai are set forth below. As of the date of this proxy statement, Orient Hongtai does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Ji Wang	391 Guiping Road, New International Commercial Center, Building A, 19th Floor, Xuhui District, Shanghai, the PRC	Director; director of Century Huatong	PRC
Liang Tian	1829 Beijing Xi Road, Jing’an District, Shanghai, the PRC	Director; chief brand officer of Shanghai Yuanliu (as defined below)	Australia

F-7

Mr. Ji Wang has served as a director of Century Huatong, a PRC company engaged in the development and operation of online games as well as manufacturing of automotive accessories with its business address at 439 Cao’e Street Renmin Xi Road, Shangyu, Zhejiang, the PRC since September 2014.

Mr. Liang Tian has served as the chief brand officer of Yuanliu International Trading (Shanghai) Company Limited, a PRC-based liquor and wine trading company with its business address as 1829 Beijing Xi Road, Jing’an District, Shanghai, the PRC (“Shanghai Yuanliu”) since January 2014. From March 2010 to January 2014, Mr. Tian served as the senior operations manager of the greater China region of InterContinental Hotels Group PLC, a UK-based multinational hotel company with its Shanghai’s business address at 33 Huayuanshiqiao Road, Pudong New Area, Shanghai, the PRC.

TonSung is a business company organized under the laws of British Virgin Islands with its principal business address at Geneva Place, Waterfront Drive, P.O. Box 3469, Road Town, Tortola, British Virgin Islands, and its business telephone number is +86 575 8220 5036. TonSung’s principal business is making equity investments in private and public companies.

The name, business address, present principal employment and citizenship of each director of TonSung are set forth below. As of the date of this proxy statement, TonSung does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Ji Wang	391 Guiping Road, New International Commercial Center, Building A, 19th Floor, Xuhui District, Shanghai, the PRC	Director; director of Century Huatong	PRC
Liang Tian	1829 Beijing Xi Road, Jing’an District, Shanghai, the PRC	Director; chief brand officer of Shanghai Yuanliu	Australia

Lihua is a limited partnership organized under the laws of the PRC with its principal business address at 55 Xili Road, Room 1545A, 15th Floor, Shanghai Free Trade Zone, Shanghai 200131, the PRC, and its business telephone number is +86 575 8220 5036. Lihua’s principal business is venture capital or private equity investment and portfolio management. Liyou and Huatong are the ordinary general partners of Lihua.

The name, business address, present principal employment and citizenship of the sole authorized representative of the ordinary general partners of Lihua are set forth below. As of the date of this proxy statement, Lihua does not have any directors or executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Bo Chen	36F, Building No. 2, Orient International Finance Center, 318 South Zhong Shan Road, Shanghai 200010, the PRC	Authorized representative; director and general manager of Orient Capital	PRC

Bo Chen has served as a director and the general manager of Orient Capital, a PRC limited liability company with its business address at 36F, Building No. 2, Orient International Finance Center, 318 South Zhong Shan Road, Shanghai, the PRC, since April 1, 2013. From February 2010 to March 2013, Mr. Chen served as Orient Capital’s deputy general manager.

Orient Hongzhi is a company organized under the laws of Hong Kong with its principal business address at Flat 2, 19/F, Henan Building, 90-92 Jaffe Road, Wanchai, Hong Kong, and its business telephone number is +86 575 8220 5036. Orient Hongzhi’s principal business is making equity investments in private and public companies.

The name, business address, present principal employment and citizenship of each director of Orient Hongzhi are set forth below. As of the date of this proxy statement, Orient Hongzhi does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Ji Wang	391 Guiping Road, New International Commercial Center, Building A, 19th Floor, Xuhui District, Shanghai, the PRC	Director; director of Century Huatong	PRC
Liang Tian	1829 Beijing Xi Road, Jing’an District, Shanghai, the PRC	Director; chief brand officer of Shanghai Yuanliu	Australia

HuaSung is a business company organized under the laws of British Virgin Islands with its principal business address at Geneva Place, Waterfront Drive, P.O. Box 3469, Road Town, Tortola, British Virgin Islands, and its business telephone number is +86 575 8220 5036. HuaSung’s principal business is making equity investments in private and public companies.

The name, business address, present principal employment and citizenship of each director of HuaSung are set forth below. As of the date of this proxy statement, Orient HuaSung does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Ji Wang	391 Guiping Road, New International Commercial Center, Building A, 19th Floor, Xuhui District, Shanghai, the PRC	Director; director of Century Huatong	PRC
Liang Tian	1829 Beijing Xi Road, Jing’an District, Shanghai, the PRC	Director; chief brand officer of Shanghai Yuanliu	Australia

Litian is a limited partnership organized under the laws of the PRC with its principal business address at 55 Xili Road, Room 1513B, 15th Floor, Shanghai Free Trade Zone, Shanghai 200131, the PRC, and its business telephone number is +86 575 8220 5036. Litian’s principal business is venture capital or private equity investment and portfolio management. Liyou and Huatong are the ordinary general partners of Litian.

F-8

The name, business address, present principal employment and citizenship of the sole authorized representative of the ordinary general partners of Litian are set forth below. As of the date of this proxy statement, Litian does not have any directors or executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Bo Chen	36F, Building No. 2, Orient International Finance Center, 318 South Zhong Shan Road, Shanghai 200010, the PRC	Authorized representative; director and general manager of Orient Capital	PRC

Hao Ding is a British Virgin Islands business company formed for the purpose of holding interests in the Company and completing the Transactions, including the Merger. The principal business address and telephone number of Hao Ding are 2810, 689 Guangdong Road, Huangpu District, Shanghai 200001, the PRC, +86 575 8220 5036.

The name, business address, present principal employment and citizenship of each director of Hao Ding are set forth below. As of the date of this proxy statement, Hao Ding does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Ji Wang	391 Guiping Road, New International Commercial Center, Building A, 19th Floor, Xuhui District, Shanghai, the PRC	Director; director of Century Huatong	PRC
Liang Tian	1829 Beijing Xi Road, Jing’an District, Shanghai, the PRC	Director; chief brand officer of Shanghai Yuanliu	Australia

Hai Sheng Tong is a limited liability company organized under the laws of the PRC for the purpose of holding interests directly in Hao Ding and indirectly in the Company and completing the Transactions, including the Merger. Hai Sheng Tong’s principal business address and telephone number are 2810, 689 Guangdong Road, Huangpu District, Shanghai 200001, the PRC, +86 575 8220 5036.

The name, business address, present principal employment and citizenship of each director of Hai Sheng Tong are set forth below. As of the date of this proxy statement, Hai Sheng Tong does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Ji Wang	391 Guiping Road, New International Commercial Center, Building A, 19th Floor, Xuhui District, Shanghai, the PRC	Director; director of Century Huatong	PRC
Liang Tian	1829 Beijing Xi Road, Jing’an District, Shanghai, the PRC	Director; chief brand officer of Shanghai Yuanliu	Australia

Lihai is a limited partnership organized under the laws of the PRC with its principal business address at 55 Xili Road, Room 1545A, 15th Floor, Shanghai, Free Trade Zone, Shanghai, the PRC, and its business telephone number is +86 575 8220 5036. The principal business of Lihai is venture capital or private equity investment and portfolio management. Liyou and Huatong are the ordinary general partners of Lihai.

The name, business address, present principal employment and citizenship of the sole authorized representative of the ordinary general partners of Lihai are set forth below. As of the date of this proxy statement, Lihai does not have any directors or executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Bo Chen	36F, Building No. 2, Orient International Finance Center, 318 South Zhong Shan Road, Shanghai 200010, the PRC	Authorized representative; director and general manager of Orient Capital	PRC

F-9

Liyou is a company organized under the laws of the PRC with its principal business address at 55 Xili Road, Room 1547B, 15th Floor, Shanghai, Free Trade Zone, Shanghai, the PRC and its business telephone number is +86 575 8220 5036. The principal business of Liyou is capital investment and portfolio management.

The name, business address, present principal employment and citizenship of the sole director of Liyou are set forth below. As of the date of this proxy statement, Liyou does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Ji Wang	391 Guiping Road, New International Commercial Center, Building A, 19th Floor, Xuhui District, Shanghai, the PRC	Executive director of the board; director of Century Huatong	PRC

Huatong is a company organized under the laws of the PRC with its principal business address at 439 Renmin Xi Road, Shangyu District, Shaoxing, Zhejiang, the PRC and its business telephone number is +86 575 8214 8872. The principal business of Huatong is capital investment and portfolio management.

The name, business address, present principal employment and citizenship of each director and executive officer of Huatong are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Miaotong Wang	439 Renmin Xi Road, Shangyu District, Shaoxing, Zhejiang, the PRC	Chairman of the board of directors and manager; chairman of the board of Century Huatong	PRC
Juanzhen Wang	439 Renmin Xi Road, Shangyu District, Shaoxing, Zhejiang, the PRC	Director	PRC
Yifeng Wang	439 Renmin Xi Road, Shangyu District, Shaoxing, Zhejiang, the PRC	Director	PRC

Mr. Miaotong Wang has served as the chairman of the board of directors and manager of Huatong since February 2001. He has also served as the chairman of the board of directors of Century Huatong since October 2005.

Ms. Juanzhen Wang has served as a director of Huatong since May 2015. From September 2008 to November 2014, Ms. Wang served as a director of Century Huatong.

F-10

Mr. Yifeng Wang has served as a director of Huatong since May 2015. He has also served as a director and the chief executive officer of Century Huatong since September 2008.

During the last five (5) years, none of Orient Hongtai, TonSung, Lihua, Orient Hongzhi, HuaSung, Litian, Hao Ding, Hai Sheng Tong, Lihai, Liyou, Huatong or any of their respective directors, executive officers or representatives of general partner (as the case may be) has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

F-11

PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF
SHANDA GAMES LIMITED

FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 18, 2015

The undersigned shareholder of Shanda Games Limited, a Cayman Islands company (the “Company”), hereby acknowledges receipt of the Notice of Extraordinary General Meeting of Shareholders (the “Meeting”) and the accompanying proxy statement (the “Proxy Statement”), each dated October 13, 2015, and hereby appoints Mr. Yingfeng Zhang and, if no person is specified, the chairman of the Meeting, as proxy, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Meeting to be held on November 18, 2015, at 10:00 a.m. (Hong Kong time). The Meeting will be held at the offices of Davis Polk & Wardwell, The Hong Kong Club Building, 3A Chater Road, Central, Hong Kong, or at any adjournment or postponement thereof, and to vote all Class A or Class B ordinary shares of the Company which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below (i) as specified by the undersigned below and (ii) in the discretion of any proxy upon such other business as may properly come before the Meeting, all as set forth in the Notice of the Meeting and in the Proxy Statement furnished herewith.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the following proposals:

PROPOSAL NO. 1:	As a special resolution, authorize, approve and adopt the Agreement and Plan of Merger, dated as of April 3, 2015 (as amended and restated from time to time, the “Merger Agreement”), among Capitalhold Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Capitalcorp Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent, and the Company (such Merger Agreement being in the form attached to the Proxy Statement and to be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “Plan of Merger”) required to be registered with the Registrar of Companies in the Cayman Islands (such Plan of Merger being in the form attached to the Proxy Statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent (the “Merger”), and any and all transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including without limitation (i) the Merger, (ii) the amendment of the authorized share capital of the Company from US$200,000,000 divided into 16,000,000,000 Class A ordinary shares of a par value of US$0.01 each and 4,000,000,000 Class B ordinary shares of a par value of US$0.01 each to US$1,000 divided into 100,000 ordinary shares of a par value of US$0.01 each, and (iii) the replacing of the existing memorandum and articles of association in their entirety with a new memorandum and articles of association, a copy of which is attached as Appendix II to the Plan of Merger.

PROPOSAL NO. 2:	As an ordinary resolution, authorize the directors of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

PROPOSAL NO. 3:	If necessary, as an ordinary resolution, instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions in Proposal No. 1 and Proposal No. 2 above to be proposed at the extraordinary general meeting.

This proxy should be marked, dated and signed by the shareholder exactly as his or her name appears on the share certificate and be returned promptly in the enclosed envelope. Any person signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Please date, sign and mail this

proxy card back as soon as possible.

☐ê DETACH PROXY CARD HERE ê

-----------------------------------------------------------------------------------------------------------------------------------------

Mark, sign, date and return this Proxy Card promptly
using the enclosed envelope.

This Proxy Card must be received	Votes must be indicated
prior to 10:00 a.m., Hong Kong time, on November 18, 2015	(x) in Black or Blue ink.

	FOR	AGAINST	ABSTAIN

PROPOSAL NO. 1: As a special resolution, authorize, approve and adopt the Agreement and Plan of Merger, dated as of April 3, 2015 (as amended and restated from time to time, the “Merger Agreement”), among Capitalhold Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Capitalcorp Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent, and the Company (such Merger Agreement being in the form attached to the Proxy Statement and to be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “Plan of Merger”) required to be registered with the Registrar of Companies in the Cayman Islands (such Plan of Merger being in the form attached to the Proxy Statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent (the “Merger”), and any and all transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including without limitation (i) the Merger, (ii) the amendment of the authorized share capital of the Company from US$200,000,000 divided into 16,000,000,000 Class A ordinary shares of a par value of US$0.01 each and 4,000,000,000 Class B ordinary shares of a par value of US$0.01 each to US$1,000 divided into 100,000 ordinary shares of a par value of US$0.01 each, and (iii) the replacing of the existing memorandum and articles of association in their entirety with a new memorandum and articles of association, a copy of which is attached as Appendix II to the Plan of Merger.

	☐	☐	☐

PROPOSAL NO. 2: As an ordinary resolution, authorize the directors of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

	☐	☐	☐
PROPOSAL NO. 3: If necessary, as an ordinary resolution, instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions in Proposal No. 1 and Proposal No. 2 above to be proposed at the extraordinary general meeting.	☐	☐	☐

This Proxy Card must be signed by the person registered in the register of members and returned to the Company’s offices at No. 1 Office Building, No. 690 Bibo Road, Pudong New Area, Shanghai 201203, the PRC, Attention: Investor Relations Department, no later than November 13, 2015 at 10:00 a.m. (Hong Kong time). In the case of a corporation, this Proxy Card must be executed by a duly authorized officer or attorney of such corporation. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the proxy statement dated October 13, 2015.

Share Owner signs here	Co-Owner signs here
Date:

ADS VOTING INSTRUCTION CARD

SHANDA GAMES LIMITED

TO THE REGISTERED HOLDERS OF AMERICAN DEPOSITARY RECEIPTS (“ADRs”)

REPRESENTING CLASS A ORDINARY SHARES OF

SHANDA GAMES LIMITED (THE “COMPANY")

Please refer to the reverse side of this card for the proposals to be voted at the Meeting.

FOLD AND DETACH HERE

	FOR	AGAINST	ABSTAIN

Proposal 1.	☐	☐	☐

Proposal 2.	☐	☐	☐

Proposal 3.	☐	☐	☐

				Mark box at right if you wish to give a discretionary proxy to a person designated by the Company. PLEASE NOTE: Marking this box voids any other instructions indicated above.		☐
Address Change ☐ Mark box, sign and indicate changes/comments below:
				Sign Below	Date:

Please sign this Voting Instruction Card exactly as your name(s) appear(s) on the face of this card and on the books of the Depositary. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

PROPOSALS

1.	As a special resolution, authorize, approve and adopt the Agreement and Plan of Merger, dated as of April 3, 2015 (as amended and restated from time to time, the “Merger Agreement”), among Capitalhold Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Capitalcorp Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent, and the Company (such Merger Agreement being in the form attached to the Proxy Statement and to be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “Plan of Merger”) required to be registered with the Registrar of Companies in the Cayman Islands (such Plan of Merger being in the form attached to the Proxy Statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent (the “Merger”), and any and all transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including without limitation (i) the Merger, (ii) the amendment of the authorized share capital of the Company from US$200,000,000 divided into 16,000,000,000 Class A ordinary shares of a par value of US$0.01 each and 4,000,000,000 Class B ordinary shares of a par value of US$0.01 each to US$1,000 divided into 100,000 ordinary shares of a par value of US$0.01 each, and (iii) the replacing of the existing memorandum and articles of association in their entirety with a new memorandum and articles of association, a copy of which is attached as Appendix II to the Plan of Merger.

2.	As an ordinary resolution, authorize the directors of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

3.	If necessary, as an ordinary resolution, instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions in Proposal No. 1 and Proposal No. 2 above to be proposed at the extraordinary general meeting.

Shanda Games Limited	Voting Instruction Card
JPMorgan Chase Bank, N.A., Depositary
P.O. Box 64507, St. Paul, MN 55164-0507

JPMorgan Chase Bank, N.A., (the “Depositary”) has received advice that the Extraordinary General Meeting of Shareholders (the “Meeting”) of Shanda Games Limited (the “Company”) will be held at the offices of Davis Polk & Wardwell, The Hong Kong Club Building, 3A Chater Road, Central, Hong Kong on Wednesday, November 18, 2015 at 10:00 a.m. (Hong Kong time), for the purposes set forth on this card.

If you are desirous of having the Depositary, through its Nominee or Nominees, vote or execute a proxy to vote the Class A Ordinary Shares represented by your ADRs FOR or AGAINST or to ABSTAIN from the Proposals to be proposed at the Meeting, kindly execute and forward to the Depositary the attached Voting Instruction Card. The enclosed postage-paid envelope is provided for this purpose. This Voting Instruction Card should be executed in such a manner as to show clearly whether you desire the Nominee or Nominees of the Depositary to vote FOR or AGAINST or to ABSTAIN from the Proposals. The Voting Instruction Card MUST be forwarded in sufficient time to reach the Depositary before 12:00 p.m. (New York City time), November 12, 2015. Only the registered holders of record at the close of business in New York City on October 14, 2015 will be entitled to execute the attached Voting Instruction Card.

The signatory, a registered holder of ADRs representing Class A Ordinary Shares of the Company, hereby requests and authorizes the Depositary, through its Nominee or Nominees, to vote or execute a proxy to vote the underlying Class A Ordinary Shares of the Company represented by such ADRs registered in the name of the signatory on the books of the Depositary at the close of business in New York City on October 14, 2015, at the Meeting to be held on Wednesday, November 18, 2015, or at any adjournment thereof.

These instructions, when properly signed and dated, will be voted in the manner directed herein. If you mark the box to indicate that you wish to give a discretionary proxy to a person designated by the Company, the underlying Class A Ordinary Shares represented by your ADRs will be voted by such person in his or her discretion. If these instructions are properly signed and dated but no direction is made, the underlying Class A Ordinary Shares represented by such Receipts will not be voted by the Depositary at the Meeting.

NOTE: In order to have the aforesaid shares voted, this Voting Instruction Card must be received by the Depositary before 12:00 p.m. (New York City time), November 12, 2015.

For more information regarding the Meeting please visit the Company’s website at http://ir.shandagames.com/agm.cfm

JPMorgan Chase Bank, N.A., Depositary

PLEASE MARK, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please see reverse side for Voting Instructions.